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As filed with the staff of the Securities and Exchange Commission on April 28, 2003

Registration Statement No. 333-99075

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 2
to
Form F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GRUPO TMM, S.A. (Exact name of registrant as specified in its charter)	TMM HOLDINGS, S.A. DE C.V. (Exact name of registrant as specified in its charter)
TMM Group (Translation of Registrant's name into English)	TMM Holdings (Translation of Registrant's name into English)
United Mexican States (State or other jurisdiction of incorporation or organization)	United Mexican States (State or other jurisdiction of incorporation or organization)
6770 (Primary Standard Industrial Classification Code Number)	6770 (Primary Standard Industrial Classification Code Number)
Not applicable (I.R.S. Employer Identification Number)	Not applicable (I.R.S. Employer Identification Number)
Avenida de la Cúspide, No. 4755 Colonia Parques del Pedregal, 14010 Mexico, D.F. (Address of principal executive offices)	Avenida de la Cúspide, No. 4755 Colonia Parques del Pedregal, 14010 Mexico, D.F. (Address of principal executive offices)
CT Corporation System 111 Eighth Avenue New York, NY 10011 (212) 894-8700 (Name, address, including zip code, and telephone number, including area code, of agent for service)	CT Corporation System 111 Eighth Avenue New York, NY 10011 (212) 894-8700 (Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Thomas C. Janson, Jr. Milbank, Tweed, Hadley & McCloy LLP 601 South Figueroa Street 30th Floor Los Angeles, California 90017 (213) 892-4473	David Lopez Cleary, Gottlieb, Steen & Hamilton One Liberty Plaza New York, New York 10006 (212) 225-2632

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement and all other conditions to the exchange offers and consent solicitations described in the accompanying prospectus have been satisfied or waived.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    / /

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    / /

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED APRIL 28, 2003

PROSPECTUS

Amended Offers to Exchange

For each $1,000 principal amount of outstanding 9 1/2% Notes due 2003 and 10 1/4% Notes due 2006,
$1,000 principal amount of 12% Senior Notes due 2004 of Grupo TMM, S.A.
(Unconditionally Guaranteed on a Senior Basis by TMM Holdings, S.A. de C.V.),
plus accrued interest

And

Solicitations of Consents to Amend the Related Indentures

        This prospectus amends and restates the terms of the exchange offers and consent solicitations described in our prospectuses dated March 5, 2003 and December 26, 2002. This prospectus supersedes in full the information in those prospectuses. (For a description of the material terms of the amended exchange offers that have changed from our previous exchange offers, see "Summary—Comparison of Amended Offer to Previous Offers.")

        We refer to our 9 1/2% Notes due 2003 as the "2003 notes," to the 10 1/4% Notes due 2006 as the "2006 notes" and to the 2003 notes and the 2006 notes collectively as the "existing notes." For each $1,000 principal amount of existing notes, we are offering $1,000 principal amount of our unissued 12% Senior Notes due 2004, which we refer to as the "new notes," plus accrued interest. In conjunction with the exchange offers, we are soliciting consents from holders of the existing notes to eliminate substantially all of the restrictive covenants of the indentures governing the existing notes.

        We are amending the exchange offer for the existing notes to (i) extend the offer until May     , 2003, (ii) change the economic terms of the new notes and related guaranty as described below, (iii) eliminate the warrant component of the exchange offer consideration previously applicable to the 2003 notes and (iv) eliminate the consent fee component of the exchange offer consideration.

        The terms of the new notes that we are offering in the exchange offer have been revised to (i) increase the interest rate on the new notes from 10 3/4% to 12% per annum; (ii) shorten the maturity of the new notes from February 1, 2010 to May 15, 2004 and (iii) make the other changes as more fully described under "Description of the New Notes." In addition, the new notes will require us to use all of the net proceeds from certain asset sales by us or our restricted subsidiaries or from any proceeds received from TFM if TFM has received proceeds from the VAT proceedings described in this prospectus, to repay the new notes prior to their maturity at a price equal to the principal amount thereof plus accrued unpaid interest to the repayment date.

        The primary purpose for the exchange offers and the changes described in this prospectus is to provide us with sufficient time to complete the pending sales of our interest in our ports and terminals division and of our interest in TFM. In addition, we are seeking to amend the indentures governing the existing notes, as described herein.

        The offers to exchange described herein will expire at 5:00 p.m., New York City time, on May     , 2003, unless extended. We refer to this date and time in this prospectus, if and as it is extended, as the "expiration date." In conjunction with this amendment to the exchange offers, we will promptly return all previously tendered existing notes and any tender prior to the date of this prospectus will be null and void. Any holder of existing notes that wishes to participate in the exchange offers must tender its notes on or after the date of this prospectus, even if such notes have been previously tendered to us for exchange. Tenders for exchange of existing notes that are made on or after the date of this prospectus are irrevocable and may not be withdrawn.

        The exchange offers and the consent solicitations are conditioned, among other things, on the receipt of tenders of at least 80% of the aggregate principal amount of the 2003 notes and a majority in principal amount of the 2006 notes.

        The new notes will be our unsecured senior obligations and will be guaranteed on a senior unsecured basis by TMM Holdings, S.A. de C.V. (the "Guarantor"). The new notes will bear interest from the settlement date of the exchange offers at the rate of 12% per year, payable at the maturity of the new notes, which is May 15, 2004. We will pay principal and interest on the new notes without deducting amounts we may be required to withhold or deduct for Mexican withholding taxes.

        We may redeem all of the new notes at any time in the event of specified increases in Mexican withholding taxes, with the proceeds from certain offerings and with certain distributions or advances from our subsidiaries, in each case at a redemption price of 100% of the principal amount of the new notes and any accrued interest.

        Application will be made to list the new notes on the New York Stock Exchange.

        You should consider carefully the "Risk Factors" beginning on page 22 of this prospectus before you make a decision as to whether to tender your existing notes and consent to the proposed amendments.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The dealer manager for the exchange offers is:

Citigroup

The date of this prospectus is April     •    , 2003

        You should rely only on the information contained in this prospectus or in any supplement accompanying this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus or in any supplement accompanying this prospectus is accurate as of any date other than the date on the front of this prospectus.

i

PRESENTATION OF FINANCIAL INFORMATION

        Our financial statements are published in dollars and prepared in conformity with accounting principles issued by the International Accounting Standards Committee ("International Accounting Standards" or "IAS"), which differ in certain significant respects from U.S. generally accepted accounting principles, which we refer to as "U.S. GAAP." We maintain our financial books and records in dollars. However, we keep our tax books and records in pesos. We record in our financial records the dollar equivalent of the actual peso charges at the time incurred using the then prevailing exchange rate. See Note 18 to our Financial Statements for a description of the principal differences between International Accounting Standards and U.S. GAAP applicable to us and a reconciliation to U.S. GAAP of our stockholders' equity and net income as of December 31, 2001 and 2002 and for each of the three years ended December 31, 2002. Sums presented in this prospectus may not add due to rounding.

ENFORCEMENT OF CIVIL LIABILITIES AGAINST NON-U.S. PERSONS

        We have been advised by Haynes & Boone, S.C., our Mexican counsel, that no treaty is currently in effect between the United States and Mexico that covers the reciprocal enforcement of foreign judgments. Mexican courts have enforced judgments rendered in the United States by virtue of the legal principles of reciprocity and comity, consisting of the review in Mexico of the United States judgment in order to ascertain whether Mexican legal principles of due process and public policy (orden público) have been complied with without reviewing the merits of the subject matter of the case. Furthermore, we have been advised by Haynes & Boone, S.C. that there is doubt as to the enforceability, in original actions in Mexican courts, of liabilities predicated solely on the U.S. federal securities laws and as to the enforceability in Mexican courts of judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of the U.S. federal securities laws.

        Grupo TMM is a fixed capital corporation (sociedad anónima) and the Guarantor is a variable capital corporation (sociedad anónima de capital variable) organized under the laws of Mexico. We are headquartered, managed and operated outside of the United States. Substantially all of our directors and officers and some of the experts named in this prospectus reside outside the United States, principally in Mexico. A substantial portion of the assets of these persons and of our company is located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or us, or to enforce against them in the United States a judgment obtained in U.S. courts predicated upon the civil liability provisions of the U.S. federal securities laws or other laws of the United States.

        We have appointed CT Corporation System, 111 Eighth Avenue, New York, New York 10011, as our authorized agent upon whom process may be served in any action arising out of or in connection with these exchange offers and consent solicitations. With respect to such actions, we have submitted to the jurisdiction of the courts of the State of New York sitting in the borough of Manhattan in New York City or of the United States for the Southern District of New York.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed by us with the SEC are hereby incorporated by reference into this prospectus to the extent not modified or superseded by documents subsequently filed:

  •
  Annual Report on Form 20-F for the fiscal year ended December 31, 2001;

  •
  Report on Form 6-K dated April 24, 2003;

  •
  Report on Form 6-K dated April 22, 2003;

  •
  Report on Form 6-K dated April 21, 2003;

  •
  Report on Form 6-K dated April 14, 2003;

  •
  Report on Form 6-K dated April 7, 2003;

  •
  Report on Form 6-K dated March 21, 2003;

  •
  Report on Form 6-K dated March 7, 2003;

  •
  Report on Form 6-K dated February 26, 2003;

  •
  Report on Form 6-K dated February 19, 2003;

  •
  Report on Form 6-K dated February 18, 2003;

  •
  Report on Form 6-K dated February 13, 2003;

  •
  Report on Form 6-K dated February 12, 2003;

  •
  Report on Form 6-K dated February 7, 2003;

  •
  Report on Form 6-K dated January 6, 2003;

  •
  Report on Form 6-K dated December 30, 2002;

  •
  Report on Form 6-K dated December 11, 2002;

  •
  Report on Form 6-K dated October 30, 2002;

  •
  Report on Form 6-K dated October 24, 2002;

  •
  Report on Form 6-K dated October 16, 2002;

  •
  Report on Form 6-K dated October 11, 2002;

  •
  Report on Form 6-K dated September 24, 2002;

  •
  Report on Form 6-K dated September 13, 2002;

  •
  Report on Form 6-K dated September 9, 2002;

  •
  Report on Form 6-K dated July 31, 2002;

  •
  Report on Form 6-K dated July 22, 2002;

  •
  Report on Form 6-K dated July 1, 2002; and

  •
  Report on Form 6-K dated June 11, 2002.

        Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for the purpose of this prospectus by any contradictory statement in this prospectus, but only to the extent such statement is contradictory. Any such statement that has been modified or superseded by a statement in this prospectus shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. All information appearing in this prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated by reference, except to the extent set forth in the immediately preceding sentence.

        All documents and reports filed by us pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the "Exchange Act," after the date of this prospectus and prior to the expiration of the exchange offers will be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents and reports. Any statement contained in this prospectus or incorporated herein by reference will be deemed to be modified or superseded to the extent that a statement contained in any documents and reports filed by us pursuant to Section 13 or 15(d) of the Exchange Act after the date of this prospectus modifies or supersedes such statement.

        We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request, copies of any or all documents and reports described above and incorporated by reference into this prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference). Written or telephone requests for such copies should be directed to the information agent at the address and telephone numbers set forth on the back cover of this prospectus.

FORWARD-LOOKING INFORMATION

        This prospectus contains various forward-looking statements, including statements regarding, among other things, our financial performance and operating plans. These statements are based upon the current beliefs of our management, as well as upon assumptions made by management based upon information currently available to it. The words "believe," "expect," "likely," "anticipate" and similar expressions identify some of these forward-looking statements. These statements are subject to various risks and uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Should management's assumptions prove incorrect, actual results may vary materially and adversely from those anticipated or projected. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of their respective dates. We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

        The following factors, as well as other factors described in this prospectus and the documents that are incorporated in this prospectus, could cause actual results to differ materially from our forward-looking statements:

  •
  our ability to complete the sales of our interests in our ports division or in our railroad operations;

  •
  our ability to extend the near-term maturities of our debt, particularly the 2003 notes;

  •
  our ability to extend or amend our receivables securitization facility if the sale of our interest in the ports division is not completed and otherwise to refinance our indebtedness on favorable terms;

  •
  in the event the sale of our interests in our ports division or our railroad operations is not completed, our ability to generate sufficient cash from operations to meet our obligations, including the ability of our subsidiaries, such as TFM, our principal operating subsidiary, to generate sufficient distributable cash flow and to distribute those cash flows in accordance with their existing agreements;

  •
  Mexican, U.S. and global economic and social conditions;

  •
  the effect of the North American Free Trade Agreement ("NAFTA") on the level of U.S.-Mexico trade;

  •
  conditions affecting the international shipping and transportation markets;

  •
  the timing of the receipt by TFM of the recent value added tax award;

  •
  our ability to reduce corporate overhead costs;

  •
  our ability to satisfy our contingent obligation to purchase shares of TFM owned by the government of Mexico if the sale of our railroad operations is not completed;

  •
  the ability of management to manage growth and successfully compete in new businesses;

  •
  the availability of capital to fund our expansion plans;

  •
  our ability to utilize a portion of the current and future tax loss carryforwards;

  •
  changes in legal or regulatory requirements in Mexico or the United States;

  •
  economic uncertainty caused by the economic slowdown in the United States following the terrorist attacks in 2001; and

  •
  other factors described in this prospectus and the documents incorporated by reference in this prospectus.

v

SUMMARY

        This summary highlights selected information from this document and may not contain all of the information that is important to you. You should read carefully this entire document and the other documents to which we have referred. To understand the exchange offers and consent solicitations more fully and for a more complete description of the legal terms of the exchange offers and consent solicitations, see "Where You Can Find More Information" on page 187 of this prospectus.

        In this document, unless specified otherwise, "we," "us," "our," "Grupo TMM" and "the company" refer to Grupo TMM, S.A. and its subsidiaries, and "you" refers to the holders of the existing notes.

        References in this document to "$," "US$" or "dollars" are to United States dollars and references to "pesos" or "ps." are to Mexican pesos. This document contains translations of certain peso amounts into dollars at specified rates solely for the convenience of the reader. These translations should not be construed as representations that the peso amounts actually represent such dollar amounts or could be converted into dollars at the rates indicated or at any other rate.

        As described below under "Summary—The Asset Sale Agreements" and under "The Company—The Asset Sales," we have recently entered into agreements pursuant to which we have agreed to sell our interests in our Railroad operations and our Ports and Terminals operations (other than our ports at Acapulco and Tuxpan). The agreements are subject to certain conditions as described below. This prospectus includes information about all of our operations, including those operations we have agreed to sell. See "The Company—The Asset Sales" and "Pro Forma Financial Information" for more information regarding the sales and impact on our financial position and results of operations of the completion of the asset sales.

The Company and the Guarantor

        We offer an integrated regional network of rail and road transportation services, port management, specialized maritime operations and logistics. Our services include:

  •
  rail transport within Mexico and to and from the United States through our interest in TFM;

  •
  port and terminal operations in the ports of Manzanillo, Veracruz, Cozumel, Acapulco, Progreso and Tuxpan;

  •
  specialized maritime shipping, including:

    •    chartering supply ships to serve offshore oil rigs,

    •    furnishing towing services for ships at the Port of Manzanillo, and

    •    transporting automobiles, and refined petroleum and chemical products; and

  •    logistics operations, including:

    •    dedicated contract trucking, and

    •    integrated logistics outsourcing services.

        We have taken a number of significant steps in recent years to expand our business through the use of joint ventures with strategic partners, to restructure our operations and to reduce our debt and improve our liquidity position.

        We were formed on August 14, 1987 as a variable capital corporation (sociedad anónima de capital variable) organized under the laws of Mexico to serve as a holding company for investments by certain members of the Serrano Segovia family. On December 26, 2001, we completed a merger of our subsidiary, Transportación Marítima Mexicana, S.A. de C.V. ("TMM") with and into us, and we were the surviving entity. On September 13, 2002, we completed a reorganization that eliminated the variable portion of our capital stock and we became a fixed capital corporation. Consequently, our registered name changed from

Grupo TMM, S.A. de C.V. to Grupo TMM, S.A. Following the reclassification, the Serrano Segovia family owns 46.5% of our outstanding Series A Shares. See "The Company—Reclassification of Series A and Series L Shares."

        The Guarantor is a newly formed wholly owned subsidiary of the company which will indirectly hold our interest in Grupo TFM. Our interest in Grupo TFM is held through TMM Multimodal, in which we have an approximate 97% interest. TMM Multimodal, in turn, has a voting interest of 51% and a direct economic interest of 38.4% in Grupo TFM. Grupo TFM holds an 80% direct economic interest in TFM, which conducts our rail operations. The remaining 20% economic interest in TFM is owned by the Mexican government. Prior to these exchange offers, the Guarantor has not engaged in any other business. See "Summary—Corporate Structure."

        Our headquarters are in Mexico City, D.F., located at Avenida de la Cúspide, No. 4755, Colonia Parques del Pedregal, 14010 Mexico City, D.F., Mexico, telephone from the United States 011-52-55-5629-8866. Our agent in the United States authorized to receive service of process in any proceeding arising out of or in connection with the exchange offers is CT Corporation System, with offices currently located at 111 Eighth Avenue, New York, New York 10011.

Recent Developments

The Asset Sale Agreements

        We have entered into agreements to sell our interests in Grupo TFM, which owns TFM and through which our railroad operations are conducted, and our interest in our ports and terminals division (excluding our interest in ports at Acapulco and Tuxpan).

        On April 21, 2003, we entered into an Acquisition Agreement with Kansas City Southern ("KCS"), which owns a 49% voting interest in Grupo TFM, to sell our entire interest in Grupo TFM to KCS (the "TFM Sale"). Under the agreement, KCS will acquire our interest in Grupo TFM for $200 million in cash and 18,000,000 shares of common stock of KCS. KCS has the right to elect to pay up to $80 million of the cash portion of the purchase price by delivering shares of KCS common stock valued for that purpose at $12.50 per share. On April 25, 2003, the closing price for shares of KCS common stock on the New York Stock Exchange was $11.21. In addition, we will have the right to receive an additional amount of up to $175 million in cash ($180 million if KCS elects to defer a portion of the payment) in the event that the pending VAT claim (described herein) against the Mexican government by TFM is successfully resolved and the amount received is greater than the purchase price of the "put" rights for the TFM shares held by the Mexican government. Upon completion of the TFM Sale, KCS will assume the company's obligations to make any payment upon the exercise by the Mexican government of its "put" rights for the 20% interest it holds in TFM and will indemnify the company against any obligation or liability relating to the exercise by the Mexican government of the put rights. Completion of the TFM Sale is subject to approval by the stockholders of KCS and TMM, receipt of certain governmental approvals in the United States and Mexico and other customary conditions. We currently expect that the sale will be completed in the third quarter of 2003. There is no assurance that the process required to obtain the necessary regulatory approvals will not delay the closing of the TFM Sale or that the TFM Sale will occur. See "The Company—The Asset Sales—The TFM Sale"

        In addition, on April 10, 2003, we entered into an agreement with an affiliate of Stevedoring Services of America ("SSA"), our current joint venture partner in the ports and terminals division, to sell our interest in the ports and terminals division to SSA for approximately $114 million net in cash, subject to certain post-closing adjustments based on specified balance sheet items as of the closing date (which we refer to as the "Port Sale"). Completion of the Port Sale is subject to SSA obtaining sufficient financing to complete the acquisition, to SSA's completion of their diligence investigation and to other customary conditions. We currently expect to complete the Port Sale on or before May 6, 2003. See "The Company—The Asset Sales—Sale of Interest in the Ports Division."

        Proceeds from the Port Sale will be used to repurchase receivables outstanding under the company's existing receivables securitization facility as required by the terms of the facility. The outstanding certificates under the facility as of December 31, 2002 were $86.7 million. Any net cash proceeds from the Port Sale that are not used to repurchase receivables under the facility will be available to reduce outstanding debt, including any untendered 2003 notes. Pursuant to the consent solicitations, the company is seeking the ability to use up to $15 million of the proceeds from the Port Sale for working capital needs and to pay expenses relating to the exchange offers, the TFM Sale and Port Sale. If the exchange offers are completed, net cash proceeds from the TFM Sale will be used to repurchase new notes or, if the holders of new notes do not elect to have their notes repurchased, to retire other debt or for general corporate purposes.

Other Recent Developments

VAT Award

        On September 25, 2002, the Mexican Magistrates Court of the First District (the "Federal Court") issued a judgment in favor of TFM on a value added tax claim, which has been pending in the Mexican courts since 1997. The claim arose out of the Mexican Treasury's delivery of a VAT credit certificate to a Mexican governmental agency rather than to TFM. By a unanimous decision, the Federal Court vacated a prior judgment of the Federal Tribunal of Fiscal and Administrative Justice (the "Fiscal Court") and remanded the case to the Fiscal Court with specific instructions to enter a new decision consistent with the guidance provided by the Federal Court's ruling. The Federal Court's ruling requires the fiscal authorities to issue the VAT credit certificate only in the name of TFM. On December 6, 2002, the upper chamber of the Fiscal Court again ruled against TFM. On January 8, 2003, TFM was officially notified of the new judgment of the Fiscal Court and on January 29, 2003, filed the appropriate appeal. TFM is considering filing an additional complaint against the Fiscal Court's new judgment, and in both instances believes that it will prevail. In the event TFM prevails, a third party who can establish that its rights have been adversely and improperly affected by the new ruling may seek to bring a claim, in a different proceeding, against TFM. However, TFM does not believe that any third party's rights would be improperly affected and believes that it would prevail in any such action.

        The face value of the VAT certificate at issue is approximately $206 million, and the amount of any recovery will reflect adjustments for inflation and accruals of interest at statutory rates since 1997, in accordance with the legal codes applicable from time to time since that date.

        If the TFM Sale is completed and the VAT claim is successfully resolved, the company will have the right to receive from KCS an additional cash payment of between $100 million and $175 million (up to $180 million if KCS elects to defer a portion of the payment). In order to receive any such payment, the amount of the payment must be in excess of the then current repurchase price under the put right held by the Mexican government with respect to its 20% interest in TFM or TFM must receive the Mexican government's interest in TFM as part of the settlement of the VAT claim. KCS is obligated to make the payment within 90 days after the VAT payment is received, however, it can elect to defer up to $50 million of the payment until not later than the first anniversary of the date TFM receives the VAT payment. If KCS elects to defer such amount, the amount due to the company will increase by $5 million (but not to more than $180 million).

Recent Results of Operations

        On February 28, 2002, the company announced its fourth quarter and full year financial results. On a consolidated basis, the company reported revenues from consolidated operations of $255.7 million for the fourth quarter of 2002, compared to revenues from consolidated operations of $258.2 million for the same period of 2001. Reduced income was reported at TFM, Tex-Mex, Specialized Maritime and Logistics due to sluggish trade growth, automotive sector revenue declines in transit and at outsourcing facilities, and from dry docking of some tanker vessels. Consolidated EBITDA (Earnings before Income, Taxes and Depreciation) was $69.5 million for the fourth quarter of 2002, compared to $77.2 million in the fourth quarter of 2001.

        For the full year, the company reported revenue from consolidated operations of $1.01 billion in 2002, compared to $1.0 billion for the same period in 2001. Annual revenue improvement was seen in the Ports and Terminals, Specialized Maritime and Logistics divisions due to new product offerings and an improved product mix, demonstrating the sustainability of these operations. Consolidated EBITDA was $297.4 million for the full year of 2002, compared to $302.5 million in the same period of 2001.

        The company's consolidated fourth quarter operating income decreased $6.3 million, from $47.5 million in 2001 to $41.2 million in 2002 and net income for the quarter decreased from $1.6 million in 2001 to a loss of $8.9 million in 2002. These results were directly impacted by the direct accounting effects of a 12.8 percent peso devaluation.

        In 2002, the company's consolidated operating income decreased $5.1 million to $184.0 million due to increased costs at Ports and Terminals for increased security and reduction of storage revenue; at Specialized Maritime for routine but mandatory dry dock improvements to the tanker fleet; and at Logistics due to sluggish automotive movement activity at outsourced locations. Revenue reductions in the automotive sector and in grain imports from the U.S. negatively affected the Railroad division's results. Net income decreased to a loss of $42.6 million and was impacted, as stated above, primarily by peso devaluation.

        The financial information presented for the fiscal years ended December 31, 2001 and 2002 was derived from our audited consolidated financial statements which are contained elsewhere herein. The financial data for the three months ended December 31, 2001 and 2002, was derived from our unaudited financial statements. The financial statements have been prepared from information published in Mexico and in accordance with IAS, which differ in significant respects from U.S. GAAP.

Our Liquidity Position

        At December 31, 2002, we had $224.9 million of short term debt with face value of $227.3 million, including $13.3 million in face value of senior convertible notes (net of the fair market value of the note-linked securities issued in connection with these convertible notes) and $176.9 million of the 2003 Notes. The senior convertible notes require weekly payments in the amount of approximately $0.7 million and have a final maturity of May 2, 2003. See "Description of Significant Indebtedness and Receivables Securitization Facility—Senior Convertible Notes." The 2003 Notes mature on May 15, 2003. In addition, upon the completion of the Port Sale, we have an obligation to repurchase receivables held by the trust established under the receivables securitization facility to provide funds for the repurchase of the then outstanding certificates issued under the facility ($86.7 million as of December 31, 2002). If the Port Sale is not completed, we still have an obligation to provide funds for the repurchase of $49.9 million of such certificates on May 6, 2003. See "Description of Significant Indebtedness and Receivables Securitization Facility—Receivables Securitization Facility". In addition, we are contractually obligated to pay Promotora Servia, which is our affiliate, $26.9 million on April 30, 2003 (though we currently intend to enter into discussions to extend the due date of this payment).

        We do not currently have sufficient liquidity to repay the obligations described above. There can be no assurance that the Port Sale or the TFM Sale will be completed and if either of these transactions is not completed, we may not be able to arrange an alternative disposition of these assets. In addition, if the exchange offers, TFM Sale and Port Sale are all completed, we will need to take additional steps in order to meet these obligations when due. These steps could include one or more of the following: receipt of the additional amounts payable by KCS upon the successful resolution of the pending VAT claim, sale of other or additional assets, such as shares of KCS Common Stock, refinancing these amounts, negotiation of waivers or extensions with the holders of these amounts or raising equity in order to meet these obligations when due.

        There is no assurance that we will be successful in completing the TFM Sale and the Port Sale or taking such additional steps.

If we are unable to refinance or repay the 2003 notes at maturity or if we fail to meet our other obligations, we face a risk of Mexican reorganization-related proceedings

        If we are unable to refinance or repay the 2003 notes at maturity in May 2003, or fail to meet our other obligations (such as our obligation to repurchase the receivables under the receivables securitization facility) holders of the 2003 notes and some of our creditors, as the case may be, could take legal action against us, including instituting a reorganization proceeding in Mexico. Further, we may choose to institute a voluntary reorganization proceeding under Mexican law. If any such proceedings were to be instituted, we could not predict the duration thereof or the ability of holders of existing notes to influence the outcome of such proceedings. We are not aware of any company of our size that has successfully completed a restructuring under the new Mexican reorganization law since the current regulation was passed in May of 2000. A reorganization proceeding is likely to result in significant changes to our existing obligations, including the existing notes, which could include the cancellation or rescheduling of all or part of those obligations. During the pendency of any such proceeding, our ability to operate or manage our business, to retain employees, to maintain existing or create new client relationships, to continue to collect payments for our services or to obtain any type of funding or financing would likely be materially adversely affected. We believe that any such adverse effects would be exacerbated if the reorganization proceeding were protracted as the statutory provisions governing this proceeding remain largely untested.

The Exchange Offers and Consent Solicitations

Securities For Which We Are Making These Exchange Offers	We are making exchange offers for the full principal amount outstanding of both our 2003 notes and 2006 notes.
There are currently $176,875,000 in aggregate principal amount of 2003 notes outstanding and $200,000,000 in aggregate principal amount of 2006 notes outstanding. The CUSIP number of the 2003 notes is 893868AA7 and the ISIN number of the 2003 notes is US893868AA72. The CUSIP number of the 2006 notes is 893868AC3 and the ISIN number of the 2006 notes is US893868AC39.
Comparison of Amended Offers to Previous Offers	We are amending the terms of our previous exchange offers as follows.
• Each holder of our outstanding 9 1/2% Notes due 2003 ("2003 notes") and each holder of our outstanding 10 1/4% Notes due 2006 ("2006 notes" and, together with 2003 notes, "existing notes") whose 2003 notes or 2006 notes are properly tendered and accepted will receive, for each $1000 principal amount of existing notes, $1,000 principal amount of 12% Senior Notes due 2004 of Grupo TMM, S.A. (the "new notes") (Unconditionally Guaranteed on a Senior Basis by TMM Holdings, S.A. de C.V.). No warrants and no consent fee are being offered in the amended exchange offers.

• The terms of the new notes that we are offering in the exchange offers have been revised to (i) increase the interest rate on the new notes from 10 3/4% to 12% per annum;
(ii) shorten the maturity of the new notes from February 1, 2010 to May 15, 2004 and (iii) make the other changes as more fully described under "Description of the New Notes," including a requirement that we use the proceeds of certain asset sales to retire new notes."
• The offers will expire 5:00 p.m., New York City time, on May 2003, instead of , 2003.
In addition, we have amended the consent solicitations to seek the amendments described under "Summary—The Proposed Amendments" and "The Proposed Amendments."
All Previously Tendered Existing Notes to be Returned; New Tender Required	In conjunction with the amendment to the exchange offers described in this prospectus, we will promptly return all previously tendered existing notes and any tender of existing notes made prior to the date of this prospectus will be null and void. Any holder of existing notes that wishes to participate in the exchange offers must tender their existing notes on or after the date of this prospectus, even if such existing notes have been previously tendered to us for exchange.
Consideration Offered in the Exchange Offers	For each $1,000 principal amount of our existing notes properly tendered, we are offering $1,000 principal amount of our unissued 12% Senior Notes due 2004, plus accrued interest.
Consent Solicitations	Concurrently with the exchange offers, we are soliciting consents to the proposed amendments to the indentures governing the existing notes from holders of each series of existing notes. For a complete description of the proposed amendments, see "The Proposed Amendments." Holders of existing notes of either series may give their consent to the proposed amendments applicable to that series only by tendering their existing notes in the exchange offers and will be deemed to have given their consent by so tendering. The terms of the indentures governing each series of existing notes provide that consents from holders of a majority in aggregate principal amount outstanding must be received in order to amend the indenture governing that series. However, the exchange offers and consent solicitations are subject to additional conditions as described in detail under "The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers."
Accrued Interest	Interest to, but not including, the settlement date will be paid in cash on the settlement date in respect of existing notes tendered and accepted in the exchange offers. The new notes issued in the exchange offers will accrue interest from the settlement date.
Expiration Date	The exchange offers will expire at 5:00 p.m., New York City time, on May , 2003, unless extended by us in respect of either or both series of existing notes in our sole discretion. We will announce any extension of the expiration date no later than 9:00 a.m., New York City time, on the business day following the previously scheduled expiration date.

Settlement Date	The new notes will be issued and accrued interest will be paid on the settlement date, which will be the third business day following the expiration date or as soon as practicable thereafter.
Conditions to the Exchange Offers and Consent Solicitations	The exchange offers and consent solicitations are subject to the terms and conditions set forth under "The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers," including the condition that we receive valid and unrevoked tenders of at least 80% in aggregate outstanding principal amount of the 2003 notes and a majority in aggregate outstanding principal amount of the 2006 notes. At the date hereof, we have received tenders of $ , or approximately %, of the aggregate principal amount of the 2003 notes and $ , or approximately %, of the aggregate principal amount of the 2006 notes. All previously tendered notes are, however, being returned in conjunction with the amendment of the exchange offer.
Procedures for Tendering	In conjunction with the amendment to the exchange offers described in this prospectus, we will promptly return all previously tendered existing notes and any tender of existing notes made prior to the date of this prospectus will be null and void. Any holder of existing notes that wishes to participate in the exchange offers must tender its existing notes on or after the date of this prospectus, even if such existing notes have been previously tendered to us for exchange. If your existing notes are held by a broker, dealer, commercial bank, trust company or other custodian and you wish to tender them in the exchange offers, you should promptly contact the custodian and instruct the custodian to tender on your behalf.
If your existing notes are held by you as physical certificates registered in your name, and you wish to tender them in the exchange offers, you must (a) deliver these existing notes to a broker, dealer, commercial bank, trust company or other custodian that can act on your behalf and that has an account at the Depositary Trust Company ("DTC") and (b) instruct this custodian to tender your existing notes on your behalf. We are requiring this because the new notes will be available only in book-entry form through accounts at DTC. To participate in the exchange offers you must tender existing notes through a DTC account and have the new notes you will receive credited to a DTC account. If you need any assistance doing this, contact the information agent at its phone number listed on the back of this prospectus.

Existing notes held through DTC must be tendered only by book-entry transfer using DTC's ATOP (Automated Tender Offer Program) system. In order for a book-entry transfer to constitute a valid tender of your existing notes in the exchange offers, the exchange agent must receive an agent's message confirming your acceptance of the terms of the exchange offer and the book-entry transfer of your existing notes into the exchange agent's account at DTC prior to the expiration date. Holders tendering via DTC's ATOP system need not deliver a completed letter of transmittal to the exchange agent. See "The Exchange Offers and Consent Solicitations—How to Tender."
If your existing notes are held through Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear") or Clearstream Banking, société anonyme ("Clearstream, Luxembourg"), you must comply with the procedures established by Euroclear or Clearstream, Luxembourg, as applicable, for the exchange offers. Euroclear and Clearstream, Luxembourg intend to collect from their direct participants (a) instructions to (1) tender existing notes held by them on behalf of their direct participants in the exchange offers, (2) "block" any transfer of existing notes so tendered until the completion of the exchange offers and (3) debit their account on the settlement date in respect of all existing notes accepted for exchange by us, and (b) irrevocable authorizations to disclose the names of the direct participants and information about the foregoing instructions. Upon the receipt of these instructions, Euroclear and Clearstream, Luxembourg will advise, indirectly, the exchange agent of the amount of existing notes being tendered and other required information. Euroclear and Clearstream, Luxembourg may impose additional deadlines in order to process properly these instructions. As a part of tendering through Euroclear or Clearstream, Luxembourg, you are required to become aware of any such deadlines.
Consequences to Existing Noteholders Not Tendering in the Exchange Offers	For a description of the consequences to existing noteholders of not tendering in the exchange offers, see "Risk Factors—Factors Relating to the Exchange Offers and Consent Solicitations."
Withdrawal Rights	Tenders for exchange of existing notes that are made on or after the date of this prospectus are irrevocable and may not be withdrawn. See "The Exchange Offers and Consent Solicitations—Expiration Date; Extensions; Amendments; Termination" and "—Withdrawal Rights."
Exchange Agent	Citibank, N.A. is serving as the exchange agent (the "exchange agent") for the exchange offers. You can find the address and telephone number for Citibank, N.A. on the back cover page of this prospectus.
Information Agent	Mellon Investor Services LLC is serving as the information agent (the "information agent") for the exchange offers. You can find the address and telephone number for Mellon Investor Services LLC on the back cover page of this prospectus.

Dealer Manager	Citigroup Global Markets Inc. is the dealer manager for the exchange offers (the "dealer manager"). The address and telephone number of the dealer manager are set forth on the back cover page of this prospectus.
Solicitation Fees	In respect of transfers on behalf of beneficial owners of $200,000 or less of principal amount of 2003 notes, the dealer manager will pay a solicitation fee to soliciting dealers (as defined below) duly identified in forms we are providing for this purpose (soliciting dealer designations) of $3.75 per $1,000 principal amount of 2003 notes for eligible 2003 notes that are tendered, accepted for payment and paid for pursuant to the exchange offers. A soliciting dealer will not be entitled to a solicitation fee for existing notes beneficially owned by such soliciting dealer. See "The Exchange Offers and Consent Solicitations—Solicitation Fees."
Use of Proceeds	There will be no proceeds to us from the exchange offers.
Funding for the Exchange Offers	We expect to finance our cash payment obligations for accrued interest in respect of the existing notes with cash on hand at the settlement date.

The New Notes

New Notes	Up to $376,875,000 principal amount of 12% Notes due May 15, 2004.
Interest Payment Dates	Interest on the new notes will accrue from the settlement date and be paid at maturity.
Guarantee
The Guarantor, our wholly owned subsidiary, will irrevocably and unconditionally agree to pay to the holders of the new notes the principal of and premium, if any, interest and additional amounts, if any, on the new notes in full, as and when due, regardless of any defense, right of set-off or counterclaim that we may have or assert, except to the extent paid by us.

The Guarantor's assets consist solely of shares representing approximately 97% of the common stock of TMM Multimodal, S.A. de C.V. ("TMM Multimodal"), which in turn holds a 51% voting interest and a direct economic interest of 38.4% in Grupo TFM. If the TFM Sale is completed, TMM Multimodal will own 18 million shares of common stock of KCS. See "The Company—The Asset Sales." Any proceeds from the subsequent sale of shares of common stock of KCS would be required to be applied to repurchase new notes as set forth under "Description of the New Notes—Certain Covenants—Restrictions on Asset Dispositions". The securities the Guarantor holds directly and indirectly may be subject to governmental and other approvals and restrictions, including a right of first refusal in favor of KCS and other transfer restrictions. In addition, after the TFM Sale, the shares of common stock of KCS will also be subject to certain restrictions on transfers. See "Risk Factors—Factors relating to the new notes—The shares of Grupo TFM held indirectly by the Guarantor may be difficult to sell in the event that the Guarantor is called upon to satisfy the guarantee of the new notes."

The Guarantor's obligations under the guarantee will terminate if we obtain investment grade ratings for the new notes from both Standard & Poor's, a division of McGraw-Hill Inc. (which we refer to herein as Standard & Poor's), and Moody's Investors Service, Inc. (which we refer to herein as Moody's).

The Guarantor's obligations under the guarantee are its unsecured obligations and are separate from, and in addition to, our obligations under the new notes. The Guarantor's assets, consisting of common stock of TMM Multimodal, had a book value of $374.1 million as of December 31, 2002. The book value of the shares is not necessarily representative of the fair market value of the shares. The shares of KCS common stock to be acquired in the TFM Sale would have had an aggregate value of approximately $199 million at April 21, 2003 (based on the closing price of KCS common stock on the NYSE on that date), net of the cash portion of the purchase price for the TFM Sale. The Guarantor's indebtedness will consist of its guarantee of the new notes (which will have an aggregate principal amount outstanding of up to $376,875,000, depending upon the level of participation in the exchange offers). As of December 31, 2002 we had $21.2 million of indebtedness (on an unconsolidated basis) that would not be guaranteed by the Guarantor. Any existing notes that are not exchanged will also not be guaranteed. Any of our obligations that are not guaranteed would have no direct claim against the Guarantor or its assets in the event of our bankruptcy.
Withholding Tax and Payment of Additional Amounts
Payments of interest to holders of the new notes will be subject to Mexican withholding tax. Subject to certain exceptions, we will pay additional amounts in respect of payments on the new notes and the Guarantor will pay additional amounts in respect of payments on the guarantee so that, in each case, the net amount received by each holder after the payment of any Mexican withholding tax will be equal to the amount that would have been received if no such taxes had been applicable. See "Description of the New Notes—Payment of Additional Amounts." For a discussion of the tax consequences of holding and disposing of the new notes, see "Material United States Federal Income Tax Consequences."
Optional Tax Redemption
We may at our option redeem the new notes at any time at 100% of the principal amount of the new notes, together with any accrued interest, if the Mexican withholding tax rate on payments of interest in respect of the new notes is increased, as a result of a change in Mexican law, to a rate in excess of 4.9%. See "Description of the New Notes—Optional Tax Redemption."

Offer to Purchase Upon a Change of Control
Upon a change of control, holders of new notes will have the right, subject to certain restrictions and conditions, to require us to purchase all or any part of their new notes at 100% of the principal amount thereof plus accrued and unpaid interest and additional amounts, if any. We have certain other outstanding indebtedness that is subject to acceleration upon a change of control. There can be no assurance that we will have sufficient funds available at the time of any change of control to repurchase any tendered new notes. See "Description of the New Notes—Change of Control" and "Risk Factors—Factors Relating to the New Notes—We may not be able to finance a change of control offer."
Offer to Purchase Upon Receipt of VAT Award Funds.	If:

• Prior to the TFM Sale, TFM receives amounts in respect of the currently pending VAT dispute and we or any of our restricted subsidiaries receive, directly or indirectly, any proceeds from TFM (whether by way of dividends, advances, the purchase of capital stock), or
• at or after the TFM Sale, we receive from KCS the additional payments to which we are entitled in the event of a successful resolution of the pending VAT dispute,

then, holders of new notes will have the right, subject to certain restrictions and conditions, to require us to apply the net cash amount so received by us or our restricted subsidiaries, net of any taxes payable on receipt of such amounts and out-of-pocket expenses related thereto, to purchase all or any part of their new notes at 100% of the principal amount thereof, plus accrued and unpaid interest and additional amounts, if any.
Redemption Upon Certain Asset Sales
If we or any of our restricted subsidiaries complete certain asset sales, holders of new notes will have the right, subject to certain restrictions and conditions, to require us to apply the net cash proceeds of such asset sale to redeem or to offer to purchase all or any part of their new notes at 100% of the principal amount thereof plus accrued and unpaid interest and additional amounts, if any.

Mandatory Sinking Fund	None.
Certain Covenants	The new notes indenture will contain certain covenants that, among other things, will limit our ability and the ability of our restricted subsidiaries to:
• pay dividends and make other restricted payments,
• sell assets,
• incur liens,
• engage in sale and leaseback transactions,
• incur additional indebtedness,
• make investments, and
• engage in transactions with affiliates.
Certain of the covenants will be suspended during any period of time that we maintain an investment grade rating of the new notes from both Standard & Poor's and Moody's. See "Description of the New Notes—Certain Covenants."
Covenants Applicable to the Guarantor	The new notes indenture will also contain certain covenants applicable to the Guarantor and its subsidiary, TMM Multimodal, that will, among other things:
• prevent them from incurring any liens, other than permitted liens, or indebtedness for borrowed money other than, in the case of the Guarantor, the guarantee; and
• limit their ability to sell the securities that each company currently owns.
These covenants will also be reflected in the Guarantor's Bylaws, which we will covenant not to amend in any manner detrimental to the holders of new notes. If we would be allowed to sell shares of TMM Multimodal rather than Grupo TFM and the Guarantor has ceased to own at least a majority of the economic and voting interests in TMM Multimodal, these covenants will cease to apply to TMM Multimodal.
The new notes trustee will hold one share of the common stock of the Guarantor on behalf of and for the benefit of the holders of the new notes. The vote of 100% of the shares of the Guarantor will be required to amend the Bylaws of the Guarantor.
Ranking of the New Notes	The new notes will constitute our direct, unsecured and unconditional obligations and will rank pari passu in right of payment with all of our existing and future unsecured and unsubordinated indebtedness, subject to priorities, recognized by statute, such as tax and labor obligations. The new notes will be structurally subordinated to all obligations of our subsidiaries other than the Guarantor ($1,027.5 million as of December 31, 2002 ($1,023.1 million of which is indebtedness of TFM) and approximately $217 million on a pro forma basis after giving effect to the Port Sale, the TFM Sale and the application of the net cash proceeds from such sales).

Ranking of the Guarantee	The new notes will also benefit from the guarantee. The guarantee will constitute the direct, unsecured and unconditional obligations of the Guarantor and will rank pari passu in right of payment with all of our existing and future unsecured and unsubordinated indebtedness, subject to priorities recognized by statute, such as tax and labor obligations. The Guarantor will not have any other obligations that have the benefit of the guarantee and will be restricted by the new notes indenture from incurring additional indebtedness for borrowed money. The new notes will be structurally subordinated to all obligations of our subsidiaries other than the Guarantor ($1,027.5 million as of December 31, 2002; approximately $4.0 million on a pro forma basis). As of December 31, 2002, we had $21.2 million of indebtedness (on an unconsolidated basis) that would not be guaranteed by the Guarantor and would have no direct claim against the Guarantor in the event of our bankruptcy. As a result of the guarantee of the new notes, holders of our other indebtedness, including any existing notes that remain outstanding after the exchange offers will not be entitled to receive any of the proceeds from the sale of the shares of TMM Multimodal or Grupo TFM or, after the TFM Sale, shares of KCS common stock, until the holders of the new notes are paid in full.
Listing	Application will be made to list the new notes on the New York Stock Exchange.
Trustee and Principal Paying Agent	The Bank of New York will be the new notes trustee and principal paying agent for the new notes.
Governing Law	The new notes will be governed by the laws of the State of New York.

The Proposed Amendments

        If you tender your existing notes in the exchange offers, you will be consenting to amend the indentures governing the 2003 notes and the 2006 notes. These amendments will eliminate substantially all of the covenants contained in each of the indentures, including:

  •
  the limitations on:

  •
  indebtedness;

  •
  payment of dividends and the granting of loans;

  •
  dividend and other payment restrictions on subsidiaries;

  •
  transactions with affiliates;

  •
  liens;

  •
  sale and leaseback transactions;

  •
  asset sales; and

  •
  mergers;

  •
  the requirements to:

  •
  make an offer to purchase upon a change of control or with the proceeds from certain asset sales; and

  •
  pay taxes and other claims.

        The supplemental indentures would also eliminate events of default that are triggered if, among other things:

  •
  we fail to comply with any of the covenants and provisions described above;

  •
  we or any of our restricted subsidiaries default under our or such restricted subsidiary's debt obligations in excess of $10 million;

  •
  we or any of our restricted subsidiaries are subject to certain bankruptcy events; or

  •
  we or any of our restricted subsidiaries have a final judgment in excess of $10 million rendered against us or them.

        The primary purpose of the proposed amendments is to eliminate the restrictive covenants and other provisions described above and to permit the TFM Sale and certain applications of the proceeds from the Port Sale, whether before or after the completion of the exchange offers.

        IF YOU TENDER EXISTING NOTES PURSUANT TO THE EXCHANGE OFFERS, YOU WILL BE DEEMED TO HAVE GIVEN YOUR CONSENT TO THE PROPOSED AMENDMENTS WITH RESPECT TO THE EXISTING NOTES TENDERED.

        The terms of the indenture governing each of the 2003 notes and the 2006 notes provide that the proposed amendments must be approved by the holders of a majority of the outstanding principal amount of the respective series of existing notes issued under the existing indentures. Any existing notes held by the company are not considered to be outstanding for this purpose. As of the date of this prospectus, no existing notes were held by the company and therefore no existing notes would be excluded from the amount outstanding for this purpose.

        The proposed amendments to the indenture governing each series of the existing notes will become effective only upon the consummation of the exchange offers and the execution of the respective supplemental indenture.

Risk Factors

        See the "Risk Factors" section of this prospectus beginning on page 22 for a description of risks you should carefully consider in deciding whether to tender your existing notes in the exchange offers.

Corporate Structure

        The following diagram illustrates our basic corporate structure after the shares of TMM Multimodal are transferred to the Guarantor. This diagram does not give effect to the Port Sale or the TFM Sale. After the Port Sale, our Ports and Terminals business will consist of our interest in the operations at Acapulco and Tuxpan. After the TFM Sale, we will no longer own an interest in Grupo TFM and TMM Multimodal will own shares of Class A Common Stock of KCS, which are convertible into an aggregate of 18,000,000 shares of KCS common stock (representing an approximate 21.3% economic interest (and a 20% voting interest) in KCS based on the number of shares of KCS common stock and options to purchase KCS common stock outstanding at March 31, 2003). See "The Company—The Asset Sales."

Grupo TMM
New Notes
100%
Guarantee of the New Notes
Specialized Maritime
Logistics Operations
Ports and Terminals
TMM Holdings (the Guarantor)
100% voting
96.64% economic
TMM Multimodal
Kansas City Southern* (KCS)
Mexican Government
51% voting
38.44% direct economic**
49% voting
36.93% direct economic**
GRUPO TFM
24.63% economic
100% voting
80% economic
TFM
20% economic

*
Through its wholly owned subsidiaries.

**
Without giving effect to the additional indirect interest created by the interest in Grupo TFM held by TFM.

Summary Consolidated Historical Financial Data

        The following tables set forth summary historical financial data for Grupo TMM and its consolidated subsidiaries. The financial information presented for the fiscal years ended December 31, 2000, 2001 and 2002 was derived from our audited consolidated financial statements of which the consolidated balance sheets as of December 31, 2001 and 2002, and the related consolidated statements of income and cashflows for each of the three years ended December 31, 2000, 2001 and 2002 and accompanying notes are contained elsewhere herein (the "Financial Statements").

        The Financial Statements have been prepared in accordance with IAS, which differ in certain significant respects from U.S. GAAP. See Note 18 to our Financial Statements for the years ended December 31, 2000, 2001 and 2002 for a description of the principal differences between IAS and U.S. GAAP applicable to us.

        The following data should be read in conjunction with, and is qualified in its entirety by reference to "Operating and Financial Review and Prospects" and to our Financial Statements and the related Notes thereto included elsewhere herein.

	At December 31,
	2002	2001	2000	1999	1998
	(dollars in millions, except share and per share data)
CONSOLIDATED INCOME STATEMENT DATA (IAS):
Transportation and service revenues	$1,008.6	$1,000.1	$989.9	$844.7	$740.7
Operating income	184.0	189.1	197.6	148.3	111.1
Net income (loss) for the period	(42.6)	8.9	1.7	(62.6)	(9.6)
Net income (loss) per share(a)	(0.748)	0.477	0.099	(4.571)	(2.980)
Book value per share	2.454	3.106	0.538	0.439	14.378
Weighted average shares outstanding (000s)(b)	56,963	18,694	17,442	13,705	3,220
U.S. GAAP:
Transportation and services revenues	1,008.6	1,000.1	989.9	844.7	740.7
Operating income	214.0	242.3	170.9	135.4	107.7
Net income (loss) for the period	10.6	17.8	(1.3)	(70.8)	(19.7)
Net income (loss) per share	0.187	0.954	(0.072)	(5.163)	(6.104)
BALANCE SHEET DATA (at end of period) (IAS):
Total assets	2,727.2	2,818.2	2,671.2	2,946.6	3,126.9
Long term debt	1,206.8	953.2	1,192.8	1,045.2	1,315.5
Minority interest	765.5	1,089.4	1,104.9	1,024.5	1,057.2
Capital stock(c)	121.2	121.2	29.9	29.9	5.9
Total stockholders' equity(c)	139.8	176.9	9.4	7.6	46.3
U.S. GAAP
Total assets	2,800.1	2,717.6	2,566.5	2,862.3	—
Minority interest	818.6	1,035.7	1,020.9	955.5	—
Capital stock	121.2	121.2	29.9	29.9	—
Total stockholders' equity	159.7	129.4	(9.3)	(8.1)	—

(a)
Based on the weighted average of outstanding shares during each period, and restated to reflect the reverse stock split, which occurred in October 2001, prior to the merger of Transportación Marítima Mexicana, S.A. de C.V. with and into Grupo TMM. See "The Company—General." The aggregate number of our Series A Shares outstanding as of December 31, 2002 was 56,963,137. See "The Company—Reclassification of Series A and Series L Shares."
(b)
For 2002, reflects the reclassification of our Series A and Series L Shares.
(c)
The large increase from 2000 to 2001 in the figures for capital stock, book value per share, and total stockholders equity is a result of the merger of our predecessor, Transportación Marítima Mexicana, S.A. de C.V. with and into Grupo TMM and the additional shares issued in connection therewith. See Notes 1 and 12 of the Notes to our Financial Statements.

QUESTIONS AND ANSWERS RELATING TO THE EXCHANGE OFFERS AND CONSENT SOLICITATIONS

        Subject to the terms and conditions set forth in this prospectus and in the related letter of transmittal and consent, we are offering to exchange $376,875,000 aggregate principal amount of our new notes, for all of our outstanding $176,875,000 principal amount of 2003 notes and $200,000,000 principal amount of 2006 notes. Each of the exchange offers will expire at 5:00 p.m., New York City time, on May     , 2003, unless we extend it. Set forth below are some of the questions you, as holder of the existing notes, may have and answers to those questions.

Q.
What is the purpose of the exchange offers and consent solicitations?
A.
The purpose of the exchange offers is to extend the maturity of our 2003 notes, which mature on May 15, 2003, to provide us with sufficient time to complete the Port Sale and TFM Sale. If we do not complete the exchange offers and do not extend the maturity of our 2003 notes, we will not be able to repay the 2003 notes at maturity unless we find an alternate means of financing, which is highly unlikely. See "Risk Factors—Risks Related to Our Liquidity Position" and "Factors relating to the exchange offers and consent solicitations—If the exchange offer for the 2003 notes is not completed, we may be unable to repay the 2003 notes at maturity" for more information about the impact of not completing the exchange offers. For information about the effect that completing the exchange offers may have on our financial position, please see "Unaudited Pro Forma Financial Information."

  The primary purpose of the consent solicitations is to amend the indentures governing the existing notes to eliminate virtually all of the restrictive covenants and certain events of default allowing, among other things, the TFM Sale. See "The Proposed Amendments" and "Description of the New Notes" for more detailed information.

  We did not engage in negotiations with holders of the 2003 notes or the 2006 notes with respect to the exchange offers prior to commencement of the exchange offers.

Q.
What is Grupo TMM offering in exchange for my existing notes?
A.
For each $1,000 principal amount of existing notes that you validly tender, you will receive $1,000 principal amount of the new notes, plus any accrued and unpaid interest in cash. See "The Exchange Offers and Consent Solicitations" for a more detailed description of the exchange offers.
Q.
What are the new notes?
A.
The new notes are unsecured senior notes that will mature on May 15, 2004, which is after the maturity of the 2003 notes. The new notes will accrue interest at an annual rate of 12%. The new notes will pay interest semi-annually and will rank pari passu with the existing notes to the extent any existing notes remain untendered. However, unlike the existing notes, the new notes will be guaranteed by the Guarantor. The new notes will have restrictive covenants similar to those of the 2003 notes in effect prior to the consummation of the exchange offers and the consent solicitations adjusted to permit the completion of the TFM Sale, to allow the use of $15 of the Port Sale proceeds for working capital purposes and payment of fees and expenses related to the exchange offer, TFM Sale or Port Sale and to reflect the additional covenants applicable to the Guarantor. However, if the exchange offers are consummated and the consent of a majority of holders of the 2003 notes and the 2006 notes are obtained, virtually all of the restrictive covenants and certain events of default of the 2003 notes and the 2006 notes, as applicable, will be eliminated. See "Description of the New Notes" for a more detailed description of the new notes.
Q.
What is the effect of the guarantee of the new notes by the Guarantor?
A.
The payment of the principal of and the interest on the new notes will be unconditionally guaranteed on a senior unsecured basis by the Guarantor, a new subsidiary of ours formed for the purpose of holding our indirect interest in Grupo TFM and guaranteeing the new notes. The Guarantor will indirectly hold all of the company's interest in Grupo TFM and, after the completion of the TFM Sale, all of the shares of KCS common stock received in the TFM Sale. The Guarantor will not have any other assets. In addition, the new notes indenture will restrict the Guarantor from engaging in other businesses and from incurring additional indebtedness for borrowed money. As a result, if there is a payment default by us on the new notes, proceeds from any sale of the assets of the Guarantor, consisting of its indirect ownership of the shares of Grupo TFM and, after the TFM Sale, the shares of KCS common stock would be available to satisfy the claims of the holders of the new notes. These assets would not be available to the holders of any untendered existing notes, or to our other creditors, until the new notes have been paid in full. The shares of Grupo TFM held indirectly by the Guarantor are, and, after completion of the TFM Sale, the shares of KCS common stock that will be held indirectly by the Guarantor will be, subject to certain restrictions on transfer. However, in the event any portion of our receivables securitization facility remains in place after the Port Sale, the holders of the certificates issued by the trust established under the facility would continue to have a call option on the shares held by TMM Multimodal. For more information, see "Risk Factors—The shares of Grupo

  TFM indirectly held by the Guarantor may be difficult to sell in the event that the Guarantor is called upon to satisfy the guarantee of the new notes," "—You may not be able to enforce the guarantee under the new notes," "—Certain bankruptcy considerations," "The Company—The Asset Sales—The TFM Sale" and "Description of the New Notes—the Guarantee." The Guarantor's obligations under the guarantee will terminate if we obtain investment grade ratings for the new notes from both Standard & Poor's and Moody.

Q.
How will the guarantee be affected if Grupo TMM files or is subject to bankruptcy proceedings in Mexico?
A.
In the event that Grupo TMM files or is subject to bankruptcy proceedings in Mexico, the guarantee will not be affected, as the Guarantor is a separate legal entity. However, the obligations of the Guarantor are unsecured obligations of the Guarantor, subject to rights of creditors generally. As of December 31, 2002, we had $21.2 million of indebtedness (on an unconsolidated basis and excluding the senior convertible notes which will be amortized in full prior to the completion of the exchange offers) that would not be guaranteed by the Guarantor and would have no direct claim against the Guarantor in the event of our bankruptcy. As a result of the guarantee of the new notes, holders of our other indebtedness, including any 2003 notes that remain outstanding after the exchange offers, will not be entitled to receive any of the proceeds from the sale of the shares of Grupo TFM or, after the TFM Sale, the KCS common stock, until the holders of the new notes are paid in full.
Q.
When can the Guarantor or TMM Multimodal sell or transfer the securities it currently owns?
A.
Unless and until the Guarantor's obligations under the guarantee terminate because we have obtained investment grade ratings for the new notes from both Standard & Poor's and Moody's, neither the Guarantor nor TMM Multimodal may sell or transfer the securities it currently owns except in a Qualifying Disposition or to satisfy the Guarantor's obligation pursuant to the guarantee. To be a Qualifying Disposition, a sale or transfer requires that we obtain a fairness opinion, that any securities received in such transaction meet specified criteria and that the sale or transfer not be to any of our Affiliates. The TFM Sale will be a Qualifying Disposition. See "Description of the Notes—The Guarantee" and "—Certain Covenants—Additional Covenants Applicable to the Guarantor."

  In the event the securities are sold in a Qualifying Disposition as described above, then any Net Cash Proceeds from such Qualifying Disposition up to the amount required to repurchase, redeem or repay the new notes shall be either (i) applied to repurchase, redeem or otherwise repay the new notes, or (ii) promptly irrevocably deposited with the new notes trustee under the terms of an irrevocable trust agreement in form and substance satisfactory to the new notes trustee, as trust funds in trust solely for the benefit of the holders of the new notes for the purpose of paying principal and interest on the new notes.

Q.
Will the new notes be freely tradable?
A.
Yes. The new notes have been registered with the SEC and are therefore freely tradable by holders other than "affiliates" of the company. We intend to apply to list the new notes for trading on the New York Stock Exchange.
Q.
When will the exchange offers and consent solicitations expire?
A.
The exchange offers and consent solicitations will expire at 5:00 p.m., New York City time, on May     , 2003, unless we extend either or both of the exchange offers and consent solicitations at our sole discretion.
Q.
How will I be notified if the exchange offers or consent solicitation are extended?
A.
If we extend the expiration date for either exchange offer and consent solicitation, we will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.
Q.
How do I tender my existing notes?
A.
Existing notes may be tendered only by book-entry transfer using DTC's ATOP (Automated Tender Offer Program) system. See "The Exchange Offers and Consent Solicitations—How to Tender."

  If your existing notes are held by a broker, dealer, commercial bank, trust company or other custodian and you wish to tender them in the exchange offers, you should promptly contact the custodian and instruct the custodian to tender on your behalf.

  If your existing notes are held by you as physical certificates registered in your name, and you wish to tender them in the exchange offers, you must (a) deliver these existing notes to a broker, dealer, commercial bank, trust company or other custodian that can act on your behalf and that has an account at DTC and (b) instruct this custodian to tender your existing notes on your behalf. We are requiring this because the new notes will be available only in book-entry form through accounts at DTC. Since you would anyway be required to provide a DTC account that could receive the new notes, we are requiring you to tender your existing notes through a DTC account also. If you need any assistance doing this, contact the information agent at its phone number listed on the back of this prospectus.

  If your existing notes are held through Euroclear or Clearstream, Luxembourg, you must provide instructions for tender as well as certain disclosure authorizations to Euroclear or Clearstream, Luxembourg, as applicable, under the procedures they have established for the exchange offers. Euroclear and Clearstream, Luxembourg will in turn advise, indirectly, the exchange agent of the amount of existing notes being tendered and other required information. As a part of tendering through Euroclear or Clearstream, Luxembourg, you are required to become aware of any applicable deadlines.

  IF YOU TENDER EXISTING NOTES PURSUANT TO THE EXCHANGE OFFERS, YOU WILL BE DEEMED TO HAVE GIVEN YOUR CONSENT TO THE PROPOSED AMENDMENTS WITH RESPECT TO ALL OF THE EXISTING NOTES TENDERED. YOU MAY NOT CONSENT WITHOUT TENDERING.

Q.
If I tender my existing notes, will I receive accrued but unpaid interest?
A.
Yes. You will receive a cash payment for accrued and unpaid interest on each $1,000 principal amount of existing notes validly tendered by you for the period up to, but not including, the settlement date.
Q.
Will I have to pay any fees or commissions?
A.
If you are the record owner of your existing notes and you tender your existing notes in the exchange offer, you should not have to pay brokerage fees or similar expenses. If you own your existing notes through a broker or other nominee and your broker tenders your existing notes on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. The dealer manager will pay a solicitation fee to soliciting dealers (as defined below) duly identified in a soliciting dealer designation for transactions for beneficial owners of 2003 notes whose ownership equals or is less than $200,000 principal amount of 2003 notes.

Q.
Until what time can I withdraw previously tendered existing notes and revoke the related consent and what is the process?
A.
In conjunction with the amendment to the exchange offers described in this prospectus, we will promptly return all previously tendered existing notes and any tender of existing notes made prior to the date of this prospectus will be null and void. Any holder of existing notes that wishes to participate in the exchange offers must tender its notes on or after the date of this prospectus, even if such notes have been previously tendered to us for exchange. Tenders for exchange of existing notes that are made on or after the date of this prospectus are irrevocable and may not be withdrawn.
Q.
If I tender my existing notes, how will I be notified that Grupo TMM has accepted my existing notes for exchange?
A.
Upon the terms and subject to the conditions of the exchange offers, we will accept for exchange all existing notes validly tendered prior to the expiration date and not properly withdrawn. We will announce our acceptance of the existing notes for exchange by issuing a press release.
Q.
If I decide not to tender my existing notes, how will the exchange offers and consent solicitations affect my existing notes?
A.
If you do not tender your existing notes, they will remain outstanding. If the exchange offers are consummated and the proposed amendments to the indentures governing the existing notes become effective, any existing notes that remain outstanding will lose the benefit of substantially all of the restrictive covenants and certain events of default and other provisions set forth in the applicable indenture. In addition, if the exchange offers are consummated, the liquidity of the market for any existing notes that remain outstanding is likely to be significantly more limited. The guarantee of the new notes by the Guarantor will mean that if there is a payment default on the new notes, holders of the new notes will be paid from the proceeds of any sale or liquidation of assets held by the Guarantor, consisting of our indirect interest in Grupo TFM, before the holders of the existing notes will be entitled to any such proceeds. See "The Proposed Amendments," "Risk Factors—Factors relating to the exchange offers and consent solicitations" and "Material United States Federal Income Tax Considerations" for a more detailed description of the proposed amendments, the risks related to not tendering existing notes and the tax consequences of not tendering existing notes.
Q.
What is required for the proposed amendments to become operative?
A.
Under the terms of the existing notes indentures, in order for the proposed amendments to be adopted with respect to the existing notes, holders of at least a majority of the outstanding principal amount of the respective series of existing notes must consent to them. The proposed amendments to the indentures governing the existing notes are a single proposal with the exchange offer. If you tender your existing notes, you will be deemed to have consented to the proposed amendments with respect to the 2003 notes. You may not consent selectively to only some of the proposed amendments with respect to those notes. Moreover, the acceptance of tenders of the 2003 notes, and amendments thereto, will be conditioned upon not less than 80% of the holders of the 2003 notes tendering their 2003 notes. The proposed amendments to the indenture governing existing notes will become effective only upon the consummation of the exchange offer and the execution of the related supplemental indenture. At the date hereof, we have received tenders of $        , or approximately    %, of the aggregate principal amount of the 2003 notes. In conjunction with the amendment to the exchange offer described in this prospectus, we will promptly return all previously tendered existing notes and any tender of existing notes made prior to the date of this prospectus will be null and void. Any holder of existing notes that wishes to participate in the exchange offer must tender its notes on or after the date of this prospectus, even if such notes have been previously tendered to us for exchange.

Q.
How do I consent in the consent solicitations?
A.
The proper tender of your existing notes will constitute the giving of your consent with respect to all of your existing notes tendered.
Q.
What are the tax implications of the exchange offers and the consent solicitations?
A.
You should read the sections "Material United States Federal Income Tax Considerations" and "Material Mexican Federal Income Tax Considerations" for a discussion of certain United States and Mexican federal income tax consequences of the exchange offers and consent solicitations. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR CONCERNING THE UNITED STATES AND MEXICAN FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF YOUR PARTICULAR SITUATION AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAX JURISDICTION.
Q.
What are the most significant conditions to the exchange offers and consent solicitations?
A.
The exchange offers are conditioned upon, among other things:
•
at least 80% in aggregate principal amount of the outstanding 2003 notes and at least a majority in aggregate principal amount outstanding of the 2006 notes being validly tendered and not properly withdrawn prior to 5:00 p.m., New York City time, on the expiration date; and
•
the effectiveness of the consents.
Q.
Who do I contact if I have questions about the exchange offers and consent solicitations?
A.
The information agent and the exchange agent can help answer your questions. For further copies of this prospectus and other materials related to the exchange offers and consent solicitations, please contact Mellon Investor Services LLC, the information agent, at the address and telephone number listed on the back cover of this prospectus. For questions regarding the procedures to be followed for tendering your existing notes, please contact Citibank, N.A., the exchange agent, at the address and telephone number listed on the back cover of this prospectus. For all other questions, please contact the dealer manager, Citigroup Global Markets Inc., at the address and telephone number listed on the back cover of this prospectus.
Q.
When will the exchange and any payments to be made under the exchange offers take place?
A.
We will exchange the new notes for the existing notes and make cash payments in respect of the accrued and unpaid interest on the existing notes on the settlement date, which will be three business days after the expiration date or as soon as practicable thereafter.

RISK FACTORS

        You should carefully consider the following risk factors, as well as other information set forth in this prospectus, prior to deciding whether to participate in the exchange offers and consent solicitations. The risks described below are not the only ones that may affect the new notes. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. In general, investing in the securities of issuers in emerging market countries such as Mexico involves risks not typically associated with investing in the securities of U.S. companies. To the extent it relates to the Mexican government or Mexican macroeconomic data, the following information has been extracted from official publications of the Mexican government and has not been independently verified by us.

Factors relating to the exchange offers and consent solicitations

If you do not exchange your existing notes and the exchange offers and consent solicitations are consummated, the restrictions under the covenants contained in the indenture governing your existing notes will be substantially diminished

        If the exchange offers are consummated and the proposed amendments to the indentures governing the existing notes become effective, existing notes not exchanged pursuant to the exchange offers will no longer be entitled to the benefit of virtually all of the restrictive covenants and certain events of default contained in the indentures currently governing the existing notes. The proposed amendments to the indentures would, among other things, eliminate:

  •
  all of the covenants restricting the company and its restricted subsidiaries from incurring indebtedness, making certain investments, granting loans, paying dividends, creating liens, entering into transactions with affiliates, undertaking certain mergers, consolidations or asset sales and creating restrictions on the ability of our subsidiaries to loan or dividend funds to us;
  •
  the obligation of the company to repurchase existing notes at the option of the holders in the event of a change of control or with the proceeds from certain asset sales; and
  •
  events of default related to our non-compliance with such covenants, cross-defaults, including provisions that would result in a default if there is a default or event of default with respect to the new notes, adverse judgments in excess of $10 million and certain bankruptcy events.

        The modification of the restrictive covenants would permit us, absent the existence of similar covenants under other indebtedness (such as the new notes), to take actions that could increase the credit risks, with respect to us and our subsidiaries, faced by the holders of the existing notes or that could otherwise be adverse to the interests of the holders of the existing notes. See "The Proposed Amendments." This would apply to existing notes that remain outstanding after the exchange offer, even if you do not consent to the proposed amendments.

If you do not exchange your existing notes and the exchange offers are consummated, there may be a smaller public trading market for your existing notes and the market price of your existing notes may decline

        There currently is a limited trading market for the existing notes. To the extent the exchange offers are consummated, the trading and the liquidity of the market for existing notes are likely to be significantly more limited. Although it is not possible to predict the effect of any particular factor on the market price of any untendered existing notes that remain outstanding following consummation of the exchange offers, we believe that the largest impact would likely be due to the significantly smaller market for such notes and the corresponding loss of liquidity. A debt security with a smaller outstanding principal amount available for trading, a smaller "float," may command a lower price than would a comparable debt security with a larger float. Therefore, following consummation of the exchange offers, the market price for the existing notes may decline along with the float. The reduced float also may tend to make the trading price more volatile. Holders of untendered existing notes may attempt to obtain quotations for the existing notes from their brokers. However, following consummation of the exchange offer, quotations may be difficult to obtain.

If you do not exchange your existing notes and the exchange offers are consummated, your existing notes will be structurally subordinated to the new notes because of the guarantee of the new notes by the Guarantor

        The payment of the principal of and the interest on the new notes will be unconditionally guaranteed on a senior unsecured basis by the Guarantor. The Guarantor will indirectly hold all of the company's interest in Grupo TFM and, after the TFM Sale, the shares of KCS common stock. In addition, the indenture will restrict the Guarantor from engaging in other businesses and from incurring additional indebtedness for borrowed money. As a result, if there is a payment default by us on the new notes, proceeds from the sale or liquidation of the assets of the Guarantor, consisting of the shares of TMM Multimodal or of Grupo TFM and, after the TFM sale, the shares of KCS common stock indirectly held by it, would be available to satisfy the claims of the holders of the new notes. These proceeds would not be available to the holders of any untendered existing notes, or to Grupo TMM's other creditors, until the new notes are paid in full. However, the new notes will also be structurally subordinated to creditors of any of our other subsidiaries. For more information, see "Description of the New Notes—the Guarantee."

Both holders participating and holders not participating in the exchange offers may be subject to material United States federal income tax consequences

        Holders participating in the exchange will likely, and those persons not participating may, be treated as having exchanged their notes for U.S. federal income tax purposes, in which case such holders would recognize gain or loss. If a holder's existing notes are treated as exchanged for new notes then, depending on the term of the new notes, consummation of the exchange offers may result in such holder being treated as holding notes with original issue discount for U.S. federal income tax purposes. If so, a holder may be required to include the original issue discount in its gross income for U.S. federal income tax purposes in advance of the receipt of cash payments on the new notes. As a result, both holders who participate and those who do not participate in the exchange offers may have adverse U.S. federal income tax consequences. See "Material United States Federal Income Tax Consequences."

Our liquidity may be insufficient to repay when due the maximum principal amount of 2003 notes that may remain outstanding following the exchange offers even if they are completed

        One of the conditions of the exchange offers is that we receive valid and unrevoked tenders of at least 80% in aggregate outstanding principal amount of the 2003 notes. If only the minimum amount of 2003 notes are tendered, there is no assurance we will have sufficient liquidity to pay the remaining untendered 2003 notes at maturity in May 2003. Based on our current sources of liquidity, if only the minimum number of 2003 notes are tendered, we would need to obtain additional funds or negotiate extension of a portion of the receivables securitization facility to cause it to remain in place in order to provide funds to repay the untendered 2003 notes.

        If the exchange offer is completed, any default under 2003 notes that remains outstanding after the exchange offer would not be an event of default under the terms of the new notes or the 2006 notes. As a result, holders of unexchanged 2006 notes and of new notes would not be entitled to accelerate the maturity of their notes due to any such default in respect of the 2003 notes.

Risks Relating to Our Liquidity Position

We have a significant amount of short term debt and other obligations. We will not have sufficient liquidity to repay these obligations unless they are extended or refinanced and we complete both the Assets Sales and the Exchange Offers

        At December 31, 2002, we had $224.9 million of short term debt with face value of $227.3 million, including $13.3 million in face value of senior convertible notes (net of the fair market value of the note-linked securities issued in connection with these convertible notes) and $176.9 million of the 2003 Notes. The senior convertible notes require weekly payments in the amount of approximately $0.7 million and have a final maturity of May 2, 2003. See "Description of Significant Indebtedness and Receivables Securitization Facility—Senior Convertible Notes." The 2003 Notes mature on May 15, 2003. In addition, upon the completion of the Port Sale, we have an obligation to repurchase receivables held by the trust established under the receivables securitization facility to provide funds for the repurchase of the then outstanding certificates issued under the facility ($86.7 million as of December 31, 2002). If the Port Sale is not completed, we will still have an obligation to provide funds for the repurchase of $49.9 million of such certificates on May 6, 2003. See "Description of Significant Indebtedness and Receivables Securitization Facility—Receivables Securitization Facility". In addition, we are contractually obligated to pay Promotora Servia, which is our affiliate, $26.9 million on April 30, 2003 (though we currently intend to enter into discussions to extend the due date of this payment).

        We do not currently have sufficient liquidity to repay the obligations described above. There can be no assurance that the Port Sale or the TFM Sale will be completed and if either of these transactions is not completed, we may not be able to arrange an alternative disposition of these assets. In addition, if the exchange offers, TFM Sale and Port Sale are all completed, we will need to take additional steps in order to meet these obligations when due. These steps could include one or more of the following: receipt of the additional amounts payable by KCS upon the successful resolution of the pending VAT claim, sale of other or additional assets, such as shares of KCS Common Stock, refinancing these amounts, or negotiation of waivers or extensions with the holders of these amounts or raising equity in order to meet these obligations when due. There is no assurance that we will be successful in completing the Asset Sales or taking such additional steps.

If we are unable to refinance or repay the 2003 notes at maturity or if we fail to meet our other obligations, we face a risk of Mexican reorganization-related proceedings

        If we are unable to refinance or repay the 2003 notes at maturity in May 2003, or fail to meet our other obligations (such as our obligation to repurchase the receivables under the receivables securitization facility) holders of the 2003 notes and some of our creditors, as the case may be, could take legal action against us, including instituting a reorganization proceeding in Mexico. Further, we may choose to institute a voluntary reorganization proceeding under Mexican law. If any such proceedings were to be instituted, we could not predict the duration thereof or the ability of holders of existing notes to influence the outcome of such proceedings. We are not aware of any company of our size that has successfully completed a restructuring under the new Mexican reorganization law since the current regulation was passed in May of 2000. A reorganization proceeding is likely to result in significant changes to our existing obligations, including the existing notes, which could include the cancellation or rescheduling of all or part of those obligations. During the pendency of any such proceeding, our ability to operate or manage our business, to retain employees, to maintain existing or create new client relationships, to continue to collect payments for our services or to obtain any type of funding or financing would likely be materially adversely affected. We believe that any such adverse effects would be exacerbated if the reorganization proceeding were protracted as the statutory provisions governing this proceeding remain largely untested.

Mexican reorganization laws may not be as favorable to you as U.S. insolvency and bankruptcy laws

        The current Mexican reorganization law is based on the largely untested Ley de Concursos Mercantiles enacted in May 2000 (Law of Commercial Reorganizations), which we refer to as the "LCR," which provides for two different and separate proceedings: conciliation and bankruptcy. The conciliation phase lasts up to 185 days, absent protracted litigation. This initial term is subject to extension for two 90-day periods. The objective of the conciliation phase is to reach an agreement between the debtor and its creditors to restructure the indebtedness of the debtor. The bankruptcy phase does not have a specific term within which it must be concluded. It is expected that both proceedings are likely to require significantly more time and be significantly more unpredictable than a reorganization or bankruptcy proceeding under U.S. laws. If Grupo TMM were to be declared subject to reorganization under the LCR, you would have to file a claim in Spanish against the estate of Grupo TMM in Federal District Court in Mexico City, Mexico. Upon the court's recognition of you as a creditor of Grupo TMM, your claim would be unsecured and ranked with equal right to payment with all other unsecured claims filed against our estate.

Payment of judgments against us on the existing notes or new notes would be in Pesos

        In the event that proceedings are brought against us in Mexico, we would not be required to discharge those obligations in a currency other than Mexican currency. Under the Ley Monetaria de los Estados Unidos Mexicanos (Monetary Law of the United Mexican States), an obligation in a currency other than Mexican currency, which is payable in Mexico, may be satisfied in Mexican currency at the rate of exchange in effect on the date on which payment is made. Such rate is currently determined and published by the Banco de México every business and banking day. As a result of the judgment conversion to pesos, you may suffer a significant U.S. dollar shortfall if you obtain a judgment or a distribution in bankruptcy. You should be aware that no separate actions exist or are enforceable in Mexico for compensation for any such shortfall.

If we were declared subject to reorganization under Mexican law, you may find it difficult to collect payment on the existing notes or the new notes

        If we were subject to a reorganization proceeding in a Mexican court, our obligations under the existing notes and the new notes:

  •
  would be converted into pesos at the exchange rate prevailing at the time of a declaration of reorganization and from pesos into UDIs inflation indexed units at the exchange rate prevailing at that time;
  •
  would be dependent upon the outcome of the reorganization proceeding and payment, if any, would occur at the time claims of all of our unsecured creditors are satisfied if and to the extent funds are sufficient; and
  •
  would cease to accrue interest.

Mexican law and regulations may impair your ability to enforce in Mexico certain rights in connection with the existing notes and the new notes

        Under Mexican law, as our creditors, your rights are limited in the following ways:

  •
  any obligation to pay interest on interest is currently not enforceable under Mexican law;
  •
  the existing notes or the new notes may not constitute negotiable instruments under Mexican law and, therefore, if you initiate an action against us in a Mexican court, that court may not grant an immediate lien on our property;
  •
  service of process by mail does not constitute effective service under Mexican law, and if a final judgment based on service of process by mail was made outside of Mexico, it would not be enforceable in Mexico;

  •
  any judgments as a result of enforcement proceedings in Mexico would be payable in pesos; and
  •
  payment of obligations under the existing notes or the new notes would depend on the outcome of a reorganization proceeding, which is likely to be very lengthy.

If the exchange offers are not successful and the TFM Sale and the Port Sale are not completed, our lack of liquidity could severely impact our ability to continue as a going concern

        Our consolidated financial statements have been prepared assuming that we will continue as a going concern. However, our independent auditors have stated in their most recent report that, due to the near term maturity of a substantial amount of our financial obligations and our current liquidity condition, there is substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. Our ability to continue as a going concern will be dependent upon the successful completion of the exchange offers and the pending TFM Sale and Port Sale, and our ability to extend or refinance our financial obligations, sell additional assets or obtain additional financing to meet our financial obligations.

Factors relating to the new notes

There is no active trading market for the new notes

        The new notes are new securities and therefore do not currently have an active trading market. If the new notes are traded after their initial issuance, they may trade at a discount from their nominal price, depending upon prevailing interest rates, the market for similar securities, general economic conditions and our financial condition. We intend to apply to list the new notes on the New York Stock Exchange. However, we cannot assure you that the new notes will be accepted for listing or that an active trading market will develop for the new notes or that the market for the new notes will provide any liquidity for holders that wish to sell their new notes.

We may not be able to finance a change of control offer

        Under the terms of the indenture governing the new notes, we will be required to offer to repurchase all of the new notes if a change of control (as defined under "Description of the New Notes—Offer to Purchase Upon a Change of Control or Receipt of VAT Award Funds") occurs. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase. Other financing arrangements to which we and our subsidiaries are or may become a party may also require that we repay, or offer to repurchase, other obligations. In addition, other agreements to which we and our subsidiaries are subject, including other financing arrangements, may contain provisions that prohibit us from making such a repurchase. Therefore, there can be no assurance that we would be permitted to consummate such a repurchase were a change of control to occur. Furthermore, certain important corporate events, such as certain mergers or leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a change of control and therefore would not require us to offer to repurchase any new notes, even though our capital structure might be materially changed.

We are a holding company and we depend upon funds received from our operating subsidiaries to make payments on our indebtedness

        We are primarily a holding company and conduct the majority of our operations, and hold a substantial portion of our operating assets, through numerous direct and indirect subsidiaries. As a result, we rely on income from dividends and fees related to administrative services provided to our operating subsidiaries for our operating income, including the funds necessary to service our indebtedness. Although we have maintained, as controlling shareholder, the ability to declare dividends (assuming the applicable conditions under our debt covenants and Mexican law have been met), our subsidiaries (other than the Guarantor, as guarantor of the new notes) have no obligation to pay amounts to us in order to service our indebtedness. Any rights we have to receive any assets of our subsidiaries upon a liquidation or bankruptcy or to realize proceeds from those assets effectively will be subordinated to the claims of each subsidiary's creditors. As of September 30, 2002, approximately $1,027.0 of our subsidiaries' indebtedness (which includes $2.5 million of secured indebtedness) would effectively be senior to the new notes with respect to the assets of our subsidiaries.

        Furthermore, we do not own 100% of all of our subsidiaries and, to the extent that we rely on dividends or other distributions from these subsidiaries, we will only be entitled to a pro rata share of the dividends or other distributions. The indentures governing TFM's notes restrict TFM's ability to pay dividends under certain circumstances and limit the dividends payable to an accrued maximum aggregate amount or "basket" based on Grupo TFM's accumulated consolidated net income after a specified date. In May 2002, TFM completed a consent solicitation of holders of its notes as a result of which the indentures were amended to, among other things, further restrict TFM's ability to pay dividends. The amendments eliminated the amount accrued in the dividends basket (approximately $97.5 million at March 31, 2002) with retroactive effect to April 2, 2002, as of which date the basket again began to accumulate. As of June 30, 2002 the dividends basket had accrued to $5.5 million. In addition, the financial ratio required for TFM to be allowed (in the absence of a relevant exception) to incur indebtedness or pay dividends under the indentures was increased until October 31, 2003. We cannot assure you that TFM and our other subsidiaries will provide us with funds necessary to service our debt obligations. After the TFM Sale, we will no longer have any access to amounts generated by the operations of TFM other than dividends, if any, from the common shares of KCS that we own.

        In addition to operations at our subsidiaries, we are a party to a number of arrangements with other parties where we have invested in our subsidiaries and expect to enter into other similar arrangements in the future. Our partners in these subsidiaries may at any time have economic, business or legal interests or goals that are inconsistent with our interests or those of the entity itself. Any of these partners may also be unable to meet their economic or other obligations to the subsidiaries, and we may be required to fulfill those obligations. Furthermore, any dividends that are distributed from subsidiaries that we do not wholly own would be shared pro rata with our partners according to our relative ownership interests. Disagreements for these or any other reasons with companies with which we have a strategic alliance or relationship could impair or adversely affect our ability to conduct our business and to receive distributions from, and return on our investments in, those subsidiaries. In December 2001, a dispute arose between us and KCS, resulting from a dividend declaration by Grupo TFM and a lease transaction between TFM and Mexrail, Inc. ("Mexrail"). Although we settled the dispute, both we and KCS preserved our respective interpretations of the operative agreements governing our investment in Grupo TFM. It is possible that a similar or other dispute may arise with respect to future dividend declarations or other matters relating to Grupo TFM. See "Legal Proceedings" for a more detailed description of that dispute.

The shares of Grupo TFM held indirectly by the Guarantor may be difficult to sell in the event that the Guarantor is called upon to satisfy the guarantee of the new notes

        There is no public market for the shares of Grupo TFM indirectly held by the Guarantor and the shares cannot be easily liquidated. Accordingly, there are a very limited number of potential purchasers for the shares, some of which are competitors of the company. In the event that the Guarantor is required to liquidate the shares of Grupo TFM indirectly held by it to satisfy its obligations under the guarantee, there is no assurance that it would generate sufficient funds to satisfy its obligations, or that any sale would not be delayed, possibly for a long period of time. Moreover, the legal remedy of specific performance may be unavailable to force such a sale because there will not be a lien on the shares. Certain shareholder agreements and other contracts, including the call option on our Grupo TFM shares, relating to the Grupo TFM shares contain significant restrictions on our sale of those shares, including our agreement not to sell those shares to a competitor of the company or KCS. See "—Factors relating to Grupo TMM—we have granted a call option on our Grupo TFM shares which may result in our loss of control of Grupo TFM and TFM" for a more detailed description of the call option. In addition, existing foreign investment restrictions, as well as Mexican antitrust law and the governing concession, may significantly limit the

Guarantor's ability to sell the shares or the number of potential purchasers for the shares. See "The Company—Grupo TMM's Strategic Partners."

        If the TFM Sale is completed, the shares of KCS common stock we receive will be subject to certain transfer restrictions. In addition, the shares will not be registered under the Securities Act, although we will have the right to require KCS to register the shares. In general, KCS is not required to register the shares under the Securities Act until six months following the closing and, thereafter, has the right under certain limited circumstances to delay any filings or suspend sales under any effective registration statement. See "The Company—The Asset Sales—The TFM Sale—The Stockholders' Agreement."

        Upon completion of the TFM Sale, our operations will be substantially reduced and our principal asset will be KCS common stock. See "Unaudited Pro Forma Financial Information." Fluctuations in the market value of KCS stock could have a significant impact on the value of our assets. Up to $80 million of the cash portion of the price for the TFM Sale is payable, at KCS' option, in KCS common stock valued at $12.50 per share. If KCS exercises this option at a time when the price of the KCS common stock is less than $12.50, the value of the KCS common stock we receive may be less than $80 million on the date of receipt. On April 25, 2003, the closing price for shares of KCS common stock on the New York Stock Exchange was $11.21.

You may not be able to receive your payments on the new notes in U.S. dollars in certain circumstances

        We are required to make payments of amounts owed under the new notes and the guarantee in U.S. dollars. However, under the Mexican Monetary Law (Ley Monetaria de los Estados Unidos Mexicanos), obligations to make payments in Mexico in foreign currency may be discharged in pesos at the rate of exchange for pesos prevailing at the time and place of payment. Although we are contractually required, and intend, to make all payments of amounts owed under the new notes and the guarantee in U.S. dollars, we are legally entitled to pay in pesos if payment on the new notes or the guarantee is sought in Mexico (through the enforcement of a non-Mexican judgment or otherwise). In the event that we make payment in pesos, you may experience a U.S. dollar shortfall when converting the pesos to U.S. dollars.

You may have to include original issue discount in your gross income for U.S. federal income tax purposes

        The new notes will probably be issued with original issue discount for U.S. federal income tax purposes. Consequently, original issue discount will accrue from the issue date of the new notes and will be includible in your gross income for U.S. federal income tax purposes in advance of the receipt of cash payments on such new notes, except to the extent that you may reduce the original issue discount on account of any premium on the new notes. See "Material United States Federal Income Tax Consequences."

Risk Relating to the Asset Sales

Completion of TFM Sale May Increase the Risk we will be Classified As An Investment Company.

        Upon the closing of the TFM Sale, a significant portion of the company's assets will consist of the shares of KCS received in the TFM Sale. As a result, we run the risk of becoming an inadvertent "investment company" under the U.S. Investment Company Act of 1940 (the "Investment Company Act"). Generally, an issuer is deemed to be an investment company subject to registration if its holdings of "investment securities," which usually are securities other than securities issued by majority owned subsidiaries and government securities, exceed 40% of the value of its total assets exclusive of government securities and cash items on an unconsolidated basis. Registered investment companies are subject to extensive, restrictive and potentially adverse regulation relating to, among other things, operating methods, management, capital structure, dividends and transactions with affiliates. Registered investment companies are not permitted to operate their business in the manner in which we operate our business.

        The shares of KCS common stock we expect to receive in the TFM Sale would be considered to be investment securities. However, a company that otherwise would be deemed to be an investment company may be excluded from such status for a one-year period provided that such company has a bona fide intent to be engaged as soon as reasonably possible, and in any event within that one-year period, primarily in a business other than that of investing, reinvesting, owning, holding or trading in securities. If the company would otherwise be deemed to be an investment company under the Investment Company Act, it intends to rely on this exemption while it attempts to redeploy assets, effectuate a combination with another operating business or take other steps to avoid classification as an investment company.

        If the company has not taken such steps within the one-year period referred to above, the company may be required to (1) apply to the Commission for exemptive relief from the requirements of the Investment Company Act, or (2) invest certain of its assets in government securities and cash equivalents that are not considered "investment securities" under the Investment Company Act. There can be no assurance that the company will be able to obtain exemptive relief from the Commission. Investing the company's assets in government securities and cash equivalents could yield a significantly lower rate of return than other investments that the company could make if it chose to register as an investment company (although there is no assurance we could successfully register as an Investment Company even if we chose to do so).

        If it were established that we are an unregistered investment company, there would be a risk, among other material adverse consequences, that we could become subject to monetary penalties or injunctive relief, or both, in an action brought by the Commission, that we would be unable to enforce contracts with third parties or that third parties could seek to obtain rescission of transactions with us undertaken during the period it was established that we were an unregistered investment company.

The Asset Sales May Not Be Completed

        We have entered into definitive agreements for the Port Sale and the TFM Sale. Such agreements, however, provide that completion of the transactions are subject to a number of conditions, including, in the case of the TFM Sale, approval of the KCS stockholders and certain Mexican and United States government regulatory agencies. See "The Company—The Asset Sales." In addition, the Port Sale is subject to SSA obtaining sufficient financing to complete the transaction and completing their due diligence investigation. There is no assurance that the conditions to either the Port Sale or the TFM Sale will be satisfied. If either or both of such transactions do not occur, we will need to either seek alternative buyers, find other sources of investment capital or otherwise refinance our short-term obligations. There is no assurance that we would be successful in finding alternative buyers or that the terms would be as favorable as the current agreements relating to the TFM Sale and Port Sale. In addition, there is no assurance we could find alternative financing for our short-term obligations.

        In the event the Port Sale is completed, we will have materially reduced our capacity to generate EBITDA and our access to cash flow generated by our subsidiaries, which will have a material and adverse effect on our ability to service our outstanding obligations as they become due.

Factors relating to Grupo TMM

Our substantial indebtedness, and that of our subsidiary, TFM, could adversely affect our business and, consequently, our ability to pay interest and repay our indebtedness

        We and TFM each have a significant amount of indebtedness, which requires significant debt service. As of December 31, 2002, after giving effect to the recent financings by Grupo TMM and TFM, we had consolidated indebtedness of approximately $1,431.7 million, which includes $1,023.1 million of TFM's indebtedness. Our shareholders' equity, including minority interest in consolidated subsidiaries, was $905.3 million, and TFM's was $1,042.0 million, as of December 31, 2002, resulting in a debt to equity ratio of 158.2% and 98.2% respectively. After the completion of the TFM Sale and the Port Sale, we will have, on a pro forma basis at December 31, 2002, shareholder equity of approximately $205 million and a debt to equity ratio of approximately 85%.

        The level of our and TFM's consolidated indebtedness could have important consequences. For example, it could:

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  limit cash flow available for capital expenditures, acquisitions, working capital and other general corporate purposes because a substantial portion of our cash flow from operations must be dedicated to servicing debt;
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  increase our vulnerability to general adverse economic and industry conditions;
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  expose us to risks inherent in interest rate fluctuations because some borrowings are at variable rates of interest, which could result in higher interest expenses in the event of increases in interest rates;
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  expose us to risks in exchange rate fluctuations, because any devaluation of the peso would cause the cost of our and TFM's dollar-denominated debt to increase;
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  limit our flexibility in planning for, or reacting to, competitive and other changes in our business and the industries in which we operate;
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  place us at a competitive disadvantage compared to our competitors that have less debt and greater operating and financing flexibility than we do; and
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  limit, through covenants in our indebtedness, our ability to borrow additional funds.

        As a result of our high level of indebtedness, we have taken steps to improve our liquidity to meet our financial obligations. Completion of the Port Sale and the TFM Sale will significantly change the nature of our operations and assets. If the TFM Sale and the Port Sale are completed, we will no longer have any access to any cash flows generated by TFM and our ports division and will be dependent upon our remaining operations and the performance of KCS, as reflected in the stock price of KCS's common stock.

        Our and TFM's ability to pay interest and to repay or refinance indebtedness will depend upon future operating performance, including the ability to increase revenues significantly and control expenses. Future operating performance depends upon prevailing economic, financial, competitive, legislative, regulatory, business and other factors that are beyond our control.

        We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated revenues and operating performance will be realized or that future borrowings will be available to us in amounts sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. In addition, we may have difficulty accessing cash flows generated by our subsidiaries and joint ventures. See "—Risks Related to Our Liquidity Position" and "Factors relating to the exchange offers and consent solicitations—We are a holding company and we depend upon funds received from our operating subsidiaries to make payments on our indebtedness." If we or TFM are unable to meet our debt service obligations or fund our other liquidity needs, we could attempt to restructure or refinance our indebtedness, seek additional equity capital or sell assets. We cannot assure you that we will be able to accomplish those actions on satisfactory terms, if at all.

        The indentures relating to our and TFM's debt securities and the agreements we recently entered into relating to our senior convertible notes and note-linked securities contain a number of restrictive covenants and any additional financing arrangements we enter into may contain additional restrictive covenants. These covenants restrict or prohibit many actions, including our ability, or that of our subsidiaries, to:

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  incur indebtedness;
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  create or suffer to exist liens;
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  make prepayments of particular indebtedness;
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  pay dividends;
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  make investments;

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  engage in transactions with shareholders and affiliates;
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  sell assets; and
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  engage in mergers and consolidations or in sale-leaseback transactions.

        If we fail to comply with these restrictive covenants, our obligation to repay our debt may be accelerated.

We may be unable to successfully expand our business

        If the asset sales are not completed, any future growth of our businesses will depend on a number of factors, including:

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  identification and continued evaluation of niche markets;
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  identification of joint venture opportunities or acquisition candidates and entering into acquisitions or joint ventures on favorable terms;
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  the ability to hire and train qualified personnel;
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  the successful integration of any acquired businesses with our existing operations; and
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  our ability to effectively manage expansion and to obtain required financing.

        In order to maintain and improve operating results from new businesses, as well as our existing businesses, we will be required to manage our growth and expansion effectively. However, the management of new businesses involves numerous risks, including difficulties in assimilating the operations and services of the new businesses, the diversion of management's attention from other business concerns and the disadvantage of entering markets in which we may have no or limited direct or prior experience. Our failure to effectively manage our expansion could have a material adverse effect on our results of operations

We have granted call options under our receivables securitization program, which may result in our loss of control of Grupo TFM, TFM and our port operations

        At the end of 2001, we established a receivables securitization program, pursuant to which: (i) we and some of our wholly-owned subsidiaries sold certain receivables and collection rights derived from agreements with, or services rendered to, some of their customers to a trust, (ii) the trust issued and sold, and may continue to issue and sell, certificates representing an interest in the trust to certain qualified investors pursuant to an exemption from registration under the U.S. securities laws and (iii) we received $23.2 million net of fees and expenses associated with establishment of the program. We received an additional net $30.0 million in October of 2002, and received an additional $35.0 million on December 23, 2002 from an expansion of the program. The total amount outstanding under the receivables securitization facility at December 31, 2002 was $86.7 million. Pursuant to certain agreements related to the program, TMM Multimodal, whose voting shares are approximately 97% owned by us, granted the trust an option to acquire, upon the occurrence of certain events, that number of Grupo TFM shares owned by TMM Multimodal as may be necessary to provide the trust with sufficient funds to repurchase, in full, the receivables underlying the certificates by paying an amount equal to all amounts outstanding under the certificates. In addition, we have granted to the trust an option to acquire shares of TMM Puertos y Terminales, S.A. de C.V., which holds our port operations. These options are exercisable by the trust upon the occurrence of certain events, including the failure on our part and on the part of our subsidiaries, under the securitization program, to repurchase receivables from the trust in an amount sufficient to permit the trust to prepay the certificates outstanding under the securitization program on or before May 6, 2003, or upon certain events of default or rapid amortization events. Exercise of the Grupo TFM option is subject to the transfer restrictions contained in the Bylaws of Grupo TFM and to restrictions on transfer and ownership under Mexican law.

        We currently expect to use a portion of the proceeds from the Port Sale to repurchase receivables from the trust to permit the trust to repay all amounts outstanding under the receivables securitization program with the proceeds from the Port Sale. The company has, however, entered into discussions with one of the holders of certificates under the receivable securitization facility to continue as a holder of certificates. If these discussions are successful, the related call option would continue to exist in favor of the program. If the option became exercisable and the trust were to exercise the option, we may lose control of Grupo TFM and of TFM, its most significant subsidiary, and the assets of the Guarantor would be diminished.

TFM's business is very capital intensive

        TFM's business is capital intensive and requires substantial ongoing expenditures for, among other things, improvements to roadway, structures and technology, acquisitions, leases and repair of equipment, and maintenance of its rail system. TFM's failure to make necessary capital expenditures could impair its ability to accommodate increases in traffic volumes or service its existing customers. In addition, TFM's railroad concession from the Mexican government requires TFM to make investments and undertake capital projects, including capital projects described in a business plan filed every five years with the Mexican government. TFM may defer capital expenditures with respect to its five-year business plan with the permission of the Secretaría de Comunicaciones y Transportes (Ministry of Communications and Transports or "Ministry of Transportation"). However, the Ministry of Transportation may not grant this permission, and TFM's failure to comply with the commitments in its business plan could result in the Mexican government revoking the concession.

TFM's concession is subject to revocation or termination in certain circumstances

        The Mexican government may terminate the concession granted to TFM as a result of TFM's surrender of its rights under the concession, or for reasons of public interest, by revocation or upon TFM's liquidation or bankruptcy. The Mexican government may also temporarily seize TFM's assets and its rights under the concession. The Ley Reglamentaria del Servicio Ferroviario (Law Regulating Railroad Services or "Mexican railroad services law and regulations") provides that the Ministry of Transportation may revoke the concession upon the occurrence of specified events, some of which will trigger automatic revocation. Revocation or termination of the concession would prevent TFM from operating its railroad and would materially adversely affect TFM's operations and its ability to make payments on its debt. In the event that the concession is revoked by the Ministry of Transportation, TFM will receive no compensation, and its rail lines and all other fixtures covered by the concession, as well as all improvements made by it, will revert to the Mexican government. See "The Company—Railroad Operations—The Concession."

Our interest in TFM is held with a third party, and we may not be able to control significant operating decisions

        We and KCS are the principal shareholders of Grupo TFM. Although we hold a majority voting interest in Grupo TFM, decisions on certain matters that may be material to TFM's operations and business require the approval of both shareholders or of their representatives on Grupo TFM's board of directors. Differences of views between us and KCS may result in delayed decisions or the failure to reach an agreement, which could adversely affect TFM's operations and business. A change in the corporate structure of TFM's strategic partners may also adversely affect its operations.

TFM's results from operations are heavily dependent on fuel expenses

        Approximately 98% of the locomotives TFM operates are diesel-powered, and TFM's fuel expenses are significant. TFM currently meets, and expects to continue to meet, its fuel requirements almost exclusively through purchases at market prices from Petróleos Mexicanos, the national oil company of Mexico ("PEMEX"), a government-owned entity exclusively responsible for the distribution and sale of diesel fuel in Mexico. TFM is party to a fuel supply contract with PEMEX of indefinite duration. Either party may terminate the contract upon 30 days written notice to the other at any time. If the fuel contract is terminated and TFM is unable to acquire diesel fuel from alternate sources on acceptable terms, TFM's operations could be materially adversely affected. In addition, instability in the Middle East may result in an increase in fuel prices. Since TFM's fuel expense represents a significant portion of its operating expenses, significant increases in the price of diesel fuel could have a material adverse effect on TFM's results of operations.

TFM may be unable to generate sufficient cash to service or refinance its debt

        TFM's ability to satisfy its obligations under its debt in the future will depend upon TFM's future performance, including its ability to increase revenues significantly and control expenses. TFM's future operating performance depends upon prevailing economic, financial, business and competitive conditions and other factors, many of which are beyond its control.

        If TFM's cash flow from operations is insufficient to satisfy its obligations, TFM may take specific actions, including delaying or reducing capital expenditures, attempting to refinance its debt at or prior to its maturity or, in the absence of such refinancing, attempting to sell assets quickly in order to make up for any shortfall in payments under circumstances that might not be favorable to getting the best price for the assets, or seeking additional equity capital. TFM's ability to refinance its debt and take other actions will depend on, among other things, its financial condition at the time, the restrictions in the instruments governing its debt and other factors, including market conditions, beyond TFM's control. TFM may be unable to take any of these actions on satisfactory terms or in a timely manner. Further, any of these actions may not be sufficient to allow TFM to meet its debt obligations. TFM's indentures and commercial paper credit agreement limit its ability to take certain of these actions. TFM's failure to successfully undertake any of these actions or to earn enough revenues to pay its debts, or significant increases in the peso cost to service its dollar-denominated debt, could materially and adversely affect TFM's business or operations.

Certain regulatory and market factors could adversely affect our ability to expand our rail transportation operations

        The trucking industry is TFM's primary competition. In February 2001, a NAFTA tribunal ruled in an arbitration between the United States and Mexico that the United States must allow Mexican trucks to cross the border and operate on U.S. highways. NAFTA called for Mexican trucks to have unrestricted access to highways in U.S. border states by 1995 and full access to all U.S. highways by January 2000. However, the United States has not followed the timetable because of concerns over Mexico's trucking safety standards. On March 14, 2002, as part of its agreement under NAFTA, the U.S. Department of Transportation issued safety rules that allow Mexican truckers to apply for operating authority to transport goods beyond the 20-mile commercial zones along the U.S.-Mexico border. These safety rules require Mexican carriers seeking to operate in the United States to pass, among other things, safety inspections, obtain valid insurance with a U.S. registered insurance company, conduct alcohol and drug testing for drivers and to obtain a U.S. Department of Transportation identification number. Mexican commercial vehicles with authority to operate beyond the commercial zones will be permitted to enter the United States only at commercial border crossings and only when a certified motor carrier safety inspector is on duty. Given these recent developments, we cannot assure you that truck transport between Mexico and the United States will not increase substantially in the future. Such an increase could affect TFM's ability to continue converting traffic to rail from truck transport because it may result in an expansion of the availability, or an improvement of the quality, of the trucking services offered in Mexico.

        In recent years, there has been significant consolidation among major North American rail carriers. The resulting merged railroads could attempt to use their size and pricing power to block other railroads' access to efficient gateways and routing options that are currently and have been historically available. We cannot assure you that further consolidation will not have an adverse effect on us.

Significant competition could adversely affect our future financial performance

        Certain of our business segments face significant competition, which could have an adverse effect on our results of operations. TFM faces significant competition from trucks and other rail carriers as well as limited competition from the shipping industry in its freight operations. Our parcel tanker and supply ship services operating in the Gulf of Mexico have faced significant competition, mainly from U.S. shipping companies. Although we expect that a recently enacted Mexican law restricting cabotage of ships (intra-Mexican movement) at Mexican ports to Mexican-owned vessels carrying the Mexican flag will reduce competition from non-Mexican companies in this sector, there can be no assurance that such competition will be reduced. In our land operations division, our trucking transport and automotive logistics services have faced intense competition, including price competition, from a large number of Mexican, U.S. and international trucking lines. For example, in late 2000, we lost our long-term contract with Wal-Mart to a lower bidder, under which we supplied trucks that were used to deliver consumer goods from Wal-Mart warehouses to retail outlets throughout Mexico. Although we successfully re-established Wal-Mart as a client in the latter part of 2001 and continue to provide them with trucking services, we can not assure you that we will not lose business in the future due to our inability to respond to competitive pressures by decreasing our prices without adversely affecting our gross margins and operational results.

        The trucking industry is TFM's primary competition. TFM also faces significant competition in some industry segments from other railroads, in particular Ferrocarril Mexicano, S.A. de C.V. ("Ferromex"), which operates the Pacific-North Rail Lines. In particular, TFM has experienced, and continues to experience, competition from Ferromex with respect to the transport of grain, minerals and steel products. The rail lines operated by Ferromex run from Guadalajara and Mexico City to four U.S. border crossings west of Laredo, Texas, providing a potential alternative to TFM's routes for the transport of freight from those cities to the U.S. border. Ferromex directly competes with TFM in some areas of its service territory, including Tampico, Saltillo, Monterrey and Mexico City. Ferrocarril del Sureste, S.A. de C.V. ("Ferrosur"), which operates the Southeast Rail Lines, also competes directly with TFM for traffic to and from southeastern Mexico. Ferrosur, like TFM, serves Mexico City, Puebla and Veracruz. Ferromex and Ferrosur are privately owned companies that may have greater financial resources than TFM. Among other things, this advantage may give them greater ability to reduce freight prices. Price reductions by competitors would make TFM's freight services less competitive and we cannot assure you that TFM would be able to match these rate reductions.

        Under TFM's concession, TFM must grant to Ferromex the right to operate over a north-south portion of its rail lines between Ramos Arizpe near Monterrey and the city of Querétaro that constitutes over 600 kilometers of TFM's main track. Using these trackage rights, Ferromex may be able to compete with TFM over its rail lines for traffic between Mexico City and the United States. TFM's concession also requires it to grant rights to use certain portions of its tracks to Ferrosur and the "belt railroad" operated in the greater Mexico City area by the Ferrocarril y Terminal del Valle de México, S.A. de C.V. (the Mexico City Railroad and Terminal), thereby providing Ferrosur with more efficient access to certain Mexico City industries. As a result of having to grant trackage rights to other railroads, TFM incurs additional maintenance costs and also loses the flexibility of using its tracks at all times.

        Ferromex and Ferrosur recently announced that they agreed to the acquisition of Ferrosur by Ferromex. TFM filed a notice with the Mexican Antitrust Commission objecting to the proposed acquisition on the grounds that it would limit competition. The acquisition was reviewed by the Mexican Antitrust Commission and on May 16, 2002 the Mexican Antitrust Commission announced that it notified Ferromex that it has denied authorization to consummate the acquisition on antitrust grounds. Ferromex subsequently filed an appeal for review of the order, and on September 18, 2002, the Mexican Antitrust Commission confirmed its prior ruling denying authorization to consummation of the acquisition. Ferromex may request the Federal Courts in Mexico to review the decision of the Mexican Antitrust Commission. If the acquisition is completed, the resulting railroad would operate the largest rail system in Mexico, and we cannot assure you that this would not have a material adverse effect on our operations, particularly on the revenues generated by our route between Mexico City and the port of Veracruz.

        We operate our port and terminal facilities, as well as our tugboat services, under long-term concessions granted by the Mexican government. We have concessions to operate cargo terminals at the ports of Manzanillo, Veracruz and Acapulco, as well as cruise ship terminals on the Caribbean islands of Cozumel and Progreso. We anticipate that over the next several years the Mexican government will grant a series of concessions to private entities to operate facilities at ports on the Pacific and Gulf of Mexico coasts. These and any other future concessions and privatizations of ports and related services will increase competition in this sector and could adversely affect our operations.

The rates for trackage rights set by the Ministry of Transportation may not adequately compensate TFM

        Pursuant to TFM's concession, TFM is required to grant rights to use portions of its tracks to Ferromex, Ferrosur and the Mexico City Railroad and Terminal. Applicable law stipulates that Ferromex, Ferrosur and the Mexico City Railroad and Terminal are required to grant to TFM rights to use portions of their tracks. Applicable law provides that the Ministry of Transportation is entitled to set the rates in the event that TFM and the party to whom it is granting the rights cannot agree on a rate. TFM and Ferromex have not been able to agree upon the rates each of them is required to pay the other for interline services and haulage and trackage rights. Therefore, in accordance with TFM's rights under the Mexican railroad services law and regulations, in February 2001, TFM initiated an administrative proceeding requesting a determination of such rates by the Ministry of Transportation, which subsequently issued a ruling.

        Although the Ministry of Transportation's ruling establishes rates using the criteria set forth in the Mexican railroad services law and regulations, TFM is appealing the ruling on the grounds that it fails to establish rates for interline services and because TFM disagrees with the methodology applied to the criteria in calculating the trackage rights rates. TFM also intends to request a suspension of the effectiveness of the ruling pending resolution of its appeal. We cannot predict whether TFM will ultimately prevail in this proceeding and whether the rates TFM is ultimately allowed to charge will be adequate to compensate it. See "The Company—Railroad Operations" for more information.

If our time charter arrangements are terminated or expire, our business could be adversely affected

        We currently time charter three product tankers to PEMEX. A fourth product tanker time charter expired in December 2002, and the vessel is currently working under spot conditions. In the event that our time charter arrangements with PEMEX are terminated or expire, we will be required to seek new time charter arrangements for these vessels. We cannot be sure that time charters will be available for the vessels following termination or expiration or that time charter rates in effect at the time of such termination or expiration will be comparable to those in effect under the existing time charters or in the present market. In the event that time charters are not available on terms acceptable to us, we may employ those tankers in the spot market. Because charter rates in the spot market are subject to greater fluctuation than time charter rates, any failure to maintain existing, or enter into comparable, charter arrangements could adversely affect our operating results.

Recent terrorist activities and geopolitical events and their consequences could adversely affect our operations

        As a result of the terrorist attacks in the United States on September 11, 2001, and the recent commencement of armed hostilities involving, among others, the United States and Iraq, there has been increased short-term market volatility, and there may be long-term effects on U.S. and world economies and markets.

        Terrorist attacks may negatively affect our operations. The continued threat of terrorism within the United States and abroad and the potential for military action and heightened security measures in response to such threat may cause significant disruption to commerce throughout the world, including restrictions on cross-border transport and trade. In addition, related political events may cause a lengthy period of uncertainty that may adversely affect our business. There can be no assurance that there will not be further large-scale terrorist attacks. Political and economic instability in other regions of the world, including the United States and Canada, may also result and could negatively impact our operations. The consequences of terrorism and the responses thereto are unpredictable and could have an adverse effect on our operations.

Downturns in the U.S. economy or in trade between the United States and Mexico would likely have adverse effects on our business and results of operations

        The level and timing of our business activity is heavily dependent upon the level of U.S.-Mexican trade and the effects of NAFTA on such trade. Downturns in the U.S. or Mexican economy or in trade between the United States and Mexico would likely have adverse effects on our business and results of operations. Our business of logistics and transportation of products traded between Mexico and the United States depends on the U.S. and Mexican markets for these products, the relative position of Mexico and the United States in these markets at any given time and tariffs or other barriers to trade. For example, the recent downturn in the U.S. economy has had an adverse effect on our revenues. This downturn may continue and could worsen, thereby having a material adverse effect on our results of operations and our ability to meet our debt service obligations as described above.

        Also, fluctuations in the peso-dollar exchange rate could lead to shifts in the types and volumes of Mexican imports and exports. Although a decrease in the level of exports of some of the commodities that we transport to the United States may be offset by a subsequent increase in imports of other commodities we haul into Mexico and vice versa, any offsetting increase might not occur on a timely basis, if at all. Future developments in U.S.-Mexican trade beyond our control may result in a reduction of freight volumes or in an unfavorable shift in the mix of products and commodities we carry.

Downturns in certain cyclical industries in which our customers operate could have adverse effects on our results of operations

        The shipping, transportation and logistics industries are highly cyclical, generally tracking the cycles of the world economy. Although transportation markets are affected by general economic conditions, there are numerous specific factors within each particular market segment that may influence operating results. Some of our customers do business in industries that are highly cyclical, including the oil and gas, automotive and agricultural sectors. Any downturn in these sectors could have a material adverse effect on our operating results. Also, some of the products we transport have had a historical pattern of price cyclicality which has typically been influenced by the general economic environment and by industry capacity and demand. For example, global steel and petrochemical prices have decreased in the past. We cannot assure you that prices and demand for these products will not decline in the future, adversely affecting those industries and, in turn, our financial results.

We are exposed to the risk of loss and liability

        Our business is affected by a number of risks, including mechanical failure of vessels and equipment, collisions, property loss of vessels and equipment, cargo loss or damage, as well as business interruption due to political circumstances in foreign countries, hostilities and labor strikes. In addition, the operation of any ocean-going vessel is subject to the inherent possibility of catastrophic marine disaster, including oil spills and other environmental accidents, and the liabilities arising from owning and operating vessels in international trade.

        We maintain insurance to cover the risk of partial or total loss of or damage to all of our assets, including, but not limited to, railtrack, rail cars, port facilities, port equipment, trucks, land facilities and offices. In particular, we maintain marine hull and machinery and war risk insurance on our vessels, which covers the risk of actual or constructive total loss. Additionally, we have protection and indemnity insurance for damage caused by our operations to third persons. We do not carry insurance covering the loss of revenue resulting from a downturn in our operations or resulting from vessel off-hire time on certain vessels. We cannot assure you that our insurance would be sufficient to cover the cost of damages suffered by us or damages to others, that any particular claim will be paid or that such insurance will continue to be available at commercially reasonable rates in the future.

We face potential environmental liability

        Our operations are subject to Mexican federal and state laws and regulations relating to the protection of the environment. The primary environmental law in Mexico is the General Law of Ecological Balance and Environmental Protection (the "Ecological Law"). The Mexican federal agency in charge of overseeing compliance with, and enforcing the federal environmental laws, is the Ministry of Environmental Protection and Natural Resources (Secretaría del Medio Ambiente y Recursos Naturales, or "Semarnat"). As part of its enforcement powers, Semarnat is empowered to bring administrative and criminal proceedings and impose economic sanctions against companies that violate environmental laws, and temporarily or even permanently close non-complying facilities. Under the Ecological Law, the Mexican government has implemented a program to protect the environment by promulgating rules concerning water, land, air and noise pollution, and hazardous substances. We are also subject to the laws of various jurisdictions and international conferences with respect to the discharge of materials into the environment. While we maintain insurance against certain of these environmental risks in an amount which we believe is consistent with amounts customarily obtained in accordance with industry norms, we cannot assure you that our insurance would be sufficient to cover damages suffered by us. We cannot predict the effect, if any, that the adoption of additional or more stringent environmental laws and regulations would have on our results of operations, cash flows or financial condition.

        Under the United States Oil Pollution Act of 1990, or "OPA 90," owners and operators of ships could be exposed to substantial liability, and in some cases, unlimited liability for removal costs and damages resulting from the discharge of oil, petroleum or related substances into United States waters by their vessels. In some jurisdictions, including the United States, claims for removal costs and damages would enable claimants to immediately seize the ships of the owning and operating company and sell them in satisfaction of a final judgment. The existence of statutes enacted by individual states of the United States on the same subject, but requiring different measures of compliance and liability, creates the potential for similar claims being brought under state law. In addition, several international conventions that impose liability for the discharge of pollutants have been adopted by other countries. We time-charter product tankers to PEMEX, which PEMEX uses to transport refined petroleum products domestically. Pursuant to these time-charters, PEMEX has the right to transport crude oil and operate internationally. We also operate three parcel tankers in the international market. See "The Company—Specialized Maritime Services." If a spill were to occur in the course of operation of one of our vessels carrying petroleum products, and such spill affected the United States or another country that had enacted legislation similar to OPA 90, we could be exposed to substantial or unlimited liability. Additionally, our vessels carry bunkers (ship fuel) and certain goods that, if spilled, under certain conditions, could cause pollution and result in substantial claims against us, including claims under OPA 90 and other United States federal, state and local laws. Our railroad operations are subject to the provisions of the Ecological Law. The regulations issued under the Ecological Law and technical environmental requirements issued by the Ministry of the Environment and Natural Resources have promulgated standards for, among other things, water discharge, water supply, emissions, noise pollution, hazardous substances and transportation and handling of hazardous and solid waste.

        As a result of the recent acquisition of Mexrail, Inc. ("Mexrail") by TFM, TFM may also incur other environmental liabilities with respect to U.S. environmental laws. The U.S. Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA" or "Superfund") and similar state laws (known as Superfund laws) impose liability for the cost of remedial or removal actions, natural resources damages and related costs at certain sites identified as posing a threat to the environment or public health. CERCLA imposes strict liability on the owners and operators of facilities in which hazardous waste and other hazardous substances are deposited or from which they are released or are likely to be released into the environment. Liability may be imposed, without regard to fault or the legality of the activity, on certain classes of persons, including the current and certain prior owners or operators of a site and persons that arranged for the disposal or treatment of hazardous substances. Liability is imposed on a joint and several basis. In addition, other potentially responsible parties, adjacent landowners or other third parties may initiate cost recovery actions or toxic tort litigation against sites subject to CERCLA or similar state laws.

Potential labor disruptions could adversely affect our financial condition and our ability to meet our obligations under our debt

        Approximately 63% of our employees are covered by a labor agreement. The compensation terms of the labor agreement are subject to renegotiation on an annual basis and all other terms are renegotiated every two years. We may not be able to negotiate these provisions favorably, and strikes, boycotts or other disruptions could occur. These potential disruptions could have a material adverse effect on our financial condition and results of operations and on our ability to meet our payment obligations under our debt.

We have a contingent obligation to purchase shares of TFM owned by the government of Mexico

        The Mexican government retained a 20% interest in TFM in connection with the privatization of TFM. By agreement, the Mexican government has reserved the right to sell its equity interest by October 31, 2003 in a public offering that must be approved by Grupo TFM and its shareholders. If a public offering of TFM shares does not occur by that date, Grupo TFM will have the obligation to purchase the government's interest at the original peso purchase price per share paid by Grupo TFM, indexed to Mexican inflation. If Grupo TFM does not purchase the government's shares, the government may require that we and KCS, either jointly or individually, purchase the government's shares at this price. The price of the government's shares, as indexed for inflation, was approximately 1,570.3 million UDIs (Investment Units Indexed to Inflation) (representing 4,935 million pesos as of July 31, 2002). This amount may be in excess of the fair market value of the government's shares. We cannot assure you that we will have sufficient resources to acquire the government's shares if required to do so, or that we will not be prohibited by debt or other agreements from completing the purchase. If the TFM Sale is completed, KCS will assume our obligation under the put agreement and indemnify us against any losses resulting from any failure on their part to satisfy in full the put obligations.

Factors Relating to Mexico

Mexico is an emerging market economy, with attendant risks to our results of operations and financial condition

        The Mexican government has exercised, and continues to exercise, significant influence over the Mexican economy. Accordingly, Mexican governmental actions concerning the economy and state-owned enterprises could have a significant impact on Mexican private sector entities in general and on us in particular, as well as on market conditions, prices and returns on Mexican securities, including our securities. The national elections held on July 2, 2000 ended 71 years of rule by the Institutional Revolutionary Party ("PRI") with the election of President Vicente Fox Quesada, a member of the National Action Party ("PAN") and resulted in the increased representation of opposition parties in the Mexican Congress and in mayoral and gubernatorial positions. Although there have not yet been any material adverse repercussions resulting from this political change, multiparty rule is still relatively new in Mexico and could result in economic or political conditions that could materially and adversely affect our operations. We cannot predict the impact that this new political landscape will have on the Mexican economy. Furthermore, our financial condition, results of operations and prospects and, consequently, the market price for our securities, may be affected by currency fluctuations, inflation, interest rates, regulation, taxation, social instability and other political, social and economic developments in or affecting Mexico.

        The Mexican economy in the past has suffered balance of payment deficits and shortages in foreign exchange reserves. There are currently no exchange controls in Mexico; however, Mexico has imposed foreign exchange controls in the past. Pursuant to the provisions of NAFTA, if Mexico experiences serious balance of payment difficulties or the threat thereof in the future, Mexico would have the right to impose foreign exchange controls on investments made in Mexico, including those made by U.S. and Canadian investors. Any restrictive exchange control policy could adversely affect our ability to obtain dollars or to convert pesos into dollars for purposes of making interest and principal payments to noteholders, to the extent that we may have to effect those conversions. This could have a material adverse effect on our business and financial condition.

        Securities of companies in emerging market countries tend to be influenced by economic and market conditions in other emerging market countries. Emerging market countries, including Argentina and Brazil, have recently been experiencing significant economic downturns and market volatility. These events have had an adverse effect on the economic conditions and securities markets of emerging market countries, including Mexico.

Any devaluation of the peso would cause the peso cost of our dollar-denominated debt to increase, adversely affecting our ability to make payments on our indebtedness

        After a five-year period of controlled devaluation of the peso, on December 19, 1994, the value of the peso dropped sharply as a result of pressure against the currency. Although the peso has been appreciating relative to the dollar over the past few years, the peso depreciated 6.22% against the dollar from January 2002 to June 2002. Any additional devaluation in the peso would cause the peso cost of our dollar-denominated debt to increase. In addition, currency instability may affect the balance of trade between the United States and Mexico.

Mexico may experience high levels of inflation in the future which could adversely affect our results of operations

        Mexico has a history of high levels of inflation, and may experience inflation in the future. During most of the 1980s and during the mid- and late-1990s, Mexico experienced periods of high levels of inflation. The annual rates of inflation, for the last five years, as measured by changes in the National Consumer Price Index, as provided by Banco de México, were:

1997	15.72%
1998	18.61%
1999	12.32%
2000	8.96%
2001	4.40%
2002	5.70%

        A substantial increase in the Mexican inflation rate would have the effect of increasing some of our costs, which could adversely affect our results of operations and financial condition, as well as the market value of our securities. High levels of inflation may also affect the balance of trade between Mexico and the United States, and other countries, which could adversely affect our results of operations.

Investors may be unable to enforce judgments against us

        We are a stock corporation organized under the laws of Mexico. Most of our directors and executive officers are residents of Mexico, and all or a significant portion of their assets and most of our assets are located in Mexico. As a result, it may not be possible for investors to effect service of process outside Mexico upon us or our directors or executive officers. In addition, there is doubt as to the enforceability against us and our directors and executive officers, in original actions in Mexican courts, of liabilities predicated solely on the United States federal securities laws and as to the enforceability against us and our directors and executive officers in Mexican courts of judgments of United States courts obtained in actions predicated upon the civil liability provisions of the United States federal securities laws.

THE EXCHANGE OFFERS AND CONSENT SOLICITATIONS

General

        We are making exchange offers in respect of up to the full principal amount outstanding of our 2003 notes and up to the full principal amount outstanding of our 2006 notes.

        For each $1,000 principal amount of our existing notes properly tendered, we are offering $1,000 principal amount of our unissued 12% Senior Notes due 2004, plus accrued interest to, but not including, the settlement date.

        The new notes will be issued, and all cash payments will be made, on the settlement date (the third business day following the expiration date, or as soon as practicable thereafter).

        All payments required to be made in connection with the exchange offers shall be made free of any withholding taxes or deductions.

        Existing notes may be tendered and will be accepted for exchange only in denominations of $1,000 principal amount and integral multiples thereof. The exchange agent will act as agent for the tendering holders of existing notes for the purposes of receiving any cash payments and new notes from us.

        We reserve the right, in our absolute discretion, to purchase or make offers to purchase any existing notes that remain outstanding subsequent to the expiration date for the exchange offers in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of these exchange offers. Any such purchases or offers to purchase will not be made except in accordance with applicable law.

        As of the date of this prospectus, $176,875,000 aggregate principal amount of the 2003 notes and $200,000,000 aggregate principal amount of 2006 notes are outstanding and we had received tenders of $                    , or approximately          %, of the aggregate principal of the 2003 notes and $            , or approximately          %, of the aggregate principal amount of the 2006 notes. In conjunction with the amendment to the exchange offers described in this prospectus, we will promptly return all previously tendered existing notes and any tender of existing notes made prior to the date of this prospectus will be null and void. Any holder of existing notes that wishes to participate in the exchange offers must tender their existing notes on or after the date of this prospectus, even if such existing notes have been previously tendered to us for exchange. The CUSIP number of the 2003 notes is 893868AA7 and the ISIN number of the 2003 notes is US893868AA72. The CUSIP number of the 2006 notes is 893868AC3 and the ISIN number of the 2006 notes is US893868AC39.

        You should carefully review the information included under "Risk Factors." You should understand that an investment in the new notes involves a high degree of risk, including the significant possibility of loss of your entire investment in the new notes.

The Consent Solicitations

        Concurrently with the exchange offers, we are soliciting consents to the proposed amendments to the indentures governing the existing notes from holders of each series of existing notes. Holders of existing notes of such series may give their consent to the proposed amendments applicable to such series only by tendering their existing notes in the exchange offers and will be deemed to have given their consent by so tendering. See "The Proposed Amendments."

  Required Consents

        Consents must be received from holders of a majority in aggregate outstanding principal amount of a series of existing notes to amend the indenture governing that series of existing notes in the manner contemplated by the proposed amendments. It is a condition of the exchange offers, which we may choose to waive in our discretion, that as of the expiration of the exchange offers we receive valid and unrevoked tenders and consents representing at least 80% in aggregate outstanding principal amount of the 2003 notes and a majority in aggregate outstanding principal amount of the 2006 notes pursuant to the exchange offers.

        If the required consents are received with respect to a series of existing notes and the respective exchange offer is consummated, we and the respective trustee will execute a supplemental indenture to the applicable indenture setting forth the proposed amendments in respect of each series and this supplemental indenture will become operative immediately after the settlement date of the exchange offer. Each non-exchanging holder of that series of existing notes will be bound by the applicable supplemental indenture, even if the holder did not give its consent. Each of the indentures, without giving effect to the proposed amendments, will remain in effect until the proposed amendments becomes operative. If the exchange offers are terminated or withdrawn, the proposed amendments will not become operative. See "The Proposed Amendments."

  Withdrawal of Consents

        Tenders for exchange of existing notes that are made on or after the date of this prospectus are irrevocable and may not be withdrawn.

Conditions to the Exchange Offers

        Notwithstanding any other provisions of the exchange offers, or any extension of the exchange offers, we will not be required to make any cash payments or issue new notes pursuant to the exchange offers, and we may terminate either or both of these exchange offers or, at our option, modify, extend or otherwise amend either or both of these exchange offers at any time prior to or concurrently with the expiration date if any of the following conditions have not been satisfied or waived:

  (1)
  we shall have received valid and unrevoked tenders representing at least 80% in aggregate outstanding principal amount of the 2003 notes and a majority in aggregate outstanding principal amount of the 2006 notes pursuant to the exchange offers;
  (2)
  due consents, authorization and approvals from all governmental and regulatory authorities shall have been received in respect of the exchange of the new notes for the existing notes, the issuance of the new notes, and the making of the cash payments, and such consents, authorizations and approvals shall remain in full force and effect, without the imposition of any condition that, in our reasonable judgment, could materially adversely affect our business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects and that of our subsidiaries, taken as a whole, or materially impair the contemplated benefits to us of the exchange offers or the exchange of new notes for existing notes under the exchange offers;
  (3)
  no action or event shall have occurred or been threatened, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered, enforced or deemed applicable to the exchange offers, the exchange of new notes for existing notes under the exchange offers, by or before any court or governmental regulatory or administrative agency, authority or tribunal, that either:

  (a)
  challenges the making of the exchange offers, the exchange of new notes for existing notes under the exchange offers, or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of or might otherwise adversely affect in any material manner, the exchange offers, or the exchange of new notes for existing notes under the exchange offers; or
  (b)
  in our reasonable judgment, could materially adversely affect our business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects and that of our subsidiaries, taken as a whole, or materially impair the contemplated benefits to us of the exchange offers or the exchange of new notes for existing notes under the exchange offers;

  (4)
  there shall not have occurred (a) any general suspension of or limitation on trading in securities in Mexico, the United States or other financial markets, including the over-the-counter market (whether or not mandatory), (b) any material adverse change in our business, financial conditions, results of operations or prospects or in the price of the existing notes, (c) a material impairment in the general trading market for debt securities, (d) a declaration of a banking moratorium in Mexico, the United States or other major financial markets (whether or not mandatory), (e) a commencement of a war, armed hostilities or other national or international crisis directly or indirectly relating to Mexico or the United States, (f) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions, (g) any material adverse change in political or economic conditions in Mexico or in securities or financial markets in Mexico, the United States or other international securities or financial markets generally, (h) a material change in the Mexican or U.S. currency exchange rates or a general suspension of or material limitation on the markets therefor or (i) in the case of any of the foregoing existing at the time of the commencement of the exchange offers, a material acceleration or worsening thereof;
  (5)
  we shall not have received notice from any regulatory authority that the exchange offers are in violation of the laws of its jurisdiction;
  (6)
  the trustees with respect to the existing notes shall not have objected in any respect to, or taken any action that could, in our reasonable judgment, adversely affect the consummation of (a) the exchange offers and the exchange of cash and new notes for existing notes under the exchange offers, or (b) the consent solicitations and the effectiveness of the proposed amendments; nor shall the trustees, with respect to the existing notes have taken any action that challenges the validity or effectiveness of the procedures used by us in making (y) the exchange offers and the exchange of the existing notes under the exchange offers, or (z) the consent solicitations and the obtaining of consents;
  (7)
  the agreements for the Port Sale or the TFM Sale shall not have been terminated and we shall not have determined in our reasonable judgment that the conditions to Port Sale or the TFM Sale will not be satisfied; and
  (8)
  we shall not have determined in our reasonable judgment that the Company will have financing or other cash resources available to it to allow it to repay, refinance or repurchase the 2003 notes.

        The foregoing conditions are for our sole benefit and may be waived by us in whole or in part, and with respect to either or both series of the existing notes in our reasonable discretion. Any determination made by us concerning an event, development or circumstance described or referred to above shall be conclusive and binding.

Expiration Date; Extensions; Amendments; Termination

        The expiration date for the exchange offers will be 5:00 p.m., New York City time, on                  , 2003, subject to our right to extend the expiration date in respect of either or both series of existing notes in our sole discretion.

        With respect to the existing notes, we may, at any time before or concurrently with the expiration date for the exchange offers:

  (1)
  if we reasonably conclude that the conditions to either or both of the exchange offers will not be satisfied, terminate either or both of the exchange offers with respect to the existing notes;
  (2)
  modify, extend or otherwise amend either or both of the exchange offers with respect to the existing notes and retain all tendered existing notes until the expiration date, as extended, of the exchange offers, subject, however, to the withdrawal rights of holders (see "Withdrawal Rights"); or

  (3)
  waive the unsatisfied conditions with respect to either or both of the exchange offers and accept all existing notes tendered and not previously withdrawn.

        We will give oral (promptly confirmed in writing) or written notice of such delay, termination, extension or amendment to the exchange agent and the existing noteholders. If the exchange offers are amended in a manner that we determine constitutes a material change, we will extend the exchange offers to ensure that they remain open for a period sufficient to allow holders the opportunity to consider information regarding such change (or, if applicable, such longer period as is required by law) from the date that such material change is first published or sent or given to existing noteholders. Five business days will be deemed a sufficient period for these purposes, except that in the event that the exchange offers are amended to change either the percentage of existing notes being sought or the consideration offered, we will ensure that the exchange offers remain open for a period of at least 10 days following such notice. Any change in the consideration offered to holders of existing notes pursuant to the exchange offers will be paid to all holders whose existing notes have previously been tendered and not withdrawn pursuant to the exchange offers. There can be no assurance that we will exercise our right to extend, terminate or amend the exchange offers.

        We will announce any extension, amendment or termination of either or both of the exchange offers by 9:00 a.m., New York City time, on the business day following such action through a press release or such other means of announcement as we deem appropriate. Without limiting the manner in which we may choose to make such announcements, a press release given to the Dow Jones News Service, with a copy to DTC, Euroclear and Clearstream, Luxembourg, will, in all cases, be deemed sufficient means of announcement.

Effect of Tender

        Any tender by an existing noteholder (and our subsequent acceptance of such tender) of any existing notes will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the exchange offers described herein and in the letter of transmittal. The acceptance of the exchange offers by a tendering holder of existing notes will constitute the agreement by that holder to deliver good and marketable title to the tendered existing notes, free and clear of any and all liens, restrictions, charges, adverse claims, pledges, security interests, encumbrances or rights of any kind of third parties. We reserve the right to waive, in our absolute discretion, any defects, irregularities or conditions of tender as to particular existing notes, whether or not waived in the case of other existing notes.

Letter of Transmittal; Representations, Warranties and Covenants of Holders of Existing Notes

        Upon tender of any existing notes, a holder, or the beneficial owner of such existing notes on behalf of which the holder has tendered, will be deemed, among other things, to:

  (1)
  irrevocably sell, assign and transfer to or upon our order or the order of our nominee, all right, title and interest in and to, and any and all claims in respect of or arising or having arisen as a result of such holder's status as a holder of, all existing notes tendered thereby, such that thereafter it shall have no contractual or other rights or claims in law or equity against us or any fiduciary, trustee, fiscal agent or other person connected with the existing notes arising under, from or in connection with such existing notes;
  (2)
  waive any and all rights with respect to the existing notes tendered thereby (including, without limitation, any existing, past or continuing defaults and their consequences in respect of such existing notes); and
  (3)
  release and discharge us and the trustee from any and all claims such holder may have, now or in the future, arising out of or related to the existing notes tendered thereby, including, without limitation, any claims that such holder is entitled to receive additional principal or interest payments with respect to the existing notes tendered thereby (other than as expressly provided in this prospectus and the letter of transmittal) or to participate in any redemption or defeasance of the existing notes tendered thereby.

        In addition, such holder of existing notes, or the beneficial owner of such existing notes on behalf of which the holder has tendered, will be deemed to acknowledge, represent, warrant and agree that:

  (1)
  it has received this prospectus;
  (2)
  it is the beneficial owner (as defined below) of, or a duly authorized representative of one or more such beneficial owners of, the existing notes tendered thereby and it has full power and authority to execute the letter of transmittal and make the representations, warranties and agreements made thereby, and has full power and authority to tender, sell, assign and transfer the existing notes tendered thereby;
  (3)
  the existing notes being tendered thereby were owned as of the date of tender, free and clear of any liens, charges, claims, encumbrances, interests and restrictions of any kind, and we will acquire good, indefeasible and unencumbered title to such existing notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind, when we accept the same;
  (4)
  it will not sell, pledge, hypothecate or otherwise encumber or transfer any existing notes tendered thereby from the date of the letter of transmittal and agrees that any purported sale, pledge, hypothecation or other encumbrance or transfer will be void and of no effect;
  (5)
  in evaluating the exchange offers and in making its decision whether to participate therein by submitting a letter of transmittal and tendering its existing notes, such holder has made its own independent appraisal of the matters referred to herein and in any related communications and is not relying on any statement, representation or warranty, express or implied, made to such holder by us, the exchange agent, the information agent or the dealer manager other than those contained in this prospectus (as supplemented to the expiration date);
  (6)
  the execution and delivery of the letter of transmittal shall constitute an undertaking to execute any further documents and give any further assurances that may be required in connection with any of the foregoing, in each case on and subject to the terms and conditions set out or referred to in this prospectus;
  (7)
  the tender of existing notes shall, subject to the terms and conditions of the exchange offers generally, constitute the irrevocable appointment of the exchange agent as its attorney and agent, and an irrevocable instruction to such attorney and agent to complete and execute all or any form(s) of transfer and other document(s) deemed necessary in the opinion of such attorney and agent in relation to the existing notes tendered thereby in favor of us or such other person or persons as we may direct and to deliver such form(s) of transfer and other document(s) in the attorney's and agent's opinion and other document(s) of title relating to such existing notes' registration and to execute all such other documents and to do all such other acts and things as may be in the opinion of such attorney or agent necessary or expedient for the purpose of, or in connection with, the acceptance of the exchange offers, and to vest in us or our nominees such existing notes;
  (8)
  the terms and conditions of the exchange offers shall be deemed to be incorporated in, and form a part of, the letter of transmittal which shall be read and construed accordingly; and
  (9)
  we and others will rely upon the truth and accuracy of the foregoing acknowledgments, representations, warranties and agreements, and that if any of the acknowledgements, representations, warranties and agreements deemed to have been made by it by its participation in the exchange offers or its acquisition of the new notes are no longer accurate, it will promptly notify us.

        The representations and warranties and agreements of a holder tendering existing notes shall be deemed to be repeated and reconfirmed on and as of the expiration date and the settlement date. For purposes of this prospectus, the "beneficial owner" of any existing notes shall mean any holder that exercises sole investment discretion with respect to such existing notes.

Acceptance of the Existing Notes for Exchange; Delivery of our New Notes

        Upon satisfaction or waiver of all of the conditions to the exchange offers, all existing notes properly tendered and not withdrawn will be accepted and the applicable cash payments will be made and new notes will be issued on the settlement date. For purposes of the exchange offers, existing notes shall be deemed to have been accepted as validly tendered for exchange if and when we have given written notice to the exchange agent.

        In all cases, payments of cash and issuance of new notes for existing notes that are accepted for exchange pursuant to the exchange offers will be made only after timely receipt by the exchange agent of:

  •
  either (a) an agent's message and a timely book-entry confirmation of a book-entry transfer of the existing notes to the exchange agent's account at the book-entry transfer facility or (b) receipt of a properly completed and duly executed letter of transmittal together with the existing notes specified therein; and
  •
  all other required documents.

        If any tendered existing notes are not accepted for any reason, the unaccepted or nonexchanged existing notes will be promptly returned to the holder who tendered such existing notes after the expiration or termination of the exchange offers.

Procedures for Tendering

        Existing notes tendered in the exchange offers must be in denominations of $1,000 principal amount and any integral multiple of $1,000.

        When you tender your existing notes, and we accept the existing notes, this will constitute a binding agreement between you and us, subject to the terms and conditions set forth in this prospectus and the enclosed letter of transmittal.

        In conjunction with the amendment to the exchange offers described in this prospectus, we will promptly return all previously tendered existing notes and any tender of existing notes made prior to the date of this prospectus will be null and void. Any holder of existing notes that wishes to participate in the exchange offers must tender their notes on or after the date of this prospectus, even if such notes have been previously tendered to us for exchange.

        If your existing notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender them in the exchange offers, you should promptly contact the person in whose name the existing notes are registered and instruct that person to tender on your behalf.

        If your existing notes are held by you as physical certificates registered in your name, and you wish to tender them in the exchange offers, you must (a) deliver these existing notes to a broker, dealer, commercial bank, trust company or other custodian that can act on your behalf and that has an account at DTC and (b) instruct this custodian to tender your existing notes on your behalf. We are requiring this because the new notes will be available only in book-entry form through accounts at DTC. Since you would anyway be required to provide a DTC account that could receive the new notes, we are requiring you tender your existing notes through a DTC account also. If you need any assistance doing this, contact the information agent at its phone number listed on the back of this prospectus.

        If your existing notes are held through Euroclear or Clearstream, Luxembourg, you must comply with the procedures established by Euroclear or Clearstream, Luxembourg, as applicable, for the exchange offers. Euroclear and Clearstream, Luxembourg intend to collect from their direct participants

(a) instructions to (1) tender existing notes held by them on behalf of their direct participants in the exchange offers, (2) "block" any transfer of existing notes so tendered until the completion of the exchange offers and (3) debit their account on the settlement date in respect of all existing notes accepted for exchange by us and (b) irrevocable authorizations to disclose the names of the direct participants and information about the foregoing instructions. Upon the receipt of these instructions, Euroclear and Clearstream, Luxembourg will advise, indirectly, the exchange agent of the amount of existing notes being tendered and other required information. Euroclear and Clearstream, Luxembourg may impose additional deadlines in order to process properly these instructions. As a part of tendering through Euroclear or Clearstream, Luxembourg, you are required to become aware of any such additional deadlines.

        As of the date of this prospectus, most of the existing notes are held by the nominee of DTC. These existing notes are recorded on DTC's books in the names of DTC participants (each a "DTC participant"), who hold the existing notes for beneficial owners or other custodians.

        The exchange agent and DTC have confirmed that the exchange offers are eligible for ATOP. Accordingly, a DTC participant may only tender existing notes by electronically transmitting its acceptance of the exchange offers through the ATOP Procedures. DTC will then verify the acceptance, execute a book-entry delivery to the exchange agent's account at DTC, and send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering existing notes that are the subject of such confirmation of book-entry transfer and that such DTC participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the terms of the letter of transmittal against such DTC participant.

        The exchange agent will make a request to establish an account with respect to the existing notes at DTC for purposes of the exchange offers within two business days after the date of this prospectus. In order for a book-entry transfer to constitute a valid tender of your existing notes in the exchange offers, the exchange agent must receive a confirmation of book-entry transfer of your existing notes into the exchange agent's account at DTC prior to the expiration date. Although you need not deliver a completed letter of transmittal, when you tender your existing notes by book-entry delivery, you are still bound by the terms of the letter of transmittal.

        You should not send any documents relating to the exchange offers to us.

        We will determine all questions as to the validity, form, eligibility, including time of receipt, and acceptance of existing notes tendered for exchange in our sole discretion prior to the expiration date. Our determination shall be final and binding. We reserve the absolute right to reject any and all tenders of existing notes improperly tendered or to not accept any existing notes, the acceptance of which might be unlawful as determined by us or our counsel. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offers as to any existing notes, including the right to waive the ineligibility of any holder who seeks to tender existing notes in the exchange offers. Our interpretation of the terms and conditions of the exchange offers as to any particular existing notes, including the terms and conditions of the letter of transmittal and the accompanying instructions, will be final and binding. Unless waived, any defects or irregularities in connection with tenders of existing notes for exchange must be cured within a reasonable period of time, as we determine. None of the exchange agent, the information agent, the dealer manager nor any other person has any duty to give notification of any defect or irregularity with respect to any tender of existing notes for exchange, nor will we have any liability for failure to give this notification.

Withdrawal Rights

        Tenders for exchange of existing notes that are made on or after the date of this prospectus are irrevocable and may not be withdrawn.

Exchange Agent and Information Agent

        Citibank, N.A. has been appointed the exchange agent for the exchange offers. All correspondence in connection with the exchange offers should be sent or delivered to Citibank, N.A. at the address and facsimile number set forth on the back cover page of this prospectus. We will pay Citibank, N.A. the customary fees for its services and will reimburse it for its out-of-pocket expenses in connection therewith. Questions concerning tender procedures should be directed to the exchange agent.

        Mellon Investor Services LLC has been appointed the information agent for the exchange offers. We will pay the information agent the customary fees for this service and will reimburse it for its out-of-pocket expenses in connection therewith. Requests for additional copies of this prospectus or the letter of transmittal should be directed to Mellon Investor Services LLC. In certain circumstances, the information agent will make available electronic copies of this prospectus and the letter of transmittal.

        Holders of existing notes may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning the exchange offers.

Dealer Manager

        We have retained Citigroup Global Markets Inc. to act as dealer manager in connection with the exchange offers. We will pay a flat fee to the dealer manager for soliciting acceptances of the exchange offers if either exchange offer is consummated. The fee will be payable on the date the new notes are issued in the exchange offers. We will also reimburse the dealer manager for reasonable out-of-pocket expenses. The obligations of the dealer manager to perform such functions are subject to certain conditions. We have agreed to indemnify the dealer manager against certain liabilities, including certain liabilities under U.S. federal securities laws. Questions regarding the terms of the exchange offers may be directed to the dealer manager at the address or telephone number set forth on the back cover page of this prospectus.

        From time to time, the dealer manager has provided us with investment banking and other services for customary compensation. Citibank, N.A., an affiliate of the dealer manager, is a lender under our receivables facility and the exchange agent for the exchange offers and it and its affiliates may at times be a depository for funds of, make loans to, or perform services for us and our subsidiaries in the normal course of our business.

Solicitation Fees for 2003 Notes

        In respect of tenders on behalf of beneficial owners whose ownership equals or is less than $200,000 aggregate principal amount of 2003 notes, the dealer manager will pay a solicitation fee to soliciting dealers of an amount equal to $3.75 per $1,000 principal amount of 2003 notes for all 2003 notes that are tendered, accepted for payment and paid for pursuant to the exchange offer for the 2003 notes on behalf of such eligible beneficial owners.

        A designated soliciting dealer is an entity obtaining the tender, if a soliciting dealer designation specifying its name is duly submitted to the exchange agent and it is a DTC participant that is either (a) a broker or dealer in securities that is a member of any national securities exchange or of the NASD or (b) a foreign broker or dealer not eligible for membership in the NASD which agrees to conform to the NASD's Rules of Fair Practice in soliciting tenders outside the United States to the same extent as though it were an NASD member. DTC participants will be required to deliver a soliciting dealer designation to the exchange agent in addition to electronically submitting an acceptance of the offer through ATOP in order to designate the soliciting dealer nominated by the beneficial owner of tendered 2003 notes.

        No solicitation fee will be payable with respect to the tender of 2003 notes for which no soliciting dealer has been designated. No solicitation fee will be paid to a soliciting dealer with respect to 2003 notes tendered for such soliciting dealer's own account. If tendered 2003 notes are registered in the name of such soliciting dealer, no such fee will be payable unless such 2003 notes are held by such soliciting dealer as nominee and such 2003 notes are being tendered for the benefit of one or more other beneficial owners identified in a soliciting dealer designation. Holders should complete the "Solicited Tenders" box in the soliciting dealer designation to designate a soliciting dealer. No such fee will be payable to a soliciting dealer if such soliciting dealer is required for any reason to transfer the amount of such fee to a beneficial owner. No broker, dealer, bank, trust company or fiduciary will be deemed to be the agent of the Company, the depositary, the information agent or the dealer manager for purposes of the exchange offers.

        Soliciting dealers will include any duly designated organization that qualifies as described above even when the activities of such organization in connection with the exchange offers consist solely of forwarding to clients materials relating to the exchange offers, including the applicable Letter of Transmittal, and tendering 2003 notes as directed by beneficial owners thereof. No soliciting dealer is required to make any recommendation to holders of 2003 notes as to whether to tender or refrain from tendering in the exchange offers. No assumption is made, in making payment to any soliciting dealer, that its activities in connection with the exchange offers included any activities other than those described in this paragraph. For all purposes noted in all materials relating to the exchange offers, the term "solicit" shall be deemed to mean no more than "processing 2003 notes tendered" or "forwarding to customers materials regarding the exchange offers."

        By accepting any solicitation fee, a person shall be deemed to have represented that: (i) it has complied with the applicable requirements of the Exchange Act, and the applicable rules and regulations thereunder, in connection with such solicitation; (ii) it is entitled to such compensation for such solicitation under the terms and conditions of the exchange offer for the 2003 notes; (iii) in soliciting tenders of 2003 notes, it has used no soliciting materials other than those furnished by us; and (iv) if it is a foreign broker or dealer not eligible for membership in the NASD, it has agreed to conform to the NASD's Rules of Fair Practice in making solicitations.

        Payment of the solicitation fee will be made to the DTC account of the DTC participant that tendered the 2003 notes.

Other Fees and Expenses

        We will bear the fees and expenses of soliciting tenders of the existing notes. The principal solicitation is being made by mail; additional solicitations may, however, be made by telegraph, facsimile transmission, telephone, email or in person by the dealer manager and the information agent, as well as by our officers and other employees and those of our affiliates.

Listing of the New Notes

        We will apply to list the new notes on the New York Stock Exchange. However, as of the date of this prospectus, such application has not been filed. It is not a condition to the consummation of the exchange offers that the application be approved and that the new notes be listed on the New York Stock Exchange.

Mexican Regulatory Approval of the New Notes

        On October 1, 2002, the Comisión Nacional Bancaria de Valores of Mexico ("CNBV") approved the registration of the new notes at the Sección Especial (Special Section) of the Registro Nacional de Valores ("RNV"). Registration of the new notes at the Special Section does not imply any certification as to the investment quality of the new notes or the solvency of Grupo TMM or the accuracy or completeness of the information contained herein.

THE PROPOSED AMENDMENTS

General

        The valid tender of your existing notes in accordance with the procedures set forth in "The Exchange Offers and Consent Solicitations" will constitute your consent to the proposed amendments to the indentures governing the existing notes. You may not deliver your consent without tendering your existing notes.

        The proposed amendments in respect of each series of the existing notes are a single proposal. If you tender your existing notes you will be deemed to have consented to the proposed amendments as an entirety with respect to the notes you tender. You may not consent selectively to only some of the proposed amendments.

        To the extent the proposed amendments to the indentures governing the existing notes are adopted, the company expects that it and the trustee will execute the supplemental indentures substantially in the form set forth in Annex A and Annex B to this prospectus, giving effect to the proposed amendments on or shortly after the expiration date. The proposed amendments in respect of the existing notes will become effective only upon the consummation of the exchange offers and the effectiveness of the supplemental indentures.

        Set forth below is a brief description of the proposed amendments to be made to the indentures governing each series of the existing notes. This description is qualified by reference to the full provisions of those indentures, copies of which the information agent can provide to you.

The Amendments

Elimination of "Existence" covenant

        Under Section 5.04 of the indenture governing the 2003 notes and Section 5.4 of the indenture governing the 2006 notes, we agreed to do all things necessary to preserve our and our restricted subsidiaries' corporate existence, rights and franchises. Under the supplemental indentures, these covenants will be deleted in their entirety.

Elimination of "Maintenance of Properties; Insurance" covenant

        Section 5.05 of the indenture governing the 2003 notes and Section 5.5 of the indenture governing the 2006 notes require, among other things, that: (A) we maintain all properties used in the conduct of our and our restricted subsidiaries' businesses; and (B) we and our restricted subsidiaries maintain appropriate insurance on vessels and property used in the conduct of those businesses. Under the supplemental indentures, these provisions will be deleted in their entirety.

Elimination of "Payment of Taxes" covenant

        Section 5.06 of the indenture governing the 2003 notes and Section 5.6 of the indenture governing the 2006 notes require us, absent special circumstances, to pay all material taxes, assessments and government charges prior to delinquency. Under the supplemental indentures, these covenants will be deleted in their entirety.

Elimination of "Limitation on Restricted Payments" covenant

        Under Section 5.12 of the indenture governing the 2003 notes and Section 5.12 of the indenture governing the 2006 notes, we agreed that we and our restricted subsidiaries would not be permitted to, among other things, declare or pay any dividend or make any distribution with respect to our or their capital stock, or make certain investments, except under certain limited circumstances. Under the supplemental indentures, these covenants will be deleted in their entirety.

Elimination of "Limitations on Transactions with Affiliates" covenant

        Section 5.13 of the indenture governing the 2003 notes and Section 5.13 of the indenture governing the 2006 notes prohibit us and our restricted subsidiaries from engaging in transactions with affiliates unless certain conditions are met. Under the supplemental indentures, these covenants will be deleted in their entirety.

Elimination of "Limitation on Indebtedness" covenant

        Section 5.14 of the indenture governing the 2003 notes and Section 5.14 of the indenture governing the 2006 notes restrict us and our restricted subsidiaries from incurring additional indebtedness except in certain circumstances. Under the supplemental indentures, these covenants will be deleted in their entirety.

Elimination of "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant

        Section 5.15 of the indenture governing the 2003 notes and Section 5.15 of the indenture governing the 2006 notes restrict us and our restricted subsidiaries from, among other things, restricting the ability of our restricted subsidiaries to pay dividends or obligations owing to us or a restricted subsidiary, make loans to us or a restricted subsidiary, transfer property to us or a restricted subsidiary and, in the case of the 2003 notes, guarantee any of our indebtedness, subject to certain exceptions. Under the supplemental indentures, these covenants will be deleted in their entirety.

Elimination of "Change of Control" repurchase provisions

        Section 5.16 of the indenture governing the 2003 notes and Section 5.16 of the indenture governing the 2006 notes require us to offer to purchase all of the outstanding 2003 notes and 2006 notes, respectively, at a purchase price equal to 101% of their principal plus accrued interest within 60 days following the occurrence of a change of control. Under the supplemental indentures, these covenants will be deleted in their entirety.

Elimination of "Limitations on Liens" covenant

        Section 5.17 of the indenture governing the 2003 notes and Section 5.17 of the indenture governing the 2006 notes prohibit us and our restricted subsidiaries, subject to certain exceptions, from granting liens upon any of our or their property or assets. Under the supplemental indentures, these covenants will be deleted in their entirety.

Elimination of "Restriction on Asset Dispositions" covenant

        Section 5.18 of the indenture governing the 2003 notes and Section 5.18 of the indenture governing the 2006 notes restrict us and our restricted subsidiaries from selling assets unless certain conditions are met, and restrict the use of the proceeds from such sale. Under the supplemental indentures, these covenants will be deleted in their entirety.

Elimination of "Limitation on Sale and Leaseback Transaction" covenant

        Section 5.19 of the indenture governing the 2003 notes and Section 5.19 of the indenture governing the 2006 notes restrict our ability to engage in sale and leaseback transactions unless certain conditions are satisfied. Under the supplemental indentures, these covenants will be deleted in their entirety.

Elimination of "Limitation on the Issuance of Subordinated Indebtedness" covenant

        Section 5.20 of the indenture governing the 2003 notes prohibits us from creating or assuming any subordinated indebtedness that requires payment prior to the maturity of the 2003 notes. Under the supplemental indenture, this covenant will be deleted in its entirety.

Elimination of "Limitation on Issuance of Gurantees by Restricted Subsidiaries" covenant

        Section 5.20 of the indenture governing the 2006 notes prohibits our restricted subsidiaries from guaranteeing any of our indebtedness unless certain conditions are satisfied. Under the supplemental indenture, this covenant will be deleted in its entirety.

Amendment to "Events of Default" provisions

        Section 6.01 of the indenture governing the 2003 notes and Section 6.1 of the indenture governing the 2006 notes provide that an event of default is triggered if, among other things, (A) we fail to comply with any of the covenants and provisions described above, (B) we or any of our restricted subsidiaries default under our or such restricted subsidiary's debt obligations in excess of $10.0 million, (C) we or any of our restricted subsidiaries are subject to certain bankruptcy events or (D) we or any of our restricted subsidiaries have final judgments rendered against us or them in an aggregate amount in excess of $10.0 million. Under the supplemental indentures, these events of default will be deleted in their entirety.

Elimination of merger restrictions

        Article 11 of the indenture governing the 2003 notes and Article 11 of the indenture governing the 2006 notes prohibit us and our restricted subsidiaries from consolidating or merging or transferring all or substantially all of our assets unless certain conditions are met. Under the supplemental indentures, these restrictions will be deleted in their entirety.

Elimination of "Payments for Consent" covenant

         Section 5.23 of the indenture governing the 2003 notes restricts our and our consolidated subsidiaries' ability to make any payments for consent to any amendments to the indenture unless such payment is offered to all holders. Under the supplemental indenture, this covenant will be deleted in its entirety.

Amendment to form of note

        Section 2.03 of the indenture governing the 2003 notes and Section 2.3 of the indenture governing the 2006 notes will be amended to reflect the elimination of the covenants and events of default described above.

        Under the supplemental indentures, definitions of certain terms will be deleted and conforming modifications will be made to various sections in the indenture that relate to the deletion of the provisions described above.

        As described under "The Company—The Asset Sales—The Port Sale," we intend to apply the proceeds from the Port Sale to repurchase receivables under the receivables securitization facility and to repay outstanding short-term debt and, if necessary, to use up to $15 million for working capital and payment of expenses relating to the exchange offers, the TFM Sale and the Port Sale. The existing indentures provide that the net cash proceeds from certain asset sales, such as the Port Sale, must be used within 180 days of receipt of such net cash proceeds to (i) acquire assets in the shipping, transportation and distribution services business or (ii) repay the existing notes or other indebtedness of the company that ranks pari passu with the existing notes. If the proceeds are not applied as set forth above within such 180 day period, then the company is required to make an offer to repurchase the notes at 100% of the principal amount thereof, plus accrued interest, at any time that the aggregate amount of such proceeds not so applied exceeds $10 million. The amendments to the covenants that are being effected as a result of the exchange offers will eliminate these provisions. By tendering notes for exchange, you will be deemed to have consented to these amendments and, to the extent that any of the proceeds from the Port Sale are applied as described above prior to the completion of exchange offers, to have consented to such application of the proceeds and to have waived the requirements to apply the proceeds as set forth in the existing indentures so that no default or event of default would occur as a result of the application of the proceeds as described above. The new notes will contain covenants that are substantially similar to the covenants in the existing notes, but will permit the company to use a portion of such proceeds, not to exceed $15 million, for the company's working capital needs and to pay expenses relating to the exchange offers and the asset sales.

EXCHANGE RATES AND EXCHANGE CONTROLS

        We maintain our financial records in dollars. However, we keep our tax records in pesos. We record in our financial records the dollar equivalent of the actual peso charges for taxes at the time incurred using the prevailing exchange rate. In 2002, approximately 56% of our net consolidated revenues and 51% of our operating expenses from continuing operations were generated or incurred in dollars. Most of the remainder of our net consolidated revenues and operating expenses from continuing operations were denominated in pesos.

        The following tables set forth, for the periods and dates indicated, information regarding the noon buying rate for cable transfers payable in pesos as certified by the Federal Reserve Bank of New York for customs purposes, expressed in pesos per dollar. On December 31, 2001, the noon buying rate was 9.16 pesos per dollar. On April 11, 2003, the noon buying rate was 10.62 pesos per dollar.

Year ended December 31,	High	Low	Year-end Average(b)
	Noon Buying Rate(a)
1997	8.41	7.72	7.97
1998	10.63	8.04	9.25
1999	10.60	9.22	9.54
2000	10.09	9.19	9.46
2001	9.97	8.95	9.34
2002	10.50	8.96	9.75

(a)
Source: Federal Reserve Bank of New York.
(b)
Average of month-end rates

Month ended	High	Low
	Noon Buying Rate(a)
January 31, 2003	11.02	10.30
February 28, 2003	11.09	10.75
March 31, 2003	11.26	10.65

(a)
Source: Federal Reserve Bank of New York.

        There are currently no exchange controls in Mexico.

FINANCING FOR THE OFFERS

        We will not receive any proceeds from the exchange of our existing notes for the new notes pursuant to the exchange offers and consent solicitations. We will pay all expenses in connection with the exchange offers and consent solicitations.

        We expect to finance our cash payment obligations for accrued interest in respect of the existing notes with cash on hand at the settlement date.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our capitalization on a consolidated basis as of December 31, 2002:

  •
  on an actual basis;
  •
  as adjusted to give effect to the consummation of the exchange offers and consent solicitations assuming that all of the existing notes are validly tendered and accepted in the exchange.

        This table should be read in conjunction with "Selected Consolidated Historical Financial Data," "Unaudited Pro Forma Financial Information" and the consolidated financial statements and related notes included in this prospectus.

	As of December 31, 2002
	(Figures in Thousands of U.S. Dollars)
	Actual		As Adjusted
	(Audited)
Grupo TMM's Unsecured short term debt	$16,783		$16,783
Grupo TMM's 9.5% Senior unsecured notes due 2003	176,861		—	(3)
TFM's short term facilities due 2006	18,286		18,286
Senior convertible notes	10,866		10,866
Other short term debt	2,089	(1)	2,089

Total short term debt	224,885		48,024

Grupo TMM's New notes due May 2004			376,585	(3)

Grupo TMM's 10.25% Senior unsecured notes due 2006	199,724		—
TFM's Commercial paper program due 2004	121,836		121,836
TFM's Term loan facilities due 2006	109,714		109,714
TFM's 10.25% Senior unsecured notes due 2007	150,000		150,000
TFM's 11.75% Senior unsecured notes due 2009	443,501		443,501
TFM's 12.50% Senior unsecured notes due 2012	177,626		177,626
Other long term debt	4,427	(2)	4,427

Total long term debt	1,206,828		1,383,689

Total Debt	1,431,713		1,431,713
Minority interest	765,482		765,482
Shareholders' Equity	139,850		139,850

Total Capitalization	$2,337,045		$2,337,045

(1)
Includes US$1.8 million of our debt and US$0.3 million of TFM's debt.
(2)
Includes US$2.5 million of our debt and US$1.9 million of TFM's debt.
(3)
Reflects the reclassification of the 2003 Notes to long term as the new notes are due May 2004.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

        The following table sets forth our selected financial data. The financial information presented for the fiscal years ended December 31, 1998, 1999, 2000, 2001 and 2002 was derived from our audited consolidated financial statements contained elsewhere herein.

        The Financial Statements have been prepared in accordance with IAS, which differ in certain significant respects from U.S. GAAP. See Note 18 to our Financial Statements for the years ended December 31, 2000, 2001 and 2002 for a description of the principal differences between IAS and U.S. GAAP applicable to us.

        The following data should be read in conjunction with, and is qualified in its entirety by reference to "Operating and Financial Review and Prospects" and to our Financial Statements and the related Notes thereto included elsewhere herein.

	Years Ended December 31,
	2002	2001	2000	1999	1998
	(dollars in millions, except share and per share data)
CONSOLIDATED INCOME STATEMENT DATA (IAS):
Transportation and service revenues	$1,008.6	$1,000.1	$989.9	$844.7	$740.7
Operating income	184.0	189.1	197.6	148.3	111.1
Other (expense) income—net(b)	(35.2)	26.8	3.7	3.8	(8.7)
Interest income	8.4	15.9	7.7	7.1	12.6
Interest expense—net(a)	(183.5)	138.9	167.1	169.8	185.2
Income (loss) before benefit (provision) for income taxes, minority interest and discontinued operations	(26.3)	92.9	41.9	(10.5)	(70.2)
Benefit (provision) for income taxes	(19.8)	7.2	23.0	47.3	90.3
Income (loss) before minority interest and discontinued operations	(46.1)	100.1	64.9	36.7	20.1
Minority interest	3.4	(91.1)	(57.6)	39.9	(15.9)
Net income (loss) from continuing operations	(42.6)	8.9	7.3	76.6	4.2
Net (loss) income from discontinued operations	—	—	(5.5)	(139.3)	(13.8)
Net income (loss) for the period	(42.6)	8.9	1.7	(62.6)	(9.6)
Net income (loss) per share from continuing operations(c)	(0.748)	0.477	0.417	5.590	1.308
Net (loss) income per share from discontinued operations(c)	—	—	(0.318)	(10.161)	(4.288)
Net income (loss) per share(c)	(0.748)	0.477	0.099	(4.571)	(2.980)
Book value per share(e)	2.454	3.106	0.538	0.439	14.378
Weighted average shares outstanding (000s)	56,963	18,694	17,442	13,705	3,220
U.S. GAAP:
Transportation and service revenues	1,008.6	1,000.1	989.9	844.7	740.7
Operating income	214.0	242.3	170.9	135.4	107.7
Income (loss) before benefit (provision) for income taxes, minority interest, cumulative effect of the accounting changes, discontinued operations and extraordinary item	18.6	92.4	40.4	(7.5)	(79.7)
Net income (loss) from continuing operations	10.6	17.8	8.5	94.4	(3.6)
Net loss from discontinued operations	—	—	(4.7)	(165.2)	(16.0)
Net income (loss) for the period	10.6	17.8	(1.3)	(70.8)	(19.7)
Net income (loss) per share from continuing operations	0.187	0.954	0.491	6.891	(1.124)
Net loss per share from discontinued operations	—	—	(0.272)	(12.054)	(4.980)
Net loss per share from extraordinary item	—	—	(0.291)	—	—
Net income (loss) per share	0.187	0.954	(0.072)	(5.163)	(6.104)
BALANCE SHEET DATA (at end of period) (IAS):
Cash and cash equivalents	61.3	85.9	92.3	99.6	97.7
Restricted cash	4.3	1.6
Total current assets	401.3	413.3	359.0	504.5	436.8
Property, machinery and equipment—net	730.1	693.6	650.9	636.1	699.9
Concession rights and related assets—net	1,231.9	1,275.2	1,327.7	1,382.6	1,424.0
Discontinued assets	—	—	14.7	253.0	510.1
Total assets	2,727.2	2,818.2	2,671.2	2,946.6	3,126.9
Current portion of long term debt	214.0	333.0	72.1	404.7	233.2
Long term debt	1,206.8	953.2	1,192.8	1,045.2	1,315.5
Liabilities attributable to discontinued operations	—	—	76.6	243.9	233.2
Minority interest	765.5	1,089.4	1,104.9	1,024.5	1,057.2
Capital stock(d)	121.2	121.2	29.9	29.9	5.9
Total stockholders' equity(d)	139.8	176.9	9.4	7.6	46.3

U.S. GAAP:
Total assets	$2,800.1	$2,717.6	$2,566.5	$2,862.3	—
Long term debt	1,206.8	953.2	1,192.8	1,045.2	—
Minority interest	818.7	1,035.7	1,020.9	955.5	—
Capital stock	121.2	121.2	29.9	29.9	—
Total stockholders' equity	159.7	129.4	(9.3)	(8.1)	—
OTHER DATA (IAS):
Capital investments	307.2	110.3	105.7	83.8	$152.7
Depreciation and amortization	116.9	111.0	116.7	106.3	102.0

(a)
Interest expense net of exchange gains and losses.
(b)
Includes in the year ended December 31, 2002: a loss as a result of the sale of fixed assets, expenses related to railroad equipment provisions for doubtful accounts, loss resulting on subleasing of locomotives expenses related to non-operating assets such as track maintenance and electricity and provision for the management fee payable to Promotora Servia. Includes in 2001: a net profit as a result of the sale of fixed assets and concession rights, a gain of recovery taxes and expenses related to railroad equipment, expenses related to non-operating assets such as track maintenance and electricity, provisions for doubtful accounts, non-operating expenses and nonrecurring charges. Includes in 2000: gain on the sale of assets, premium on the sale of shares of a subsidiary and gain on the sale of subsidiaries. Includes in 1999: gain on the sale of subsidiaries.
(c)
Based on the weighted average of outstanding shares during each period, and restated to reflect the reverse stock split, which occurred in October 2001, prior to the merger of Transportación Marítima Mexicana, S.A. de C.V. with and into Grupo TMM. See "The Company." The aggregate number of Series A Shares outstanding as of December 31, 2002 was 56,963,137. See "The Company—Reclassification of Series A and Series L Shares."
(d)
The large increase from 2000 to 2001 in the figures for capital stock and total stockholders equity is a result of the merger of our predecessor, Transportación Marítima Mexicana, S.A. de C.V. with and into Grupo TMM and the additional shares issued in connection therewith. See Notes 1 and 12 of the Notes to our Financial Statements.
(e)
Book value: Results from dividing total stockholder's equity by the outstanding shares at the end of each period.

	Years Ended December 31,
	2002	2001	2000	1999	1998
	(dollars in millions)
REVENUES (IAS)
Railroad operations(a)	$712.4	$722.8	$698.6	$575.6	$480.2
Port and terminal operations	112.5	100.6	86.5	72.5	64.2
Specialized maritime services(b)(c)	123.2	119.0	133.6	123.9	161.5
Logistics operations	79.0	77.4	84.0	91.3	53.0
Intercompany revenues(g)	(18.5)	(19.7)	(12.8)	(18.6)	(18.2)

Total	$1,008.6	$1,000.1	$989.9	$844.7	$740.7

OPERATING PROFIT (IAS)(d)
Railroad operations(a)(e)	$155.7	$154.0	$168.6	$126.5	$59.2
Port and terminal operations(f)	33.4	37.0	33.5	23.4	25.2
Specialized maritime services(b)(c)	8.7	9.0	7.6	(7.5)	26.1
Logistics operations	4.0	6.3	8.3	5.8	2.8
Shared Corporate Costs	(17.8)	(17.2)	(20.4)	0.1	(2.2)

Total	$184.0	$189.1	$197.6	$148.3	$111.1

(a)
Our railroad operations consist of TFM and The Texas Mexican Railway Company (the "Tex-Mex Railway").
(b)
Specialized maritime services primarily consists of car carrier, dry bulk and refined petroleum products.
(c)
Includes a $0.6 million profit on the sale of vessels at December 31 2002; a $2.0 million gain on the sale of vessels in 2001; a $3.5 million loss on the sale of vessels in 1999; and a $13.7 million gain on the sale of vessels in 1998.
(d)
Includes estimated allocated administrative costs, in 2002, $8.5 million in ports and terminals operations, $10.2 million in specialized maritime services, $5.8 million in logistics operations, $3.8 million in Tex-Mex Railway and $18.0 million in shared corporate cost; Includes in 2001, $10.1 million in ports and terminals operations, $9.8 million in specialized maritime services, $7.8 million in logistics operations, $3.1 million in Tex-Mex Railway and $17.2 million in shared corporate cost; Includes in 2000, $7.8 million in ports and terminals operations, $8.6 million in specialized maritime services, $7.8 million in logistics operations, $3.7 million in Tex-Mex Railway and $20.3 million in shared corporate cost; in 1999: $0.5 million in the Tex-Mex Railway, $7.4 million in ports and terminals operations, $8.8 million in specialized maritime services and $7.0 million in logistics operations; and in 1998: $0.5 million in the Tex-Mex Railway, $4.0 million in port and terminal operations, $8.8 million in specialized maritime services and $2.5 million in logistics operations.
(e)
Includes in the Tex-Mex Railway a loss of $1.7 million as a result of reorganization costs in 2000 and includes a gain on the sale of fixed assets of $0.7 million in 1999.
(f)
Includes a gain on the sale of fixed assets of $1.9 million in 1999.
(g)
Represents the elimination of intercompany transactions between segments.

        Under the terms of certain indebtedness, certain subsidiaries of the company are considered "restricted subsidiaries". The following unaudited condensed financial information presents the financial position and results of operations of the company and its restricted subsidiaries, reflecting Grupo TFM under the equity method of accounting since it is not defined to be a restricted subsidiary. All supplemental information presented herein is only on an IAS basis (except as to the presentation excluding Grupo TFM) and no attempt has been made to reconcile such information to U.S. GAAP.

GRUPO TMM, S. A. without Grupo TFM
SUPPLEMENTAL UNAUDITED SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
(dollars in millions, except ratios, shares and per share data)

	Years Ended December 31,
	2002	2001	2000	1999
INCOME STATEMENT DATA (IAS):
Transportation and service revenues	$327.5	$343.9	$358.6	$329.3
Operating income(a)	28.3	33.2	31.0	25.4
Other income (expense) — net(b)	(5.4)	(7.9)	26.7	8.0
Interest income	3.4	11.5	6.2	3.3
Interest expense — net(c)	(64.3)	(54.7)	(56.9)	(64.3)
Benefit (provision) before income taxes, minority interest, and discontinued operations	(38.0)	(17.9)	7.0	(27.6)
Equity interest in Grupo TFM	(6.1)	32.7	16.0	17.4
Deferred income taxes benefits	10.4	11.8	8.9	5.9
Minority interest	(8.9)	(17.7)	(24.6)	80.8
Net income from continuing operations	(42.6)	8.2	7.3	76.6
Net loss from discontinued operations	—	—	(5.5)	(139.3)
Net income (loss)	(42.6)	8.9	1.8	(62.6)
Net income (loss) per share, basic and diluted(d)	(0.748)	0.477	0.103	(4.571)
Weighted average shares outstanding (000s), basic(d)	56,963	18,694	17,442	13,705
Weighted average shares outstanding (000s), diluted	56,963	18,694	17,442	13,705
BALANCE SHEET DATA (at end of period) (IAS):
Cash and cash equivalents	35.4	34.8	59.3	88.7
Total current assets	172.1	185.2	155.2	146.2
Concession rights and related assets — net	16.4	17.6	18.8	15.2
Property, machinery and equipment — net	120.7	184.0	167.3	169.8
Equity investments in Grupo TFM	386.2	406.3	374.1	312.6
Other non-current assets	152.9	148.9	149.1	154.9
Total assets	848.2	942	864.5	1,140.4
Current portion of long term debt	206.3	68.0	67.9	219.0
Long term debt	202.2	380.1	381.5	376.6
Minority interest	86.8	107.6	195.9	146.0
Capital stock(e)	121.2	121.2	29.9	29.9
Total stockholders' equity	139.8	176.9	9.4	7.6
OTHER DATA (IAS):
Capital investments(f)	20.2	44.4	40.3	34.4
Depreciation and amortization	30.4	29.2	27.0	26.9

(a)
Includes a $0.6 million profit on the sale of vessels in 2002; a $2.0 million gain on the sale of vessels in 2001; a $3.5 million loss on the sale of vessels in 1999; and a $13.7 million gain on the sale of vessels in 1998.

(b)
Includes in 2002: provision for the management fee payable to Promotora Servia and provisions for doubtful accounts; in 2001: provisions for doubtful accounts; in 2000: gain on the sale of assets, premium on the sale of shares of a subsidiary and gain on the sale of subsidiaries; in 1999: gain on the sale of subsidiaries.

(c)
Interest expenses net of exchange gain and losses.

(d)
Based on the weighted average of outstanding shares during each period, and restated to reflect the reverse stock split, which occurred in October 2001, prior to the merger of Transportación Marítima Mexicana, S.A. de C.V. with and into Grupo TMM. See "The Company." The aggregate number of our Series A shares outstanding as of December 31, 2002 was 56,963,137. See "The Company—Reclassification of Series A and Series L Shares."

(e)
The large increase from 2000 to 2001 in the figures for capital stock and total stockholders equity is a result of the merger of our predecessor, Transportación Marítima Mexicana, S.A. de C.V. with and into Grupo TMM and the additional shares issued in connection therewith. See Notes 1 and 12 to our consolidated Financial Statements, incorporated herein.

(f)
See "Liquidity and Capital Resources" for further details.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges on a historical basis for each of the five years in the period ended December 31, 2002, and on a pro forma basis for the year ended December 31, 2002, in each case calculated in accordance with IAS.

	For the Years Ended December 31,
	2002*	2001	2000	1999*	1998*
Historical	N/A	1.51	1.21	N/A	N/A
Pro forma	N/A	—	—	—	—

*
For historical 2002, 1999 and 1998 our earnings were insufficient to cover fixed charges by $26.8 million, $11.4 million and $70.7 million, respectively; for pro forma calculations, our earnings were insufficient to cover fixed charges by $89.3 million.

        For the purpose of computing the ratio of earnings to fixed charges, earnings include pre-tax income from continuing operations before minority interest and income or loss from equity investees, fixed charges, amortization of capitalized interest and distributed income of equity investees, net of interest capitalized and minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges include interest costs, amortization of debt expense and discount and the portion of rent that is representative of the risk factor.

        The following table sets forth our ratio of earnings to fixed charges on a historical basis for each of the three years in the period ended December 31, 2002, and on a pro forma basis for the year ended December 31, 2002, in each case calculated in accordance with U.S. GAAP.

	For the Years Ended December 31,
	2002	2001	2000	1999*
Historical	1.09	1.51	1.20	N/A
Pro forma	N/A	—	—	—

*
For historical 1999, our earnings were insufficient to cover fixed charges by $17.4 million; for pro forma calculations, our earnings were insufficient to cover fixed charges by $68.5 million.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

        The following unaudited pro forma consolidated financial information as of and for the year ended December 31, 2002, is derived from our historical audited consolidated financial statements as adjusted to give effect to:

  •
  the sale of our interest in the Ports and Terminals division to SSA for approximately $114 million. We currently expect to complete the sale in early May 2003.

  •
  the sale of our interest in Grupo TFM for $200 million in cash and $216 million related to the 18,000,000 shares of common stock of KCS, without giving effect to the potential additional payment of between $100 million and $180 million in the event that the pending VAT claim against the Mexican government by TFM is successfully resolved. We currently expect to complete the sale in the third quarter of 2003.

  •
  the consummation of the exchange offers and consent solicitations, assuming all of the existing notes are validly tendered and accepted in the exchange.

        The following unaudited pro forma income statements give effect to the above transactions as if each had occurred on January 1, 2002.

        All pro forma adjustments are described more fully in the accompanying notes. In our opinion, all adjustments have been made that are necessary to present fairly the unaudited pro forma data. Final amounts could differ from those set forth below.

        The unaudited pro forma consolidated financial information is presented for informational purposes only and does not purport to be indicative of the results of operations as of any future date or for any future period. You should read the unaudited pro forma consolidated financial information together with the accompanying notes, as well as our consolidated financial statements and accompanying notes included elsewhere in this prospectus and "Operating and Financial Review and Prospects."

        Our consolidated financial statements have been prepared in accordance with International Accounting Standards, which differ from U.S. GAAP in certain significant respects. See Note 18 to our Financial Statements for a summary of principal differences as they relate to us. All historical and pro forma information presented in the unaudited pro forma consolidated financial information has also been presented in accordance with International Accounting Standards and reconciled to U.S. GAAP.

GRUPO TMM, S. A. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED BALANCE SHEET
As of December 31, 2002
(Unaudited)
(amounts in thousands of U.S. dollars)

		Sale of Port Division Adjustment				Sale of Railroad Division Adjustment
									Debt Exchange Adjustments		Use of Proceeds Adjustments
	Actual	(1.a.)		(1.b.)		(2.a.)		(2.b.)					As Adjusted
Current assets:
Cash and cash equivalents	$61,326		$(1,302)	$113,976			$(30,248)	$406,000	$(6,060	)(4.b.)	$(303,976	)(3.a.)	$239,716
Restricted cash	4,291										(4,291)
Accounts receivable — net	138,490		(9,227)				(92,707)						36,556
Related parties	546												546
Other accounts receivable	155,821		(2,039)				(104,563)						49,219
Materials and supplies	25,995		(1,087)				(20,262)						4,646
Other current assets	14,847		(878)				(12,202)						1,767
Discontinued current assets			14,533	(14,533)			259,982	(259,982)

Total current assets	401,316			99,443				146,018	(6,060)		(308,267)		332,450
Related parties	30,336		(30,336)
Long-term accounts receivable	1,388						(1,388)
Concession rights and related assets	1,231,881		(5,724)				(1,215,486)						10,671
Property, machinery and equipment	730,073		(32,767)				(609,367)						87,939
Deferred costs and other assets	89,085		(2,285)				(34,646)	(22,873)	6,060				35,341
Equity investments	22,438						(7,435)						15,003
Deferred income taxes	220,675		3,041	(24,820	)(1.c.)		(100,973)		(2,060	)(4.c.)			95,863
Discontinued non-current assets			68,071	(68,071)			1,969,295	(1,969,295)

Total assets	$2,727,192	$		$6,552		$		$(1,846,150)	$(2,060)		$(308,267)		$577,267

GRUPO TMM, S. A. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED BALANCE SHEET (Continued)
As of December 31, 2002
(Unaudited)
(amounts in thousands of U.S. dollars)

		Sale of Port Division Adjustment		Sale of Railroad Division Adjustment
						Debt Exchange Adjustments		Use of Proceeds Adjustments		As Adjusted
	Actual	(1.a.)	(1.b.)	(2.a.)	(2.b.)
Liabilities and stockholders' equity
Short-term liabilities
Current portion of long-term debt	214,019	13,130		(18,553)		(176,875)	(4.d.)	(28,408	)(3.a.)	3,313
Suppliers	78,805	(1,608)		(62,716)						14,481
Accounts payable and accrued expenses	110,769	(3,153)		(54,475)						53,141
Related parties	32,695	(1,094)		(4,701)						26,900
Obligations for sale of receivables	56,276	(450)						(55,826	)(3.a.)
Convertible notes	10,866							(10,866	)(3.a.)
Discontinued current liabilities		(6,825)	6,825	140,445	(140,445)

Total short — term liabilities	503,430		6,825		(140,445)	(176,875)		(95,100)		97,835

GRUPO TMM, S. A. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED BALANCE SHEET (Continued)
As of December 31, 2002
(Unaudited)
(amounts in thousands of U.S. dollars)

		Sale of Port Division Adjustment			Sale of Railroad Division
								Debt Exchange		Use of Proceeds Adjustments
	Actual	(1.a.)		(1.b.)	(2.a.)		(2.b.)					As Adjusted
Long — term debt	1,206,828					(1,004,552)		176,875	(4.d.)	(182,738)	(3.a.)	196,413
Dividends payable	9,803											9,803
Reserve for pensions and seniority premiums	12,236		(73)			(1,402)						10,761
Obligations for sale of receivables	32,357		(4,357)							(28,000	)(3.a.)
Other long — term liabilities	57,206					(40,919)						16,287
Discontinued long-term liabilities			4,430	(4,430)		1,046,873	(1,046,873)

Total long — term liabilities	1,318,430			(4,430)			(1,046,873)	176,875		(210,738)		233,264

Total liabilities	1,821,860			2,395			(1,187,318)			(305,838)		331,099

Minority interest	765,482		6,344	(52,207)		(329,621)	(349,046)					40,952

Stockholders' equity
Capital stock	121,158		(20,059)	20,059		(608,257)	608,257					121,158
Retained earnings (deficit)	36,449		13,715	36,305		937,878	(918,043)	(2,060)	(2.c.)	(2,429)	(3.b.)	101,815
Initial accumulated translation loss	(17,757)											(17,757)

Total stockholders' equity	139,850		(6,344)	56,364		329,621	(309,786)	(2,060)		(2,429)		205,216

Total liabilities and stockholders' equity	$2,727,192	$		$6,552	$		$(1,846,150)	$(2,060)		$(308,267)		$577,267

Total stockholders' equity under IAS	139,850		(6,344)	56,364		329,621	(309,786)	(2,060)		(2,429)		205,216

GRUPO TMM, S. A. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED BALANCE SHEET (Continued)
As of December 31, 2002
(Unaudited)
(amounts in thousands of US dollars)

		Sale of Port Division Adjustment			Sale of Railroad Division Adjustment
								Debt Exchange Adjustments		Use of Proceeds Adjustments
	Actual	(1.a.)		(1.b.)	(2.a.)		(2.b.)				As Adjusted
U.S. GAAP Adjustments:
Deferred gain on building and vessels arising from sale and leaseback transactions — net	(8,357)	579	(5.a.)								(7,778)
Pension and seniority premium plan	66										66
Deferred taxes	65,185	(1,484	)(5.a.)		(72,099	)(5.b.)		1,420	(5.c.)		(6,978)
Interest	(38,653)	5,156	(5.a.)		38,585	(5.b.)					5,088
Deferred charges	(231)				231	(5.b.)
Investments	(3,930)										(3,930)
Dilution on sale of Mexrail	6,036										6,036
Depreciation	(459)				459	(5.b.)
Amortization	189										189
Debt issuance costs								(4,175	)(5.c.)		(4,175)

Total U.S. GAAP adjustments	19,846	4,251			(32,824)			(2,755)			(11,482)

Total stockholders' equity under U.S. GAAP	$159,696	$(2,093)		$56,364	$296,797		$(309,786)	$(4,815)		$(2,429)	$193,734

GRUPO TMM, S. A. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED INCOME STATEMENT
Year ended December 31, 2002
(Unaudited)
(amounts in thousands of US dollars, except per share amounts)

	Actual	Sale of Port Division (1.a.)	Sale of Railroad Division (2.a.)	Debt Exchange Adjustments		As Adjusted
Transportation and service revenues	$1,008,616	$(91,112)	$(694,024)			$223,480
Cost and operating expenses:
Cost and operating expenses	717,213	(53,869)	(455,745)			207,599
Depreciation and amortization	107,410	(2,960)	(82,553)			21,897

Total costs and operating expenses	824,623	(56,829)	(538,298)			229,496
Operating income	183,993	(34,283)	(155,726)			(6,016)

Other (expense) income — net	(35,192)	5,354	22,369			(7,469)

Interest income	8,399	(1,812)	(4,974)			1,613
Interest expense	(163,430)	86	102,066	(14,373	)(4.a.)	(75,651)
Exchange (loss) income — net	(20,033)	499	17,411			(2,123)

Net comprehensive financing cost	(175,064)	(1,227)	114,503	(14,373)		(76,161)

Loss before income taxes, minority interest and discontinued operations	(26,263)	(30,156)	(18,854)	(14,373)		(89,646)

(Provision) benefit for taxes	(19,801)	10,438	30,233	4,887	(4.c.)	25,757

Income before minority interest and discontinued operations	(46,064)	(19,718)	11,379	(9,486)		(63,889)

Minority interest	3,455	9,566	(4,814)			8,207

(Loss) income from continuing operations(6)	(42,609)	(10,152)	6,565	(9,486)		(55,682)

GRUPO TMM, S. A. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED INCOME STATEMENT (Continued)
Year ended December 31, 2002
(Unaudited)
(amounts in thousands of U.S. dollars, except per share amounts)

	Actual	Sale of Port Division (1.a.)			Sale of Railroad Division (2.a.)			Debt Exchange Adjustments		As Adjusted
Net income (loss) from discontinued operations			10,152			(6,565)				3,587

Net loss under IAS	$(42,609)	$			$			$(9,486)		$(52,095)

U.S. GAAP Adjustments:
Deferred gain on building and vessels arising from sale and leaseback transactions — Net	10,246		(387	)(5.a.)						9,859
Pension and seniority premium plan	(159)									(159)
Translation adjustments of U.S. GAAP adjustments	7,520		(2,704	)(5.a.)						4,816
Deferred taxes	134,600		(575	)(5.a.)		(147,530	)(5.b.)	(2,055	)(5.d.)	(15,560)
Effect of U.S. GAAP adjustments on minority interest	(92,341)		465	(5.a.)		92,041	(5.b.)			165
Deferred charges	702					(702	)(5.b.)
Investments	1,070									1,070
Dilution on sale of Mexrail	(8,111)									(8,111)
Depreciation	(459)					459	(5.b.)
Amortization	189									189
Debt issuance costs								6,043	(5.c.)	6,043

Total U.S. GAAP adjustments	53,257		(3,201)			(55,732)		3,988		(1,688)

GRUPO TMM, S. A. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED INCOME STATEMENT (Continued)
Year ended December 31, 2002
(Unaudited)
(amounts in thousands of U.S. dollars, except per share amounts)

	Actual	Sale of Port Division (1.a.)		Sale of Railroad Division (2.a.)		Debt Exchange Adjustments	As Adjusted
Income (loss) from continuing operations under U.S. GAAP	10,648		(3,201)		(55,732)	(5,498)	(53,783)

Net income from discontinued operations			3,201		55,732		58,933

Net income (loss) for the year under U.S. GAAP	$10,648	$		$		$(5,498)	$5,150

(Loss) income from continuing operations under IAS for the period per share	(0.748)		(0.178)		0.115	(0.167)	(0.978)

Net income (loss) from discontinued operations under IAS for the period per share			0.178		(0.115)		0.063

Net loss under IAS for the period per share	(0.748)					(0.167)	(0.915)

Income (loss) from continuing operations under U.S. GAAP for the period per share	0.187		(0.056)		(0.978)	(0.096)	(0.943)

Net income (loss) from discontinued operations under U.S. GAAP for the period per share			0.056		0.978		1.034

Net income (loss) under U.S. GAAP for the period per share	0.187					(0.096)	(0.91)

Weighted average of shares outstanding (thousands) for the period	56,963						56,963

Notes to Unaudited Summary Pro Forma Financial Information

1.
Pro forma adjustments to recognize the consummation of the sale of our 51% interest in the Ports and Terminals division to SSA.

a.
Reflects the elimination from the consolidated figures as of and for the year ended December 31, 2002 of the balances and operations of the company which holds the operation in the ports of Manzanillo, Veracruz, Cozumel and Progreso.

b.
Reflects the net proceeds to be received for the sale of our 51% interest in the Ports and Terminals division of approximately $114 million.

c.
Represents the decrease in the deferred income tax assets due to the tax effects of the sale of the shares of the Ports and Terminal division.

2.
Pro forma adjustments to recognize the consummation of the sale of our interest in Grupo TFM to KCS.

a.
Reflects the elimination from the consolidated figures as of and for the year ended December 31, 2002 of the balances and operations of Grupo TFM, which in turn holds TFM and Mexrail.

b.
Reflects the proceeds under the acquisition agreement with KCS where the Company will receive $200 million in cash and 18,000,000 shares of common stock from KCS with a value at December 31, 2002 of $216 million. The price used for each share was $12.00 according to market quotations as of December 31, 2002. On April 25, 2003, the closing price for shares of KCS common stock on the New York Stock Exchange was $11.21.

3.
Pro forma adjustments to recognize the use of proceeds from our Ports Sale and our interest in Grupo TFM.

a.
Proceeds in cash from the transactions mentioned in point 1. and 2. above amounting to approximately $304 million (net of $10 million of fees and expenses for the consummation of the transactions) will be used, as the best estimate of the company, to pay a portion of its short term debt, repurchase receivables outstanding under the Company's securitization program, pay the outstanding convertible notes, and the remaining balance will be used to pay a portion of its long term debt.

b.
Corresponds to the amortization of the convertible notes discount.

4.
Pro forma adjustments to recognize the consummation of the exchange offers and the consent solicitations.

a.
Reflects an additional $8.3 million for the year ended December 31, 2002 of interest expense, gross of withholding tax, as the new notes accrue interest at an assumed rate of 12.00% versus the old notes, which accrue interest at 9.5% and 10.25%, respectively. Reflects the amortization of the additional deferred financing costs of pro forma adjustment 4.b below of $6.0 million for the year ended December 31, 2002, corresponding to the service fees and transaction costs to be capitalized in connection with the exchange offers.

b.
Under IAS, the estimated professional service fees and transaction costs of $6.0 million to be incurred in connection with the exchange offers would be capitalized and amortized over the term of the new debt.

c.
Reflects the adjustments to include tax effects.

d.
Corresponds to the exchange for new notes of all of the 2003 notes.

5.
U.S. GAAP differs in the following for the above- referenced transactions:

a.
Reflects the elimination of the U.S. GAAP adjustments recognized in the consolidated figures regarding the Port and Terminal division.

b.
Reflects the elimination of the U.S. GAAP adjustments recognized in the consolidated figures regarding our interest in Grupo TFM.

c.
Under EITF 96-19, "Debtor's Accounting for a Modification of Exchange of Debt Instruments," debt modifications or exchanges which do not qualify as extinguishments, costs incurred with third parties directly attributable to the exchange or modification, amounting to $6,060 ($2,060 for deferred tax) are expensed as incurred but have not been reflected in the pro forma income statements as they are a one time charge. For IAS purposes, these cost are capitalized and amortized over the term of the new debt. Therefore, for U.S. GAAP purposes, $4.0 million expense net of taxes for the year ended December 31, 2002 was reversed in the pro forma income statements for the costs not capitalized under U.S. GAAP.

d.
Reflects the adjustments to include tax effects.

6.
The Company expects savings in corporate expenses, such as telephone charges, fax, personnel, etc. related to the sales of the port and railroad businesses, which could eventually reduce the loss from continuing operations by approximately $8.8 million. This amount is not included in the proforma figures.

7.
Additionally, Grupo TMM incurred debt pursuant to the acquisition of the shares of TFM in 1997. Since the railroad division will be sold, the Company considers the interest on the debt to be a part of discontinued operations until the debt is paid. The Company estimates that the interest expense that could be allocated to discontinued operations amounts to $35.6 million. This effect has not been considered in the proforma figures.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

Operating Results

        The following discussion should be read in conjunction with, and is qualified in its entirety by reference to, our Financial Statements and the notes thereto appearing elsewhere in this prospectus. Our Financial Statements have been prepared in accordance with IAS, which differ in certain respects from U.S. GAAP. Note 18 of the Notes to the Financial Statements provides a description of the principal differences between IAS and U.S. GAAP as they relate to us, and a reconciliation to U.S. GAAP of net income and total stockholders' equity. We were authorized by the Comisión Nacional Bancaria y de Valores (the National Banking and Securities Commission) to prepare our consolidated financial statements in dollars under IAS.

Differences between IAS and U.S. GAAP

        The principal differences between IAS and U.S. GAAP as they relate to us are those described in Note 18 of the Consolidated Financial Statement. Each of these differences affects both net income and stockholders' equity.

        The table below sets forth net income (loss) and total stockholders' equity calculated in accordance with IAS, and in accordance with IAS and U.S. GAAP for the fiscal years ended December 31, 2002, 2001 and 2000.

Net Income (Loss) and Stockholders' Equity
(in millions of dollars)

	Years Ended December 31,
	2002	2001	2000
Net income (loss) for the period
IAS	$(42.6)	$8.9	$1.7
U.S. GAAP	10.6	17.8	(1.3)
Total stockholders' equity
IAS	$139.8	$176.9	$9.4
U.S. GAAP	159.7	129.4	(9.3)

Discontinued Operations

        As of January 1, 2000, we discontinued our ocean liner operations upon completion of the sale of our 50% interest in Americana Ships Limited to our joint venture partner, CP Ships Inc. As a result, under IAS 35, "Discontinued Operations," we are required to restate our Financial Statements covering periods before the sale to distinguish our continuing business operations from the businesses in which we no longer participate in order to make them comparable to our Financial Statements for periods after the sale. Therefore, the financial data presented below for the year ended December 31, 1999 has been restated to reflect the discontinuation of our liner operations.

Critical Accounting Policies

        Our Financial Statements have been prepared in accordance with IAS, which differs in certain respects from U.S. GAAP. Note 18 to our Financial Statements provides a description of the principal differences between IAS and U.S. GAAP as they relate to us and a reconciliation to U.S. GAAP of net income (loss) and stockholders' equity.

        We have identified certain key accounting policies on which our financial condition and results of operations are dependent. These key accounting policies most often involve complex matters or are based on subjective judgments or decisions. In the opinion of our management, our most critical accounting policies under both IAS and U.S. GAAP are those related to revenue recognition, financial statement translations into U.S. dollars, use of financial instruments and deferred income taxes. For a full description of all of our accounting policies, see Note 3 to our Financial Statements herein.

        Revenue Recognition.    Voyage revenues are recognized as income at the time the voyage is completed. Revenues associated with voyages in process are deferred and recognized at the conclusion of the voyage. Railroad revenues for the relevant accounting period are recognized as income based on the shipments originated and that correspond to destinations actually reached during that period. This requires TFM's management, at the cut-off date for each accounting period, to estimate the progress of shipments during that period. In addition, with respect to interline revenues and haulage and trackage rights, TFM and the other Mexican railroads are required to agree and reconcile usage amounts on a periodic basis. TFM has had and continues to have disagreements with the other railroads with respect to such amounts and we cannot assure you that this will not continue in the future.

        Financial Statement Translations into U.S. Dollars.    In preparing our Financial Statements, we translate non-U.S. dollar currency amounts to U.S. dollars following the guidelines of Financial Accounting Standards No. 52, "Foreign Currency Translation" ("SFAS 52"), IAS 29, "Financial Reporting in Hyperinflationary Economies" ("IAS 29") and related authoritative guidance. In doing so, we have determined that the U.S. dollar is our functional currency and, therefore, we follow the historical method of translation, and resulting translation gains or losses are reflected in earnings. The determination of our functional currency is dependent upon management's judgment and involves consideration of all relevant economic facts and circumstances affecting us. We evaluate our functional currency each fiscal period. Our most subjective key functional currency indicators are cash flows and sales revenues. Changes in our business in the future may impact the determination of our functional currency for subsequent periods. In the event that our functional currency is no longer deemed to be the U.S. dollar, our results of operations, total assets and stockholders' equity in future periods could be negatively impacted.

        Financial Instruments.    Fuel expense is a significant component of our operating expenses. Fuel costs are affected by various factors including: (i) traffic levels, (ii) efficiency of operations and equipment, and (iii) fuel market conditions. We will occasionally enter into transactions to hedge against fluctuations in the price of diesel fuel purchases to protect our operating results against adverse fluctuations in fuel prices. Although we did not enter into any fuel hedging transactions in 2001 or the first six months of 2002, TFM entered into certain fuel hedging transaction in 2002. See "Quantitative and Qualitative Disclosures About Market Risks—Commodity Price Sensitivity."

        Deferred Income Taxes.    We apply the provisions of IAS 12, "Income Taxes," and SFAS 109, "Accounting for Income Taxes," which are both full liability methods. Since TFM's commencement of operations, although we have generated book profits, TFM has incurred tax losses due primarily to the accelerated tax amortization of its concession rights. TFM has recognized a deferred income tax asset for the resulting net operating loss carry forwards and may continue to recognize additional amounts in the next few years. However, our management anticipates that such net operating loss carry forwards will be realized given the long carry forward period (through the year 2046) for amortization of the concession, as well as the fact that we expect TFM to generate taxable income in the future. Our tax projections take into consideration certain assumptions, some of which are under our control and others of which are not. Key assumptions include inflation rates, currency fluctuations and future revenue growth. If our assumptions are not correct, we would have to recognize a valuation allowance on our deferred tax asset.

Accounting Changes

        On August 15, 2001, the FASB issued Statement No. 143 ("SFAS 143"), "Accounting for Asset Retirement Obligations." SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs for all entities.

SFAS 143 applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal operation of a long-lived asset, except for certain obligations of lessees. As used in SFAS 143, a legal obligation is an obligation that a party is required to settle as a result of an existing or enacted law, statute, ordinance, written or oral contract or by legal construction of a contract under the doctrine of promissory estoppel. SFAS 143 also requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS 143 is effective for fiscal years beginning after June 15, 2002.

        In April of 2002, the FASB issued Statement No. 145 ("SFAS 145"), "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." As a result, companies will no longer be allowed to classify gains and losses from extinguishments of debt as extraordinary items unless they meet the criteria of APB 30. Gains and losses from extinguishments of debt that have been classified as extraordinary in prior years that do not meet the criteria of APB 30 shall be reclassified as ordinary gains and losses on a going forward basis. In addition, SFAS 145 requires that capital leases that are modified so that the resulting lease agreement is classified as an operating lease be accounted for under the sale-leaseback provisions of SFAS 28 or 98, as applicable, instead of SFAS 13. The provisions of this Statement with regard to SFAS-4 will be effective for fiscal years beginning after May 15, 2002, and those for SFAS 13 will be effective for transactions occurring after May 15, 2002.

        In July of 2002, the FASB issued Statement No. 146 ("SFAS 146"), "Accounting for Costs Associated with Exit or Disposal Activities." This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3 ("EITF 94-3"), "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)." The principal difference between SFAS 146 and EITF 94-3 is that SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred rather than at the date of an entity's commitment to an exit plan. This Statement also revises the definition of exit costs and establishes that fair value is the objective for initial measurement of the liability. The provisions of SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged.

        We are presently evaluating the impact if any, that the adoption of the above mentioned statements will have on our Financial Statements.

Results of Operations

        Fiscal Year ended December 31, 2002 Compared to Fiscal Year ended December 31, 2001

Revenues

        Our consolidated net revenues for the year ended December 31, 2002 were $1.01 billion, compared to consolidated net revenues of $1.0 billion for the year 2001. The following table sets forth our revenues by business segment for the years ended December 2002 and 2001. Annual revenue increased over the prior year for our Ports, Specialized Maritime and Logistics operations due to new product offerings and improved product mix. These increases more than offset the decline in revenues from our Railroad Operations.

	Grupo TMM—Revenues (in millions of dollars)
	Year Ended December 31,
	2002	% of Net Consolidated Revenues	2001	% of Net Consolidated Revenues
Railroad Operations(1)	$712.3	70.6%	$722.8	72.3%
Port and Terminal Operations	112.5	11.2%	100.6	10.1%
Specialized Maritime Services(2)	123.2	12.2%	119.0	11.9%
Logistics Operations	79.1	7.8%	77.4	7.7%
Intercompany Revenues(3)	(18.5)	(1.8)%	(19.7)	(2.0)%

Total	$1,008.6	100%	$1,000.1	100%

(1)
Railroad operations consist of TFM and the Tex-Mex Railway. Revenue from TFM and the Tex-Mex Railway was $660.5 million and $51.8 million, respectively, for the year ended December 31, 2002 and $667.8 million and $55.0 million, respectively, for the year ended December 31, 2001.

(2)
The company's shipping agencies business segment was reclassified from the logistics operations division to the specialized maritime services division in January 2002.

(3)
Represents the elimination of intercompany transactions between segments.

Results by Business Units

  Railroad Operations

        Revenues for our Railroad Operations for the year ended December 31, 2002 totaled $712.3 million compared to $722.8 million for the year ended December 31, 2001, which represented a decrease of 1.5%, due primarily to stagnant trade growth, a sluggish automotive sector and the devaluation of the peso.

        The following table sets forth, by product category, Railroad Operations for the years ended December 31, 2002 and 2001, respectively.

	Railroad Revenues (in millions of dollars)
	Years Ended December 31,
Product Category	2002	% of Net Railroad Revenues	2001	% of Net Railroad Revenues
TFM — Industrial products, metals and minerals	$195.6	27.5%	$176.9	24.4%
TFM — Agro-industrial products	140.8	19.8%	167.4	23.2%
TFM — Automotive products	154.0	21.6%	171.4	23.7%
TFM — Chemical and petrochemical products	107.7	15.1%	98.6	13.6%
TFM — Intermodal freight	56.3	7.9%	42.6	6.0%
Tex-Mex Railway	51.8	7.3%	55.0	7.6%
Other	6.1	0.8%	10.9	1.5%

Total	$712.3	100%	$722.8	100%

Note: Reallocated as per December 2001 classification.

        The 10.6% growth in 2002 over 2001 in the industrial products, metals and minerals segments of TFM was primarily the result of the conversion of industrial products traffic from truck to railroad transportation. The 15.9% revenue decrease in agro-industrial products in 2002 over 2001 was mainly attributable to a higher than average yield in the 2002 Mexican grain harvest in the Sinaloa Valley which reduced grain imports from the United States. The 10.2% revenue decrease in 2002 over 2001 in the automotive products segment was a result of decreased imports and exports due to sluggish economic conditions in Mexico and the United States. Revenues in the chemical and petrochemical products category increased 9.2% in 2002 over 2001 as a consequence of transload and general conversion of these products from truck to rail transportation. The Company believes that rail transportation provides better transload efficiency and a better safety record. Intermodal freight revenues increased 32.2% in 2002 over 2001 due to the continued conversion of automotive parts traffic from truck to railroad transportation and to completed construction of intermodal yards in 2001 which resulted in expanded contracts with stacktrain operators and intermodal companies. The Tex-Mex Railway revenues in 2002 decreased by 5.8% from 2001 revenue levels due mainly to two derailments in the fourth quarter of 2002 and to the overall reduction of grain imports.

  Ports and Terminal Operations

        This division's revenues increased 11.8% in 2002 compared to 2001. In 2002, revenues at Manzanillo increased 3.6% in spite of a decline in storage revenue of $3.0 million due to an increase in container volumes of 42.8%, which accelerated in the third and fourth quarter of 2002. Revenues at Cozumel increased by 43.9% compared to 2001, as vessel calls and passenger activity increased by 77% and 82%, respectively. Cruise ship volume increased 34% at Acapulco, compared to last year. Additionally in 2002 we signed new container shipping contracts with Mediterranean Shipping.

  Specialized Maritime Services

        Revenues increased 3.6% in 2002 compared to last year. Demand for supply ships remains strong as Mexico expands production and exploration activity at oil and natural gas reserves in the Gulf of Mexico. Supply ship revenue increased by 23% in 2002.

  Logistics Operations

        Logistics revenues increased 2.1% in 2002 compared to 2001. Volume for RoadRailer products almost tripled from 3,264 loads in 2001 to 10,322 loads in 2002. While RoadRailer volume continued to grow, volume at outsourcing facilities was negatively impacted by the slow-down experienced by the automotive industry. During 2002, Ford became a new customer of the line-feeding segment of our third party logistics business. Revenues in 2002 were partially offset by the slow-down in automotive products and by a decline in truck brokerage. The trucking division continued to convert its assets into dedicated service contracts, avoiding the uncertainty of the spot market and tightened per diem rentals by reducing the loading cycle. The logistics group continues its growth in intermodal terminal operations and is adding new equipment to reduce its maintenance and rental costs.

Operating Profit

        Total costs and operating expenses increased 1.7% to $824.6 million in 2002 compared to $810.9 million in 2001, and operating profit decreased 2.7% to $184.0 million from $189.1 million in 2001, both due mainly to increased costs at the Ports, Specialized Maritime and Logistics divisions.

        The following table sets forth our operating profit by business segment for the fiscal years ended December 31, 2002 and 2001, respectively.

	Grupo TMM Operations—Operating Profit(1)(2) (in millions of dollars)
	Year Ended December 31,
	2002	2001
Railroad Operations	$155.7	$154.0
Port and Terminal Operations	33.4	37.0
Specialized Maritime Services	8.7	9.0
Logistics Operations	4.0	6.3
Shared Corporate Costs	(17.8)	(17.2)

Total	$184.0	$189.1

(1)
Operating results are as reported in our notes to our Financial Statements included elsewhere in this Annual Report.

(2)
Includes estimated allocated administrative costs. For 2002: $3.8 million in the Tex-Mex Railway, $8.5 million in Port and Terminal Operations, $10.2 million in Specialized Maritime Services, $5.8 million in Logistics Operations and $18.0 in Corporate; for 2001: $3.1 in the Tex-Mex Railway, $10.1 million in Port and Terminal Operations, $9.8 million in Specialized Maritime Services, $7.8 million in Logistics Operations and $17.2 in Corporate.

(3)
Represents shared Corporate costs.

  Railroad Operations

        Railroad operating profit for the year ended December 31, 2002 (including TFM and the Tex-Mex Railway) increased 1.1% to $155.7 million in 2002 resulting in an operating margin of 21.9% (operating ratio 78.1%) compared to $154.0 million in 2001, which resulted in an operating margin of 21.3% (operating ratio 78.7%). Total railroad operating costs and expenses, including those of TFM and the Tex-Mex Railway, amounted to $556.6 million in 2002, compared to $568.8 million in 2001, which represents a decrease of 2.1%. The decrease in 2002 was mainly attributable to (i) a net reduction of cost of fuel, materials and supplies (TFM had currency derivatives and derivative swap contracts regarding diesel), (ii) a decrease in salaries, wages and employee benefits due to an overhead reduction, and (iii) a reduction of overall costs by approximately $3.0 million at the Tex-Mex Railway during the year.

  Port and Terminal Operations

        Operating profit for the year ended December 31, 2002 decreased to $33.4 million (including $8.5 million of estimated allocated administrative costs) from $37.0 million (including $10.1 million of estimated allocated administrative costs), due primarily to an increase in security costs at Manzanillo of $2.0 million and costs incurred in expanding this port facilities for increased container volume during the second half of 2002.

  Specialized Maritime Services

        Operating profit for the year ended December 31, 2002 decreased to $8.7 million (including $10.2 million of estimated allocated administrative costs) from $9.0 million (including $9.8 of estimated allocated administrative costs). The decrease was mainly caused by increased costs incurred in routine and mandatory dry dock improvements to the division's tanker fleet during the fourth quarter of 2002.

  Logistics Operations

        Operating profit for the year ended December 31, 2002 decreased to $4.0 million (including $5.8 million of estimated allocated administrative costs) from $6.3 million (including $7.8 of estimated allocated administrative costs). The decrease resulted from sluggish automotive transportation activity at outsourced locations during the second half of 2002. The division also withdrew from other unprofitable segments, shifting from port traffic and long-haul trucking to shorter haul rail drayage activity, and eliminated certain dedicated contracts.

  Financial Income and Expenses

        Net financial expense incurred in the year ended December 31, 2002 was $175.1 million, compared to net financial expense of $123.0 million in 2001. Net financial expense includes a net exchange loss of $20.0 million in 2002 and a net exchange gain of $2.2 million in 2001. The increase in net financial expense is due in part to a 12.8% peso devaluation in 2002, which accelerated in the second half of the year; also the Company's financial obligations increased by $145 million in 2002 due to the purchase of the additional 24.6% Grupo TFM equity from the Mexican Government and accruals of TFM's discount debentures, which together accounted for $19.1 million in increased financial expense. Additionally, financial costs were impacted by premiums on sale of receivables; the coupon and premium on redemption of the convertible notes; and lower interest earned due to lower cash balances and lower interest in tax receivables.

  Other (Expense) Income-Net

        Other expense-net of $35.2 million in the year ended December 31, 2002 includes (i) extraordinary costs, such as VAT recovery related losses and provision for the management fee to Promotora Servia, (ii) expenses related to railroad equipment, (iii) provisions for doubtful accounts, (iv) a loss resulting from subleasing of locomotives, (v) expenses related to non-operating assets such as track maintenance and electricity and, (vi) a loss resulting from the sale of fixed assets. Other income-net for the year ended December 31, 2001 was of $26.8 million, which includes a gain in the sale of fixed assets.

  Taxes

        A tax provision of $19.8 million was reported in 2002 compared to a tax benefit of $7.1 million reported in 2001. The company's fiscal assets were reduced by approximately $22.0 million in 2002, of which $7.0 million was due to a change in the corporate tax rate from 35% in 2001 to 34% in 2002, mainly at TFM.

  Minority Interest

        Minority interest decreased to ($3.5) million in 2002 from $91.1 million. This significant change is mainly attributable to a one-time gain on the sale of fixed assets at TFM in 2001.

  Net Income

        The Company reported a net loss of $42.6 million in the year ended December 31, 2002, compared to net income of $8.9 million in year 2001. The net loss in 2002 resulted from a 12.8% peso devaluation in 2002, which resulted in an exchange loss that reduced net results by $20.0 million, and through a reduction in the Company's fiscal assets of approximately $22.0 million, of which $7.0 million was due to a change in the corporate tax rate, for a combined negative impact on net results of $42.0 million. NOLs, however, grew in 2002, from approximately $820.0 million at TFM and $315.0 million at TMM standalone, to $1.1 billion and $322.0 million, respectively.

Fiscal Year ended December 31, 2001 compared to Fiscal Year ended December 31, 2000

Revenues

        Our consolidated net revenues for 2001 were $1,000.1 million, which represents an increase of 1.0% compared to consolidated net revenues of $989.9 million for 2000. The following table sets forth our revenues by business segment for the fiscal years ended December 31, 2001 and 2000, respectively.

	Grupo TMM—Revenues (in millions of dollars)
	Years Ended December 31,
	2001	% of Consolidated Revenues	2000	% of Consolidated Revenues
Railroad operations	$722.8	72.3%	$698.6	70.6%
Port and terminal operations	100.6	10.1%	86.5	8.7%
Specialized maritime services	119.0	11.9%	133.6	13.5%
Logistics operations	77.4	7.7%	84.0	8.5%
Intercompany revenues*	(19.7)	(2.0)%	(12.8)	(1.3)%

Total	$1,000.1	100%	$989.9	100%

*
Represents the elimination of intercompany transactions between segments.

Results by Business Units

Railroad Operations

        Revenues for our railroad operations for the year ended December 31, 2001 totaled $722.8 million compared to $698.6 million for the year ended December 31, 2000, which represented an increase of 3.5%. The increase in 2001 was mainly attributable to an increase of approximately 7.5% in revenues derived from haulage of automotive products, with a corresponding increase of approximately 9.3% in automotive traffic volumes.

        The following table sets forth, by product category, railroad operations revenues for the years ended December 31, 2001 and 2000, respectively.

	Railroad Revenues (in millions of dollars)
	Years Ended December 31,
Product Category	2001	% of Net Railroad Revenues	2000	% of Net Railroad Revenues
TFM—industrial products, metals and minerals	$176.9	24.4%	$175.7	25.2%
TFM—agro-industrial products	167.4	23.2%	161.9	23.1%
TFM—automotive products	171.4	23.7%	159.5	22.8%
TFM—chemical and petrochemical products	98.6	13.6%	89.2	12.8%
TFM—intermodal freight	42.6	6.0%	38.8	5.6%
Tex-Mex Railway	55.0	7.6%	58.0	8.3%
Other	10.9	1.5%	15.5	2.2%

Total	$722.8	100%	$698.6	100%

Note: Reallocated as per December 2001 classification.

        The 0.7% growth in 2001 over 2000 in the industrial products, metals and minerals segment of TFM was the result of the conversion of industrial products traffic from truck to railroad transportation. The 3.4% revenue increase in agro-industrial products in 2001 over 2000 was partially attributable to enhanced traffic conversion as a result of the development of new railroad infrastructure at key locations. The 7.5% revenue increase in 2001 over 2000 in the automotive products segment was a result of increased transportation of vehicles exported to the United States and Europe from manufacturing plants in Mexico. Revenues in the chemical and petrochemical products category increased 10.5% in 2001 over 2000 as a consequence of new traffic for Cemex, S.A. de C.V and for the Comisión Federal de Electricidad, the Mexican electric utility. Intermodal freight revenues increased 9.8% in 2001 over 2000 due to the continued conversion of automotive parts traffic from truck to railroad transportation. Tex-Mex Railway revenues in 2001 decreased by 5.2% from 2000 revenue levels, caused by slower traffic due to the track rehabilitation work during the year. Revenues in 2001 for the Tex-Mex Railway were $55.0 million and accounted for 7.6% of net consolidated railroad revenues.

Ports and Terminal Operations

        Despite a worldwide slowdown, revenues from our port and terminal operations increased by 16.3% in 2001, from $86.5 million in 2000 to $100.6 million in 2001, and accounted for 10.1% of net consolidated revenues. In the latter part of 2001 we reorganized this division which resulted in an increase of productivity, as volumes in container movements increased, mainly in the port of Manzanillo, which is the best positioned port as a transhipment terminal of TMMPyT.

Specialized Maritime Services

        In 2001, specialized maritime services revenues amounted to $119.0 million and accounted for 11.9% of the total net consolidated revenues. This total represents a 10.9% decrease from total specialized maritime services revenues of $133.6 million for 2000. This decrease in revenues was mainly caused by our planned downsizing of the unprofitable car carrier division and discontinuance of the bulk shipping services division. This division currently operates only one car carrier compared to three operated in 2000. Tugboat revenues increased due to price adjustments and the car carrier division alliances were restructured to better utilize the remaining car carrier routes, which reduced losses.

Logistics Operations

        In 2001, total logistics operations revenues amounted to $77.4 million and accounted for 7.7% of the net consolidated revenues. This total represents a decrease of $6.6 million, or 7.9%, from the total logistics operations revenues generated in 2000 of $84.0 million. This decrease is mainly attributable to the sale to CP Ships Inc. of certain of our truck brokerage and agency services businesses which we estimate resulted in a $12.5 million reduction in revenues for this division. The decrease in revenues was offset, in part, by an increase in revenues from the expansion of new intermodal programs and products, such as RoadRailers. The RoadRailer program has grown from a very limited amount of traffic in the first quarter of 2001 to more than 2,000 loads in the first quarter of 2002.

Operating Profit

        Total costs and operating expenses increased to $810.9 million in 2001 compared to $792.3 million in 2000, an increase of 2.3%. In 2001, our operating profit decreased $8.5 million, or 4.3%, to $189.1 million from $197.6 million in 2000.

        The following table sets forth our operating profit (loss) by business segment for the fiscal years ended December 31, 2001 and 2000 respectively.

	Grupo TMM Operations— Operating Profit (Loss)(1)(2) (in millions of dollars)
	Years Ended December 31,
	2001	2000
Railroad Operations	$154.0	$168.6
Port and Terminal Operations	37.0	33.5
Specialized Maritime Services	9.0	7.6
Logistics Operations	6.3	8.3
Shared Corporate Costs(3)	(17.2)	(20.4)

Total Operating Profit	$189.1	$197.6

(1)
Operating results are as reported in our Financial Statements included herein.
(2)
Includes estimated allocated administrative costs: in 2001 consisting of $3.1 million in the Tex-Mex Railway, $10.1 million in Port and Terminal Operations, $9.8 million in Specialized Maritime Services, $7.8 million in Logistics Operations, and $17.2 million in Corporate and in 2000: consisting of $3.7 million in the Tex-Mex Railway, $7.8 million in Port and Terminal Operations, $8.6 million in Specialized Maritime Services, $7.8 million in Logistics Operations, and $20.4 million in Corporate.
(3)
Represents Shared Corporate Costs.

Rail Operations

        Operating profit for the year decreased to $154.0 million in 2001, a 21.3% operating margin (78.7% operating ratio), from $168.6 million in 2000 representing a 8.7% decrease and a 24.1% operating margin (75.9% operating ratio). Total operating expenses, including those of TFM and the Tex-Mex Railway, amounted to $568.8 million for the year ended December 31, 2001, compared to $530.0 million for the year ended December 31, 2000, which represents an increase of 7.3%. This increase in the operating expenses is mainly attributable to: the Tex-Mex Railway's need to upgrade and build new track, which increased costs by approximately $4 million; increased salary expenses at TFM of 16.8% to $111.6 million in 2001 as compared to 2000; an increase in the costs of purchased services at TFM of $8.8 million or 7.1% in 2001 over 2000; an increase of 49.4% in the costs of materials and supplies consumed at TFM during 2001 when compared to 2000; car hire costs, net of car hire income, and rents other than car hire which increased by 5.7% and 38.4%, respectively, in 2001 compared to 2000; and insurance costs which increased 17.2% in 2001 compared to 2000 due to an increase of claims of cargo damage and higher premium rates. These increased operating expenses were partially offset by lower fuel expenses, which decreased 12.9% in the year ended December 31, 2001 compared to the year ended December 31, 2000.

Ports and Terminals Operations

        Operating profit for 2001 increased by 10.5% to $37.0 million (including $10.1 million of estimated allocated administrative costs), which resulted in a 36.8% operating margin, from $33.5 million in 2000 (including $7.8 million of estimated allocated administrative costs). We reorganized the division in the latter part of 2001, decreasing costs and expenses and expect productivity to increase as a result of the reorganization, which we expect should increase cash flow from existing operations.

Specialized Maritime Services

        Operating profit increased to $9.0 million in 2001 (including $9.8 million of estimated allocated administrative costs) resulting in an operating margin of 7.6% compared to $7.6 million in 2000 (including $8.6 million of estimated allocated administrative costs) which resulted in an operating margin of 5.7%. Improved margins are a result of the specialized nature of these services, as well as lower prices of the fuel costs in this division.

Logistics Operations

        Operating profit for our logistics operations division was $6.3 million in 2001 (including $7.8 million of estimated allocated administrative costs) compared to $8.3 million for 2000 (including $7.8 million of estimated allocated administrative costs). This decrease resulted from increased transportation equipment costs (including operating leases and operating costs) and increased depreciation. Our 2001 operating profit was also impacted by our sale of our transportation brokerage and agency services to CP Ships, which accounted for $8 million of gross profit in 2000.

Financial Income and Expenses

        Net financial expense incurred in 2001 was $123.0 million, compared to net financial expense of $159.4 million for 2000. Net financial expense includes a net exchange gain of $2.2 million in 2001 and a net exchange loss of $1.4 million in 2000. The decrease in net financial expense is due in part to the fact that we repaid $143.0 million of debt on October 15, 2000, representing the total outstanding principal of our 8 1/2% notes, which matured on such date. This repayment of debt reduced interest expenses going forward. The decrease was also attributable to a substantial reduction in TFM's debt service which resulted from TFM using the proceeds of its commercial paper program to pay outstanding principal amounts under its senior secured facilities.

Other Income-Net

        Other income-net of $26.8 million for 2001 includes a gross gain of $60.7 million as a result of the sale of a redundant track of line sold to the Mexican government. This gain was offset in part by a write-off by TFM of certain material and equipment as a result of the improvement of rail track in the Lázaro Cárdenas to Celaya Line. Other income-net for 2000 of $3.7 included a gain from the sale of a portion of our interest in our port operations to SSA, and from an investment by EMD, a subsidiary of General Motors in TMM Multimodal.

Taxes

        Deferred taxes totaled $7.1 million for 2001 and $23.0 million for 2000. TFM realized a deferred income tax expense in the year ended December 31, 2001 due to the profit recorded from the sale of the redundant La Griega-Mariscala line which was considered taxable income. The income tax benefit in the year ended December 31, 2000 resulted from several specific provisions of Mexican Income Tax Law which permit TFM to amortize the costs of acquiring the concession rights and related assets over a six-year period for income tax purposes and to restate the costs of these assets on an annual basis to reflect the Mexican inflation rate.

Minority Interest

        Income allocated to minority interest increased to $91.1 million in 2001 compared to $57.6 million in 2000. This increase was driven mainly by the increase in the net income of Grupo TFM from $42.7 million in 2000 to $84.9 million in 2001.

Discontinued Operations

        For the fiscal year ended December 31, 2000, discontinued operations represented a $5.5 million loss, but had no effect on our 2001 results.

Net Income

        Net income increased to $8.9 million in 2001 from $1.7 million in 2000.

  Liquidity and Capital Resources

        Our business is capital intensive and requires ongoing expenditures for, among other things, improvements to ports and terminals, structures and technology, capital expenditures, leases and repair of equipment, and maintenance of our rail system and vessels. Our principal sources of liquidity consist of cash flows from operations, existing cash balances, sales of assets and debt financing.

        We are primarily a holding company and conduct the majority of our operations, and hold a substantial portion of our operating assets, through numerous direct and indirect subsidiaries. As a result, we rely on income from dividends and fees related to administrative services provided from our operating subsidiaries for our operating income, including the funds necessary to service our indebtedness. The indentures governing TFM's notes restrict TFM's ability to pay dividends under certain circumstances limit the dividends payable to an accrued maximum aggregate amount or "basket" based on Grupo TFM's accumulated consolidated net income after a specified date. In May 2002, TFM completed a consent solicitation of holders of its notes as a result of which the indentures were amended to, among other things, further restrict TFM's ability to pay dividends. The amendments eliminated the amount accrued in the dividends basket (approximately $97.5 million at March 31, 2002) with retroactive effect to April 2, 2002, as of which date the basket will again begin to accumulate. In addition, the financial ratio required for TFM to be allowed (in the absence of a relevant exception) to incur indebtedness or pay dividends under the indentures was increased to 3.0 to 1.0 until October 31, 2003, after which such ratio will decrease to 2.5 to 1.0.

        At December 31, 2002, we had $224.9 million of short term debt with a face value of $227.3 million, including $13.3 million in face value of senior convertible notes, net of the fair market value of the note-linked securities issued in connection with these convertible notes, and $176.9 million of the 2003 Notes. The senior convertible notes require weekly payments in the amount of approximately $0.7 million and have a final maturity of May 2, 2003. See "Description of Significant Indebtedness and Receivables Securitization Facility—Senior Convertible Notes." The 2003 Notes mature on May 15, 2003.

        We have entered into agreements to sell our interests in Grupo TFM, which owns TFM and through which our railroad operations are conducted, and our interest in our ports and terminals division (excluding our interest in ports at Acapulco and Tuxpan).

        On April 21, 2003, we entered into an Acquisition Agreement with KCS for the TFM Sale. Under the agreement, KCS will acquire our interest in Grupo TFM for $200 million in cash and 18,000,000 shares of Common Stock of KCS. KCS has the right to elect to pay up to $80 million of the cash portion of the purchase price by delivering shares of KCS common stock valued for that purpose at $12.50 per share. On April 25, 2003, the closing price for shares of KCS common stock on the New York Stock Exchange was $11.21. In addition, we will have the right to receive an additional amount of up to $180 million in cash in the event that the pending VAT Claim (described herein) against the Mexican government by TFM is successfully resolved. Upon completion of the TFM Sale, KCS will assume the company's obligations to make any payment upon the exercise by the Mexican government of its "put" rights for the 20% interest it holds in TFM and will indemnify the company against any obligation or liability relating to the exercise by the Mexican government of the put rights. Completion of the transaction is subject to approval by the stockholders of KCS and to the receipt of certain governmental approvals in the United States and Mexico. We currently expect that the sale will be completed in the third quarter of 2003. There is no assurance that the process required to obtain the necessary regulatory approvals will not delay the closing of the TFM Sale or that the TFM Sale will occur. See "The Company—The Asset Sales—The TFM Sale."

        In addition, on April 10, 2003, we entered into an agreement with an affiliate of SSA, our current joint venture partner in the Ports and Terminals division, for the Port Sale. The purchase price is approximately $114 million net in cash, subject to certain post-closing adjustments based on specified balance sheet items as of the closing date. Completion of the Port Sale is subject to SSA obtaining sufficient financing to complete the acquisition, to SSA's completion of its diligence investigation and to other customary conditions. We currently expect to complete the Port Sale on or before May 6, 2003. See "The Company—The Asset Sales—The Port Sale."

        Proceeds from the Port Sale will be used to repurchase receivables held by a trust created under the company's existing receivables securitization facility as required by the terms of the facility. The purchase price for such receivables will be used by the trust to repay outstanding certificates issued by the trust under the facility. As of December 31, 2002 there were $86.7 million of trust certificates outstanding. The net proceeds of the Port Sale not used to repurchase receivables will be available to reduce outstanding debt, including any untendered 2003 notes, and up to $15 million in the aggregate may be used for working capital purposes and payment of expenses relating to the exchange offers, the TFM Sale and the Port Sale. If the exchange offers are completed, cash proceeds from the TFM Sale will be used to repurchase new notes or, if the holders of new notes do not elect to have their notes repurchased, to retire other debt or for general corporate purposes.

        We have granted to the trust established under the receivables securitization facility options to acquire shares of Grupo TFM held by our subsidiary and shares of a company that holds our interest in our ports and terminals operations. If we do not repurchase assets held by the trust to provide funds to repay the outstanding certificates by the earlier of May 6, 2003 and the closing of the Port Sale, the trust has the right to exercise the call option on these shares. See "Description of Significant Indebtedness and Receivables Securitization Facility—Receivables Securitization Facility."

Our Cash Flows From Operating Activities

        We generated positive cash flows from operating activities in 2000, 2001 and 2002. Net cash provided by operating activities amounted to $97.7 million in 2002 compared to $100.1 million in 2001. This change was mainly attributable to changes in minority interest and gains on the sale of fixed assets.

        Net cash provided by operating activities amounted to $187.8 million for 2000. The increase in 2000 resulted mainly from changes in working capital, which resulted from increased collections of account receivables. Deferred income taxes and minority interest increased mainly as a result of the sale of shares of a subsidiary in October 2000. Cash flows from operating activities amounted to $100.1 million for 2001, decreasing mainly due to changes in working capital, which resulted from an increase in account receivables as a result of late payments from our customers and a long-term account receivable for the sale of the Griega-Mariscala track to the Mexican government.

        The following table summarizes cash flows from operating activities for the periods indicated.

		December 31,
	Years Ended
	2002	2001		2000
	(in thousands of dollars)
Net income from continuing operations	$(42,609)	$8,925		$7,265
Depreciation and amortization	111,780	107,468		102,425
Amortization of discount on senior secured debentures and commercial paper	29,832	49,531		45,665
Amortization of deferred financing cost	5,140	3,498		14,307
Benefit for deferred income taxes	19,801	(7,150)		(23,048)
Provision for doubtful accounts, pension and others	6,025	3,016		26,098
Minority interest	(3,455)	91,139		57,643
Gain on sale of fixed assets-net	4,075	(53,816	)(1)	(25,483)
Total changes in operating assets and liabilities	(32,883)	(102,545)		(17,072)

Net cash provided by operating activities	$97,706	$100,066		$187,800

(1)
This unrecognized gain is related to the long-term account receivable for the sale of the Griega-Mariscala track to the Mexican government.

Our Cash Flows From Investing Activities

        In 2002, net cash used in investing activities was $302.9 million and was mainly attributable to the acquisition of an additional 24.6% equity interest in Grupo TFM from the Mexican government for approximately $162.6 million, to the expenditure of $37.8 million in the acquisition of shares in subsidiaries and to the expenditure of $107 in machinery and equipment and other assets.

        Net cash used in investing activities in 2001 was $96.0 million and was mainly attributable to the acquisition of property, machinery and equipment.

        In 2001, we made $110.3 million of capital expenditures, comprised of $84.6 million for railroad equipment and construction in process, $14.0 million for specialized maritime equipment and the acquisition of shares of a subsidiary, $6.6 million for port and terminal facilities, and $5.1 million for other assets.

        Net cash provided by investing activities of $55.6 million in 2000 was attributable primarily to aggregate sales of shares in subsidiaries, sales of marketable securities, sales of machinery and equipment, and sales of other assets totaling $188.1 million. This total was partially offset by capital expenditures totaling $105.7 million consisting of railroad equipment, constructions in process for the expansion and rehabilitation of rail tracks, expansions and remodeling of port facilities, purchases of machinery and equipment and other assets, and acquisition of shares of our associated companies. See "—Capital Expenditures and Divestitures" for further details of capital expenditures relating to the years 2002, 2001 and 2000.

Our Cash Flows From Financing Activities

        In 2002, cash provided in financing activities was $180.5 million, which was primarily attributable to proceeds from TFM's 12.50% Senior Notes offering as well as proceeds from our senior convertible notes.

        In 2001, cash used in financing activities was $10.4 million, which was primarily attributable to payments and proceeds, net of commercial paper of $25.2 million, which was partially offset by cash received from the sale of account receivables.

        In 2000, cash used in financing activities amounted to $250.7 million, including $143.0 million for the payment for our 8 1/2% Notes in October 2000, $75.8 million in payments under revolving credit facilities and $20.0 million in payments related to the sale of accounts receivable. These amounts were partially offset by cash received from the sale of accounts receivables and borrowings under our commercial paper facility.

Capital Expenditures and Divestitures

        The following tables set forth our principal capital expenditures and divestitures during the last three years.

Our Principal Capital Expenditures for the Last Three Financial Years
(Millions of Dollars)

	Years Ended December 31,
	2002(a)	2001(b)	2000(c)
Capital Expenditures by Business Unit
Railroad	$283.2	$84.6	$87.2
Ports and Terminals	8.8	6.6	14.2
Specialized Maritime	2.7	14.0	0.1
Logistics	11.2	3.6	1.9
Corporate	1.3	1.5	2.3

Total	$307.2	$110.3	$105.7

(a)
In 2002 capital expenditures include: (i) Railroad: $162.6 million in the acquisition of shares from the Mexican government, $31.4 million in the acquisition of shares in subsidiaries, $19.4 million in machinery and equipment, and $69.8 million in construction in process; (ii) Ports and Terminals: $2.8 million in other fixed assets, $1.8 million in the acquisition of shares in subsidiaries and $4.2 million in construction in process; (iii) Specialized Maritime: $2.7 million in construction in process; (iv) Logistics: $6.7 million in construction in process, $4.5 million in acquisition of shares of subsidiaries, and (v) Corporate: $1.3 million in other fixed assets.

(b)
In 2001 capital expenditures include: (i) Railroad: $24.5 million in railroad equipment, $47.2 million in construction in process for the expansion and rehabilitation of rail tracks and $12.9 million in other fixed assets; (ii) Ports and Terminals: $4.5 million in construction in process for the expansion and maintenance of port and terminal facilities and $2.1 million in other fixed assets; (iii) Specialized maritime: $8.6 million in the acquisition and improvement of vessels, $4.4 million in the acquisition of shares of a subsidiary and $1.0 million in other fixed assets; (iv) Logistics: $3.6 million mainly in construction in process and other assets; and (v) Corporate: $1.5 million in strategic corporate projects and other shared fixed assets.

(c)
In 2000 capital expenditures include: (i) Railroad: $12.9 million in railroad equipment, $54.3 million in construction in process for the expansion and rehabilitation of rail tracks and $20.0 million in the acquisition of shares of our subsidiary; (ii) Ports and terminals: $11.3 million in construction in process for the expansion and maintenance of port and terminal facilities, $0.7 million in other fixed assets and $2.2 million in the acquisition of shares; (iii) Specialized Maritime: $0.1 million in improvements of maritime equipment and other fixed assets; (iv) Logistics: $1.9 million in the acquisition of fixed assets and improvements and expansion of facilities; and (v) Corporate: $2.3 million primarily in shared fixed assets.

Our Principal Capital Divestitures for the Last Three Financial Years
(Millions of Dollars)

	Years Ended December 31,
	2002(a)	2001(b)	2000(c)
Capital Divestitures:
Railroad equipment	$0.6	$1.9	$6.7
Sale of shares in subsidiary	—	2.5	126.7
Other assets	3.7	10.0	23.1

Total	$4.3	$14.4	$156.5

(a)
In 2002 capital divestitures include: (i) $0.6 million in railroad equipment; (ii) $2.4 million in the sale of vessels, and (iii) $1.3 million in the sale of other fixed assets.

(b)
In 2001 capital divestitures include: (i) $1.9 million in obsolete railroad equipment, this figure does not reflect the sale of LaGriega-Mariscala track to the Mexican government, (ii) $2.5 million in the sale of shares in one subsidiary of the specialized maritime division and (iii) $7.3 million in the sale of vessels and $2.7 million in the sale of other fixed assets.

(c)
In 2000 capital divestitures include: (i) $6.7 million in railroad equipment, (ii) $65 million in the sale of Americana ShipsLimited, $41.7 million in the sale of shares of the Ports and Terminals division to SSA and $20.0 million in the sale of shares equivalent to 3.36% of the capital stock of TMM Multimodal to EDM Holdings (a subsidiary of General Motors) and (iii) $20.0 million in the sale of the Company's corporate building and $3.1 million in the sale of other fixed assets.

Contractual Obligations

        The following table outlines our obligations for payments under our capital leases, debt obligations, operating leases and other financing arrangements for the periods indicated as of December 31, 2002.

Indebtedness(1)	(dollars in thousands, unless noted otherwise)
	2003	2004	2005	Thereafter	Total
TFM's senior notes due 2012	$22,500	$22,500	$22,500	$303,750	$371,250
TFM's senior discount debentures due 2009	52,111	52,111	52,111	625,889	782,222
TFM's senior notes due 2007	15,375	15,375	15,375	173,063	219,188
Our senior notes due 2006	20,500	20,500	20,500	220,500	282,000
Our senior notes due 2003	185,277	—	—	—	185,277
Our senior convertible notes(2)	14,874	—	—	—	14,874
TFM's U.S. commercial paper	4,120	125,262			129,382
TFM's Term Loan	23,296	40,152	38,724	37,283	139,455
Our Euro-commercial paper program	14,900	—	—	—	14,900
Our other short-term debt	2,109	—	—	—	2,109
Our other long-term debt	1,238	1,429	1,131	—	3,798
Our capital leases	120	120	120	38	398
TFM's Capital Leases	298	298	298	1,248	2,142

Total Indebtedness					$2,146,995

Operating Leases(3)	2003	2004	2005	Thereafter	Total
Vessel, Transportation Equipment and Other Operating Leases	$21,866	$17,164	$14,891	$42,977	$96,897
TFM locomotives	28,720	28,720	28,720	379,291	465,451
TFM railcars	32,830	18,064	12,504	70,239	133,637

Total Operating Leases					$695,985

Other	2003	2004	2005	Thereafter	Total
TMM Receivables Securitization Program(4)	$49,417	$13,388	$12,941	$19,774	$95,520
Payments to Promotora Servia(5)	26,900	—	—	—	26,900

20% put option	1.5(6)
Total Other					$122,420

(1)
These amounts include principal and interest payments.

(2)
These amounts can be paid in shares.

(3)
These amounts include the minimum lease payments.

(4)
These amounts include the principal and interest payments under the facility.

(5)
These amounts represent payments due to Promotora Servia under the Termination and Tax Benefits Agreements described below.

(6)
Billions of UDIs.

  Indebtedness

        Following is a discussion of the terms of the contractual obligations outlined above. See "Description of Significant Indebtedness and Receivables Securitization Facility" for further information on our outstanding indebtedness.

  12 1/2% Senior Notes due 2012

        TFM issued senior notes in June 2002. The senior notes are denominated in dollars, bear interest semiannually at a fixed rate of 12 1/2% and mature on June 15, 2012. The senior notes are redeemable at TFM's option on or after June 15, 2007 and, subject to certain limitations, at any time in the event of certain changes in Mexican tax law.

        The senior notes are unsecured, unsubordinated obligations of TFM, rank pari passu in right of payment with all existing and future unsecured, unsubordinated obligations of TFM, and are senior in right of payment to all future subordinated indebtedness of TFM. The senior notes are redeemable, at TFM's option, in whole or in part, on or after June 15, 2007 and prior to maturity, at the following redemption prices (expressed in percentages of principal amount at maturity), plus accrued and unpaid interest, if any:

Year	Redemption price
2007	106.250%
2008	104.167%
2009	102.085%
2010 and thereafter	100.000%

  11 3/4 Senior Discount Debentures due 2009

        TFM's debentures denominated in U.S. Dollars were issued in June 1997, at a substantial discount from their principal amount of $443.5 million, and no interest accrued on these debentures prior to June 15, 2002. The debentures will mature on June 15, 2009. The discounted offering price of the debentures represents a fixed yield to maturity of 11.75%, computed on the basis of semiannual compounding and maturing on June 15, 2002. Interest on the debentures is payable semiannually at a fixed rate of 11.75%, commencing on December 15, 2002. The debentures are redeemable, at TFM's option, in whole or in part, on or after June 15, 2002 and prior to maturity, at the following redemption prices (expressed in percentages of principal amount at maturity), plus accrued and unpaid interest, if any:

Year	Redemption price
2002	105.8750%
2003	102.9375%
2004 and thereafter	100.0000%

        The debentures are also redeemable at TFM's option, subject to certain limitations, in the event of certain changes in Mexican tax law. The debentures are unsecured, unsubordinated obligations of TFM, rank pari passu in right of payment with all existing and future unsecured, unsubordinated obligations of TFM and are senior in right of payment to all future subordinated indebtedness of TFM. The debentures are unconditionally guaranteed on an unsecured, unsubordinated basis by Grupo TFM.

  10 1/4% Senior Notes due 2007

        TFM issued these senior notes in June 1997. The senior notes are denominated in dollars, bear interest semiannually at a fixed rate of 10 1/4% and mature on June 15, 2007. The senior notes are also redeemable at TFM's option, subject to certain limitations, in the event of certain changes in Mexican tax law.

        The senior notes are unsecured, unsubordinated obligations of TFM, rank pari passu in right of payment with all existing and future unsecured, unsubordinated obligations of TFM, and are senior in right of payment to all future subordinated indebtedness of TFM. The senior notes are unconditionally guaranteed on an unsecured, unsubordinated basis by Grupo TFM.

  10 1/4% Senior Notes due 2006

        We issued the 2006 notes on November 15, 1996 in an aggregate principal amount of $200 million, all of which was outstanding as of June 30, 2002, and accrue interest at a rate of 10 1/4% per annum. We are required to make interest payments on the 2006 notes on each May 15 and November 15 until maturity. The 2006 notes mature on November 15, 2006 and are unsecured, unsubordinated obligations, rank pari passu in right of payment with all of our existing and future unsecured, unsubordinated obligations, and are senior in right of payment to all of our future subordinated indebtedness.

        Each indenture contains certain covenants that impose certain limitations and restrictions on our ability to incur additional indebtedness, pay dividends or make other distributions, make certain loans and investments, apply the proceeds of asset sales (and use the proceeds thereof), create liens, enter into certain transactions with affiliates, merge, consolidate or transfer substantially all of our assets and make investments in unrestricted subsidiaries. The events of default under the indentures include various events of default customary for similar issues of notes, including the failure to pay principal and interest when due, cross defaults on other indebtedness in excess of $10.0 million and certain events of bankruptcy, insolvency and reorganization. Upon consummation of the exchange offers and consent solicitations, virtually all of the restrictive covenants and defaults described above will be eliminated.

  9 1/2% Senior Notes due 2003

        We issued the 2003 notes on May 15, 1993 in an aggregate principal amount of $200 million, of which approximately $176.9 million was outstanding as of June 30, 2002, and accrue interest at a rate of 9 1/2% per annum. We are required to make interest payments on the 2003 notes on each May 15 and November 15 until maturity. The 2003 notes mature on May 15, 2003 and are unsecured, unsubordinated obligations, rank pari passu in right of payment with all of our existing and future unsecured, unsubordinated obligations, and are senior in right of payment to all of our future subordinated indebtedness. The 2003 notes are currently redeemable at our option at par plus accrued and unpaid interest, if any, to the redemption date.

  Senior Convertible Notes

        On May 29, 2002, we issued $32.5 million aggregate principal amount of our senior convertible notes and related note-linked securities exercisable for 1,311,290 of our Series A Share American Depositary Shares, or ADSs, at an exercise price of $9.9139 per ADS to the buyers named in the Securities Purchase Agreement (a copy of which was incorporated by reference as an exhibit to our Form 20-F for the year ended December 31, 2001).

        The senior convertible notes are being repaid in weekly installments of principal, plus 9% accrued interest per annum. At our option, the weekly installments may be repaid in cash at 105% of par or by issuing ADSs according to a conversion rate based on a 7% discount to the weighted average trading price of the ADSs over the 5 trading day period preceding each issuance. As a result, the lower the price of our ADSs at the time we convert, the greater the number of ADSs the holders will receive. In order to preserve the ability to pay the installment amounts in ADSs, we must comply with several conditions, as set forth in the convertible notes.

        In addition, the holders of our senior convertible notes may convert their convertible notes at any time into ADSs at a fixed conversion price, which was initially set at 200% of the closing price of our ADSs on the date the convertible notes were issued. Under certain circumstances, including our failure to timely repay the senior convertible notes, the fixed conversion price will be adjusted downwards.

        We expect to repay in full the convertible notes on May 2, 2003. If we do not desire to convert the notes into our Series A Share ADSs, we will be required to repay or refinance the notes. We cannot assure you that we will have the cash available to repay the convertible notes or that refinancing will be available or that such refinancing will be on favorable terms.

  New TFM Bank Facilities

        On September 17, 2002, TFM entered into two new bank facilities provided by a consortium of banks for an aggregate amount of $250 million in order to refinance its commercial paper program. One of the facilities consists of a two-year commercial paper facility in the amount of $122 million, which is supported by a letter of credit issued under the bank facility. The new commercial paper facility allows TFM to draw-down advances from time to time, subject to certain terms and conditions. The obligations of the commercial paper facility rank at least pari passu with the other senior unsecured indebtedness of TFM. The commercial paper facility contains customary covenant restrictions, including the maintenance of certain coverage tests, restrictions on certain payments, limitations on dividends, limitations on affiliate transactions and restrictions on asset sales. The other new bank facility is a four-year term loan in the amount of $128 million. The term loan is payable in semi-annual installments beginning in September 2003 and ending in September 2006. The obligations of the term loan facility rank at least pari passu with the other senior unsecured indebtedness of TFM. The term loan facility contains customary covenant restrictions, including the maintenance of certain coverage tests, restrictions on certain payments, limitations on dividends, limitations on affiliate transactions and restrictions on asset sales. TFM used approximately $60 million of the proceeds of the new bank facilities to retire its commercial paper program. There is currently $122 million outstanding under the commercial paper facility and $125 million outstanding under the term loan facility.

  Euro-Commercial Paper Program

        In April 1999, TMM established a Euro-Commercial Paper Program in the amount of $150.0 million under which notes may be issued with maturities of up to 360 days. As of December 31, 2002, $14.9 million was outstanding. We used the proceeds from the first tranche of our Convertible Notes to pay down a portion of our outstanding Euro-Commercial Paper. We used a portion of the proceeds from the December 23, 2002, expansion of our receivables securitization facility to repay our outstanding Euro-Commercial Paper.

        There can be no assurance that we will be able to continue to issue notes in the future or that we will have sufficient funds to redeem any such notes if required to do so.

  Other Short-Term Debt

        As of December 31, 2002 we had an aggregate principal amount of $2.0 million outstanding under a loan from Banco Mifel, S.A. Also outstanding was $1.2 million from the short-term portion of our long-term debt with Banco Invex, which is described below.

  Other Long-Term Debt

        As of December 31, 2002, our other long-term debt payments are comprised of principal and interest payments on existing bank debt with Banco Invex in the principal amount of $2.6 million, which matures in December of 2005.

  Capital Leases

        The amount outstanding under our capital lease represents payment obligations under a capital lease agreement which matures in May 2005 for the financing of a container-handling crane. The agreement contains standard provisions for this type of transaction under which, among other things, we have the option to purchase the financed assets at the end of the lease term at a previously determined price.

        TFM has payment obligations under capital lease agreements for the financing of two real estate properties for a period of 10 years. TFM's capital lease agreements contain standard provisions for this type of transaction including an option to purchase the financed assets at the end of the term of the respective agreement at a specified price.

  Operating Leases

  Vessel, Transportation Equipment and other Operating Leases

        We lease vessels, transportation and container handling equipment, our corporate office building and other assets under agreements, which are classified as operating leases. The terms of these lease agreements fluctuates between 1 and 15 years and contain standard provisions for these types of operating agreements.

  Locomotive Operating Leases

        In May 1998 and September 1999, TFM entered into two locomotive operating lease agreements, which allow TFM to maintain a more efficient fleet of locomotives. Each operating lease covers 75 locomotives, which expire at various times over the next 18 and 19 years, respectively. The lease agreements contain standard provisions for this type of transaction, including the option to either purchase the assets or return the assets to the lessor at the end of the lease term.

  Railcar Operating Leases

        TFM leases certain railcars under standard agreements which are classified as operating leases. The length of the term of these agreements range on average from 3 to 15 years.

  Other Arrangements

  Receivables Securitization Facility

        The amount outstanding under our receivables securitization represents the total dollar amount for future services pending to be rendered to customers under the receivables securitization program. On October 28, 2002, we and certain subsidiaries entered into amendments to the existing receivable securitization program which modified certain provisions of the securitization program and expanded the outstanding amount by a net $30 million. On December 23, 2002, we received an additional $35.0 million from an expansion of our receivables securitization facility. The proceeds were primarily used by the Company to repay outstanding Euro Commercial Paper. After giving effect to these increases, the amount outstanding under our receivables securitization program was $86.7 million on December 31, 2002. For a more detailed description of the receivables securitization program, see "Description of Significant Indebtedness and Receivables Securitization Facility—Receivables Securitization Facility."

        Our ability to satisfy our obligations under this facility in the future will depend upon our operating performance, including our ability to maintain our existing customer base and increase revenues.

  Payments to Promotora Servia

        Under the terms of a Termination Agreement, as amended, we and Promotora Servia, an affiliate that is owned by members of the Serrano Segovia family, agreed to terminate a management services agreement pursuant to which Promotora Servia or its predecessor company provided certain management services to us, effective upon payment of $17.5 million to Promotora Servia. The payment is required to be made on April 30, 2003. The Company intends to enter into discussions with Promotora Servia to extend the due date of this payment. In accordance with the terms of the Termination Agreement, Promotora Servia and its predecessor ceased providing management services to us and we ceased paying for management services at the end of July of 2001. See "Related Party Transactions."

        We and Grupo Servia entered into a tax benefits contract dated December 5, 2001 providing for the transfer to us of certain of the benefits derived from Grupo Servia's ability to consolidate the results of its subsidiaries and affiliates and providing for a payment to Promotora Servia of $9.4 million by us in respect of such benefits. The due date for such payment has been extended to April 30, 2003, pursuant to a letter agreement between us and Promotora Servia. The Company intends to enter into discussions with Promotora Servia to extend the due date of this payment. On December 31, 1991, Grupo Servia obtained an authorization from the Ministry of Finance and Public Credit to consolidate its results with each and every one of its subsidiaries or affiliates for tax purposes (the "Fiscal Consolidation"). Pursuant to the tax benefits contract, Grupo Servia assigned to us the benefits derived from the Fiscal Consolidation. See "Related Party Transactions."

  The Mexican Government's Put Option

        The Mexican government has the right to sell its 20.0% equity interest in TFM by October 31, 2003 in a public offering, subject to the approval of Grupo TMM and KCS. If a public offering of TFM shares does not occur by that date and the Mexican government exercises its put option, Grupo TFM will have the obligation to purchase the Mexican government's interest in TFM at the original peso purchase price per share paid by Grupo TFM for its 80.0% equity interest in TFM, indexed to Mexican inflation. If Grupo TFM does not purchase the Mexican government's TFM shares, the Mexican government may require Grupo TMM and KCS, or either Grupo TMM or KCS alone, to purchase the TFM shares at such price and release Grupo TFM from its obligation. There is no assurance that Grupo TFM, Grupo TMM or KCS will have sufficient funds to acquire the Mexican government's interest.

        If the TFM Sale is completed, KCS will assume all of our obligations under the put option and will indemnify us from any losses incurred as a result of the exercise by the Mexican government of the repurchase right.

  TFM's Other Contracts not Classified as Indebtedness or Lease Obligations

  Locomotives Maintenance Agreements

        TFM entered into locomotive maintenance agreements with various contractors, under which these contractors provide both routine maintenance and major overhauls of TFM's locomotive fleet in accordance with the requirements of the United States Federal Railroad Administration, which enables TFM's locomotives to operate in the United States pursuant to interchanges with major U.S. railroads.

        TFM's locomotive maintenance contracts mature at various times between 2009 and 2020 and contain standard provisions for these types of arrangements.

  Track Maintenance and Rehabilitation Agreement

        In May 2000, TFM entered into a track maintenance and rehabilitation agreement which expires in 2012. Under this contract, the contractor provides both routine maintenance and major rehabilitation of TFM's Celaya-Lázaro Cárdenas line. The agreement contains standard provisions for this type of operational agreement.

  Acquisition of Mexrail

        On February 27, 2002, TFM entered into a stock purchase agreement with TMM Multimodal, Grupo TMM, KCS and KCS's subsidiary, The Kansas City Southern Railway Company ("KCSR"), to acquire from them all the outstanding capital stock of Mexrail for $64.0 million. TFM paid for the shares using cash from operations and the transaction was completed on March 27, 2002. TMM Multimodal and KCS sold 51.0% and 49.0%, respectively, of the common stock of Mexrail to TFM.

  The Grupo TFM Call Option

        In connection with the original formation of Grupo TFM, the Mexican government purchased a 24.63% non-voting interest in Grupo TFM for $198.8 million. The Mexican government also granted the original shareholders of Grupo TFM an option (the "call option") to purchase the government's equity interest in Grupo TFM. TFM has been appointed as the purchaser and, on July 29, 2002, purchased all of the call option shares for an aggregate purchase price of $256.1 million. The purchase price for the call option shares was financed through (1) a portion of the proceeds of the issuance of $180 million of debt securities by TFM and (2) $85.2 million (based on the applicable exchange rate as of March 31, 2002) payable to TFM by the Mexican government as a result of TFM's recent transfer of a redundant portion of its track to the government, together with cash from TFM's operations. As a result of the acquisition of the call option shares, TFM expects to achieve financial benefits and will reduce the Mexican government's ownership and involvement in its business.

Trend Information

        We have a substantial amount of debt and significant debt service obligations. Our substantial indebtedness could interfere with our ability to pay interest and principal on our debt and may have important consequences for our operations and capital expenditure requirements in the future. The ability to satisfy our obligations under our debt in the future will depend upon our future performance, including our ability to increase revenues significantly and control expenses. Future operating performance depends upon prevailing economic, financial, business and competitive conditions and other factors, many of which are beyond our control. Our ability to refinance our debt and take other actions will depend on, among other things, our financial condition at the time, the restrictions in the instruments governing our debt and other factors, including market conditions, the macroeconomic environment and such variables as the peso-dollar exchange rate and benchmark money market rates in pesos and dollars beyond our control.

        We have funded, and expect to continue to fund, capital expenditures with funds from operating cash flows and debt financing. We may not be able to generate sufficient cash flows from our operations or obtain sufficient funds from external sources to fund our capital expenditure requirements. Also, additional financing may not be available to us.

        TFM faces significant competition from trucks and other rail carriers as well as limited competition from the shipping industry in our freight operations. In the past, the trucking industry has significantly eroded the railroad's market share of Mexico's total overland freight transportation. In some circumstances, the trucking industry can provide effective rate and service competition because trucking requires substantially smaller capital investments and maintenance expenditures, and allows for more frequent and flexible scheduling. Certain provisions of NAFTA allowing Mexican trucks to operate on U.S. highways under certain circumstances are expected to be given effect in 2002. Since a key element of TFM's business strategy is to recapture market share lost to the trucking industry, TFM's inability to successfully convert traffic from truck to rail transport would materially impair TFM's ability to achieve its strategic objectives. See "Risk Factors."

Risks Associated With Our Ability to Service or Refinance Our Debt

        Our ability to satisfy our obligations under our debt in the future will depend upon our future performance, including our ability to increase revenues significantly and control expenses. Our future operating performance depends upon prevailing economic, financial, business and competitive conditions and other factors, many of which are beyond our control.

        If our cash flow from operations is insufficient to satisfy our obligations, we may take specific actions, including delaying or reducing capital expenditures, attempting to refinance our debt at or prior to its maturity or, in the absence of such refinancing, attempting to sell assets quickly in order to make up for any shortfall in payments under circumstances that might not be favorable to getting the best price for the assets, or seeking additional equity capital. Our ability to refinance our debt and take other actions will depend on, among other things, our financial condition at the time, the restrictions in the instruments governing our debt and other factors, including market conditions, the macroeconomic environment, and the level of such variables as the peso-dollar exchange rate and benchmark money-market rates in pesos and dollars. In particular, approximately $176.9 million of our 2003 notes mature on May 15, 2003. We cannot assure you that we will successfully refinance this debt. See "Risk Factors—Factors relating to Grupo TMM—Our substantial indebtedness, and that of our subsidiary, TFM, could adversely affect our business and, consequently, our ability to pay interest and repay our indebtedness."

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

Market Risks

        A majority of the company's revenues and expenses are denominated in U.S. dollars. However, occasionally the company uses currency derivatives to manage the alternating levels of exposure it has in foreign currencies. These derivatives would allow the company to offset an increase in operating and/or administrative expenses arising from foreign currency appreciation or depreciation against the U.S. dollar, as well as changes in the level of inflation in Mexico, which has a substantial impact on its Mexican peso denominated expenses.

        In the past the company has entered into, and in the future may, from time to time, enter into currency derivatives denominated in Mexican pesos or other relevant currencies. At all times, the objective of the company when using these derivatives is to manage specific risks and exposures, and not to trade such instruments for profit or loss.

        All of the company's indebtedness is denominated in U.S. dollars, and most of this debt is fixed-rate.

Interest Rate Sensitivity

        The table below provides information about the company's debt obligations. For debt obligations, the table represents principal cash flows and related weighted average interest rates by expected maturity dates. The information is presented in thousands of U.S. dollars, which is the company's reporting currency. During 2002, the company has not entered into any interest rate-hedging transactions.

Derivative Financial Instruments

Liabilities	2003**	2004	2005	Thereafter	Total	Fair Value
	(Thousands of Dollars)
Long-Term Debt
Fixed Rate	$207,074	$120	$120	$973,539	$1,180,853	$1,056,249
Avg Interest Rate	9.90%	9.90%	9.90%	11.27%	11.03%	22.12%
Variable Rate	$19,524	$160,001	$37,704	$36,572	$253,799	$253,799
Avg Interest Rate	3.75%	4.68%	5.04%	4.95%	4.55%	4.55%
Interest Rate Swaps
Variable to Fixed ($US)	*	*	*	*	*	*
Average Pay Rate	*	*	*	*	*	*
Average Receive Rate	*	*	*	*	*	*

*
Not applicable
**
This information relates to short-term debt
(1)
Information as of December 31, 2002
(2)
Information includes that of TFM

Derivatives Exposure

        As of December 31, 2002, we did not have any outstanding derivative instrument, although in the past have entered into and in the future may, from time to time, enter into derivatives contracts to hedge our exposure to exchange rates and interest rates. However, as of December 31, 2002, TFM had currency derivatives and derivatives swap contracts regarding their diesel consumption exposure.

Exchange Rate Sensitivity

        The table below provides information about our currency derivative transactions by functional currency and presents such information in dollar equivalents. The table summarizes information on instruments and transactions that are sensitive to foreign currency exchange rates, including foreign currency forward contracts. For these foreign currency contracts, the table presents the notional amounts and weighted average strike prices by contractual maturity dates. These notional amounts are generally used to calculate the payments to be exchanged under the contract.

	Expected Maturity Date (Thousands of Dollars)
	2003	2004	2005	Thereafter	Total	Fair Value
Currency Derivatives Forward Contracts (USD Forwards)	$1,700	—	—	—		—	(a)
Average Forward Price (Pesos per Dollar)	$11	*	*	*

(a)
The mark-to-market of these currency financial instruments valued at December 31, 2002 showed a profit (loss) of approximately $(427,707) USD.
*
Not applicable.

Commodity Price Sensitivity

        The company holds an inventory of goods, and specifically diesel fuel, which could be subject to price changes in the commodities markets. Although the company purchases its diesel fuel and ship bunker fuel on a spot basis inside of Mexico, these purchases are exposed to changes in the international energy commodity prices. In the past, the company has entered into diesel fuel and other energy commodity derivatives to manage these changes. As of December 31, 2002, TFM had derivatives swap contracts regarding this exposure.

	Expected Maturity Date (Thousands of Dollars)
	2003	2004	2005	Thereafter	Total	Fair Value
Diesel Derivatives Swap Contracts (Heating Oil in Gallons)	2,500	—	—	—		—	(a)
Average Forward Price (USD per gallon)	$0.68	*	*	*		—

(a)
The mark-to-market of these diesel financial instruments valued at December 31, 2002 showed a profit of approximately $1,474,000 USD.
*
Not applicable.

THE COMPANY

Business Overview

        We believe Grupo TMM is the largest integrated logistics and transportation company in Mexico, offering an integrated regional network of rail and road transportation services, port management, freight distribution, specialized maritime operations, logistics, and technology services. We are currently in the process of selling our Railroad division and our Ports and Terminals division. See "—The Asset Sales."

        Rail Operations.    Grupo TMM's railroad operations consist of TFM and the Tex-Mex Railway. TFM is a subsidiary of Grupo TFM. Our interest in Grupo TFM is held through TMM Multimodal, in which we have a 97% interest. TMM Multimodal, in turn, has a voting interest of 51% and a direct economic interest of 38.4% in Grupo TFM. See "—Railroad Operations." TFM operates the primary corridor of the Mexican railroad system which allows us to participate in the growing freight traffic moving between Mexico, the United States and Canada. TFM's rail lines connect the most populated and industrialized regions of Mexico with the principal border gateway between the United States and Mexico at Laredo-Nuevo Laredo. In addition, TFM's rail system serves three of Mexico's four primary seaports at Veracruz and Tampico on the Gulf of Mexico and Lázaro Cárdenas on the Pacific Ocean. TFM also serves 15 Mexican states and the cities of Monterrey and Mexico City, representing approximately 70% of the country's population. TFM also expects to serve Guadalajara, Mexico's third largest city, through trackage rights with rail service to Laredo, Texas, the largest freight exchange point between the United States and Mexico.

        Tex-Mex operates a 521-mile railway between Laredo, Houston and Beaumont, Texas. The section between Laredo and Corpus Christi is operated using Tex-Mex's own track (approximately 157 miles), while the section from Corpus Christi to Beaumont, where it interchanges with KCSR's system, is operated through trackage rights that were granted to Mexrail, Inc. by the Surface Transportation Board in 1996. The Tex-Mex Railway also interchanges with TFM at Laredo, Texas, providing access to Mexico from the United States, and with the Union Pacific Railroad and the BNSF Railway at Corpus Christi. We believe the Laredo gateway is the most important interchange point for freight between the United States and Mexico. Approximately 81% of TFM's total revenue in 2001 was attributable to international freight. The majority of this international freight was bound to or from the United States and Canada, crossing the U.S.-Mexico border at Nuevo Laredo, and most of the remainder came from overseas, principally through Mexico's seaports.

        TFM's route structure enables it to benefit from the growing trade resulting from the increasing integration of the North American economies through NAFTA. Mexican foreign trade increased at an average annual rate of 15.5% from 1992 to 2000, increasing by 15.1% in 1999 from 1998 and by 22.5% in 2000 from 1999. Notwithstanding a decrease of 4.1% in Mexican foreign trade in 2001 from 2000 as a result of the slowdown of the U.S. and global economies, TFM's revenues increased 4.2% in 2001 from 2000.

        Port and Terminal Operations.    We presently operate six Mexican port facilities, consisting of cargo ports at Manzanillo, Veracruz and Tuxpan, and major tourist ports at Cozumel, Acapulco and Progreso. These facilities are generally operated under long-term concessions granted by the Mexican government, which provide for certain renewal rights. We plan to continue to seek concessions to operate additional ports as the government continues its privatization program.

        Specialized Maritime Operations.    We operate a fleet of 35 vessels, including supply vessels that provide transportation and services to the Mexican off-shore oil industry, tankers that transport petroleum products, parcel tankers that transport liquid chemical cargos, tugboats that provide towing services, and "car carriers" that transport vehicles. Mexican law requires that all "cabotage" (movement within Mexico and Mexican waters) must be conducted by Mexican flag vessels, providing us with a competitive advantage in this market.

        Logistics Operations.    We operate logistics facilities, which are strategically located in major industrial cities and at seaports and railroad hubs throughout Mexico. We offer full-service logistics facilities in Aguascalientes, Querétaro, Hermosillo, Toluca, Ramos Arizpe, Puebla, Veracruz, Nuevo Laredo, San Luis Potosí, Cuernavaca, Mexico City and Monterrey. These facilities provide consulting, analytical and logistics outsourcing services including: management of inbound movement of parts to manufacturing plants consistent with just-in-time inventory planning practices; logistics network (order-cycle) analysis; logistics information process design; warehouse/facility management; supply chain/logistics management; product manipulation/repackaging; local pre-assembly; and inbound and outbound distribution using multiple transportation modes including rail and truck transport.

        We believe we have competitive advantages as a third-party logistics provider serving Mexican and international customers in Mexico primarily as a result of our logistics facilities, which are strategically located in major industrial cities and at seaports and railroad hubs throughout Mexico, combined with our integrated nationwide network of rail and truck transport.

General

        Effective December 26, 2001, Transportación Marítima Mexicana, S.A. de C.V. ("TMM") merged with and into Grupo TMM, with Grupo TMM surviving. Under the terms of the merger, all of the assets, privileges and rights and all of the liabilities of TMM were transferred to Grupo TMM upon the effectiveness of the merger. In preparation for the merger, the shareholders of Grupo TMM approved the escisión (split-up) of Grupo TMM into two companies, Grupo TMM and a newly formed corporation, Promotora Servia, S.A. de C.V ("Promotora Servia"). Under the terms of the escisión, Grupo TMM transferred all of its assets, rights and privileges (other than its interest in TMM) and all of its liabilities to Promotora Servia. The transfer of assets to Promotora Servia was made without recourse and without representation or warranty of any kind and all of Grupo TMM's creditors expressly and irrevocably consented to the transfer of the liabilities to Promotora Servia.

        We are a fixed capital corporation (sociedad anónima) incorporated under Mexican law for a term of 99 years. We are controlled, directly and indirectly, by members of the Serrano Segovia family who currently own approximately 46.5% of our Series A Shares. We are headquartered in Mexico City, D.F., at Avenida de la Cúspide, No. 4755, Colonia Parques del Pedregal, 14010 Mexico City, D.F., Mexico, and our telephone number from the United States is 011-52-55-5629-8866. Our agent for service of process in the United States is CT Corporation, at 111 Eighth Avenue, New York, New York 10011.

Business Strategy

  Focus on Integrated Logistics Operations

        Historically, we began our operations as an owner of container shipping liner service, which provided global transport of containerized and non-containerized cargo. As the nature of Mexican trade with the United States changed and the level increased in recent years, we determined that we would be better positioned to take advantage of these changes if we increased and streamlined our logistics operations with the strategic objective of becoming Mexico's leading integrated logistics and transportation company. Over the past 12 years, we leveraged our position as the leading maritime shipping company in Latin America to expand and diversify our scope of customer services to encompass land transportation, including trucking and rail transport, port and terminal operations, and logistics and cargo handling businesses. In July 1996, we formed Grupo TFM for the purpose of participating in the privatization of the Mexican railroad system. In December 1996, TFM was granted a concession by the Mexican government to provide freight transportation services over the primary commercial corridor of Mexico's rail system, and began its operations on June 23, 1997.

  The Mexican Market

        Since TMM's formation in 1958, the growth and diversification of the Mexican economy have largely driven our growth. As a result of NAFTA, which became effective on January 1, 1994, trade with and investment in Mexico has significantly increased, resulting in greater traffic along the North-South cross-border trade routes which comprise the NAFTA corridor. The following table illustrates the growth of the foreign trade segment of the Mexican economy over the last three years.

Mexican Foreign Trade—2000-2002(a)

	As of December 31,
	2002	2001	2000
	(in millions of dollars)
Total Exports	$160,682.0	$158,546.8	$166,454.8
Total Imports	$168,678.9	$168,276.0	$174,457.8
Total Trade Flows	$329,360.9	$326,822.8	$340,912.6
Growth Rate—Exports	1.41%	(4.75)%	22.04%
Growth Rate—Imports	0.17%	(3.54)%	22.88%
Growth Rate—Total	0.77%	(4.13)%	22.47%
Growth Rate—GDP(b)	0.90%	(0.31)%	6.92%

(a)
The figures include the in-bond (maquiladora) industry.
(b)
The methodology for calculating Growth Rate-GDP was modified by the Instituto Nacional de Estadística, Geografía e Informática (INEGI) and is based on 1993 prices.

Source: Banco de México (BANXICO)

        The growth rate in 2001 decreased due to a global downturn in the economy that affected international trade between Mexico and the United States. However, notwithstanding generally weak economic conditions, overall Mexican foreign trade increased in 2002 compared to the prior year.

  Strategy

        Our strategy is to continue to expand and strengthen our position as a leading integrated logistics and transportation company in Mexico. The principal components of this strategy are:

  •
  To continue to expand our land logistics services and specialized maritime activities in a variety of niche markets. We believe that by providing value-added land logistics services, such as truck and rail transportation, warehousing, storage and cargo handling, logistics support and port and terminal services, we can enhance our position as a "door-to-door" logistics and transportation services company.

  •
  To expand our alliances with leading companies in both the specialized maritime and the land-based businesses. These commercial and strategic alliances allow us to market a full range of non-owned assets in the context of the total supply chain distribution process. Through such alliances, we have been able to benefit not only from synergies, but also from the operational expertise of our alliance partners, thereby enhancing our competitiveness. We believe that such alliances have enhanced the likelihood of success and reduced risks associated with new business ventures.

  Certain Competitive Advantages

        We benefit from the following competitive advantages:

  •
  No other company offers a similar breadth and depth of services as a third-party logistics provider in Mexico.

  •
  The ability to contract for the transportation of large amounts of cargo by sea, as well as the transport by truck or rail enables us to provide value-added "door-to-door" service to our customers. The value of our transportation service is further enhanced by our ability to provide overland transportation by rail or truck and storage and warehousing services for some types of cargo. Our ability to provide these integrated services gives us a competitive advantage over companies that provide only maritime transportation to, or overland transportation within, Mexico. See "—Logistics Operations."

  •
  We control one of the most important land transportation systems in Mexico through our interest in TFM, which enables us to benefit from the growth of NAFTA trade, diversify our revenue base, strengthen our multimodal capabilities and increase the volumes transported by the Tex-Mex Railway.

        We are a Mexican-owned and Mexican-operated company, a distinction that allows us marketing, operational, and in certain cases, preferential treatment in certain niche markets within Mexico.

Railroad Operations

        Our railroad operations consist of TFM and the Tex-Mex Railway.

  TFM Railroad

        TFM, through 2,641 miles (4,251 km) of main track and 637 miles (1,025 km) of trackage rights, operates the primary corridor of the Mexican railroad system which allows us to participate in the growing freight traffic moving between Mexico, the United States and Canada. TFM's rail lines connect the most populated and industrialized regions of Mexico with the principal border gateway between the United States and Mexico at Laredo-Nuevo Laredo. In addition, TFM's rail system serves three of Mexico's four primary seaports at Veracruz and Tampico on the Gulf of Mexico and Lázaro Cárdenas on the Pacific Ocean. TFM serves 15 Mexican states and the cities of Monterrey and Mexico City, representing approximately 70% of the country's population. TFM also expects to serve Guadalajara, Mexico's third largest city, through trackage rights with rail service to Laredo, Texas, the largest freight exchange point between the United States and Mexico, where TFM provides exclusive access from Mexico and also access from the United States through connections with the Tex-Mex Railway and the Union Pacific Railroad. We believe the Laredo gateway is the most important interchange point for freight between the United States and Mexico. Approximately 82% of TFM's total revenue in 2002 was attributable to international freight. The majority of this international freight was bound to or from the United States and Canada, crossing the U.S.-Mexico border at Nuevo Laredo, and most of the remainder came from overseas, principally through Mexico's seaports.

        TFM's route structure enables it to benefit from the growing trade resulting from the increasing integration of the North American economies through NAFTA. Mexican foreign trade increased at an average annual rate of 18.8% from 1992 to 2000, increasing by 15.1% in 1999 from 1998 and by 22.5% in 2000 from 1999. Notwithstanding a decrease of 4.1% in Mexican foreign trade in 2001 from 2000 as a result of the slowdown of the U.S. and global economies, TFM's foreign trade increased 0.77% in 2002 from 2001.

        TFM has significantly improved the operations of its rail lines by focusing on providing reliable and comprehensive customer service, implementing U.S. and Canadian railroad operating practices and making capital improvements to its track, systems and equipment designed to reduce costs and increase operating efficiencies. In 2002, TFM's operating ratio was 76.1% (78.5% including Mexrail), compared with an operating ratio of 93.6% for the first six months following commencement of its operations. TFM's operating ratio is better than the average operating ratio for the eight Class I railroads in the United States.* Operating ratio is an industry efficiency measure, which represents a railroad's operating expenses as a percentage of its transportation revenues.

*
Source: American Association of Railroads

        The principal commodities hauled over TFM's rail lines are: industrial products, metals and minerals; agro-industrial products; automotive products; chemical and petrochemical products; and intermodal freight. TFM currently operates intermodal terminals located in Monterrey, Toluca and San Luís Potosí, and has access to intermodal terminals at Querétaro, Guadalajara, Ramos Arizpe and Encantada. In addition, TFM has direct access to Grupo TMM's intermodal facilities at the ports of Tampico, Veracruz and Lázaro Cárdenas and to intermodal terminals in Altamira and Manzanillo (through interline service with Ferromex) and in Mexico City (through the Mexico City Railroad Terminal). TFM also has access to intermodal terminals at Laredo operated by the Tex-Mex Railway and the Union Pacific Railroad, which it is using to develop international intermodal business.

        TFM's rail lines serve major automobile and other manufacturing facilities at the intermodal terminals at Monterrey and Ramos Arizpe, important industrial and commercial districts, as well as at the facilities of many major customers.

  Mexican Government Interests

        In connection with the original formation of Grupo TFM, the Mexican government purchased a 24.6% non-voting interest in Grupo TFM for $198.8 million. The Mexican government also granted the original shareholders of Grupo TFM an option (the "call option") to purchase the government's equity interest in Grupo TFM. On July 29, 2002, TFM purchased all of the call option shares for an aggregate purchase price of $256.1 million. The purchase price for the call option shares was financed through (1) a portion of the proceeds of the issuance of $180.0 million of debt securities by TFM and (2) $85.2 million (based on the applicable exchange rate as of March 31, 2002) payable to TFM by the Mexican government as a result of TFM's recent transfer of a redundant portion of its track to the government, together with cash from TFM's operations. As a result of the acquisition of the call option shares, TFM expects to achieve financial benefits and reduce the Mexican government's involvement in its business. The Mexican government retains a 20% non-voting direct equity interest in TFM.

        The Mexican government has the right to sell its 20.0% direct equity interest in TFM by October 31, 2003 in a public offering, subject to the approval of Grupo TMM and KCS. If a public offering of TFM shares does not occur by that date and the Mexican government exercises its put option, Grupo TFM will have the obligation to purchase the Mexican government's interest in TFM at the original peso purchase price per share paid by Grupo TFM for its 80.0% equity interest in TFM, indexed to Mexican inflation. If Grupo TFM does not purchase the Mexican government's TFM shares, the Mexican government may require Grupo TMM and KCS, or either Grupo TMM or KCS alone, to purchase the TFM shares at such price and release Grupo TFM from its obligation. There is no assurance that Grupo TFM, Grupo TMM or KCS will have sufficient funds to acquire the Mexican government's interest. If the TFM Sale is completed, KCS will assume all of our obligations under the put option and will indemnify us from any losses incurred as a result of the exercise by the Mexican government of the repurchase right.

        Following its privatization in 1997, TFM and its shareholders have negotiated with the Mexican government the resolution of certain matters related to the granting of the concession and its acquisition of related railroad assets.

        In connection with these negotiations, on February 9, 2001, the Mexican government, through the Ministry of Transportation, issued an official statement pursuant to which TFM and the Mexican government agreed to the transfer by TFM of the redundant La Griega-Mariscala portion of its track back to the Mexican government. On February 12, 2001, the Mexican government amended TFM's concession title to reflect the reversion of the La Griega-Mariscala line to the Mexican government. The consideration for the transfer of the track was approximately Ps. 653.6 million, plus applicable value added tax, or approximately Ps. 751.6 million (approximately $81.9 million as of December 31, 2001). The Mexican government paid the consideration for the La Griega-Mariscala line to TFM, amounting to $85.2 million, in conjunction with the acquisition by TFM of the Mexican government's 24.6% interest in Grupo TFM on

July 29, 2002. The La Griega-Mariscala track is a redundant 32-kilometer stretch of track which is part of TFM's dual track running between Mexico City and the city of Querétaro. The Mexican government subsequently granted the La Griega-Mariscala track to Ferromex to fulfill its obligation to provide Ferromex with a track along this route to facilitate transport by Ferromex through Querétaro.

        At the same time, TFM's concession was also amended to relieve TFM from responsibility for the maintenance of the electrified catenary over the portion of its dual line between Huehuetoca and Querétaro and to authorize TFM's dismantling of the catenary over that portion of the line, which TFM completed in 1999. In addition, the amendment requires TFM to complete certain railway improvements which TFM believes will not involve material expenditures.

        In addition to the foregoing, after a period of negotiation with Ferromex, TFM's principal Mexican rail competitor, and the Mexican government regarding the terms relating to the trackage rights required to be granted by TFM to Ferromex and by Ferromex to TFM under their respective concessions, TFM and Ferromex were unable to reach an agreement with respect to the fees to be paid by TFM and Ferromex for usage of the other's track. Therefore, in accordance with TFM's rights under the Mexican railroad services law, TFM asked the Ministry of Transportation to set these trackage rights using the applicable criteria under the Mexican railroad services law. In March 2002, the Ministry of Transportation issued its trackage rights ruling, which TFM is now appealing. See "Risk Factors—The rates for trackage rights set by the Ministry of Transportation may not adequately compensate TFM" and "—Legal Proceedings" for more information.

  The Concession

        TFM holds a 50-year concession title, renewable under certain conditions for an additional 50 years, to provide freight transportation services over its rail lines. This right is exclusive for the first 30 years of TFM's operations, subject to certain trackage rights to be granted to other Mexican rail operators. Under the concession, TFM has the right to use, during the full term of the concession, all rights of way, track, buildings and related maintenance facilities that are necessary for the operation of its rail lines. Under the terms of the concession, TFM is required to pay the government a fee equal to 0.5% of our gross revenues during the first 15 years of the concession period, and 1.25% of such revenues during the remainder of the period.

        TFM is required to grant trackage rights along our rail lines to Ferromex, Ferrosur and the Mexico City Terminal Railroad. The Ministry of Transportation has the right to grant exclusive passenger service concessions utilizing TFM's rail lines to a concessionaire other than TFM. Under the concession and the Mexican railroad services law, TFM may freely set its rates unless the Mexican Antitrust Commission determines that there is no effective competition, taking into account alternative rail routes and modes of transportation. If the Mexican Antitrust Commission determines that there is a lack of competition in the railroad system, the Ministry of Transportation will establish the basis for TFM's rates. TFM's rates must be registered and applied in accordance with the Mexican railroad services law and regulations. In applying its rates, TFM must not make cross-subsidies, engage in tied sales or engage in other discriminatory pricing tactics. TFM is required to provide railroad services to all users on a fair and non-discriminatory basis and in accordance with the efficiency and safety standards approved periodically by the Ministry of Transportation. In the event that TFM collects from customers rates higher than the registered rates, it must reimburse those customers with interest.

        The concession requires TFM to make investments and undertake capital projects in accordance with a business plan approved by the Mexican government. TFM is also responsible for compliance with efficiency and safety standards set forth in the concession, which are based on standards of the Association of American Railroads ("AAR").

        The Mexican railroad services law and regulations and the concession establish several circumstances under which the concession will terminate, including by revocation by the Ministry of Transportation, surrender by TFM of its rights under the concession, statutory appropriation or liquidation or bankruptcy of TFM. The Mexican railroad services law and regulations sets out the circumstances under which the concession may be revoked. These include: (1) unjustified interruption of the operation of our rail lines; (2) any act or omission that restricts the ability of other Mexican rail operators to use our rail lines; (3) failure to make payments for damages caused during the performance of services; (4) charging tariffs higher than registered tariffs; (5) a change in TFM's nationality; (6) our assignment of, or creation of liens on, the concession without the Ministry of Transportation's approval; (7) failure to maintain the insurance coverage specified in the Mexican railroad services law and regulations; and (8) noncompliance with any term or condition of the Mexican railroad services law and regulations, related regulations or the concession. In the eases of (1), (6) or (7) above, the concession will be automatically revoked. In the event that the concession is revoked by the Ministry of Transportation, we will receive no compensation, and our rail lines and all other fixtures covered by the concession, as well as all improvements made by us, will revert to the Mexican government. All other property not covered by the concession, including movable railroad property we purchased from the Mexican government, as well as all locomotives and railcars we otherwise acquired, will remain our property. However, if we attempt to sell more than 15.0% of our equipment to a third party within 90 days of termination or revocation of our concession, the Mexican government will have a right of first refusal to purchase the equipment on the same terms offered by the third party if no other concessionaire is likely to provide rail services over our rail lines and the equipment being sold is indispensable to the continuation of our rail services. After the Mexican government receives notice front us of our intention to sell the equipment, it will have 30 days to exercise its right of first refusal. In addition, the Mexican government will have the right to cause us to lease all of our service-related assets to the Ministry of Transportation for a term of at least one year, automatically renewable for additional one-year terms up to five years. The Mexican government must exercise this right within four months after revocation of the concession.

        The Ministry of Transportation has agreed that, except with respect to those events which constitute grounds for automatic revocation of the concession (as described in clauses (1), (6) and (7) in the paragraph above), it will notify those creditors which provided financing for Grupo TFM's acquisition of its equity interest in TFM and are identified by TFM and Grupo TFM to the Ministry of Transportation of all events which constitute grounds for revocation of the concession and will allow such creditors, with the Ministry of Transportation's prior written consent, the opportunity to nominate a party to assume the concession. In addition, if the concession is terminated by revocation, permanent seizure of our rail lines, or upon the liquidation or bankruptcy of TFM, then profits received by the Mexican government or by a third party concessionaire from the operation and exploitation of our rail lines shall continue to be committed to repay creditors that provided financing to TFM for work projects directly related to the rendering of railroad services and performed on the rail lines.

        The concession requires us to make investments and undertake capital projects in accordance with a business plan approved by the Mexican government. We are also responsible for compliance with efficiency and safety standards set forth in the concession, which are based on standards of the AAR.

        Under the concession we are responsible for all ecological and environmental damage that we may cause from and after the date of commencement of operations. The Mexican government has agreed to indemnify us for any environmental liability relating to soil, subsoil or groundwater contamination attributable to the Mexican government occurring prior to our acquisition of TFM's shares. We assumed full responsibility for the operation of supply depots and shops and the supervision of infrastructure projects, as well as compliance with present and future environmental protection laws and regulations.

        We are required by the concession to obtain and maintain insurance policies in accordance with the terms of the Mexican railroad services law and regulations. Except under specific circumstances, we are responsible for damage caused to cargo transported by us over our lines as well as for damage caused to third parties and such parties' property as a result of our activities.

        The concession prohibits us from refusing to transport water to communities in need of such service because of geographical or demographical characteristics, provided that we are paid at the prescribed tariff rate. We are also required to transport mail, emergency supplies necessary for rescue and salvage operations, and members of the armed forces. We must also grant a right of passage for all railroad equipment of the Mexican government's armed forces. The concession also requires us under certain circumstances to establish reserves to cover contingent labor liabilities that arise during the term of the concession.

  Tex-Mex Railway

        On February 27, 2002, we and KCS agreed to sell our respective equity interests in Mexrail to TFM for an aggregate price of $64.0 million ($32.6 million to us and $31.4 million dollars to KCS). The sale was completed on March 27, 2002. As a result of TFM's acquisition of all of the outstanding stock of Mexrail, Inc., TFM controls the operation and dispatching of the entire international rail bridge at Laredo-Nuevo Laredo and should be uniquely positioned to provide customers on both sides of the U.S.-Mexico border with seamless freight services at one quoted rate to and from Mexican markets.

        Tex-Mex operates a 521-mile railway between Laredo, Houston and Beaumont, Texas. The section between Laredo and Corpus Christi is operated using Tex-Mex's own track (approximately 157 miles), while the section from Corpus Christi to Beaumont, where it interchanges with KCSR's system, is operated through trackage rights that were granted to Mexrail by the Surface Transportation Board in 1996. The Tex-Mex Railway also interchanges with TFM at Laredo, Texas and with the Union Pacific Railroad and the BNSF Railway at Corpus Christi. Mexrail, Inc., which owns all of the outstanding stock of the Tex-Mex Railway, owns the northern, or U.S. portion, of the international rail bridge at Laredo, Texas that spans the U.S.-Mexico border. The southern, or Mexican, portion of the bridge is operated by TFM under its concession.

        The Tex-Mex Railway recently implemented a significant improvement program to enable it to handle the expected increase in cross border trade from NAFTA and its affiliations with KCSR and TFM. Since 2000, trains on the main line of the Tex-Mex Railway track have operated at speeds of 30 mph or greater and the right-of-way has been cleared for 21-foot doublestack containers. Because of growth of the line, substantial rebuilding of the track occurred in 2001. The Tex-Mex Railway acquired the Rosenberg-Victoria line and right of way from the Union Pacific Railroad. This acquisition, over time, is expected to reduce 70 operating miles between Laredo and Houston, and Beaumont, Texas. In addition, the Serrano rail yard in Laredo, Texas is being expanded and will serve as a customs exchange and clearinghouse for inbound rail traffic from the United States, thereby improving the efficiency of the movement of freight across the border by relieving current congestion and delays associated with customs activities conducted on the crossing bridge. The Serrano Rail Yard, which encompasses approximately 250 acres and over 8.5 miles of trackage, is the principal railcar and intermodal facility for the Tex-Mex Railway.

        We believe that the Tex-Mex Railway, together with TFM's and KCSR's extensive rail networks connecting with all U.S. Class I rail carriers, strategically positions us to capitalize on the economic integration of the North American marketplace. TFM's and Tex-Mex Railway's connections position us to provide customers on both sides of the U.S.-Mexico border with seamless freight services and with "through" rates to and from Mexican markets.

Port and Terminal Operations

        We presently have operations at six Mexican ports—Manzanillo, Progresso, Cozumel, Veracruz, Acapulco and Tuxpan. With the exception of our port operations at Tuxpan where we own both land and a multipurpose cargo terminal, all of our port facilities are operated under long-term concessions granted by the Mexican government. All of our concessions give us the right of first refusal to continue operation for a second term once the term of the original concession expires. We plan to continue to seek concessions to operate additional ports as the government continues its privatization program. The following table sets forth our existing port facilities and concessions.

Port	Concession	Date Awarded	Duration
Manzanillo	Specialized container terminal	July 28, 1995	20 years (with possibility of extension)
Progreso	Cruise ship terminal	October 24, 2000	20 years (with possibility of extension)
Cozumel	Cruise ship terminal	May 1, 1996	20 years (with possibility of extension)
Veracruz	Automobile warehousing	December 15, 1995	20 years (with possibility of extension)
Veracruz	Automobile warehousing	May 26, 1998	20 years (with possibility of extension)
Veracruz	Stevedoring services	January 1, 1998	23 years (with possibility of extension)
Acapulco	Integral port administration	June 21, 1996	50 years (with possibility of extension

  Manzanillo

        In conjunction with SSA, we bid for the concessions to operate and manage the container terminal in the port of Manzanillo. In July 1995, the Mexican government awarded us a 20 year concession.

        As part of our port and terminal operations in Manzanillo, we are responsible through our subsidiary, TMMPyT, for loading, discharging and handling cargo at the specialized container terminal and we also provide stevedoring services in the port's public areas. Under our management, ship turn time in Manzanillo has been reduced, enabling ship owners and operators to make more efficient use of their ships. In addition, in the second quarter of 2000, in its effort to further improve port and terminal services, we expanded the facility with a second berth position, which doubled container yard capacity. Moreover, in 1999 we obtained access to a berth position of approximately 300 meters of a contiguous public berth. Furthermore, in June 2002, TMMPyT entered into a container moving agreement with Mediterranean Shipping Company of Geneva, Switzerland, which is expected to contribute additional revenue.

  Progreso

        In October of 2000, we were awarded the right to operate the tourist port of Progreso and immediately commenced operations. We invested $4.3 million for the 20-year concession at Progreso. In August 2001, we began construction of the first phase of the cruise and ferry terminals in Progreso which provide retail area and space for Customs and Immigration authorities and represents an additional investment of $2.6 million. Progreso is the closest port to Mérida, located on the Yucatan peninsula, a growing tourist destination. In 2002, Progreso was a port of call for 92 cruise ships carrying approximately 130,000 passengers. Progreso is commercially known as Port of the Yucatan.

  Cozumel

        In February 1996, we obtained a 20-year concession to operate the international cruise ship terminal on the island of Cozumel and commenced operations in May 1996 through our subsidiary, Terminal Marítima del Sureste. We paid $7.1 million for the concession. This port, situated in the Mexican Caribbean, is the most frequented port by cruise ships that visit the area. We completed the expansion of the berth in Cozumel in August 1998 and the infrastructure ashore at an estimated aggregate expenditure of $6.5 million. In October of 2000, we completed the construction of a dolphin pier at Cozumel, to accommodate larger cruise ships, which has accelerated the growth of the facilities. From 2001 to 2002, cruise ship calls to this port increased from 225 to 398, while passenger count increased from 480,415 to 873,094.

  Veracruz

        We provide automobile warehousing services for all vehicles at this port. In 2002, we warehoused in excess of 400,000 automobiles, providing services to Volkswagen, Ford, BMW, Peugot, Nissan, Chrysler and General Motors. We also provide stevedoring services and terminal operating services at the multi-purpose public terminal of this port, as well as bulk and general cargo operations, intermodal services and automobile warehousing.

  Acapulco

        In June 1996, we received a 25-year concession to operate the tourist port of Acapulco and commenced operations in July 1996. We paid $7.9 million for this concession. The first phase consisting of the car carrier terminal was completed in November 1997. The second phase consisting of the Passenger Terminal was completed during the fourth quarter of 2000. We made additional capital expenditures from 1996 through 2000 of approximately $8.8 million at this port, for expenses including remodeling, rehabilitation and expansion of the facilities.

  Tuxpan

        We own approximately 2,290 acres of land in Tuxpan, and we own and operate a terminal of multipurpose cargo operated through our wholly owned subsidiary Terminal Marítima de Tuxpan, S.A. de C.V. We have access to a contiguous public berth where containers and general cargoes are unloaded and delivered to our multipurpose terminal. While we currently only handle a small volume of cargo at the port, we are in the process of developing the site.

        All of our ports and terminals, with the exception of Tuxpan, are operated through TMMPyT. We own 51% of the capital stock of TMMPyT, and SSA owns 49% of its capital stock. Tuxpan is operated through Operadora Portuaria de Tuxpan, S.A. de C.V., a wholly owned subsidiary of Grupo TMM.

Specialized Maritime Services

        Our specialized maritime services include: (a) supply and offshore support vessels, that provide transportation and supply services to the Mexican off-shore oil industry in the Gulf of Mexico; (b) product tankers for the transport of petroleum products; (c) parcel tankers for the transport of liquid chemical cargoes; (d) tugboats that provide towing services for ships at the port of Manzanillo; and (e) ships that transport vehicles, known as "car carriers." Mexican law provides that cabotage (intra-Mexican movement between ports) must be conducted by ships carrying the Mexican flag, providing us with a competitive advantage in this market.

  Fleet Management

        Currently we operate a modern, well-maintained fleet comprised of product carriers, parcel tankers and car carrier vessels, as well as a fleet of offshore support vessels and tug boats.

        Of a total of 36 vessels, 17 are owned tonnage (one product tanker, thirteen offshore support vessels and three tugboats), 7 are chartered units (four parcel tankers, two car carriers and one product tanker) and 12 vessels are operated under bare boat contracts (two product tankers, nine offshore support vessels and one tugboat).

        The table below sets forth information about our fleet of owned, chartered and bare boat vessels as of March 31, 2003, by type size and capacities:

Vessel type	Number of Vessels	Total Dead Weight Tons (in thousands)	Total Cubic Meter Capacity (in thousands)	Total Car Capacity(1)/ BHP(2)
Offshore service vessels	22	18.6	*	3,779 BHP(3)
Car carrier	2	22.2	*	6,450 Cars
Product tankers	4	156.6	174.2	*
Parcel tankers	4	48.1	52.3	*
Tug boats	4	1.7	*	4,060 BHP(3)

Total	36	223.1	213.4

(1)
Car Carrier
(2)
Offshore service vessels and Tug Boats
(3)
Average
*
Not applicable.

Offshore Division

        We participate in the offshore services sector in the Gulf of Mexico through a joint venture with Seacor Smit, Inc. ("Seacor") called Marítima Mexicana, S.A. ("Marmex"). Seacor is one of the largest U.S. companies engaged in operating supply ships and supplying support services to the offshore drilling platforms in the Gulf of Mexico. We hold a 60% ownership interest in Marmex. During September of 2002, we re-delivered one vessel that was operated under a bare boat contract. The offshore division operates 22 vessels, which are operated by Marmex and are used to service medium and long term contracts. As of December 31 2002, 17 vessels were directly hired by PEMEX, and five were hired by private operators engaged in the construction and maintenance sectors for PEMEX.

  Product Tankers and Parcel Tankers

        We operate a fleet of four product tankers, one of which is owned, one of which is chartered under a time charter contract, and two of which are chartered under bare boat contracts. Our product tankers are used primarily for the transportation of refined petroleum products.

        We currently time charter three product tankers to PEMEX. A fourth time charter expired in December 2002. We are currently in the process of reviewing this contract with PEMEX, which presently operates under spot charter terms. Although PEMEX has not sought any long-term bids since 1993 for additional long-term contracts for tankers, we believe that PEMEX will do so in the future. We expect that if such bids are sought, we will also bid for such long-term contracts. In the event that our time charter arrangements with PEMEX are terminated or expire, we will be required to seek new time charter arrangements for these vessels. We cannot be sure that time charters will be available for the vessels following termination or expiration or that time charter rates in effect at the time of such termination or expiration will be comparable to those in effect under the existing time charters or in the present market.

In the event that time charters are not available on terms acceptable to us, we may employ those tankers in the spot market.

        We also operate three parcel tankers, trading between Mexican and American ports in the Gulf of Mexico, mainly in the chemical and vegetable oil trades.

  Harbor Towing

        We have a 60% equity participation in a joint venture with Smit International Americas Inc., which, since January 1997, has provided tugboat services in the port of Manzanillo under a 10-year concession.

  Car Carrier

        The car carrier division has historically provided market services for carrier ocean shipments using either owned equipment or charter ships. During the first half of 2001, we made a decision to limit our focus on the traffic lanes of the Pacific and Caribbean Basin. As a result, we sold and chartered back our vessel and chartered one additional vessel. Because of the low level of profitability in this segment, although we plan to remain involved in the car carrier industry, we no longer intend to own any vessels.

  Shipping Agencies

        Our agencies represent ship owners, charterers and shippers in proceedings with port authorities, and provide other services at several ports throughout Mexico. We own offices in four ports: Ciudad del Carmen, Campeche; Dos Bocas, Tabasco; Acapulco, Guerrero and Coatzacoalcos, Veracruz.

        We also provide our shipping agency services at other major ports, through agreements with local agents. This business segment was reclassified from the logistics operations division to the specialized maritime division in January 2002, as part of our corporate restructuring. As of June 2002, the shipping agencies segment represented 1% of the specialized maritime services total revenues.

Logistics Operations

        Our logistics operations encompass: (a) an array of logistics and related consulting and analytical activities conducted from strategically located facilities throughout Mexico; (b) trucking and intermodal transport; (c) maintenance and repair of containers and reefer containers in principal Mexican ports and cities; and (d) intermodal terminal operations at principal cities along side the TFM network. Due to the scope of our operations, together with the extent of our experience and resources, we believe that we are uniquely positioned to coordinate the entire supply chain for our customers.

  Logistics Activities

        We believe we have competitive advantages as a third-party logistics provider serving Mexican and international customers in Mexico primarily as a result of our logistics facilities, which are strategically located in major industrial cities and at seaports and railroad hubs throughout Mexico, combined with our integrated nationwide network of truck and rail transport.

        We offer full-service logistics facilities in Aguascalientes, Querétaro, Hermosillo, Toluca, Ramos Arizpe, Puebla, Veracruz, Nuevo Laredo, San Luis Potosí, Cuernavaca, Mexico City and Monterrey. These facilities provide consulting, analytical and logistics outsourcing services including: management of inbound movement of parts to manufacturing plants consistent with just-in-time inventory planning practices; logistics network (order-cycle) analysis; logistics information process design; warehouse/facility management; supply chain/logistics management; product manipulation/repackaging; local pre-assembly; and inbound and outbound distribution using multiple transportation modes including rail and truck transport.

        We provide specialized logistics support for the automotive industry. Services include the arrangement and coordination of the movement of motor vehicle parts or sub-assemblies from supplier facilities to assembly plants, and the inspection, yard management and movement of finished vehicles from assembly plants to regional distribution centers. The logistics operations division developed an 80-acre state-of-the-art auto distribution complex in Toluca, which provides transportation services to major auto manufactures located in the Toluca region such as Chrysler and Peugeot.

        Our logistics services can be provided as end-to-end integrated logistics programs (bundled) or discrete services (unbundled) depending on customer needs.

        In conjunction with our logistics facilities, we offer trucking transport as a value-added service component to streamline the movement of products to and from major Mexican cities, seaports and rail hubs. We provide dedicated logistics trucking services to major manufacturers and retailers with facilities and operations throughout Mexico. In addition, we provide shipping agency services at various Mexican seaports.

  RoadRailer and Intermodal Services

        In May 2001, we introduced "RoadRailer" technology, which is the first intermodal domestic service in Mexico. RoadRailers are semi-trailers equipped with both tires for highway use and "bogies" with rail wheels for running directly on rail tracks. This new service is designed to complement our trucking and rail transport operations to further streamline the movement of products to and from Mexico City and surrounding states, and along the northeast region of Mexico. We currently own 200 RoadRailers and have ordered 150 additional units, which we expect to receive and begin operating in the second quarter of 2003.

        In October 2002, TMM Logistics and Hub Group, which is the largest IMC (intermodal marketing company) in the United States, created a joint network to manage freight moving among Canada, the United States and Mexico. TMM Logistics will provide all sales support and operational execution within Mexico for the network.

  Trucking Services

        Historically, we have viewed trucking as an important complement to our core businesses. In mid-1992, in furtherance of our strategy of expansion into complementary businesses and in order to participate more significantly in NAFTA transportation trade, we formed Comercializadora Internacional de Carga, S.A. de C.V. ("CIC"), a joint venture with J.B. Hunt Transport, Inc. ("J.B. Hunt"), a leading provider of commercial road freight transportation services throughout the United States. CIC, in which we held a 51% ownership interest, provided leasing, commercial and logistics services for road freight transportation. Under Mexican law, transport in Mexico can only be performed by Mexican owned companies. We currently operate approximately 400 trucks.

        Our international service in 2000, accounted for approximately 20% of our trucking revenues. Through our international service, we operated approximately 900 long-haul trips monthly into and out of Mexico through the Laredo, Texas gateway at the U.S. border. Through the latter part of 2000 and throughout 2001 this cross border activity began to decline, as railroad alternative line haul products replaced much of the over the road volume. As a result, Grupo TMM and J.B. Hunt agreed to terminate our joint venture. See "—Certain Recent Developments—Termination of Trucking Joint Venture."

        We provide dedicated trucking services to several customers, including, Ford, Jumex, Allied Domecq, Wal-Mart and Nissan. In 2000, we entered into a long-term contract with Ford to deliver spare parts from distribution centers to Ford dealerships throughout Mexico. During the second quarter of 2001, we entered a dedicated parts distribution contract with Nissan.

        Our domestic service continues to provide trucking services on a spot market basis to various customers. Additionally, we also provide port services to complement our freight-forwarding activity. We have shifted more international service vehicles to inland haulage of intra-Mexican movements as margins continue to improve in these business segments.

        Although our trucking services represent less than 1% of the Mexican market share, we continue to view trucking as an important business and are exploring other opportunities in this area which may complement our railroad business.

  Container Repair and Maintenance

        We offer maintenance and repair services for dry and reefer containers in Manzanillo, Veracruz, Altamira, Monterrey, Guadalajara, Mexico City and Cuernavaca.

Grupo TMM's Strategic Partners

        We are currently a partner in strategic arrangements with a number of the leading companies in their respective industries, including:

Business	Partner
Rail Transport	Kansas City Southern
Port and Terminal Operations	SSA Mexico, Inc., formerly known as Stevedoring Services of America, Inc.
Supply Ships	Seacor Marine Inc.
Harbor Towing	Smit International Americas, Inc.
Automotive Logistics	Auto Warehousing Co.; Schnellecke GmbH

        Through Grupo TFM, we hold a controlling stake in TFM, the company which owns the concession to operate what we believe to be the most strategically important of three regional trunk line railroads in Mexico. KCS, our partner in Grupo TFM, owns KCSR, a U.S. Class I railroad. KCSR and its affiliated railroads (excluding the Tex-Mex Railway) operate a rail network of approximately 3,100 route miles of main and branch lines and 1,340 miles of other tracks within a ten state region of the United States.

        Our agreements with KCS contain certain restrictions on the transfer of shares of Grupo TFM and on the transfer of shares of our subsidiaries through which we hold our interest in Grupo TFM. Neither KCS or we may transfer control of subsidiaries through which we hold our respective interests in Grupo TFM without the prior written consent of the other party, unless that transfer is to an affiliate. In addition, transfers to affiliates require that the transferring shareholder guarantee such an affiliate's obligations and receive a retransfer of the shares if the transferee ceases to be an affiliate. We and KCS have also agreed not to transfer (directly or indirectly) our respective equity interests in Grupo TFM to any competitor of either of the parties without the prior written consent of the other. Transfers of Grupo TFM shares are restricted by Grupo TFM's Bylaws. Those Bylaws provide that share transfers (other than transfers to affiliates) must be approved by Grupo TFM's Board of Directors (not including any directors appointed by the transferring shareholder). Before the Board of Directors can approve a transfer to an unaffiliated party, the transferring shareholder must first offer the other shareholders a right of first refusal to purchase the shares.

        In October 2000, EMD, a subsidiary of General Motors, invested $20.0 million in our subsidiary TMM Multimodal (representing a 3.36% interest in TMM Multimodal). EMD's investment as a strategic partner is part of our overall strategy designed to encourage the participation of strategic investors in our portfolio. Under the terms of the Subscription and Stockholder Agreement relating to its investment in TMM Multimodal, EMD has the right to cause Grupo TMM to purchase, or, alternatively, to cause TMM Multimodal to redeem, all, but not less than all, of EMD's shares in TMM Multimodal (the "GM Put

Option"). The GM Put Option is exercisable by EMD at any time during the period beginning June 30, 2003 and ending June 30, 2007, or earlier upon the occurrence of certain events. The price to be paid upon exercise of the GM Put Option is $20 million, plus interest compounded annually from June 30, 2000 at the rate of 12% per annum, less certain distributions received by EMD in respect of its shares of TMM Multimodal. EMD also has the right, under certain circumstances, to exchange its shares of TMM Multimodal for shares in either Grupo TMM or Grupo TFM. In addition, Grupo TMM and TMM Multimodal have the right to acquire or redeem all, but not less than all, of EMD's shares in TMM Multimodal for a price of $20 million, plus interest compounded annually from June 30, 2000 at rates beginning at 15% per annum for periods up to June 30, 2003 and increasing periodically to 20% per annum for periods after June 30, 2010, less certain distributions received by EMD in respect of its shares of TMM Multimodal.

The Asset Sales

  The TFM Sale

        The Acquisition Agreement.    On April 21, 2003, we entered into an acquisition agreement (the "KCS Agreement") with KCS, pursuant to which KCS will acquire all of the outstanding shares of Grupo TFM, which are owned by TMM Multimodal. The acquisition of the shares of Grupo TFM by KCS is structured as a sale of the stock of Grupo TFM owned by TMM Multimodal to a subsidiary of KCS.

        As consideration for the purchase, TMM Multimodal will receive $200 million in cash and 18,000,000 shares of Class A Convertible Common Stock (the "Class A Common Stock"). At its option, KCS may elect to pay up to $80 million of the cash portion of the purchase price by delivering shares of either the KCS Class A Common Stock or KCS Common Stock. If it elects to pay a portion of the cash consideration in shares, the shares will be valued at $12.50 per share for purposes of determining the number of shares that TMM Multimodal will receive. On April 25, 2003, the closing price for shares of KCS common stock on the New York Stock Exchange was $11.21.

        The shares of Class A Common Stock are convertible, on a one-for-one basis, into shares of common stock of KCS and vote together with the shares of common stock of KCS on all matters. In addition, the holders of the shares of Class A Common Stock will have the right, voting separately as a class, to elect directors under the provisions of a Stockholders' Agreement that will be entered into by the Company and KCS at closing.

        Under agreements entered into in connection with the privatization of the railroad owned by TFM, Grupo TFM is obligated, at the option of the Mexican Government, to purchase the 20% interest in TFM held by the Mexican Government in October 2003. In the event that the Government exercises the put rights and Grupo TFM does not purchase the shares, each of Grupo TMM and KCS is jointly and severally liable to make the repurchase. Pursuant to existing agreements between Grupo TMM and KCS, Grupo TMM and KCS have agreed to indemnify each other for their respective share of the purchase price for the TFM shares if they are obligated to make the purchase. At the closing of the TFM Sale, KCS will assume all of Grupo TMM's obligations related to the put and indemnify Grupo TMM against any losses or damages incurred as a result of any failure by KCS to satisfy in full the put obligation. KCS's obligations to Grupo TMM under this agreement would be general unsecured obligations of KCS and would rank on a parity with its other unsecured debt.

        If there is a final resolution (a settlement or resolution that is not subject to appeal or other attack) of the pending VAT claim in favor of TFM, and TFM receives either (i) the shares of TFM held by the Government of Mexico or (ii) cash or other property with a value at least equal to the aggregate put purchase price, then KCS is required to pay to us additional amounts in cash as follows:

    •
    $100 million; plus

    •
    the first $25 million of the amount received by TFM in excess of the put purchase price; plus

    •
    15% of any amounts in excess thereof, up to a maximum amount of $50 million.

        Thus, if the VAT claim is not resolved in favor of TFM or is in an amount less than the put purchase price, the amount received by Grupo TMM will be zero. If the VAT claim is resolved in favor of TFM in an amount greater than the put purchase price, Grupo TMM will receive between $100 million and $175 million, depending upon the size of the award. The payment is required to be made within 90 days after the VAT payment is received by TFM, however KCS may defer up to $50 million of the amount for up to one year. If KCS chooses to defer the amount, it will be required to pay the Company an additional $5 million when the second installment is made. Grupo TMM will not be entitled to receive any amount if Grupo TFM or KCS is required to purchase the Mexican Government's shares of TFM pursuant to the put before TFM has received the VAT award, even if the VAT award is later paid to TFM. The obligation of KCS to pay the additional amounts to Grupo TMM will be general unsecured obligations of KCS.

        The KCS Agreement contains customary representations and warranties of Grupo TMM with respect to a number of matters relating to Grupo TMM and to Grupo TFM and the operations of Grupo TFM and its subsidiaries, including TFM. In general, our representations and warranties survive until the third anniversary of the closing date (the second anniversary of the closing in certain events). The representations relating to certain corporate matters, title to the shares of Grupo TFM being sold and the absence of liens on the shares being sold, and environmental matters survive for five years. The representations and warranties as to tax matters survive for the applicable statute of limitations.

        We have agreed to indemnify KCS against all losses arising out of any breach of any of our representations or warranties or the breach by us of any of our covenants or agreements. We will be responsible for 51% of all such losses, but only if and to the extent that such 51% of Losses exceeds $5 million.

        Approval of the TFM Sale and the related transactions by our stockholders requires the affirmative vote of the holders of a majority of our Series A Shares. Approval of the TFM Sale and the related transactions by KCS's stockholders requires the approval of the holders of a majority of the outstanding shares of KCS's common stock and preferred stock, voting together as a single class. The KCS Board of Directors ("KCS Board") has agreed to recommend approval of the transaction to its stockholders, subject to certain "fiduciary out" provisions that allow it to modify or withdraw its recommendation in the event the KCS Board is advised by counsel that, because of a third party proposal made after the KCS Agreement is entered into, the continued recommendation of the transaction would be a breach of the KCS Board's fiduciary duties to its stockholders. If the KCS Board withdraws its recommendation and the KCS stockholders do not approve the transaction, we will be entitled to receive a termination fee of $18 million.

        The completion of the TFM Sale will require the following approvals by, filings with or notifications to, United States and Mexican governmental agencies:

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  filings and antitrust clearance by the United States Department of Justice under the Hart-Scott-Rodino Act;

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  approval of the Mexican Foreign Investments Commission;

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  clearance by the Mexican Competition Commission;

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  notice to the Mexican Ministry of Communications and Transportation;

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  filings with the NYSE; and

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  filing of and clearance of a proxy statement for KCS's stockholder meeting to be held to vote on the TFM Sale under the United States securities laws.

        It is expected that the filings described above would be made as soon as practicable.

        The TFM Sale is subject to a number of conditions as described below.

        The obligations of either party to complete the TFM Sale is subject to the satisfaction or waiver prior to the closing of customary conditions, including, (i) the absence of any injunction or any proceeding initiated by a government authority seeking an injunction; (ii) receipt of all required government approvals and the absence of conditions that would, in KCS's reasonable determination, have a Material Adverse Effect on the parties; and (iii) listing of the shares to be issued on the NYSE.

        Our obligation to complete the TFM Sale is subject to the satisfaction or waiver by us of, among others, the following conditions, (i) no breach by KCS of its representations or warranties or the covenants required to be performed by KCS; (ii) no Material Adverse Effect involving KCS since December 31, 2003; (iii) execution by KCS of the other documents required to be entered into at the Closing and the receipt by us of certain certificates and opinions; and (iv) receipt by us of consents to the transaction from the holders of the 2003 notes and the 2006 notes.

        The obligations of the KCS to complete the TFM Sale is subject to the satisfaction or waiver by KCS of the following conditions, (i) no breach by us of its representations or warranties or the covenants required to be performed by us; (ii) no Material Adverse Effect involving Grupo TFM since December 31, 2003; (iii) execution by us of the other documents required to be entered into at the Closing and the receipt by KCS of certain certificates and opinions; (iv) approval of the TFM Sale by the stockholders of KCS; and (v) there shall not be pending any bankruptcy or insolvency proceeding against TMM Multimodal the Guarantor, or TFM.

        The obligation of KCS to complete the Acquisition is not subject to KCS obtaining financing for the TFM Sale.

        The Stockholders' Agreement.    In connection with the shares to be received as part of the consideration for the TFM Sale, the company and certain of its subsidiaries and principal stockholders will enter into a Stockholders' Agreement (the "Stockholders' Agreement") with KCS that contains provisions which restrict transfers of the shares, restrict certain activities aimed at influencing the control and management of KCS by the company, specify the Board and committee seats to which the company is entitled and obligate KCS to assist in a transaction to distribute the shares to the company's stockholders, as more fully described below.

        For a period of five years following the closing, the Shares of KCS received by the Company may not be transferred to a competitor. After the five-year period, KCS will have a right of first refusal to purchase any shares proposed to be transferred to a Competitor. If KCS does not exercise its right of first refusal we are free to sell the shares to the Competitor on terms no more favorable than those offered to KCS at any time during the period of 120 days after the expiration of the 10-day notice period to KCS.

        We may not sell shares representing more than 5% of the outstanding voting securities of KCS to any other person other than a person who is eligible to file ownership reports on Form 13G under the U.S. securities laws (generally an investment company, mutual fund and other institutional investors that are passive investors and have no intention to influence the management of the company). Sales in excess of 5% to a 13G filer are also subject to a right of first refusal on the same terms as sales to a competitor. In any event, we may not sell shares to any person who, after the sale, would beneficially own more than 15% of the voting securities of KCS.

        Other than with respect to the right of first refusal upon transfers to competitors (which survives indefinitely), the transfer restrictions will terminate upon the earlier of (i) a change of control of KCS and (ii) the first day we and our affiliates cease to own at least 15% of the outstanding voting securities of KCS for at least 30 consecutive days.

        The company and the other parties to the Stockholders' Agreement may not, without the consent of KCS, directly or indirectly, either alone or as part of a group or in concert with others, take any of the following actions:

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  Acquire any voting securities of KCS if such persons and their affiliates, in the aggregate, would beneficially own more than 20% of the total voting power;

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  Publicly announce any proposed business combination by the parties to the Stockholders' Agreement or any group of which they are a part involving KCS or a substantial portion of its assets;

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  Solicit proxies for any matter, call any special meeting of stockholders, propose any matter for submission to stockholders or grant a proxy to any person not approved by KCS;

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  Initiate or participate in negotiations with third parties regarding any of these matters or take any action that would require KCS to publicly disclose any of these matters;

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  Publicly request that KCS amend or waive the standstill provisions; or

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  Otherwise seek to control or influence the management, board of directors or policies of KCS (other than through participation on the Board).

        In addition, if the company or the other parties to the Stockholders' Agreement receives any serious inquiry regarding any of these matters, including any inquiry from a competitor, it is required to notify the KCS Board promptly. The standstill restrictions will terminate on the earlier of (i) a change of control of KCS and (ii) the first day the company and its affiliates cease to own at least 15% of the outstanding voting securities of KCS for at least 30 consecutive days.

        After the completion of the acquisition, the KCS Board will consist of eleven directors divided into three classes. The company will have the right to elect two directors. The remaining directors will consist of the Chief Executive Officer of KCS, one person selected by the Chief Executive Officer, and seven Independent Directors recommended by the Chief Executive Officer. If the company disposed of shares, its right to KCS Board representation will decrease as follows: (i) if the parties to the Stockholders' Agreement and their affiliates cease to own at least 75% (80% following a change of control of the company) of the shares initially acquired by the company, the company will have the right to elect one director; and (ii) if the parties to the Stockholders' Agreement and their affiliates cease to own at least 40% of the shares initially acquired by the Company, the right to elect any directors will terminate. In addition, all rights to representation on the KCS Board will terminate if a Competitor acquires control of the company.

        We will have the right to purchase additional shares of Class A Common Stock in the event that KCS issues any shares of common stock or options, warrants or convertible securities of KCS in order to maintain our percentage interest in KCS. The right will not apply to options issued under employee benefit plans adopted by the KCS Board.

        The Stockholders' Agreement will terminate (other than with respect to the right of first refusal in connection with sales to a Competitor), on the earliest to occur of (i) the first day the Company and its affiliates cease to own at least 40% of the shares initially acquired by the company and (ii) the breach by KCS of its obligation to nominate the directors the company is entitled to elect.

        Registration Rights Agreement.    KCS will enter into a Registration Rights Agreement with the company and certain affiliates pursuant to which it will agree to register under the U.S. securities laws the shares issued to the company in connection with the transaction and any Common Stock issued on conversion of the Class A Common Stock. We have the right to demand that KCS file and have declared effective a total of six registration statements. The requests for registration may be made any time after the six-month anniversary of the closing. In the event, however, that KCS elects to pay any portion of the cash portion of the purchase price in additional shares, the company may make the request immediately following the closing with respect to the shares so received. One of the registrations may be a shelf registration that is required to be kept effective for a period of at least one year. Any of the registrations may be underwritten registrations and the company has the right to select the underwriter, subject to the reasonable approval of KCS. In addition, the Company has unlimited piggy-back rights, subject to customary cut-back rights. The obligation of KCS to file any registration statement or to maintain its effectiveness is subject to customary holdback, delay and deferral provisions. KCS is required to pay all costs associated with the registration of the shares, but not any indemnity fees or commissions.

        Consulting Agreement.    A consulting company (the "Consultant") organized by Sr. Jose Serrano will enter into a Consulting Agreement with KCS pursuant to which it will provide consulting services to KSU in connection with the portion of the business of KCS in Mexico for a period of three years. As consideration for the services, the Consultant will receive an annual fee of $600,000 per year and a grant of 2,100,000 shares of restricted stock of KCS. The restricted stock will vest as follows:

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  525,000 shares upon the amendment or extension of TFM's current labor agreement;

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  250,000 shares on each of the first, second and third anniversaries of the agreement, subject to (x) the successful resolution of the VAT claim and (y) the Independent Directors of KCS not determining that the Consultant has engaged in certain prohibited conduct;

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  125,000 shares on the receipt of the VAT certificate; and

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  700,000 shares on the retirement of the TFM equity held by the Mexican government as part of the VAT claim or with the proceeds from the VAT claim.

        The Consulting Agreement provides that the shares will accelerate on the termination of the Consulting Agreement by the Consultant due to a breach by KCS, and certain changes of control of KCS (but only if there is, or has been, a successful resolution of the VAT claim). The Consulting Agreement may be extended for an additional one year at the option of KCS, upon delivery of an additional 525,000 shares of restricted stock.

        Marketing Agreement.    KCS will enter into a Marketing Agreement with the company under which the company and its affiliates will have "most favored nations" treatment on services provided by KCS and its subsidiaries, including TFM, to any other third-party or fourth-party logistics company. The company will also have the exclusive right to provide Road-Railer services to KCS and its subsidiaries within Mexico. If KCS determines to outsource any of its intermodal terminals, the company will have the exclusive right to provide these services and a right to bid for all other transportation related services outsourced by KCS. The initial term of the Marketing Agreement is five years and the agreement will automatically renew for additional one-year periods unless either party gives notice of termination prior to any such renewal.

  The Port Sale

        On April 10, 2003, we entered into a stock purchase agreement (the "Purchase Agreement") with an affiliate of SSA, providing for the sale of its 51% interest in TMM Ports and Terminals, S.A. de C.V. ("TMMPT"). The Purchase Agreement provides that the Company will sell to SSA the operations currently performed by the division at the ports of Manzanillo, Cozumel, Veracruz and Progreso. The company will retain its interest in the ports of Acapulco and Tuxpan. The transaction, expected to close in early May, is subject to the receipt by SSA of sufficient financing and other customary closing conditions.

        The Port Sale is structured as a sale of the stock of a subsidiary of the company to a subsidiary of SSA. The purchase price for the Port Sale will be approximately $114 million net, subject to post-closing adjustments based on specified balance sheet items as of the closing date, and will be used to repurchase certificates sold to a trust under our existing receivables securitization program and to reduce indebtedness. As of December 31, 2002, the trust had $86.7 million outstanding certificates. The April 15, 2003 maturity under the Receivables Securitization Program has been extended to May 6, 2003. No certificates are currently expected to remain outstanding after the repurchase. See "Description of the New Notes—The Guarantee."

        The Purchase Agreement contains customary representations and warranties of certain subsidiaries of the Company with respect to a number of matters relating to these entities and their operations.

        In general, the company's representations and warranties survive until the second anniversary of the closing date. The representations relating to certain environmental matters, tax matters, and employee benefits survive until sixty days after the expiration of the applicable statute of limitations.

        The company has agreed to indemnify SSA against losses arising out of any breach of their representations or warranties. The company will be responsible for such losses of SSA, but only if and to the extent that such losses exceed $1 million. Further, only those losses incurred by SSA that amount to $25,000 or more in value will be used in tabulating the $1 million basket. Finally, transfer by the company of specified contingent assets to SSA will serve to reduce SSA's loss basket by specified amounts.

        The Purchase Agreement contains a number of conditions to the obligations of the company and SSA. The conditions to the obligations of the SSA include, among others: the accuracy of the company's representations and warranties at closing and the performance by the company of certain obligations; the receipt of required authorizations and consents; receipt of evidence of the release of prescribed liens; absence of specified litigation; absence of legal restrictions to the effectuation of the Port Sale; absence of a severe material adverse effect since December 31, 2002; arrangement of financing for the Port Sale; delivery of specified documents; and receipt of evidence of the release of certain liens against stock. The consummation of the Port Sale is also subject to completion of satisfactory due diligence on the part of SSA.

        The conditions to the obligations of the company include the performance of certain obligations by SSA and the receipt by the company of required authorizations and consents.

        The Purchase Agreement may be terminated by the parties as follows: (i) by mutual written consent of the parties; (ii) by the company if SSA has breached an agreement contained in the Purchase Agreement in any material respect; the Port Sale has not been consummated on or before May 6, 2003; or any of certain specified conditions have become impossible to satisfy; or (iii) by SSA if: the company has breached any warranty or agreement contained in the Purchase Agreement in any material respect or a representation of the company contained in the Purchase Agreement is inaccurate in any material respect; the Port Sale not been consummated on or before May 6, 2003; any of the certain specified conditions have become impossible to satisfy; or SSA, the TMM Ports, TMMPT or any subsidiary of TMMPT has suffered or reasonably expected to suffer, a severe material adverse effect in any way as a result of fire, explosion, disaster, accident, labor dispute, any action by any governmental authority, flood, act of war, terrorism, civil disturbance or act of nature. If the Purchase Agreement is terminated under specified circumstances, a termination fee of $5 million will be paid by TMM to SSA.

Recent Developments

  New TFM Bank Facilities

        On September 17, 2002, TFM entered into two new bank facilities provided by a consortium of banks for an aggregate amount of $250 million in order to refinance its commercial paper program. One of the facilities consists of a two-year commercial paper facility in the amount of $122 million, which is supported by a letter of credit issued under the bank facility. The new commercial paper facility allows TFM to draw-down advances from time to time, subject to certain terms and conditions. The obligations of the commercial paper facility rank at least pari passu with the other senior unsecured indebtedness of TFM. The commercial paper facility contains customary covenant restrictions, including the maintenance of certain coverage tests, restrictions on certain payments, limitations on dividends, limitations on affiliate transactions and restrictions on asset sales. The other new bank facility is a four-year term loan in the amount of $128 million. The term loan is payable in semi-annual installments beginning in September 2003 and ending in September 2006. The obligations of the term loan facility rank at least pari passu with the other senior unsecured indebtedness of TFM. The term loan facility contains customary covenant restrictions, including the maintenance of certain coverage tests, restrictions on certain payments, limitations on dividends, limitations on affiliate transactions and restrictions on asset sales. TFM used approximately $60 million of the proceeds of the new bank facilities to retire its commercial paper program. There is currently $122 million outstanding under the commercial paper facility and $128 million outstanding under the term loan facility.

  Competition

        We believe that no other company currently operating in Mexico provides the combination of transportation and logistics services offered by us. However, we face competition in particular business segments which could have an adverse effect on the results of our operations.

        The trucking industry is TFM's primary competition. In the past, the trucking industry has significantly eroded the railroad's market share of Mexico's total overland freight transportation. TFM also faces competition in some industry segments from the other railroads privatized by the government, including: Ferromex, whose rail lines run between Mexico City and four U.S. border crossings and provide a potential alternate source and route for the transport of freight, and Ferrosur, which operates the Southeast Rail Lines. Ferrosur, like TFM, serves Mexico City, Puebla and Veracruz. In particular, TFM has faced competition from Ferromex with respect to the transport of grain, minerals, and steel products. In the United States, the Tex-Mex Railway faces competition from major U.S. railroads, including the Union Pacific Railroad and can be impacted by the routing decisions of BNSF.

        Ferromex and Ferrosur recently announced that they agreed to the acquisition of Ferrosur by Ferromex. TFM filed a notice with the Mexican Antitrust Commission objecting to the proposed acquisition on the grounds that it would limit competition. The acquisition was reviewed by the Mexican Antitrust Commission and on May 16, 2002 the Mexican Antitrust Commission announced that it notified Ferromex that it has denied authorization to consummate the acquisition on antitrust grounds. Ferromex subsequently filed an appeal for review of the order, and on September 19, 2002, the Mexican Antitrust Commission confirmed its voting denying authorization to consummate the acquisition. Ferromex may request the Federal Courts in Mexico to review the decision of the Mexican Antitrust Commission. If the acquisition is completed, the resulting railroad would operate the largest rail system in Mexico, and we cannot assure you that this would not have a material adverse effect on our operations, particularly on the revenues generated by TFM's route between Mexico City and the port of Veracruz.

        Our parcel tanker and supply ship services operating in the Gulf of Mexico have faced significant competition, mainly from U.S. shipping companies. However, we expect a recently enacted Mexican law restricting cabotage (intra-Mexican movement) to Mexican-owned vessels carrying the Mexican flag to reduce competition from non-Mexican companies in this sector.

        In our logistics operations division, our trucking transport and automotive logistics services face intense competition, including price competition, from a large number of Mexican, U.S. and international trucking lines. See "Risk Factors—Factors Relating to Grupo TMM—Significant competition could adversely affect our future financial performance."

        We operate our port and terminal facilities, as well as our tugboat services, under long-term concessions granted by the Mexican government. We have concessions to operate cargo terminals at the ports of Manzanillo and Acapulco on the Pacific Coast, as well as a cruise ship terminal on the Caribbean island of Cozumel and the passenger terminal at Acapulco. Our cargo terminals do not face significant competition. However, we anticipate that over the next several years the government will grant a series of concessions to private entities to operate facilities at ports on the Pacific and Gulf of Mexico coasts. In Cozumel, our terminal facility faces competition from three other terminals. In Veracruz, there are two other stevedores that compete directly with TMMPyT. In Manzanillo, we face competition with respect to stevedoring services that operate in the public berths of the ports.

Regulatory Framework

        The Mexican railroad services law and regulations provides the overall general legal framework for the regulation of railroad services in Mexico. Under the Mexican railroad services law and regulations, a provider of railroad services, such as TFM, must operate under a concession granted by the Ministry of Transportation. Such a concession may only be granted to a Mexican corporation and may not be transferred or assigned without the approval of the Ministry of Transportation. The law permits foreign investors to hold up to 49.0% of the capital stock of such a corporation, unless otherwise authorized by the Comisión Nacional de Inversiones Extranjeras (the Foreign Investment Commission). TFM is also subject to the Ley General de Bienes Nacionales (the General Law on National Assets), which regulates all assets that fall within the public domain and by various other laws and regulations.

        The Ministry of Transportation is principally responsible for regulating railroad services in Mexico, including railroad services on TFM's rail lines. The Ministry of Transportation has broad powers to monitor TFM's compliance with its concession, and it can require TFM to supply it with any technical, administrative and financial information it requests. TFM must comply with the investment commitments established in its business plan, which forms an integral part of the concession, and must update the plan every five years. The Ministry of Transportation treats the business plans confidentially. The Ministry of Transportation monitors TFM's compliance with efficiency and safety standards as set forth in the concession. The Ministry of Transportation reviews, and may amend, these standards every five years.

        The Mexican railroad services law and regulations provides the Mexican government certain rights in its relations with TFM under the concession, including the right to take over the management of TFM and its railroad in certain extraordinary cases, such as imminent danger to national security. In the past, the Mexican government has used such a power with respect to other privatized industries, including the telecommunications industry, to ensure continued service during labor disputes.

        In addition, under the concession and the Mexican railroad services law and regulations, the Mexican Antitrust Commission under certain circumstances may determine that there is a lack of competition in the railroad industry, in which case the Ministry of Transportation would have the authority to set TFM's tariffs for rail freight services.

        Certain countries have laws which restrict the carriage of cargoes depending upon the nationality of a vessel or its crew or the origin or destination of the vessel, as well as other considerations relating to particular national interests. According to Mexican law, cabotage (intra-Mexican movement) must be conducted by ships carrying the Mexican flag. We are currently in compliance with all such restrictions imposed by the jurisdictions in which we operate. However, we cannot predict the cost of compliance if our business is expanded into other jurisdictions which have enacted similar regulations.

        We are also subject to the laws of various jurisdictions and international conferences with respect to the discharge of materials into the environment. See "—Environmental Regulation" and "—Insurance."

        Truck transportation within Mexico is reserved for Mexican nationals or entities that include in their constituent documents or Bylaws the "foreigners exclusion clause" (cláusula de exclusión de extranjeros), or a clause allowing other foreign investment through "neutral investment vehicles or securities." Truck transportation is regulated by the Ley de Caminos, Puentes y Autotransporte Federal and the Ley de Vías Generales de Comunicación.

        Our port division is subject to the Ley de Puertos. Port operations require a concession title granted by the Federal Government of Mexico to special companies incorporated under the Ley de Puertos, which companies may partially assign their concession title to third parties for the use and exploitation of assets owned by the Federal Government in the different port facilities. Various port services require a special permit granted by the Ministry of Communications and Transportation of Mexico. Concession titles may be revoked under certain circumstances set forth by applicable law. Partial assignments of concession titles may be rescinded under certain circumstances established in the corresponding assignment agreements.

Foreign investment in special companies incorporated under the Ley de Puertos may not exceed 49%, except through vehicles or securities deemed by applicable Mexican law as "neutral investment."

Sales and Marketing

        The success of our business depends on our marketing network. Our marketing network consists of affiliated offices, agencies at Mexican ports and a sales force based throughout Mexico and the United States to sell our logistics, port, specialized maritime and rail business services.

Systems and Technology

        In 2001, with the implementation of a new accounting system, CIMA, which is designed to optimize the administrative process, we have been able to better report consolidated financial results and provide our management with more comprehensive reports. CIMA is based on the SAP accounting system. We continue to enhance the technology and information systems supporting our operations. These systems are regularly updated to increase operating efficiencies, improve customer satisfaction and maintain regulatory compliance.

        In 2001, we began working with Ant Factory as our external consulting firm and initiated a project to integrate logistics services based on Internet technology. This project is expected to give us the ability to provide a broader range of information services to our customers.

        Our communications systems permit our customers to access information regarding the location and status of their cargo via touch-tone telephone, personal computer or computer-facsimile link.

        TFM uses SICOTRA, a Union Pacific Technologies system, among other purposes, to report car movements in train and yard operations and to process bill of lading information. TFM has trained personnel to use SICOTRA and customized SICOTRA applications for its operations, including through the addition of a new SICOTRA-based billing system. TFM has installed SICOTRA-related software programs on state-of-the-art computer hardware, improved SICOTRA's functionality and is expanding the system into a fully integrated management information system capable of interfacing with its train dispatch systems. TFM's improvements to SICOTRA allow it to facilitate communications with major U.S. railroads using the SICOTRA system, improve the efficiency of its operations and participate in the North American rail industry's interline services management system, providing coordinated customer service and scheduled links among railroads.

Environmental Regulation

        Our operations are subject to Mexican federal and state laws and regulations relating to the protection of the environment, as well as technical environmental requirements issued by Semarnat. Semarnat and other authorized ministries have promulgated standards, for among other things, water discharge, water supply, emissions, noise pollution, hazardous substances, transportation and solid waste generation. The terms of the railroad and port concessions also impose on us certain environmental law compliance obligations. Mexrail, Inc.'s and the Tex-Mex Railway's operations are subject to U.S. environmental laws and regulation. See "—Insurance."

        Noncompliance with applicable legal provisions may result in the imposition of considerable fines, temporary or permanent shutdown of operations or other injunctive relief, or criminal prosecution. We believe that all of our facilities and operations are in substantial compliance with applicable environmental regulations. There are currently no material legal or administrative proceedings pending against us with respect to any environmental matters, and we do not believe that continued compliance with environmental laws will have a material adverse effect on our financial condition or results of operations. However, we cannot predict the effect, if any, that the adoption of additional or more stringent environmental laws and regulations would have on the operations of companies that are engaged in the type of business in which we are engaged, or specifically, on our results of operations, cash flows or financial condition.

        In addition, our seagoing transport of petroleum and petroleum products subjects us to additional regulations and exposes us to liability specific to this activity. Laws and international covenants adopted by several countries in the wake of the "Exxon Valdez" accident, most notably OPA 90, could result in substantial or even unlimited liability for us in the event of a spill. Moreover, these laws subject tanker owners to additional regulatory and insurance requirements. We believe that we are in compliance with all material requirements of these regulations.

Insurance

        Our business is affected by a number of risks, including mechanical failure of vessels and other assets, collisions, property loss, cargo or freight loss, as well as business interruption due to weather, political circumstances, hostilities and labor strikes. In addition, the operation of any ocean-going vessel is subject to the inherent possibility of catastrophic marine disaster, including oil spills and other environmental accidents, and the liabilities arising from owning and operating vessels in international trade. OPA 90, by imposing potentially unlimited liability upon owners, operators and bareboat charters for certain oil pollution accidents in the United States, made liability insurance more expensive for ship owners and operators.

        We maintain marine hull and machinery and war risk insurance, which includes the risk of actual or constructive total loss. Additionally, we have protection and indemnity insurance. We do not carry insurance covering the loss of revenue resulting from vessel off-hire time on certain vessels. We believe that our current insurance coverage is adequate to protect against the accident-related risks involved in the conduct of our business and that we maintain a level of coverage that is consistent with industry practice. We can not assure you, however, that all risks are adequately insured against, that any particular claims will be paid or that we will be able to procure adequate insurance coverage at commercially reasonable rates in the future.

        TFM's business is also affected by a number of risks, including mechanical failure, collision, property loss, cargo loss or damage and business interruption due to natural disasters, political circumstances, hostilities and labor strikes.

        In addition, the operation of any railroad is subject to the inherent possibility of catastrophic disaster, including chemical spills and other environmental accidents.

        TFM's insurance policy provides for "per-incident" maximum amounts which vary depending upon the nature of the risk insured against. TFM's policy is renewable on an annual basis and expires in June 2003.

        TFM's present insurance coverage insures against the accident-related risks involved in the conduct of its business, and is consistent with industry practice and the requirements of the concession and the Mexican railroad services law and regulations. We can give no assurance, however, that all risks are or will be adequately insured against, that any particular claims will be paid or that TFM will be able to procure adequate insurance coverage at commercially reasonable rates in the future. The Mexican railroad services law and regulations provide that, if TFM receives insurance proceeds in respect of any damage to its rail lines, those proceeds shall be applied to the repair or remediation of such damage or, in the event that TFM elects not to undertake such repairs, these proceeds must be paid to the Mexican government.

        In recent years, we and TFM have experienced significant cost savings due to a sharp decline in liability insurance premiums resulting from heightened competition in the insurance industry and improved safety conditions in the shipping industry; nevertheless, following the catastrophic events of last September in the United States, it is widely known that the local and foreign insurance markets have strengthened and thus we and TFM are experiencing a reduction in the costs savings we were able to achieve in the past.

Organizational Structure

         Members of the Serrano Segovia family hold, directly and indirectly, 46.5% of our Series A Shares. We hold a majority of the voting stock in each of our subsidiaries, including TFM. The most significant subsidiaries include:

Name	Country of Incorporation	First Year of Operation
TMM Multimodal S.A. de C.V.*	Mexico	1986
Grupo Transportación Ferroviaria Mexicana, S.A. de C.V.*	Mexico	1996
TFM, S.A. de C.V.*	Mexico	1996
TMM Puertos y Terminales, S.A. de C.V. (Ports)*	Mexico	1996
Administración Porturaria Integral de Acapulco S.A. de C.V.*	Mexico	1994
Marítima Mexicana, S.A. de C.V.*	Mexico	1961
Servicios Mexicanos en Remolcadores, S.A. de C.V. (Tugboats)*	Mexico	1996
Lacto Comercial Organizada, S.A. de C.V. (Trucking)	Mexico	1961
Autotransportación y Distribución Logística, S.A. de C.V.*	Mexico	1998
Comercializadora Internacional de Carga, S.A. de C.V. (Trucking)	Mexico	1992
Naviera del Pacífico, S.A. de C.V. (Parcel tankers)	Mexico	1962
Terminal Marítima de Tuxpan, S.A. de C.V. (Ports)	Mexico	1996
TMM Logistics, S.A. de C.V. (Logistics)	Mexico	2000
Seglo, S.A. de C.V. (Logistics)*	Mexico	1997

*
Less than wholly owned by the company.

Reclassification of Series A and Series L Shares

        On September 13, 2002, we completed a reclassification of our Series L Shares of stock as Series A Shares. The reclassification combined our two classes of stock into a single class by converting each share of our Series L Shares into one share of our Series A Shares. The reclassification also eliminated the variable portion of our capital stock and we became a fixed capital corporation (sociedad anónima). Following the reclassification, we had 56,963,137 Series A Shares outstanding. As a result of the elimination of the variable portion of our capital stock, our registered name changed from Grupo TMM, S.A. de C.V. to Grupo TMM, S.A.

Property, Plant and Equipment

        Our principal executive offices, which were owned by the company until 1999, and are currently leased, are located at Avenida de la Cúspide, No. 4755, Colonia Parques del Pedregal, 14010 Mexico City, D.F., Mexico. We manage logistics and transportation operations that are either concessions, rented, leased, or owned in order to conduct our business activities and the activities of our subsidiaries. Some facilities were granted as part of franchises previously awarded as a result of the Mexican government's privatization activity. Various leased or owned facilities are located in Acapulco, Aguascalientes, Altamira, Campeche, Coatzacoalcos, Cozumel, Cuernavaca, Guadalajara, Hermosillo, Manzanillo, Mexico City, Monterrey, Nuevo Laredo, Progreso, Puebla, Querétaro, Ramos Arizpe, San Luis Potosí, Silao, Toluca, Tuxpan, and Veracruz. See "The Company—Business Overview," and Notes 4 and 5 to our Financial Statements.

  Concession Rights and Related Assets:

        Under the terms of TFM's concession, TFM has the right to use and the obligation to maintain the right of way, track structure, buildings and related maintenance facilities. Ownership of the property and fixtures however has been retained by the Mexican government.

        Concession rights and related assets are summarized below:

	Years Ended December 31,
			Estimated useful lives (years)
	2002	2001
TFM route	1,473,326	1,473,326	5-50
Cruise ship terminal on Cozumel	7,148	7,148	20
API Acapulco	6,783	6,783	20
Tugboats in the port of Manzanillo	2,170	2,170	10
Manzanillo port	2,589	2,589	20
Progreso container terminal	4,577	4,577	20

Total concession rights and related assets	1,496,593	1,496,593
Accumulated amortization	(264,712)	(221,416)

Concession rights and related assets—net	$1,231,881	$1,275,177

        Amortization of concession rights was $41.5 million, $41.2 million and $41.4 million for the years ended December 31, 2000, 2001 and 2002, respectively. See Note 4 to our Financial Statements.

  Track

        As of December 31, 2002, TFM's rail lines consisted of the following track:

	Under Concession	Track Usage Rights	Total
	(in kilometers)
Main track	4,251	950	5,201
Sidings under centralized traffic control	191	—	191
Spurs, yard tracks and other sidings	251	—	251

Total	4,693	950	5,643

        All of TFM's track is standard gauge (56.5 inches) and is generally in good condition. Of TFM's 4,251 kilometers of main track, over 85.0% has 100 to 136-lbs. rail and approximately 81.4% is continuously welded rail. Continuously welded rail reduces track maintenance costs and, in general, permits trains to travel at higher speeds. The maximum allowable speed of trains along TFM's core routes varies between 50 kph and 70 kph. Since TFM commenced operations, it has extended sidings on its tracks up to 10,000 feet, enabling longer trains to pass or meet each other.

        The following table sets forth certain information with respect to TFM's track as of December 31, 2002:

	Main Line-Mexico City to Nuevo Laredo	All Lines
	(in kilometers)
Continuously welded rail	1,398	3,462
Jointed rail	113	789

Total	1,511	4,251

Concrete ties installed	1,366	2,502
Wood ties installed	145	1,749

Total	1,511	4,251

        The portion of the Mexico City-Nuevo Laredo core route between Mexico City and Querétaro (a distance of approximately 260 kilometers) has double track, which accommodates greater traffic volume and maximum allowable speeds of approximately 50 kph. With the exception of the Mexico City to

Acambaro via Toluca route (where the maximum acceptable gross weight is 110 tons per rail car), TFM's rail lines support a weight of 130 tons per rail car.

        TFM runs freight trains at average speeds of approximately 50 to 70 kph along its core routes between Mexico City and the U.S. border. The majority of the main line track of TFM's rail lines accommodates these speeds or greater speeds. Approximately 70.0% of TFM's main line track handles speeds of up to 60 kph.

        Installations along TFM's rail lines include supply centers, locomotive inspection centers, car inspection areas, repair shops, warehouses, freight yards and intermodal terminals.

  Bridges, Tunnels and Culverts

        TFM's core routes and feeder lines include 1,226 bridges with a total length of 25,252 meters, of which 1,111 are permanent, 115 are temporary, 301 are steel structures, 810 are concrete structures and 115 have inverted floor systems, timber structures or are mixed.

        There are 98 tunnels on TFM's rail lines, having a total length of 26,882 meters, which are on TFM's main lines and allow for the passage of double-stack trains. In addition, there are 7,273 culverts along the railway.

  Equipment

        TFM owns an estimated 23.0% of the cars running over its rail lines and the remaining 77.0% are privately-owned, belonging to Mexican and foreign, mainly U.S., companies or railroads. TFM owns 477 locomotives, of which 468 are diesel and 9 are electric. TFM has long-term leases for 150 additional locomotives. Through TFM's long-term leasing program, TFM is improving locomotive efficiency and utilization by adding to its fleet locomotives that provide 48.2% more horsepower per unit, compared with its 3000 horsepower road engines and 79.5% more horsepower compared to TFM's previous total horsepower base, allowing TFM to haul longer trains with fewer locomotives. TFM has also continued a decrease in fuel consumption due primarily to the fuel efficiency of these new locomotives and the fact that fewer locomotives are needed to haul the same freight.

        TFM's long-term locomotive leases are for terms of 20 years. TFM leases 55 of its owned locomotives to the Tex-Mex Railway. The average age of the locomotives in its fleet is approximately 11 years, one of the lowest average ages of the locomotive fleets operated by Class I railroads. The average remaining useful life of the locomotives in TFM's fleet is about 12 years.

        Of the 477 locomotives in TFM's fleet, approximately 228 are assigned to the hauling of freight, 50 are used for yard work, 99 locomotives are subleased to third parties (50 to the Tex-Mex Railway, 10 of which are running on the Burlington Northern and Santa Fe Railway Company line under a horsepower-per-hour interchange agreement, 27 to KCSR, and 12 to Ferrosur), 9 locomotives are electric and 73 of TFM's yard and road engines are currently in storage. TFM uses the remaining 18 units for miscellaneous purposes such as maintenance of way trains and industry switching.

        The following table describes TFM's locomotive fleet and maintenance contractors as of December 31, 2002.

Make	Type	Number of Units	Number of Axles	Horsepower	Year Built	Maintained By
Owned
EMD	SW1504	15	4	1,500	1973	MPI(1)
EMD	MP15AC	11	4	1,500	1983	MPI
EMD	GP38-2	50	4	2,000	1975-83	MPI
EMD	SD45	1	6	3,600	1978	MPI
EMD	SD40	52	6	3,000	1968-72	MPI
EMD	SD40-2	39	6	3,000	1973-88	MPI
GE(3)	B23-7	7	4	2,250	1981	Alstom(4)
GE	C30-7	38	6	3,000	1982-89	Alstom
GE	SUPER 7	105	6	3,000	1990-94	Alstom
GE	E-60 (Elect.)	9	6	6,000	1984	Alstom
Total owned		327

Long-Term Lease
GE	AC4400CW	75	6	4,400	1998-2000	GETS(2)
EMD	SD70MAC	75	6	4,000	1999-2000	GMM(5)
Total under long-term lease		150

(1)
MPI Noreste, S.A. de C.V. ("MPI")
(2)
GE Transportation Systems Mexico, S.A. de C.V. ("GETS")
(3)
General Electric ("GE")
(4)
Alstom Transporte, S.A. de C.V. ("Alstom")
(5)
General Motors de Mexico S. de R.L. de C.V. ("GMM")

        Rail cars owned and leased by TFM as of December 31, 2002 consisted of the following:

	Owned	Leased
Box cars	1,038	244
Gondolas	2,157	1,450
Covered hoppers	608	2,193
Flat cars	638	333
Bi-level carriers	0	1,279
Spine cars	0	48
Tank cars	87	297
Cabooses	53	0
Open top hoppers	26	348

Total	4,603	6,192

        To supplement its fleet of owned railcars, TFM has implemented an operating lease program that allows it to effectively manage its car capacity to meet the varying demands of its traffic volumes. TFM's leased cars consist of covered hoppers used to transport grain, new and rebuilt gondolas, box cars, open top hoppers, flat cars and tri-level and bi-level carriers. TFM also leases large and small trucks and other equipment for a variety of functions. In addition, TFM is refurbishing some of its cars. At TFM's commencement of operations, it had a substantial shortage of box cars and grain hoppers. Through its agreements with U.S. railroads regarding car hire and its operating lease program, TFM increased its fleet size and eliminated these shortages.

        Property, Plant and Equipment are summarized below:

	Years Ended December 31,
			Estimated useful lives (years)
	2002	2001
Railroad equipment	$701,285	$648,247	8-25
Accumulated depreciation	(181,455)	(144,855)

Railroad equipment—net	519,830	503,392

Vessels	60,211	64,337	25
Accumulated depreciation	(31,891)	(33,164)

Vessels, net	28,320	31,173
Buildings and installations	27,016	27,141	20 and 25
Warehousing equipment	152	152	10
Computer equipment	9,897	9,360	3 and 4
Terminal equipment	28,945	24,021	10
Ground transportation equipment	39,069	39,433	4, 5 and 10
Other equipment	49,714	48,798	5

Total other property and equipment	154,793	148,905
Less accumulated depreciation	(77,199)	(67,326)

Other property and equipment—net	77,594	81,579
Land	54,129	53,968
Construction in progress	50,200	23,470

	181,923	159,017

Total Property, Plant and Equipment—net	$730,073	$693,582

        Depreciation of property, machinery and equipment was 49.4 million in 2000, $51.8 million in 2001 and $55.5 million in 2002.

THE GUARANTOR

        The Guarantor is a newly formed wholly owned subsidiary of the company which will indirectly hold, through TMM Multimodal, all of our interest in Grupo TFM. Our interest in Grupo TFM is held through TMM Multimodal, in which we hold an approximate 97% interest. TMM Multimodal, in turn, has a voting interest of 51% and a direct economic interest of 38.4% in Grupo TFM. Grupo TFM holds an 80% interest in TFM, which conducts our rail operations. The remaining 20% interest in TFM is owned by the Mexican government. Prior to the exchange offers the Guarantor has not engaged in any other business.

        The Guarantor was formed solely for the purpose of guaranteeing the new notes. The indenture governing the new notes will prohibit the company from assigning, transferring or otherwise divesting of any of its ownership interest in the Guarantor while the guarantee is in effect and will prohibit the Guarantor from conducting any business other than holding our indirect interest in TFM and complying with its obligations under the guarantee. The indenture will also restrict the Guarantor's ability to, among other things, incur debt, create liens, dispose of any of its property, or enter into any merger. See "Description of the New Notes—The Guarantee" for a more detailed description of the guarantee and the new notes indenture.

        In addition to the new notes indenture, the Guarantor's Bylaws contain provisions that limit the Guarantor's business purpose and restrict its activities. The new notes trustee will hold one share of the common stock of the Guarantor on behalf of and for the benefit of the holders of the new notes. We will have the right to purchase this share for a nominal amount upon the termination of the guarantee. The Bylaws of the Guarantor will provide that the vote of 100% of the shares of the Guarantor, including the share held by the trustee, will be required to effect any of the following:

  •
  any amendments to the Bylaws of the Guarantor;

  •
  the merger of the Guarantor with another company, unless the shares of the surviving entity are listed on an exchange;

  •
  a spin-off (escisión) of the Guarantor;

  •
  the commencement of bankruptcy or similar proceedings (concurso mercantil);

  •
  the dissolution or liquidation of the Guarantor; and

  •
  any assignment or transfer of assets (other than a Qualifying Disposition or as otherwise permitted by the Indenture for the new notes).

        The Guarantor's headquarters are in Mexico City, D.F., located at Avenida de la Cúspide, No. 4755, Colonia Parques del Pedregal, 14010 Mexico City, D.F., Mexico, telephone from the United States 011-52-55-5629-8866. the Guarantor's agent in the United States authorized to receive service of process in any proceeding on its behalf in any proceeding arising out of or in connection with the exchange offers is CT Corporation System, with offices currently located at 111 Eighth Avenue, New York, New York 10011.

MANAGEMENT

Directors and Senior Management

Board of Directors

        Our Estatutos Sociales or Bylaws provide that our board of directors shall consist of at least five and not more than twenty directors and their corresponding alternates. We currently have fourteen directors on our board. Our board of directors is elected annually by majority vote of our shareholders and is responsible for the management of Grupo TMM.

        Our directors and alternate directors, their principal occupations and years of service (rounded to the nearest year) as a director or alternate director are as follows:

Name	Principal Occupation	Years as a Director or Alternate Director	Age
Directors
José F. Serrano Segovia*	Chairman of the Board and Chief Executive Officer of Grupo TMM	31	62
Ramón Serrano Segovia*	Vice-Chairman of Grupo TMM	15	57
José Serrano Cuevas	College Student	5	22
Javier Segovia Serrano*	President of Grupo TMM	15	41
Jacinto Marina Cortés*	Chief Financial Officer, Grupo TMM	11	50
Mario Mohar Ponce*	President, Grupo TFM	6	53
Ignacio Rodriguez Rocha	Attorney	11	66
Lorenzo Cué Sánchez Navarro	Private Investor	12	37
Gerardo Primo Ramírez	General Director, Logistics Division of Grupo TMM	12	50
Lydia Velasco Ruiz de Velasco	Corporate Audit Director of Grupo TMM	5	62
Horacio Reyes Guzmán	Corporate Planning Director of Grupo TMM	4	47
Silverio Di Costanzo Pérez	General Director, Specialized Maritime Division of Grupo TMM	8	47
John Newbold*	Private Investor	5	67
John Donnelly*	Managing Director—JP MorganChase (Recently Retired)	3	57
Alternate Directors
Enrique González Núñez	Corporate Administration Director of Grupo TMM	6	55
Luis Calvillo Capri	Corporate Director of Human Resources and Communication of Grupo TMM	9	57
José Manuel Muñoz Arteaga	Corporate Legal Director of Grupo TMM	9	42
Brad Lee Skinner	Senior Vice President of Grupo TMM	4	55
Enrique Martínez Sánchez	Tax Director of Grupo TMM	8	61

Juan Ignacio López Fernández	Executive Vice President—Commercial, TFM	4	45
Romualdo Segovia Serrano	Attorney, Haynes and Boone, S.C.	15	41
Antonio Cué Sánchez Navarro	Private Investor	12	34
Juan Fernández Galeazzi	Treasury Director of Grupo TMM	3	34
Elvira Ruiz Carreño	Internal Auditor Manager of Grupo TMM	2	48
Francisco Miguel Kassian Díaz	Director, Corporate Affairs of Grupo TMM	12	55
Jesus Navarro Sánchez	Corporate Legal Manager, Grupo TMM	2	41
Luis Federico Moreno Treviño*	Attorney, Haynes and Boone, S.C.	2	46
Agustín Portal Ariosa*	Attorney, Haynes and Boone, S.C.	2	43

*
Members of the Executive Committee

José F. Serrano Segovia

        Mr. Serrano has served as a director and as our Chairman and Chief Executive Officer since 1990. Mr. Serrano is also Chairman of the Executive Committee of the Tex-Mex Railway, Chairman of the board of directors of Grupo TFM and also serves as a member of the board of directors of various Mexican companies, including Grupo Financiero Invermexico and the Mexican Businessmen's Council. In the past, Mr. Serrano has served as Chairman of the board of directors of Grupo Anahuac, S.A. de C.V. as well as Hules Mexicanos, S.A. de C.V., a leading Mexican petrochemical company.

Ramón Serrano Segovia

        Mr. Serrano has served as Vice Chairman of the board of directors of Grupo TMM since 1987. In the past, Mr. Serrano has served as a Vice President of Cementos Anahuac, S.A. and Hules Mexicanos, S.A. de C.V.

José Serrano Cuevas

        Mr. Serrano Cuevas is the son of our Chairman and is currently a college student.

Javier Segovia Serrano

        Mr. Segovia has served as President of Grupo TMM since 1999 and has served in various executive positions with companies owned by Promotora Servia since 1987. He served as President of Grupo Servia, Chief Financial Officer of Hules Mexicanos, S.A. de C.V. and as Chief Executive Officer of Electropura.

Jacinto Marina Cortés

        Mr. Marina has served as Chief Financial Officer of Grupo TMM since 1994 and a director of Grupo TMM since 1992. He has also served in various other positions with Grupo TMM since 1991. Mr. Marina has been a member of the board of directors of Grupo TFM since 1997 and has been a member of the Executive Committee and Executive Finance Committee of TFM. Mr. Marina previously served as Executive Officer of several other Mexican companies in the transportation services and manufacturing sectors, including Mexicana de Aviación, S.A., Hoteles Camino Real, S.A. de C.V. and Cementos Anahuac, S.A. de C.V.

Mario Mohar Ponce

        Mr. Mohar joined TFM in November 1996. Mr. Mohar has eight years of experience in the Mexican transportation industry in a variety of positions. Mr. Mohar founded Kingsley de México and was its Chief Executive Officer from March 1994 until joining us. From November 1990 to February 1994, Mr. Mohar served as Chief Operating Officer of Grupo TMM. Prior to joining Grupo TMM, Mr. Mohar was Chief Executive Officer of Hules Mexicanos, S.A. de C.V., a leading Mexican petrochemical company. Mr. Mohar is also the President and Chief Executive Officer of the Tex-Mex Railway.

Ignacio Rodriguez Rocha

        Mr. Rodriguez Rocha has been an attorney in private practice since 1960. He is a member of the Boards of Automotriz México, S.A. de C.V., Chevy San Carlos, S.A. de C.V. Cominsa Factoraje, S.A. de C.V. and Diesel de Toluca, S.A. de C.V.

Lorenzo Cué Sánchez Navarro

        Mr. Sánchez Navarro is a private investor. He is also a member of the Board of BCB Impulse Ingenieria Inmobiliaria (Mexico).

Gerardo Primo Ramírez

        Mr. Primo joined Grupo TMM in 1991 and has held several positions in our organization. Currently, as Logistics Director, he is responsible for our Trucking Operations. Prior to joining Grupo TMM, Mr. Primo served as Latin America Commercial Director for Holderbank Financiere Glacier AG.

Lydia Velasco Ruiz de Velasco

        Ms. Ruiz de Velazco has been Corporate Audit Director for Grupo TMM since 1995. She previously worked for several large Mexican corporations in various administrative capacities, including Hoteles Camino Real, S.A. de C.V. and Mexicana de Aviación, S.A.

Horacio Reyes Guzmán

        Mr. Reyes has served as Planning Director of Grupo TMM since 1999. Prior to joining TFM, Mr. Reyes worked for a consulting firm focusing on strategic planning and also worked in the financial and planning sector for various Mexican multinational companies engaged in industry and tourism, including Cementos Anahuac, S.A. de C.V.

Silverio Di Costanzo Pérez

        Mr. Di Costanzo joined Grupo TMM in 1977. He has served as Specialized Maritime Director since 1994. During his time at Grupo TMM he has held various different positions in several of our divisions, including, Dry Cargo and Containers, Car Carriers Service (1985) and Specialized Maritime Service for hydrocarbons and was the leader of Grupo TMM's Tankers Project and of the Offshore Service (1986).

John Newbold

        Mr. Newbold is a retired executive of Citibank N.A. and is currently a private investor. He holds membership positions on the Boards of Timex Group B.V. (Director), Chartering Solutions, Inc. (Chairman and Director), Merchants Fund, Inc. (Chairman and Director) and Castalia Partners, Ltd. (Director).

John Donnelly

        Mr. Donnelly has recently retired from his position as Managing Director of JPMorganChase—Mexico. Mr. Donnelly worked for JPMorganChase (previously Manufacturers Hanover, Chemical Bank and Chase Manhattan Bank) in various capacities since 1971. Mr. Donnelly is a member of the Boards of Arrendadora Atlas, Grupo Industrial Durango and Club de Banqueros de Mexico. He is also member of the Board of the American Chamber of Commerce of Mexico.

        All alternate directors are employed by TMM with the exception of Antonio Cué Sánchez Navarro who is a private investor, Romualdo Segovia Serrano, Luis Federico Moreno Treviño and Agustín Portal Ariosa who are partners of Haynes and Boone, S.C.

Executive Officers

        Our officers serve at the discretion of our Board of Directors. Our executive officers, their position and years of service with us and as an executive officer are as follows:

Name	Position	Years of Service	Years as Officer Executive
Corporate Directors
José F. Serrano Segovia	Chairman of the Board and Chief Executive Officer	29	12
Javier Segovia Serrano	President	15	7
Jacinto Marina Cortés	Chief Financial Officer	12	11
Luis Calvillo Capri	Corporate Director of Human Resources and Communication	9	4
Horacio Reyes Guzmán	Corporate Planning Director	9	4
José Manuel Muñoz Arteaga	Corporate Legal Director	9	4
Brad Lee Skinner	Senior Vice President	8	4
Lydia Velasco Ruiz de Velasco	Corporate Audit Director	7	7
Business Unit Directors
Mario Mohar Ponce	General Director, TFM	15	7
Gerardo Primo Ramírez	General Director, Logistics and Land Transportation	12	12
Javier Segovia Serrano	General Director, Ports and Terminals	15	4
Silverio Di Costanzo Pérez	General Director, Specialized Transportation	19	8

        José Serrano Segovia, who is chairman of the board of directors and Chief Executive Officer of TMM, is a brother of Ramón Serrano Segovia, who is a member of the board of directors of TMM. Javier Segovia Serrano, a member of the board of directors and President of TMM, is the nephew of both José Serrano Segovia and Ramón Serrano Segovia. José Serrano Cuevas, who is a member of the Board of Directors, is the son of José Serrano Segovia. Romualdo Segovia Serrano, who is an alternate director is the nephew of both José Serrano Segovia and Ramón Serrano Segovia and is Javier Segovia Serrano's brother.

Compensation

        For the year ended December 31, 2002, the aggregate total compensation paid to our 34 directors, alternate directors and executive officers for services in all capacities, including the consideration paid by Grupo TMM to Mr. José Serrano Segovia for his services, was approximately $6.7 million. See "Major Shareholders and Related Party Transactions—Related Party Transactions."

Pension, retirement or similar benefits

        All of our Mexican officers and employees are participants in our retirement plan. In general, (1) benefits under the retirement plan are payable when a participant reaches the age of 60 or on the date the participant actually retires; and (2) benefits are payable as an annuity paid monthly during the remaining lifetime of the employee. As of December 31, 2002 we had accrued $12.2 million to provide pension, retirement and other similar benefits. See Note 15 to our Financial Statements.

Board Practices

        Our Bylaws provide that our board of directors shall consist of at least five but not more than twenty directors elected by our Series A shareholders at our annual ordinary shareholders' meeting to serve until their successors accept their election at the next annual ordinary shareholders' meeting. The board of directors is responsible for the management of the Company. Mexican law requires that a majority of our executive officers and members of our board of directors be Mexican citizens.

Special Committees and Statutory Auditors

        The board of directors has appointed an audit committee to assist in handling the various functions of the Board. The audit committee members are Messrs. Ignacio Rodriguez Rocha and Lorenzo Cué Sánchez Navarro and Ms. Lydia Velasco Ruiz de Velasco. The audit committee oversees the financial reporting process for which management is responsible, reviews with our auditors the scope and results of our internal audit procedures, reviews the independence of the audit and non-audit services provided by the auditors, considers the range of audit and non-audit fees, reviews and discusses with our independent auditors and management the effectiveness of our system of internal accounting controls and makes inquiries into other matters within the scope of its duties. Permanent invitees to meetings of the Audit Committee include Messrs. Alberto del Castillo V. Vilchis and Javier Garcia Sabaté. The board does not have a standing Compensation Committee.

        Under our Bylaws, the holders of a majority of the outstanding Series A Shares may elect a statutory auditor (comisario) and a corresponding alternate statutory auditor at the annual ordinary shareholders' meeting. Mexican law requires that the statutory auditors receive monthly reports from the Board of Directors regarding material aspects of our affairs, including our financial condition, and that they be invited to attend any meeting of the board of directors. The statutory auditors are also required to report to the shareholders at the annual ordinary shareholders' meeting regarding our Financial Statements and related matters. At our 2002 annual ordinary shareholders' meeting, Alberto del Castillo V. Vilchis was elected to be our statutory auditor and Javier García Sabaté was re-elected to serve as our statutory alternate auditor until their successors accept election at the next annual ordinary shareholders' meeting.

Employees

        As of December 31, 2002, we employed 5,999 persons, not including 3,725 persons employed in our railroad division, and approximately 63% of our workforce was unionized. In accordance with customary practice in Mexico, we negotiate union contracts annually with regard to wages and every two years with regard to other matters, including benefits. We have experienced nine strikes since 1958. The longest of these strikes occurred in 1981 and lasted 21 days. We have not experienced a strike since 1987 and believe that relations with our employees are good.

        Commencing in the first quarter of 1999, we effected a corporate reorganization with the goal of reducing administrative costs by creating a more efficient management structure. The reorganization primarily consisted of cost reductions at our corporate headquarters, where the corporate employee headcount was reduced by approximately 50.0%, or 116 employees, through the elimination of redundant positions and the transfer of certain employees to other business areas. This program of corporate overhead reduction continued in 2001 and 2002. During 2001, we reduced our headcount by 40 employees and 50 employees during 2002.

Share Ownership

        As of December 31, 2001, Messrs. Javier Segovia Serrano, Mario Mohar Ponce, Brad Lee Skinner and Horacio Reyes Guzmán beneficially owned Series A Shares of Grupo TMM. Each of these individuals owns less than 1% of the outstanding Series A Shares, and other than as set forth below in the table entitled "Major Shareholders," no other directors, alternate directors or executive officers owned any shares of our capital stock. As of December 31, 2002, Messrs. José Serrano Segovia and Ramón Serrano Segovia together with their sister, Ms. Teresa Serrano Segovia, controlled an aggregate of 26,517,918 Series A Shares, representing 46.5% of the outstanding Series A Shares.

        Series A Shares were contributed to the Master Neutral Investment Trust (Fideicomiso Maestro de Inversion Neutra) (the "CPO Trust") established with a 30-year term by Nacional Financiera, S.N.C. (the "CPO Trustee") on November 24, 1989. The CPO Trustee authorized the issuance of non-redeemable ordinary participation certificates (certificacíones de participación ordinarios no amortizables) ("CPOs") that correspond to our Series A Shares. One CPO may be issued for each Series A Share contributed to the CPO Trust. CPOs constitute separate negotiable instruments different and apart from the Series A Shares, and afford to their holders only economic right with respect to the Series A Shares held in to CPO Trust. Such voting rights are exercisable only by the CPO Trustee, which is required by the terms of the CPO Trust to vote such Series A Shares in the same manner as holders of a majority of the outstanding Series A Shares not held in the CPO Trust and voted at the relevant meeting. Mexican and non-Mexican investors may hold CPOs without restriction of any kind. The acquisition of Series A Shares representing 5% or more of the capital stock of Grupo TMM by any person or group of persons (other than the Serrano Segovia Family and the CPO Trustee), in one or a series of simultaneous or successive transactions requires the prior approval of the board of directors. As of March 31, 2003, the CPO Trustee held CPO's underlying an aggregate of 48,389,616 Series A Shares.

MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

Major Shareholders

        The following table indicates, as of March 31, 2002, unless otherwise indicated, the persons or groups, which we know to be the beneficial owners of more than 5% of our outstanding Series A Shares, giving effect to the reclassification of our Series L Shares into Series A Shares on September 13, 2002. See "The Company—Reclassification of Series A and Series L Shares." The beneficial ownership amounts set forth below are calculated in accordance with the guidelines of the Securities and Exchange Commission. Accordingly, each person with shared voting and dispositive power with respect to certain securities may be deemed to own the totality of such securities for purposes hereof.

	Series A Shares
Owner	Amount	Percent
José F. Serrano Segovia(a)(b)	26,517,918	46.5%
Ramón Serrano Segovia(a)(b)	11,638,879	20.4%
Teresa Serrano Segovia(a)(b)	4,412,914	7.8%
Servicios Directivos Servia, S.A. de C.V.(a)(b)	4,162,914	7.3%
Promotora Servia(a)(b)	4,163,414	7.3%
Lockheed Martin(c)	7,818,515	13.7%

(a)
Based upon information set forth in a Schedule 13D filed on May 28, 2002. The Schedule 13D was filed by the following persons, all of whom disclaim membership in a group: José F. Serrano Segovia, who is deemed to beneficially own 26,517,918 Series A Shares (46.5%), and who has the sole power to vote 22,354,504 of such shares, the sole power to dispose of 10,466,124 of such shares, and who has the shared power to vote and dispose of 4,163,414 of such shares; Ramón Serrano Segovia, who is deemed to beneficially own 11,638,380 Series A Shares (20.4%), and who has the sole power to vote none of such shares, the sole power to dispose of 7,475,466 of such shares and the shared power to vote and dispose of 4,163,414 of such shares; Teresa Serrano Segovia, who beneficially owns and has the sole power to dispose of 4,412,914 Series A Shares (7.8%); Servicios Directivos Servia, which beneficially owns and has the shared power to vote and dispose of 4,162,914 Series A Shares (7.3%); and Promotora Servia, S.A. de C.V., which beneficially owns and has the shared power to vote and dispose of 4,163,414 Series A Shares (7.3%).

(b)
As of March 31, 2003, (i) 15,490,000 of the 22,354,504 Series A Shares beneficially owned by José, Ramón and Teresa Serrano Segovia are represented by ADSs representing CPOs which correspondingly represent financial interests in the same number of Series A Shares and (ii) 3,002,914 of the 4,162,914 Series A Shares beneficially owned by Servicios Directivos Servia, S.A. de C.V. were represented by ADSs. José, Ramón and Teresa Serrano Segovia have jointly pledged 9,153,000 ADSs and 574,150 Series A Shares to Citibank, N.A. to secure a demand loan in the principal amount of $17.1 million. José and Ramón Serrano Segovia have jointly pledged (i) 4,540,000 Series A Shares to JP Morgan Chase Bank to secure loans in the aggregate amount of $18.7 million, (ii) 4,025,354 Series A Shares to Ixc Banco, S.A., Institución de Banca Múltiple, Ixe Grupo Financiero, to secure a loan in the principal amount of $6.7 million, (iii) 1,797,000 ADSs and 2,265,000 Series A Shares to Banco Interacciones S.A., Institución de Banca Múltiple, Grupo Financiero Interacciones, to secure a loan in the aggregate amount of $6.0 million. Servicios Directivos Servia, S.A. de C.V. has pledged (i) 650,000 ADSs and 574,150 Series A Shares to JP Morgan Chase Bank to secure a loans in the aggregate amount of $18.7 million of loans referenced above, (ii) 702,914 ADSs and 425,850 Series A Shares to Citibank, N.A. secure a demand loan in the principal amount of $17.1 million of loans references above, (iii) 250,000 ADSs to Banco Interacciones, S.A., Institución de Banca Múltiple, Grupo Financiero Interacciones to secure the $6.0 million of loans referenced above, (iv) 1,000,000 ADSs to Banca Mifel, S.A., Institución de Banca Múltiple, Grupo Financiero Mifel, to secure loans in the aggregate amount of $5.3 million and (v) 160,000 Series A Shares to Banco Invex S.A., Institución de Banca Múltiple, Invex Grupo Financiero to secure a loan in the aggregate amount of $2.9 million.

(c)
Based upon information contained in such company's Schedule 13F filed as of June 30, 2002.

Related Party Transactions

        We have a professional services agreement (the "Management Agreement") with our former controlling shareholder, Grupo Servia, into which we merged in December of 2001, pursuant to which Grupo Servia provided to us administrative, financial, corporate and operational services. As consideration for Grupo Servia's services, we were obligated to pay Grupo Servia, on a monthly basis, 1% of our monthly net consolidated revenues (excluding TFM). Pursuant to the Management Agreement, Grupo Servia was paid $3.59 million for its services in 2000 and $1.94 million for its services through July of 2001.

        We and Promotora Servia agreed to terminate the Management Agreement, pursuant to a termination agreement, as amended (the "Termination Agreement"). In accordance with the terms of the Termination Agreement, we and Promotora Servia agreed to terminate the Management Agreement effective March 6, 2003 and we agreed, in consideration of such termination, to pay a sum of $17.5 million to Promotora Servia on April 30, 2003. The Company intends to enter into discussions with Promotora Servia to extend the due date of such payment. In accordance with the terms of the Termination Agreement, we ceased paying for management services received from Promotora Servia at the end of July of 2001. Promotora Servia is owned by members of the Serrano Segovia family: 57.14% by José F. Serrano Segovia and 42.86% by Ramón Serrano Segovia.

        We and Grupo Servia entered into a tax benefits contract dated December 5, 2001 (the "Tax Benefits Agreement") providing for the transfer to us of certain of the benefits derived from Grupo Servia's ability to consolidate the results of its subsidiaries and affiliates and providing for a payment to Promotora Servia of $9.4 million by us in respect of such benefits. Pursuant to a letter agreement with Grupo Servia, we must make the payment on or before April 30, 2003. The Company intends to enter into discussions with Promotora Servia to extend the due date of such payment. On December 31, 1991, Grupo Servia obtained an authorization from the Ministry of Finance and Public Credit to consolidate its results with each and every one of its subsidiaries or affiliates for tax purposes (the "Fiscal Consolidation"). Pursuant to the Tax Benefits Agreement, Grupo Servia assigned to us the benefits derived from the Fiscal Consolidation.

FRS Service Companies, Inc. (a subsidiary of SSA)

        The Board of Directors of TMMPyT approved via a shareholder resolution on December 6, 2001, to enter into lending arrangements with the shareholders and their respective affiliates. At December 31, 2001 and 2002, TMMPyT had lent $16,615,000 and $30,336,000, respectively, to FRS Service Companies, Inc. at an interest rate of 6.35%. This loan establishes quarterly payments starting on March 31, 2004 through September 30, 2009.

BIMMSA

        The account due from BIMMSA (a joint venture company) was derived from maritime services provided to that company. BIMMSA was engaged primarily in installing underwater ducts in the Campeche Sound in the Gulf of Mexico for PEMEX.

Seacor

        Seamex International, Ltd. and Seacor have internal arrangements under which each company may receive or transfer money in accordance with its cash requirements, as well as provide agency services and repair services to each other. As of December 31, 2001, the amount due to Seacor corresponds to a promissory note of $3,200,000, which was paid in April 2002. The account receivable at December 31, 2001 and 2002 of $521,000 and $546,000, respectively, corresponds to agency services and repairs provided.

KCS Transportation Company Management Services Agreement

        TFM and KCS Transportation Company entered into a management services agreement pursuant to which KCS Transportation Company agreed to provide certain rail consulting and management services to TFM. Pursuant to this agreement, KCS Transportation Company agreed to make available to TFM executive rail managers familiar with U.S. railroad practices and methods, including its President and Chief Executive Officer, an operations manager, a marketing manager, a plant maintenance manager and a terminal operations manager, to assist in the development of operating and marketing practices and strategies. TFM agreed to reimburse KCS Transportation Company quarterly in arrears for the costs of its agents and employees and out-of-pocket expenses incurred in connection with the provision of such services. The management services agreement was for an initial term of 12 months commencing May 1997 and was renewable for additional one-year periods.

        On April 30, 2002, TFM and KCS, as successor in interest through merger to KCS Transportation Company, entered into an amendment to the management services agreement that provides for automatic renewal of the agreement and compensates KCS for its services under the agreement. The amendment states that KCS is entitled to receive (1) $2,500,000 paid in nine equal monthly installments beginning in April 2002, as compensation for services rendered between January 1, 1999 and December 31, 2000; (2) an additional $2,500,000 in a lump sum payment on or before January 2, 2003 as compensation for services rendered from January 1, 2001 through December 31, 2002; and (3) quarterly service payments, payable in arrears, for the period beginning January 1, 2003 at an annual rate of $1,250,000. The management services agreement is terminable by either party upon 60 days written notice.

LEGAL PROCEEDINGS

        In September 1998, the European Commission imposed administrative fines on us and other oceanliner companies as a result of the European Commission's ruling that the companies had failed to comply with provisions of the Transatlantic Conference Accord Procedures pertaining to competition. The fine imposed on us totaled approximately $6.9 million. We have asked the European Commission to reverse its ruling or reduce the fine, and we anticipate that the fine could be significantly reduced, but we cannot assure you that the European Commission will change its original ruling. We do not believe that the outcome of this ruling will have an adverse effect on us.

        On September 14, 2001, the Ministry of Finance and Public Credit notified us of a tax assessment in the amount of ps. 326.0 million (equivalent to approximately $34.0 million dollars), for certain alleged irregularities detected in a tax audit involving the fiscal years 1995 and 1996. Our management believes that such assessment has no merit and has prepared its legal defense accordingly. We have not provided for this contingency in our Financial Statements.

        TFM and Ferromex have not been able to agree upon the rates each of them is required to pay to the other for interline services and haulage and trackage rights. Therefore, in accordance with TFM's rights under the Mexican railroad services law and regulations, in February 2001, TFM initiated an administrative proceeding requesting a determination of such rates by the Ministry of Transportation.

        In September 2001, Ferromex filed a legal claim against TFM relating to the payments that TFM and Ferromex are required to make to each other for interline services and trackage and haulage rights. TFM believes that this legal claim is without merit, and that the payments for interline services and trackage and haulage rights owed to TFM by Ferromex exceed the amount of payments that Ferromex claims TFM owes to Ferromex for such services and rights. Accordingly, TFM believes that the outcome of this legal claim will not have a material adverse effect on the financial condition of TFM. On September 25, 2002, the third civil court of Mexico City rendered its judgment in favor of TFM. Ferromex may appeal the judgment and TFM cannot predict whether it will ultimately prevail.

        In connection with the Ferromex claim, Ferromex temporarily prevented TFM from using certain short trackage rights which TFM has over a portion of its route running from Celaya to Silao, which is the site of a General Motors plant from where TFM transports finished vehicles to the border crossing at Nuevo Laredo. Ferromex was subsequently ordered by the court to resume giving us access, and in October 2001, TFM filed a counterclaim against Ferromex relating to these actions.

        In March 2002, the Ministry of Transportation issued its ruling in response to TFM's request, establishing a rate to be charged for trackage rights using the criteria set forth in the Mexican railroad services law and regulations. TFM is appealing the ruling and requesting a suspension of the effectiveness of the ruling pending resolution of its appeal. TFM cannot predict whether it will ultimately prevail. TFM believes that even if the rates established in the ruling goes into effect and TFM and Ferromex begin using the long-distance trackage rights over each other's rail line, this will not have a material adverse effect on TFM's results of operations. A separate ruling was issued confirming TFM's right to use the Celaya-Silao stretch of Ferromex track.

        In December 2001, disputes arose between us and KCS resulting from a dividend declaration by Grupo TFM and a lease transaction between TFM and Mexrail, Inc. involving the international rail bridge and Laredo, Texas. KCS and KCSR initiated legal actions in the State of Delaware and in Mexico.

        Preserving our respective interpretations of the operative agreements in connection with our dispute, we and KCS reached an agreement to resolve the dispute, pursuant to which, among other things, we and KCS sold our 51.0% and 49.0% equity interests in Mexrail, Inc. to TFM for $32.6 million and $31.4 million, respectively. As a result, Mexrail, Inc. became a consolidated subsidiary of TFM and a restricted subsidiary under the respective indentures governing TFM's notes. We and KCS also agreed to discontinue the litigation in Delaware and in Mexico, and the dividend declared by Grupo TFM was nullified in Mexico. Accordingly, the dividend paid to us and KCS has been returned to Grupo TFM. The dividend paid to FNM and Nafin has also been returned.

        Financial Structures Limited filed a claim against us in 2000 alleging that we and other entities agreed to enter into a sale leaseback transaction of our headquarters with Financial Structures Limited and demanded performance by us of such transaction. Although we believe that the claim has no merit, there can be no assurance that the court will find in our favor. We have not provided for this contingency in our Financial Statements.

        We are a party to various other legal proceedings and administrative actions, all of which are of an ordinary or routine nature and incidental to our operations. Although it is impossible to predict the outcome of any legal proceeding, in the opinion of our management, such proceedings and actions should not, individually or in the aggregate, have a material adverse effect on our financial condition, results of operations or liquidity. For information regarding our pending tax assessment, see note 14 to our Financial Statements.

DESCRIPTION OF SIGNIFICANT INDEBTEDNESS
AND RECEIVABLES SECURITIZATION FACILITY

2003 Notes

        The 2003 notes were issued pursuant to an indenture between us and Citibank, N.A., as trustee. The terms of the existing notes are those stated in the indenture and those made part of such indenture by reference to the Trust Indenture Act of 1939, as amended (the "trust indenture act"). The existing notes are subject to all such terms and the holders of the existing notes are referred to the relevant indenture and the trust indenture act for a statement of those terms. Copies of the indentures are available from the information agent at the address and telephone numbers set forth on the back cover of this prospectus.

        The 2003 notes were issued on May 15, 1993 in an aggregate principal amount of $200 million, of which approximately $176.9 million was outstanding as of June 30, 2002, and accrue interest at a rate of 9 1/2% per annum. We are required to make interest payments on the 2003 notes on each May 15 and November 15 until maturity. The 2003 notes mature on May 15, 2003 and are unsecured, unsubordinated obligations, rank pari passu in right of payment with all of our existing and future unsecured, unsubordinated obligations, and are senior in right of payment to all of our future subordinated indebtedness. The 2003 notes are currently redeemable at our option at par plus accrued and unpaid interest, if any, to the redemption date.

2006 Notes

        The 2006 notes were issued pursuant to an indenture between us and The Bank of New York, as trustee. The 2006 notes were issued on November 15, 1996 in an aggregate principal amount of $200 million, all of which was outstanding as of June 30, 2002, and accrue interest at a rate of 10 1/4% per annum. We are required to make interest payments on the 2006 notes on each May 15 and November 15 until maturity. The 2003 notes mature on November 15, 2006 and are unsecured, unsubordinated obligations, rank pari passu in right of payment with all of our existing and future unsecured, unsubordinated obligations, and are senior in right of payment to all of our future subordinated indebtedness.

        Each indenture contains certain covenants that impose certain limitations and restrictions on our ability to incur additional indebtedness, pay dividends or make other distributions, make certain loans and investments, apply the proceeds of asset sales (and use the proceeds thereof), create liens, enter into certain transactions with affiliates, merge, consolidate or transfer substantially all of our assets and make investments in unrestricted subsidiaries.

        The events of default under the indentures include various events of default customary for similar issues of notes, including the failure to pay principal and interest when due, cross defaults on other indebtedness in excess of $10 million in respect of the 2003 notes and $20 million in respect of the 2006 notes and certain events of bankruptcy, insolvency and reorganization.

        Upon consummation of the exchange offers and consent solicitations, virtually all of the restrictive covenants and defaults described above will be eliminated.

Senior Convertible Notes

        On May 29, 2002, we issued $32.5 million aggregate principal amount of our senior convertible notes and related note-linked securities exercisable for 1,311,290 of our Series A Share American Depositary Shares, or ADSs, at an exercise price of $9.9139 per ADS.

        The senior convertible notes mature on May 2, 2003 and are required to be repaid in weekly installments of principal, plus 9% accrued interest per annum. At our option, the weekly installments may be repaid in cash at 105% of par or by issuing ADSs according to a conversion rate based on a 7% discount to the weighted average trading price of the ADSs over the 5 trading day period preceding each issuance. As a result, the lower the price of our ADSs at the time we convert, the greater the number of ADSs the holders will receive. In order to preserve the ability to pay the installment amounts in ADSs, we must comply with several conditions, as set forth in the convertible notes.

        To the extent our convertible notes are converted, a significant number of additional ADSs may be sold into the market, which could decrease the price of our ADSs due to the additional supply of ADSs relative to demand in the market. In that case, we could be required to issue an increasingly greater number of ADSs upon our future conversions of the convertible notes, sales of which could further depress the price of our ADSs. If the sale of a large amount of ADSs upon conversion of the convertible notes results in a decline in the price of our ADSs, this event could encourage short sales of our ADSs. Short sales could place further downward pressure on the price of our ADSs. The conversion of the convertible notes may result in substantial dilution to the interests of other holders of our ADSs. Even though no holder of the convertible notes may convert its securities into more than 4.99% of our then outstanding Series A Shares (excluding for purposes of such determination ADSs issuable upon conversion of any convertible notes which have not been converted and upon exercise of the note-linked securities which have not been exercised), this restriction does not prevent a holder of the convertible notes from selling a substantial number of ADSs in the market. By periodically selling ADSs into the market, a holder could eventually sell more than 4.99% of our outstanding ADSs while never holding more than 4.99% at any specific time.

        In addition, the holders of our senior convertible notes may convert their senior convertible notes at any time into ADSs at a fixed conversion price, which was initially set at 200% of the closing price of our ADSs on the date the convertible notes were issued. Under certain circumstances, including our failure to timely repay the senior convertible notes, the fixed conversion price will be adjusted downwards.

        The senior convertible notes are due on May 2, 2003. If we do not desire to convert the notes into our Series A Share ADSs, we will be required to repay or refinance the notes. We cannot assure you that we will have the cash available to repay the convertible notes or that refinancing will be available or that such refinancing will be on favorable terms.

Euro-Commercial Paper Program

        In April 1999, TMM established a Euro-Commercial Paper Program in the amount of $150.0 million under which notes may be issued with maturities of up to 360 days. As of December 31, 2002, $14.9 million was outstanding. We used the proceeds from the first tranche of our senior convertible notes to pay down a portion of our outstanding Euro-Commercial Paper.

        We can not assure you that holders of our Euro-Commercial Paper will not demand payment upon maturity as a result of changes in our financial condition, and there can be no assurance that we will be able to continue to issue notes or that we will have sufficient funds to redeem the notes if required to do so.

Receivables Securitization Facility

        On October 28, 2002, we and certain subsidiaries entered into amended and restated agreements relating to the receivable securitization program which began in December 2001 (the "Securitization Program"). The agreements modified and restated certain provisions of the Securitization Program and expanded the outstanding amount of the Securitization Program by a net amount of $30 million. On December 23, 2002, we received an additional $35.0 million from an expansion of the program. The proceeds were primarily used by the Company to repay outstanding Euro Commercial Paper. Under the Securitization Program, we and certain of our subsidiaries sold receivables (including certain future receivables) to a trust which, in turn, issued two series of certificates to investors. From the original sale of receivables and the issuance by the trust of $25 million face amount of certificates (the "Series 2001

Certificates") in December 2001, we and our subsidiaries received approximately $23.2 million, net of fees and expenses. From the sale of additional receivables and the issuance by the trust of an additional $35 million face amount of certificates (the "Series 2002 Certificates" and, together with the Series 2001 Certificates, the "Certificates") in October 2002, we and our subsidiaries received an additional approximately $32.9 million, net of fees and expenses of which $5.0 million were applied to reduce the then outstanding amount of Series 2001 Certificates. On December 23, 2002, we received an additional $33.4 million, net of fees and expenses, of Series 2002 Certificates from an expansion of the program. After giving effect to the issuance of the Series 2002 Certificates and the reduction in the outstanding Series 2001 Certificates, approximately $86.7 million of certificates were outstanding at December 31, 2002. For accounting purposes, the Securitization Program represents the total dollar amount for future services pending to be rendered to customers under the receivables securitization program and is reflected as such in our financial statements.

        Pursuant to the agreements relating to the Securitization Program, (i) if collections of the receivables held by the trust do not provide funds sufficient to make the required quarterly payments on the Certificates and to maintain required levels of reserve accounts established as part of the Securitization Program, we and our subsidiaries participating in the Program are required to pay to the trust an amount sufficient to cover any shortfall in the collections from such receivables and (ii) upon the happening of certain events, including the failure of the Company and its subsidiaries to comply with certain covenants or to take certain actions by specified dates or the failure of the trust to pay the interest or principal on the Certificates or to pay the Certificates at maturity, we are required to repurchase from the trust all of the receivables then held by the trust for an amount equal to the remaining outstanding principal of and accrued interest on the Certificates, together with certain expenses and fees of the trustee. Upon the repayment in full of the Certificates, we can direct the trust to pay the Company and its subsidiaries any receivable amounts collected by it.

        Under the agreements relating to the Securitization Program, if the Company (i) does not sell certain equity securities or receive proceeds from tax awards, in either case in excess of $50.0 million, by September 30, 2003, or (ii) fails to prepay $35.0 million of Series 2001-A Certificates by May 6, 2003, then upon notice from the holders of the Series 2001 Certificates, the Company and its subsidiaries may be required to repurchase the receivables for a price equal to the outstanding amount of the Series 2001 and the Series 2002 Certificates, together with accrued interest thereon, which repurchase price would be applied by the trust to the payment of the Certificates. The Company received the regulatory approvals on February 28, 2003, and completed the transfer of the TMM Puertos y Terminales shares on March 4, 2003. The Company is also required to apply amounts received by the Company and its restricted subsidiaries from certain tax refunds or recoveries, certain asset sales, certain claims and the issuance of certain equity securities (including convertible securities other than both tranches of the senior convertible notes) to reduce the outstanding Series 2001 certificates.

        Under the Securitization Program, TMM Multimodal has granted to the trust an option to acquire shares of Grupo TFM owned by it, and Grupo TMM has also granted to the trust an option to acquire shares of TMM Puertos y Terminales owned by it. Under the amendments to the Securitization Program, Grupo TMM has also transferred its shares in TMM Puertos y Terminales to a new entity called TMM Division Puertos, and TMM Division Puertos has been substituted for Grupo TMM with respect to the option. All of the previously described options become exercisable upon the occurrence of certain events, including the nonpayment events described above and the failure of the Company to comply with certain financial and other covenants, and for a number of shares necessary to provide the trust with sufficient funds to pay the Certificates in full. Exercise of either option is subject to certain transfer restrictions contained in the bylaws of Grupo TFM and TMM Puertos y Terminales. The amendments to the Securitization Program provide that, subject to the successful completion of the Offer for the 2003 Notes, the holders of the Certificates will reasonably cooperate with the Company and will use their reasonable efforts to enter into agreements, including amendments to the existing agreements, to release the call option on the shares of Grupo TFM currently held by the trust. The release of the current option on the Grupo TFM shares is subject to certain conditions and there is no assurance that it will be completed. The option on the TMM Puertos y Terminales shares will not be released or substituted and will be outstanding for as long as any trust certificates are outstanding.

        Our ability to satisfy our obligations under this facility in the future will depend upon our operating performance, including our ability to maintain our existing customer base and increase revenues.

        The Company currently expects to retire the receivable securitization facility with the proceeds from the Port Sale. The Company has, however, entered into discussions with one of the holders of certificates under the receivable securitization facility to continue as a holder of certificates. If this occurred, the receivable securitization facility would be amended and would continue in place, including the existing call option relating to the Grupo TFM shares. This would reduce the amount required to retire the receivable securitization facility and would make additional funds available to repay outstanding indebtedness, including any untendered 2003 notes or, if the exchange offers are completed, new notes. There is no assurance that the receivable securitization facility will remain in place, either in whole or in part. If the Port Sale is not completed or the receivable securitization facility remains in place, the call option with respect to the Grupo TFM shares would remain in place and the right of the holders of the new notes to receive any proceeds from the TFM Sale, or any subsequent sale of the shares of KCS common stock received as a result of the TFM Sale, would be subject to the prior rights of the holders of the trust certificates under the call option agreement.

Significant Indebtedness of TFM

  12 1/2% Senior Notes due 2012

        TFM issued senior notes in June 2002. The senior notes are denominated in dollars, bear interest semiannually at a fixed rate of 12 1/2% and mature on June 15, 2012. The senior notes are redeemable at TFM's option on or after June 15, 2007 and, subject to certain limitations, at any time in the event of certain changes in Mexican tax law.

        The senior notes are unsecured, unsubordinated obligations of TFM, rank pari passu in right of payment with all existing and future unsecured, unsubordinated obligations of TFM, and are senior in right of payment to all future subordinated indebtedness of TFM.

  11 3/4% Senior Discount Debentures due 2009

        TFM's debentures denominated in U.S. dollars were issued in June 1997, at a substantial discount from their principal amount of $443.5 million, and no interest accrued on these debentures until June 15, 2002. The debentures will mature on June 15, 2009. Interest on the debentures is payable semiannually at a fixed rate of 11 3/4%, commencing on December 15, 2002. The debentures are redeemable, at TFM's option, in whole or in part, at redemption prices stated in the governing indenture.

        The debentures are also redeemable at TFM's option, subject to certain limitations, in the event of certain changes in Mexican tax law. The debentures are unsecured, unsubordinated obligations of TFM, rank pari passu in right of payment with all existing and future unsecured, unsubordinated obligations of TFM and are senior in right of payment to all future subordinated indebtedness of TFM. The debentures are unconditionally guaranteed on an unsecured, unsubordinated basis by Grupo TFM.

  New TFM Bank Facilities

        On September 17, 2002, TFM entered into two new bank facilities provided by a consortium of banks for an aggregate amount of $250 million in order to refinance its commercial paper program. One of the facilities consists of a two-year commercial paper facility in the amount of $122 million, which is supported by a letter of credit issued under the bank facility. The new commercial paper facility allows TFM to draw-

down advances from time to time, subject to certain terms and conditions. The obligations of the commercial paper facility rank at least pari passu with the other senior unsecured indebtedness of TFM. The commercial paper facility contains customary covenant restrictions, including the maintenance of certain coverage tests, restrictions on certain payments, limitations on dividends, limitations on affiliate transactions, restrictions on asset sales, etc. The other new bank facility is a four-year term loan in the amount of $128 million. The term loan is payable in consecutive semi-annual installments beginning in September 2003 and ending in September 2006. The obligations of the term loan facility rank at least pari passu with the other senior unsecured indebtedness of TFM. The term loan facility contains customary covenant restrictions, including the maintenance of certain coverage tests, restrictions on certain payments, limitations on dividends, limitations on affiliate transactions, restrictions on asset sales, etc. TFM used approximately $60 million of the proceeds of the new bank facilities to retire its commercial paper program. There is currently $122 million outstanding under the commercial paper facility and $128 million outstanding under the term loan facility.

  10 1/4% Senior Notes due 2007

        TFM issued the senior notes in June 1997. The senior notes are denominated in dollars, bear interest semiannually at a fixed rate of 10 1/4% and mature on June 15, 2007. The senior notes are redeemable at TFM's option, subject to certain limitations, in the event of certain changes in Mexican tax law.

        The senior notes are unsecured, unsubordinated obligations of TFM, rank pari passu in right of payment with all existing and future unsecured, unsubordinated obligations of TFM, and are senior in right of payment to all future subordinated indebtedness of TFM. The senior notes are unconditionally guaranteed on an unsecured, unsubordinated basis by Grupo TFM.

DESCRIPTION OF THE NEW NOTES

        The new notes are to be issued under an indenture, to be dated as of the settlement date (the "new notes indenture"), among us, the Guarantor and The Bank of New York, as new notes trustee. A copy of the new notes indenture is filed as an exhibit to the registration statement. See "Where You Can Find More Information." The following summaries of certain provisions of the new notes indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the new notes indenture, including the definitions therein of certain terms. For definitions of certain capitalized terms used in the following summary, see "—Certain Definitions." In this section, "Description of the New Notes," unless otherwise indicated the terms "we," "us" and "our" refer to Grupo TMM, S.A. and not to any of its subsidiaries and "the Guarantor" refers to TMM Holdings, S.A. de C.V. and not to any of its subsidiaries.

General

        The new notes will be our general unsecured obligations, will be limited to $376,875,000 aggregate principal amount and will mature on May 15, 2004. The new notes will bear interest at the rate per annum shown on the front cover of this prospectus from the date of original issue or from the most recent interest payment date to which interest has been paid or provided for, payable at maturity on May 15, 2004. Principal of and premium, if any, interest and additional amounts, if any, on the new notes will be payable and the transfer of new notes will be registrable at the office or the agency maintained by us in the City of New York. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. In addition, payment of interest and additional amounts, if any, may, at our option, be made by check mailed to the address of the person entitled thereto as it appears in the new note register.

        Our ability to service our indebtedness, including the new notes, is dependent in part upon the earnings of our subsidiaries and the distribution or other payment of such earnings to us. TFM, our largest subsidiary, is subject to significant restrictions on its ability to distribute earnings to us. See "Description of the Existing Notes and Certain Other Indebtedness—Indebtedness of TFM" In the event that TFM or any other subsidiary distributes earnings to us, the amount of any such distributions by our subsidiaries would be subject to income taxes in Mexico. Because of our tax loss carryforwards (see Note 9 to our Financial Statements), we do not believe that this would have a material effect on us. With the exception of TFM, we currently control the distribution of earnings by our subsidiaries.

Form, Denomination and Delivery

        The new notes will be represented by one of more global securities deposited with DTC and registered in the name of the nominee of DTC. See "—Book-Entry; Global Securities." Each new note will be issued in denominations of $1,000 and integral multiples thereof, in book-entry form only. No service charge will be made for any registration of transfer or exchange of new notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. We will first issue new notes on the settlement date under the exchange offers. At our option, however, we may subsequently issue additional new notes that have terms identical to those of the new notes issued on the settlement date. Holders of these additional new notes would constitute a single class of securities with the new notes issued on the settlement date and would have the right to vote together with holders of new notes issued on the settlement date.

Ranking

        The new notes will rank pari passu in right of payment with all of our existing and future unsecured indebtedness and senior to all of our existing and future subordinated indebtedness, subject to priorities, recognized by statute, such as tax and labor obligations. At December 31, 2002, our aggregate indebtedness on a consolidated basis was $1,431.7 million, and $1,027.5 million of our subsidiaries' obligations (to which the new notes will be structurally subordinated). The new notes indenture imposes certain limitations on the amount and type of indebtedness that we and our restricted subsidiaries may incur. See "—Certain Covenants—Limitation on Indebtedness."

The Guarantee

        The Guarantor, our wholly owned subsidiary, will irrevocably and unconditionally agree to pay to the holders of the new notes the principal of and premium, if any, interest and additional amounts, if any, on the new notes in full, as and when due, regardless of any defense, right of set off or counterclaim which we may have or assert, except to the extent paid by us. The Guarantor will pay additional amounts in respect of the guarantee in the manner, and subject to the exceptions, described below under the heading "—Additional Amounts," with respect to payments under the guarantee that are subject to any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within Mexico or any authority therein or thereof having power to tax.

        The Guarantor's obligations under the guarantee will terminate if we obtain investment grade ratings for the new notes from both Standard & Poor's and Moody's.

        The Guarantor's obligations under the guarantee are separate from, and in addition to, our obligations under the new notes. The Guarantor's assets, consisting of common stock of TMM Multimodal, had a book value of $374.1 million as of December 31, 2002. The book value of the shares is not necessarily representative of the fair market value of the shares. The Guarantor's indebtedness will consist of its guarantee of the new notes (which will have an aggregate principal amount outstanding of up to $376,875,000, depending upon participation in the exchange offers). At December 31, 2002 we had $21.2 million of indebtedness (on an unconsolidated basis) that will not be guaranteed by the Guarantor and would have no direct claim against the Guarantor in the event of our bankruptcy.

        The Guarantor's assets will consist solely of shares of common stock of TMM Multimodal (representing a 100% voting interest and an approximate 97% economic interest in TMM Multimodal). TMM Multimodal, in turn, holds, directly and indirectly, an effective 51% voting interest and 48% economic interest in Grupo TFM. If the TFM Sale is completed, TMM Multimodal will hold, in addition to the cash proceeds from such sale, 18,000,000 shares of KCS Common Stock. Should this sale be completed, we would be required to apply the net cash proceeds received in the TFM Sale to repurchase the new notes and to treat the securities received in the sale as if they were TMM Multimodal shares for purposes of the new notes. The securities of TMM Multimodal and Grupo TFM held directly and indirectly by the Guarantor may be difficult to sell. See "Risk Factors—Factors Relating to the New Notes—The Shares of Grupo TFM held by the Guarantor may be difficult to sell in the event that the Guarantor is called upon to satisfy the guarantee of the new notes" and "—We have granted a call option on our Grupo TFM shares which may result in our loss of control of Grupo TFM and TFM." In addition, any shares of KCS common stock received in connection with the TFM Sale will be subject to certain restrictions on transfer. See "The Company—The Asset Sales—The TFM Sale—The Stockholder Agreement."

        The Company currently expects to retire the receivable securitization facility with the proceeds from the Port Sale. The Company has, however, entered into discussions with one of the holders of certificates under the receivable securitization facility to continue as a holder of certificates. If this occurred, the receivable securitization facility would be amended and would continue in place, including the existing call option relating to the Grupo TFM shares. This would reduce the amount required to retire the receivable securitization facility and would make additional funds available to repay outstanding indebtedness, including any untendered 2003 notes or, if the exchange offers are completed, new notes. There is no assurance that the receivable securitization facility will remain in place, either in whole or in part. If the Port Sale is not completed or the receivable securitization facility remains in place, the call option with respect to the Grupo TFM shares would remain in place and the right of the holders of the new notes to receive any proceed from the TFM Sale, or any subsequent sale of the shares of KCS common stock received as a result of the TFM Sale, would be subject to the prior rights of the holders of the trust certificates under the call option agreement.

        The guarantee will terminate upon the earlier of (i) the date on which we obtain Investment Grade Ratings from the Required Rating Agencies and (ii) the payment in full to the holders of the new notes of the principal of and premium, if any, interest and additional amounts, if any, on the new notes and additional amounts, if any, in respect of the guarantee.

        The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the new notes must restore payment of any sum paid under the new notes or the guarantee. The guarantee will constitute a guarantee of payment and not of collection. The new notes trustee or, under the conditions set forth under "—Events of Default," the holders of at least 25% in aggregate principal amount of the outstanding new notes may institute a legal proceeding directly against the Guarantor to enforce rights under the guarantee without first instituting a legal proceeding against us or any other person or entity.

Optional Tax Redemption

        The new notes may be redeemed at our option, in whole but not in part, upon not less than 30 nor more than 60 days' notice given as provided in the new notes indenture, at any time at a redemption price equal to the principal amount thereof, plus accrued and unpaid interest to the date fixed for redemption if, as a result of any change in or amendment to the laws or any regulations or rulings promulgated thereunder of Mexico (or of any political subdivision or taxing authority thereof or therein) or any change in the official application or interpretation of such laws, regulations or rulings, or any change in the official application or interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which Mexico (or such political subdivision or taxing authority) is a party, which becomes effective on or after the date of this prospectus, we are or would be required on the next succeeding interest payment date to pay additional amounts with respect to the new notes in excess of the additional amounts described under the last paragraph of "—Payments of Additional Amounts" as payable as of the date of this prospectus, and the payment of such additional amounts cannot be avoided by the use of any reasonable measures available to us. We will also pay to holders on the redemption date any additional amounts which would otherwise be payable.

        Prior to the publication of any notice of redemption pursuant to this provision, we shall deliver to the new notes trustee an officers' certificate stating that we are entitled to effect such redemption based on an opinion of counsel qualified under the relevant jurisdiction that we have or will become obligated to pay such additional amounts as a result of such change or amendment. Such notice, once delivered by us to the new notes trustee, will be irrevocable.

Offer to Purchase Upon a Change of Control or Receipt of VAT Award Funds

        If:

  (a)
  any person or group within the meaning of Section 13(d)(3) of the Exchange Act (a "Group") together with any Affiliates and Associates of any thereof, other than (A) the Serrano Segovia family, its Affiliates and Associates, and (B) the trustee relating to our outstanding CPOs, ("CPO Trustee") and any successor to the CPO Trustee, shall beneficially own (within the meaning of Rule 13d-3 under the Exchange Act) at least 35% of the total voting power of all classes of our capital stock entitled to vote generally in the election of our directors provided that, in the event 100% of the total voting power of all classes of our capital stock entitled to vote generally in the election of our directors is held by another person, a Change of Control shall be determined with respect to us as if we were such other person; or

  (b)
  we are liquidated or dissolved or our stockholders adopt a plan for our liquidation or dissolution (each a "change of control"),

then we shall make an offer to purchase all of the new notes then outstanding on a date 60 days after a change of control at a purchase price equal to 100% of their principal amount plus accrued and unpaid interest to the Repurchase Date (as defined below) and additional amounts, if any.

        In the event of:

  (a)
  a leveraged buyout transaction or other transaction involving management or its affiliates, including the Serrano Segovia family, or

  (b)
  our recapitalization,

a change of control would not be deemed to occur, and our obligation to offer to repurchase the new notes would not be triggered, unless one of the events described in clauses (a) and (b) of the previous paragraph also occurred.

        If (i) prior to the TFM Sale, TFM receives any amounts in respect of the currently pending VAT dispute and we or any of our restricted subsidiaries receive, directly or indirectly, any cash proceeds from TFM (whether by way of dividends, advances, the purchase of capital stock or otherwise), or (ii) at the time of or after the TFM Sale, we receive the additional amounts payable by KCS upon the receipt by TFM of the VAT payment, we will be required to make an offer to holders of new notes then outstanding to apply the net cash proceeds so received by us or our restricted subsidiaries, net of any taxes payable on receipt of such amounts (but not in excess of our pro rata share of the amount of the VAT award received by TFM) to purchase all or any part of their new notes on a date 60 days after such receipt at 100% of the principal amount thereof plus accrued and unpaid interest to the Repurchase Date and additional amounts, if any.

        We refer to any offer to repurchase pursuant to any of the preceding paragraphs as an "Offer" and the date upon which repurchase pursuant to an Offer is to occur as the "Repurchase Date."

        In the event that the funds available for an Offer pursuant to the preceding paragraph are less than would be required to redeem all new notes tendered in that Offer, selection for redemption of new notes that are tendered will be made on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of DTC), unless that method is otherwise prohibited by law or the requirements of the principal national securities exchange, if any, on which the new notes are then listed, in which case selection shall be by lot or by any other method as the new notes trustee shall deem fair and appropriate. No new notes of a principal amount of $1,000 or less shall be redeemed in part and new notes of a principal amount in excess of $1,000 may be redeemed in part in multiples of $1,000 only.

        We shall provide the new notes trustee with notice of an Offer and with all information required to accompany such notice, not more than ten days after the date of the change of control. Notice of an Offer shall be mailed by the new notes trustee (at our expense) not more than ten Business Days after receipt by the new notes trustee of such notice from us to all holders of the new notes at their last registered addresses appearing in the new note register. The Offer shall remain open from the date of the mailing until the Repurchase Date. The notice shall be accompanied by our most recently filed annual report (including audited consolidated financial statements) and our most recent subsequently filed quarterly report. We shall provide the new notes trustee with copies of all materials to be delivered with such notice. The notice shall contain all instructions and materials necessary to enable holders to tender new notes pursuant to the Offer. The notice shall state:

  (a)
  that the Offer is being made pursuant to this covenant, the reason for the Offer and the amount of new notes tendered that will be accepted for payment;

  (b)
  the material circumstances and relevant material facts regarding the reasons for the Offer;

  (c)
  the purchase price and the Repurchase Date;

  (d)
  the name and address of the paying agent and the new notes trustee and that new notes must be surrendered to the paying agent to collect the purchase price;

  (e)
  that any new note not tendered or accepted for payment will continue to accrue interest;

  (f)
  that any new note accepted for payment pursuant to the Offer shall cease to accrue interest after the Repurchase Date;

  (g)
  that each holder electing to have a new note purchased pursuant to an Offer will be required to surrender the new note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the new note completed, to the paying agent at the address specified in the notice prior to the close of business on the Repurchase Date;

  (h)
  that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the Business Day immediately preceding the Repurchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of new notes which the holder delivered for purchase, the certificate numbers of the new notes which the holder delivered and a statement that such holder is withdrawing its election to have such new notes purchased;

  (i)
  that holders will be issued replacement new notes equal in principal amount to the unpurchased portion of the new notes surrendered if such holders only desire part of such new notes to be purchased; and

  (j)
  any other information required by applicable law, rules and regulations.

        For purposes of this covenant, the new notes trustee shall act as paying agent. Neither our Board of Directors nor the new notes trustee may waive the holders' rights to tender their new notes upon a change of control or the receipt of proceeds relating to the VAT award without the consent of the holders of a majority of principal amount of the new notes.

        To the extent that any of the procedures relating to the making and accepting of an Offer conflict with the provisions of the Exchange Act, other applicable federal or state law, or the regulations which may be promulgated thereunder, such provisions of the Exchange Act, other applicable federal or state law, or the regulations which may be promulgated thereunder shall govern such Offer in lieu of, and only to the extent of, such conflicting procedures. We will comply with Rule 14e-l under the Exchange Act and any other applicable tender offer rules with respect to a repurchase of new notes pursuant to a change of control Offer.

        In certain cases, a change of control under the new notes indenture would also constitute a change of control under contracts governing other indebtedness that we and our subsidiaries owe and in such event, we could be required to repay such indebtedness as well as the new notes. There can be no assurance that we will have sufficient funds available at the time of any change of control to repurchase any tendered new notes and to repay any other outstanding indebtedness required to be repaid. In addition, other agreements to which we and our subsidiaries are subject, including other financing arrangements, may contain provisions that prohibit us from making such a repurchase. See "Risk Factors—Risks Relating to the New Notes—We may not be able to finance a change of control offer" and "Description of Significant Indebtedness."

Payment of Additional Amounts

        All payments of principal and interest in respect of the new notes and of amounts owing under the guarantee will be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within Mexico or any authority therein or thereof having power to tax. In the event any such taxes or duties are so imposed or levied, we, in the case of payments in respect of the new notes, and the Guarantor, in the case of payments in respect of the guarantee, will pay such additional amounts as will result in receipt by the holders of the new notes of such amounts as would have been received by them had no such withholding or deduction been required, except that no such additional amounts shall be payable for or on account of:

  (a)
  any tax, assessment or other governmental charge which would not have been imposed but for:

  (i)
  the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation) and the taxing jurisdiction or any political subdivision or territory or possession thereof or area subject to its jurisdiction, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein; or

  (ii)
  the presentation of a new note (where presentation is required) for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

  (b)
  any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

  (c)
  any tax, assessment or other governmental charge which is payable otherwise than by withholding from payments of (or in respect of) principal of, or any interest on, the new notes;

  (d)
  any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure to comply by the holder or the beneficial owner of the new note with a request we addressed to the holder:

  (i)
  to provide information, documents and other evidence concerning the nationality, residence or identity of the holder or such beneficial owner; or

  (ii)
  to make and deliver any declaration or other similar claim (other than a claim for refund of a tax, assessment or other governmental charge withheld by us) or satisfy any information or reporting requirement, which, in the case of (i) or (ii), is required or imposed by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or

  (e)
  any combination of items (a), (b), (c) and (d) above.

        In addition, we shall not be required to pay additional amounts with respect to any payment of the principal of, or any interest on, any new note to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the jurisdiction (or any political subdivision or taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member or such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of such new note.

        As of the date of this prospectus, we are obligated, as a result of the Mexican withholding tax of 4.9%, to pay additional amounts to holders of the new notes with respect to all interest payments to be made on the new notes.

        We may at our option redeem the new notes at any time at 100% of the principal amount of the new notes and any accrued interest, if the Mexican withholding tax rate on payments of interest in respect of the new notes is increased, as a result of a change in Mexican law, to a rate in excess of 4.9%. See "Description of the New Notes—Optional Redemption" and "—Optional Tax Redemption."

Payment, Registration, Transfer and Exchange

        Payments in respect of the new notes will be made at our office or agency maintained for that purpose as we may designate from time to time. At our option, interest on the new notes may be paid by check. If a holder of the new notes has given wire transfer instructions to us and our paying agent prior to the applicable date for such payment, we will make payments with respect to the new notes by wire transfer of funds to the account specified by such holder. Payment of interest will be made to the person entitled to receipt of the principal amount in respect of such new notes.

        The new notes will be transferable or exchangeable at our agency maintained for such purpose as designated by us from time to time. The new notes may be transferred or exchanged without service charge, other than any tax or other governmental charge imposed in connection therewith.

Certain Covenants

  Covenant Suspension

        The Indenture will provide that from and after any date (the "Suspension Date") that the new notes have Investment Grade Ratings from the Required Rating Agencies, the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture and the new notes described under the following captions (collectively, the "Suspended Covenants"):

  •
  "The Guarantee;"

  •
  "Offer to Purchase Upon a Change of Control;"

  •
  "Certain Covenants—Limitation on Restricted Payments;"

  •
  "Certain Covenants—Limitation on Indebtedness;"

  •
  "Restriction on Asset Dispositions;"

  •
  "Limitation on Investments;"

  •
  "Limitation on Issuance of Subordinated Indebtedness;"

  •
  "Limitation on Business Activities;"

  •
  clauses (c), (d) and (e) of the first paragraph of "Merger and Consolidation;" and

  •
  "Additional Covenants Applicable to the Guarantor."

        In the event that we and our Restricted Subsidiaries are not subject to the Suspended Covenants for a period of time as a result of the preceding sentence and, on any subsequent date (a "Reversion Date"), (1) one or both Required Rating Agencies withdraws its rating or downgrades the new notes such that the new notes no longer have Investment Grade Ratings from the Required Rating Agencies or (2) an Event of Default occurs and is continuing, then, in either case, we and our Restricted Subsidiaries will again be subject to the Suspended Covenants (other than the guarantee and the covenants under the caption "Additional Covenants Applicable to the Guarantor," which shall not be reinstated) with respect to any events thereafter, subject to our right to have the Suspended Covenants again suspended if, on a future Suspension Date, we once again have Investment Grade Ratings from the Required Rating Agencies.

        The period of time between any Suspension Date and the immediately following Reversion Date is referred to in this description as a "Suspension Period." Notwithstanding the fact that the Suspended Covenants may be reinstated on any Reversion Date, no Default or Event of Default will be deemed to have occurred as a result of the failure to comply with any of the Suspended Covenants during the

Suspension Period. Subject to the preceding sentence, (1) for purposes of the covenant described under the caption "Certain Covenants—Limitation on Restricted Payments," (A) any Restricted Payments made on or after a Reversion Date shall be calculated as if such covenant had been in effect during the entire period of time from the Initial Issuance Date, and (B) such covenant shall not prohibit any payments in respect of any Indebtedness incurred during the Suspension Period that ranks junior in right of payment to the new notes (provided that any such payments shall be taken into account for purposes of calculating our ability to make other Restricted Payments); (2) for purposes of the covenant described under the caption "Certain Covenants—Limitation on Indebtedness," on the Reversion Date, all Indebtedness incurred during the Suspension Period shall be deemed to have been incurred (A) pursuant to the first paragraph or an applicable provision of the second paragraph under the heading "Certain Covenants—Limitation on Indebtedness," as determined by the Company (to the extent that such Indebtedness would be permitted to be incurred under any such provision as of the Reversion Date and after giving effect to any Indebtedness incurred during the Suspension Period and outstanding on the Reversion Date), and (B) to the extent not permitted by clause (A), shall be deemed to be Indebtedness existing on the Initial Issuance Date; and (3) for purposes of compliance with the covenant described under the caption "Certain Covenants—Limitation on Business Activities," any activities engaged in by us and our Restricted Subsidiaries on the Reversion Date shall be deemed to have been engaged in by us and our Restricted Subsidiaries on the date of the new notes indenture.

        Limitation on Restricted Payments.    We shall not, and shall cause our Restricted Subsidiaries not to, directly or indirectly:

  (a)
  declare or pay any dividend on, or make any distribution to the holders of, any of our Capital Stock other than dividends or distributions payable in our Capital Stock (other than Disqualified Stock);

  (b)
  repay, redeem or otherwise acquire or retire for value (other than the value represented by Capital Stock (excluding Disqualified Stock)) any of our or our Restricted Subsidiaries' Capital Stock, other than any such repayment, redemption, acquisition or retirement of such Capital Stock held by us or our Restricted Subsidiaries;

  (c)
  repay, redeem, defease or otherwise acquire or retire for value (other than value represented by our Capital Stock (excluding Disqualified Stock)), prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any of our or our Restricted Subsidiaries' Indebtedness that ranks junior in right of payment to the new notes, except as permitted pursuant to the Limitation on Indebtedness covenant; or

  (d)
  make any Investment in any Affiliate other than (i) an Investment by us or any of our Restricted Subsidiaries in us or any such Restricted Subsidiaries or in TFM or any other Affiliate that is bidding for or has obtained concessions or railroad assets from the Mexican government with respect to the ownership or operations of railroads in Mexico, or (ii) an Investment by us or our Restricted Subsidiaries arising as a result of or in connection with a Qualifying Disposition,

(the foregoing actions set forth in clauses (a) through (d) being referred to hereinafter as "Restricted Payments") if at the time of any such Restricted Payment, and after giving effect thereto on a pro forma basis:

  (1)
  a Default or an Event of Default shall have occurred and be continuing,

  (2)
  our Consolidated Net Worth shall be less than $250 million,

  (3)
  we could not incur at least $1.00 of additional Indebtedness in accordance with the provisions of the first paragraph of the Limitation on Indebtedness covenant, or

  (4)
  the aggregate amount of all Restricted Payments declared or made after the Initial Issuance Date including such Restricted Payment (the value of any such payment, if other than cash, shall be the value determined in good faith by the Board of Directors and evidenced by a Board Resolution) shall exceed the sum of:

    (i)
    50% of our aggregate Consolidated Net Income (or, in the event such aggregate Consolidated Net Income shall be a loss, minus 100% of such loss) earned subsequent to January 1, 1993 to the end of the fiscal quarter immediately preceding such Restricted Payment (treated as a single accounting period) ($(60.1) million as of June 30, 2002), plus

    (ii)
    the aggregate net cash proceeds received by us from the issuance or sale (other than to any of our Restricted Subsidiaries) subsequent to January 1, 1993 of our Capital Stock (excluding Disqualified Stock) including any such shares issued upon exercise of any rights, options or warrants or upon the conversion of any of our Indebtedness ($21.8 million as of June 30, 2002), plus

    (iii)
    $10 million.

        The provisions of this covenant will not prevent:

  (A)
  the payment of any dividend within 60 days after the date of its declaration if the dividend would have been permitted on the date of declaration;

  (B)
  the purchase, redemption, acquisition or retirement of any shares of our Capital Stock solely out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of shares of Capital Stock (other than Disqualified Stock); or

  (C)
  our purchase of shares of our Capital Stock pursuant to the terms of our share repurchase program as in effect on the Initial Issuance Date.

For purposes of calculating the aggregate amount of Restricted Payments made pursuant to clause (4) of the first paragraph of the description of the Limitation on Restricted Payments covenant:

  (x)
  payments made under clauses (A) and (B) of this paragraph shall be included in such amount and payments made pursuant to clause (C) of this paragraph shall be excluded, provided that dividends paid within 60 days of the date of declaration shall be deemed to be paid at the date of declaration, and

  (y)
  any Restricted Payments made by Grupo Servia, S.A. de C.V., one of our predecessor corporations, prior to the effective date of its merger with Transportación Marítima Mexicana, S.A. de C.V. shall be excluded.

        Prior to making any Restricted Payment under this covenant (other than a permitted Restricted Payment described in clause (C) above), we shall deliver to the new notes trustee an Officers' Certificate setting forth the computation by which the amount available for Restricted Payments was determined. The new notes trustee shall have no duty or responsibility to determine the accuracy or correctness of this computation and shall be fully protected in relying on such Officers' Certificate.

        Limitation on Indebtedness.    Subject to the other provisions of this covenant, we shall not, and shall not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, issue, suffer to exist, assume, guarantee or otherwise become directly or indirectly liable with respect to, any Indebtedness (collectively, an "incurrence"), provided that we may incur additional Indebtedness if, at the time of the original incurrence of such Indebtedness and after giving effect thereto on a pro forma basis, our Consolidated Debt Service Coverage Ratio for the four fiscal quarters immediately preceding such incurrence for which quarterly financial statements are available, taken as one period, is greater than 2.0 to 1.0.

        Notwithstanding the foregoing, we and our Restricted Subsidiaries may incur:

  (a)
  Indebtedness existing on the Initial Issuance Date;

  (b)
  Indebtedness evidenced by the new notes and the new notes indenture;

  (c)
  Indebtedness owing to us or a Restricted Subsidiary, provided that any such Indebtedness that we owe to a Restricted Subsidiary shall rank junior in right of payment to the new notes;

  (d)
  Acquired Indebtedness, provided that such Indebtedness would be in compliance with the first paragraph of this covenant if incurred by us;

  (e)
  Guarantees of Indebtedness otherwise permitted to be incurred pursuant to the "Limitation on Indebtedness" covenant;

  (f)
  Indebtedness in respect of letters of credit for the benefit of trade vendors issued in the ordinary course of business in an aggregate amount not exceeding $20 million at any one time outstanding; and

  (g)
  Indebtedness issued in exchange for, or the proceeds of which are used to repay or refund or refinance or discharge or otherwise retire for value, our Indebtedness or that of any of our Restricted Subsidiaries permitted under clauses (a), (b), (d), (h), (i) and (j) of this paragraph, under this clause (g) and under the first paragraph of this covenant ("Refinancing Indebtedness") in a principal amount (or if such Refinancing Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, with an original issue amount not to exceed such principal amount), not to exceed the principal amount of the Indebtedness so refinanced (or, if the Indebtedness being refinanced was issued with original issue discount, the original issue amount), plus customary fees, expenses and costs related to the incurrence of such Refinancing Indebtedness and any subsequent refinancings thereof; provided that:

  (i)
  Refinancing Indebtedness of any of our Restricted Subsidiaries shall not be used to refund or refinance our outstanding Indebtedness, and

  (ii)
  with respect to any Refinancing Indebtedness which refinances Indebtedness which ranks junior in right of payment to the new notes, (x) such Refinancing Indebtedness is subordinated in right of payment at least to the same extent as the Indebtedness to be refunded or refinanced if such Indebtedness had remained outstanding and (y) the Refinancing Indebtedness has an Average Life and Stated Maturity which is equal to or greater than that of the Indebtedness to be repaid or refunded or refinanced or discharged or otherwise retired for value at the time of such incurrence.

  (h)
  Indebtedness incurred to finance the cost of acquisition, construction, refurbishing, modification to or alteration of vessels used or to be used in our business or that of our Restricted Subsidiaries;

  (i)
  Indebtedness under Currency Agreements and Interest Rate Agreements; provided that the obligations under such agreements are related to payment obligations incurred in compliance with the indenture governing the new notes and that such agreements (a) are designed solely to protect us or our Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (b) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

  (j)
  Indebtedness in an amount that, when added to the amount of all other Indebtedness previously incurred and outstanding pursuant to this clause (j), does not exceed 15% of our Consolidated Net Tangible Assets at the time such new Indebtedness is incurred; or

  (k)
  Indebtedness, to the extent the net proceeds thereof are promptly applied to defease any of the new notes as described below under "—Satisfaction and Discharge" and to pay fees, expenses, premiums and other payment obligations related to such defeasance.

        Restriction on Asset Dispositions.    We shall not, and shall not permit any of our Restricted Subsidiaries to, make any Asset Disposition unless:

  (a)
  the consideration received from such Asset Disposition is equal to or greater than the fair market value of the assets or stock sold (as determined in good faith by the Board of Directors and evidenced by a Board Resolution); and

  (b)
  at least 80% of the consideration received from such Asset Disposition is in the form of cash; provided, however, that (i) the amount of (x) any of our or any Restricted Subsidiary's liabilities (as shown on our or the Restricted Subsidiary's most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets, including any Indebtedness of a consolidated Subsidiary whose stock is purchased by the transferee, and (y) any notes or other obligations received by us or any such consolidated Subsidiary from such transferee that are immediately converted by us or such consolidated Subsidiary into cash (to the extent of the cash received) shall be deemed to be cash for purposes of this provision and (ii) this clause (b) shall not apply in the case of any Qualifying Disposition.

        We may apply, or cause our Restricted Subsidiaries to apply 100% of such Net Cash Proceeds as follows:

  (a)
  other than in the case of a Major Asset Sale, within 180 days of receipt of Net Cash Proceeds from such Asset Disposition, to (i) the prepayment or repurchase of the new notes or the prepayment,

  repayment or repurchase of any of our or our Restricted Subsidiaries' other Indebtedness which ranks senior or pari passu with the new notes; or (ii) the purchase of assets or businesses in the shipping, transportation and distribution services industry; and

  (b)
  in the case of a Major Asset Sale, within 60 days of the receipt of such Net Cash Proceeds to the redemption of the new notes as described below.

        The company may elect to redeem new notes at any time with 100% of the Net Cash Proceeds from any Asset Disposition. Any such redemption shall be at 100% of the principal amount thereof plus accrued and unpaid interest and additional amounts if any to the redemption date. Any Net Cash Proceeds which are not applied as permitted by the immediately preceding sentence shall constitute "Excess Proceeds." If at any time the aggregate amount of Excess Proceeds exceeds 5% of the principal amount of the new notes originally issued in the exchange offers, we are required to offer to purchase (a "Net Cash Proceeds Offer") from all holders of new notes, pursuant to procedures set forth in the new notes indenture, the maximum principal amount of new notes that may be purchased with such Excess Proceeds at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued interest and additional amounts, if any, to the purchase date.

        Notwithstanding the foregoing, we may use up to $15 million from the Port Sale for working capital and payment of expenses relating to the exchange offers and the Port Sale and the TFM Sale.

        To the extent that the aggregate amount of new notes tendered pursuant to such offer is less than the amount of Excess Proceeds, we shall use such portion of the Excess Proceeds that is not used to purchase new notes so tendered:

  (a)
  to reduce our Indebtedness or that of any of our Restricted Subsidiaries;

  (b)
  to acquire assets or businesses engaged in the shipping, transportation and distribution services industry; or

  (c)
  for general corporate purposes. and to pay expenses relating to the exchange offers, the Port Sale and the TFM Sale.

        Until such time as the Net Cash Proceeds from any Asset Disposition are applied in accordance with the preceding paragraph, such Net Cash Proceeds shall be segregated from our other assets and those of our Restricted Subsidiaries and invested in Cash Equivalents.

        We may credit against our obligation to make a Net Cash Proceeds Offer 100% of the principal amount of new notes which have been acquired by us and surrendered for cancellation after the making of the Net Cash Proceeds Offer and which have not been used as a credit against or acquired pursuant to any prior obligation to make an offer to purchase new notes pursuant to the change of control covenant or this covenant.

        To the extent that any of the procedures relating to the making and accepting of a Net Cash Proceeds Offer conflict with the provisions of the Exchange Act, other applicable federal or state law, or the regulations which may be promulgated thereunder, such provisions of the Exchange Act, other applicable federal or state law, or the regulations which may be promulgated thereunder shall govern such Net Cash Proceeds Offer in lieu of, and only to the extent of, such conflicting procedures. We will comply with Rule 14e-l under the Exchange Act and any other applicable tender offer rules with respect to a repurchase of new notes pursuant to a Net Cash Proceeds Offer.

        Limitation on Transactions with Affiliates.    We shall not, and shall not permit any of our Restricted Subsidiaries, to directly or indirectly sell, lease, transfer or otherwise dispose of any of our or its properties or assets to, or purchase or lease any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or make any loan, advance or capital contribution to, or for the benefit of, any of our Affiliates or any direct or indirect holder of 10% or more of the shares of our outstanding Capital Stock or with an Affiliate of any such holder (an "Affiliate Transaction") unless:

  (a)
  such transaction or series of transactions is on terms that are no less favorable to us or our Restricted Subsidiary, as the case may be, than would be available in a comparable arm's length transaction with an unrelated person;

  (b)
  with respect to a transaction or series of related transactions involving aggregate consideration greater than $1 million, such transaction or series of related transactions is approved by a majority of the Board of Directors, including a majority of the disinterested directors, and evidenced by a Board Resolution; and

  (c)
  with respect to a transaction or series of related transactions involving aggregate consideration greater than $10 million, an opinion as to the fairness of such transaction or series of related transactions to us or our Restricted Subsidiary from a financial point of view is issued to us by an independent investment banking firm of national standing.

        Notwithstanding the foregoing, Affiliate Transactions shall not include:

  (a)
  the payment of reasonable and customary fees to our directors or executive officers or any of our Restricted Subsidiaries; or

  (b)
  any transaction between or among us and any of our Restricted Subsidiaries in the ordinary course of business and consistent with our past practices or those of our Restricted Subsidiaries.

        Limitation on Sale and Leaseback Transactions.    We shall not, and shall not permit any Restricted Subsidiary to, enter into any sale and leaseback transaction unless:

  (a)
  we or the Restricted Subsidiary could have incurred and secured a Lien on Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Limitation on Indebtedness and Limitation on Liens covenants; or

  (b)
  the proceeds of such sale and leaseback transaction are at least equal to the fair value (as determined in good faith by the Board of Directors and evidenced by a Board Resolution) of the property and we or the Restricted Subsidiary applies or causes to be applied an amount in cash equal to the net proceeds from such sale to (A) purchase new notes or Indebtedness ranking pari passu with the new notes or (B) purchase assets or businesses in the shipping, transportation and distribution services industry, in each case within 90 days of the effective date of any such sale.

        Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. We shall not, and shall not permit any of our Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of the Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits, owned by us or our Restricted Subsidiaries, (b) pay any Indebtedness owed to us or our Restricted Subsidiaries, (c) make loans or advances to us or our Restricted Subsidiaries, (d) transfer any of our properties or assets to us or our Restricted Subsidiaries or (e) guarantee any of our Indebtedness, except for such encumbrances or restrictions existing under or by reason of:

  (a)
  applicable law;

  (b)
  any instrument governing Acquired Indebtedness permitted to be incurred under the Limitation on Indebtedness covenant, which encumbrances or restrictions are not applicable to any person or the properties or assets of any person, other than the person so acquired, or the property or assets of the person so acquired or its consolidated Subsidiaries;

  (c)
  any restrictions existing under agreements in effect on the date of the new notes indenture;

  (d)
  any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary;

  (e)
  any agreement governing Indebtedness restricting the sale or other disposition of property securing such Indebtedness if such agreement does not expressly restrict the ability of a Restricted Subsidiary to pay dividends or to make distributions, loans or advances;

  (f)
  customary restrictions in leases relating to property covered thereby; or

  (g)
  the new notes indenture.

        Limitation on Liens.    We shall not, and shall not permit any of our Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of our or its property or assets (including assets acquired after the Initial Issuance Date and Capital Stock of any Restricted Subsidiary), except for:

  (a)
  Liens securing our Indebtedness that ranks pari passu in right of payment to the new notes, if the new notes are secured equally and ratably with such Indebtedness;

  (b)
  scheduled Liens outstanding on the Initial Issuance Date;

  (c)
  Liens for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings; provided, that adequate reserves with respect thereto are maintained on our books or those of our Restricted Subsidiaries, as the case may be, in conformity with IAS;

  (d)
  statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen or repairmen, or other like Liens arising in the ordinary course of business and not discharged for a period of not more than 90 days after notice thereof or which are being contested in good faith by appropriate proceedings;

  (e)
  pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

  (f)
  easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of our business or that of our Restricted Subsidiary;

  (g)
  any attachment or judgment Lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay;

  (h)
  Liens securing Acquired Indebtedness, provided that such Liens attach solely to the assets of the acquired entity and do not extend to or cover any of our other assets or those of our Restricted Subsidiaries;

  (i)
  Liens to secure all or any part of the purchase price of property acquired or constructed (including construction of improvements or additions to improvements on existing property), or to secure debt incurred solely to finance the acquisition or construction (including construction of improvements or additions to improvements on existing property) of such property ("Purchase Money Liens") by us or any of our Restricted Subsidiaries, provided that such Purchase Money Liens (A) attach solely to the property which is the subject of the transaction giving rise to such obligation and do not extend to or cover any other property and (B) attach within 180 days of the date of the acquisition or completion of construction of such property;

  (j)
  pledges by us of receivables relating to property which is the subject of a permitted Purchase Money Lien, in an aggregate amount not to exceed $50 million at any one time outstanding;

  (k)
  any interest or title of a lessor pursuant to a lease constituting a Capitalized Lease Obligation;

  (l)
  Liens on any assets acquired by us or any of our Restricted Subsidiaries after the Initial Issuance Date, which Liens were in existence on or prior to the acquisition of such assets (to the extent that such Liens were not created in contemplation of such acquisition), provided that such Liens are limited to the assets so acquired and the proceeds thereof;

  (m)
  Liens securing Indebtedness owed to us by any of our Restricted Subsidiaries;

  (n)
  additional Liens ("Additional Liens") securing Indebtedness outstanding from time to time not greater than the difference between the amount of outstanding Indebtedness on the Initial Issuance Date secured by Liens under clause (b) above ("Existing Liens") and the amount of outstanding Indebtedness secured by Existing Liens at the time of the creation, incurrence or assumption of the Additional Lien, provided that the Additional Lien shall not extend to assets other than those covered by Existing Liens, except as otherwise permitted hereunder;

  (o)
  restrictions on the disposition of securities imposed by applicable law or by contract with respect to securities received in connection with any Qualifying Disposition or interests arising in connection with any joint venture agreement; and

  (p)
  any renewal of or substitution for any Lien permitted by any of the preceding clauses, provided that the Indebtedness secured is not increased nor the Lien extended to any additional assets. This covenant does not authorize the incurrence of any Indebtedness not otherwise permitted by the Limitation on Indebtedness covenant.

        For the avoidance of doubt, the new notes indenture will stipulate that neither of the call options granted under our Receivables Securitization Facility shall constitute a Lien.

        Limitation on Investments.    We shall not, and shall not permit any of our Restricted Subsidiaries to, make any Investment in any person except:

  (a)
  any Investment in any Cash Equivalent;

  (b)
  any Investment in an amount not in excess of the amount of Restricted Payments that we would be permitted to make under the Limitation on Restricted Payments covenant immediately prior to the making of such Investment;

  (c)
  Investments in any person engaged in the same or a similar line of business as us and our consolidated subsidiaries or made for the purpose of maintaining, enhancing the productivity of or expanding our capabilities and those of our consolidated subsidiaries in the transportation, shipping and distribution services industry, including Investments that are part of, or directly related to, of a Qualifying PEMEX Securitization Transaction;

  (d)
  Investments, not to exceed $15 million at any one time outstanding, in the publicly traded equity securities of any other companies;

  (e)
  Investments arising as a result of a Qualifying Disposition; or

  (f)
  Investments existing on the Initial Issuance Date.

        Limitation on Issuance of Subordinated Indebtedness.    We shall not, directly or indirectly, incur, create or assume any Indebtedness which:

  (a)
  is subordinate or junior in right of payment of principal, premium, if any, or interest to the new notes; and

  (b)
  requires any principal payment, redemption payment or sinking fund payment thereon, or purchase thereof, in whole or in part, to be made prior to the final Stated Maturity of the new notes; provided that this covenant shall not prohibit the incurrence of Indebtedness owing by us to any Restricted Subsidiary.

        Limitation on Business Activities.    We shall not, and shall not permit any of our Restricted Subsidiaries to, engage in any type of business other than the businesses in which we and our Restricted Subsidiaries are engaged in on the date of the new notes indenture, other business activities within the transportation, shipping and distribution services industry, and other business activities complementary, incidental or reasonably related thereto.

        Payments for Consent.    Neither we, any of our consolidated Subsidiaries nor any of their respective Affiliates shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any new notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the new notes indenture or the new notes unless such consideration is offered to be paid or agreed to be paid to all holders of the new notes which so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

        Reporting.    For so long as any of the new notes are outstanding, we will provide the new notes trustee with:

  (a)
  within 45 business days of the close of our fiscal year, or such later time as is then permitted under Mexican law, an English translation of our unaudited consolidated financial statements, together with information sufficient to ascertain the financial condition and results of our operations and those of our Restricted Subsidiaries, accounting for Grupo TFM and its consolidated subsidiaries under the equity method of accounting;

  (b)
  within 120 days of the close of our fiscal year, or such later time as is then permitted under Mexican law, an English translation of our audited consolidated financial statements, together with information sufficient to ascertain our financial condition and results of operations and those of our Restricted Subsidiaries, accounting for Grupo TFM and its consolidated subsidiaries under the equity method of accounting;

  (c)
  within 180 days of the close of our fiscal year, an English translation of our audited consolidated financial statements, together with a reconciliation (in the form required by the Commission) to U.S. generally accepted accounting principles, together with information sufficient to ascertain our the financial condition and results of operations and those of our Restricted Subsidiaries, accounting for Grupo TFM and its consolidated subsidiaries under the equity method of accounting;

  (d)
  within 30 business days of the close of the relevant quarter, an English translation of our unaudited quarterly consolidated financial statements, for each of the first three fiscal quarters, together with information sufficient to ascertain our financial condition and results of operations and those of our Restricted Subsidiaries, accounting for Grupo TFM and its consolidated subsidiaries under the equity method of accounting;

  (e)
  simultaneously with the delivery of each set of consolidated financial statements referred to in clauses (b), (c) and (d) above, an officers' certificate stating whether any Event of Default exists on the date of such certificate and, if any Event of Default then exists, setting forth the details thereof and the action which we are taking or propose to take with respect thereto;

  (f)
  without duplication, copies of such other reports or notices as may be filed by us with the Commission or the Luxembourg Stock Exchange or, if the new notes cease to be listed on the Luxembourg Stock Exchange, as would be required to be so filed if the new notes continued to be so listed; and

  (g)
  upon any of our officers becoming aware of the existence of an Event of Default, an officers' certificate setting forth the details thereof and the action which we are taking or propose to take with respect thereto.

        As soon as practicable after the mailing of such material to our stockholders, we will mail to the registered holders of the new notes, or cause to be mailed to them, English translations of copies of all quarterly and annual financial reports that have been distributed to our stockholders generally.

        Maintenance of Properties and Insurance.    We will, and will cause our Restricted Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition all vessels and properties used or useful in our businesses; provided, however, that neither we nor our Restricted Subsidiaries shall be prevented from discontinuing those operations or suspending the maintenance of those vessels or properties which, in our judgment, are no longer desirable in the conduct of our business, or that of any Subsidiary.

        For so long as any vessel or property is deemed to be useful to the conduct of our business or that of any of our Restricted Subsidiaries, we will, or will cause our Restricted Subsidiaries to, maintain appropriate insurance, in accordance with industry practice, on such vessels and properties.

        Merger and Consolidation.    We shall not consolidate with, merge with or into, or transfer, directly or indirectly by lease, assignment, sale or otherwise, including, without limitation, as a result of the merger or consolidation of a Restricted Subsidiary with any other person (collectively, a "transfer"), all or substantially all of our assets in one transaction or a series of related transactions to, any person or group of affiliated persons or permit any of our Restricted Subsidiaries to enter into any such transaction or transactions if such transaction or transactions in the aggregate would result in a transfer of all or substantially all of our assets and those of our Restricted Subsidiaries on a consolidated basis, unless:

  (a)
  either we shall be the continuing person, or the person formed by such consolidation or into which we are merged or to which all or substantially all of our properties and assets are transferred or to which all or substantially all of our assets and those of our Restricted Subsidiaries on a consolidated basis are transferred (the "surviving entity") shall be a person organized and existing under the laws of the United States of America, any state thereof or the

    District of Columbia or Mexico and shall expressly assume, by an indenture supplemental hereto, executed and delivered to the new notes trustee, in form satisfactory to the new notes trustee, all our obligations under the new notes and the new notes indenture; provided that a corporation at all times shall be a co-obligor together with the continuing person or transferee if the continuing person or transferee is itself not a corporation;

  (b)
  immediately before and immediately after giving effect to such transaction no Default or Event of Default exists;

  (c)
  immediately after giving effect to such transaction, our and our Restricted Subsidiaries' Consolidated Net Worth or that of the surviving entity is equal to or greater than our and our Restricted Subsidiaries' Consolidated Net Worth immediately prior to the transaction;

  (d)
  immediately after giving effect to such transaction, we or the surviving entity could incur at least $1.00 of additional Indebtedness under the Limitation on Indebtedness covenant; and

  (e)
  we have delivered to the new notes trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with paragraphs (c) and (d)) and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer or lease and such supplemental indenture comply with this paragraph and that all conditions precedent herein provided for relating to such transactions have been complied with.

        The foregoing provisions shall not apply to any merger or other transfer that is a Qualifying Disposition.

        Additional Covenants Applicable to the Guarantor.    In addition to complying with the covenants applicable to them as Restricted Subsidiaries, the Guarantor shall not, and we and the Guarantor shall cause TMM Multimodal not to:

  (a)
  create, assume or incur Indebtedness other than, in the case of the Guarantor, the guarantee of the new notes and the senior convertible notes;

  (b)
  create or suffer to exist any Liens on its respective assets other than Liens for taxes, assessments and other governmental charges not yet due and payable;

  (c)
  sell, assign, lease, transfer or hedge, directly or indirectly, the securities that it currently owns (as described in this prospectus), except in a Qualifying Disposition or as described under "—The Guarantee;"

  (d)
  consolidate or merge with or into any other person, except that TMM Multimodal may so consolidate or merge if (i) such merger or consolidation is a Qualifying Disposition and (ii) all of the following conditions are satisfied:

  (1)
  either TMM Multimodal shall be the continuing person, or the person formed by such consolidation or into which TMM Multimodal is merged (the "surviving entity") shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia or Mexico;

  (2)
  immediately before and immediately after giving effect to such transaction no Default or Event of Default exists; and

  (3)
  we have delivered to the new notes trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation or merger complies with this paragraph and that all conditions precedent herein provided for relating to such transactions have been complied with; or

  (e)
  engage in any business activity other than as required or contemplated under the new notes indenture.

        In the event the securities are sold in a Qualifying Disposition as described in subsection (c) above or (d) above, then any Net Cash Proceeds up to the amount required to repurchase, redeem or repay the new notes and the senior convertible notes, shall be either (i) applied to repurchase, redeem or otherwise repay the new notes and the senior convertible notes, or (ii) promptly irrevocably deposited with the new notes trustee under the terms of an irrevocable trust agreement in form and substance satisfactory to the new notes trustee, as trust funds in trust solely for the benefit of the holders of the new notes (and the holders of the senior convertible notes, if any such are outstanding at such time), for the purpose of paying principal and interest, and any other amounts owing under, on the new notes and instruct the new notes trustee to apply the trust funds for that purpose.

        These additional covenants will be reflected in the Guarantor's Bylaws as well as in the indenture. The new notes trustee will hold one share of the common stock of the Guarantor on behalf of and for the benefit of the holders of the new notes and the vote of 100% of the shares of the Guarantor will be required to amend the Bylaws of the Guarantor. In addition to these covenants, the indenture will provide that we may not assign, transfer, sell or otherwise divest of any of our ownership interest in the Guarantor while the guarantee is in effect.

        If we would be allowed to sell shares of TMM Multimodal rather than Grupo TFM and the Guarantor has ceased to own at least a majority of the economic and voting interests in TMM Multimodal, these covenants will cease to apply to TMM Multimodal.

Certain Definitions

        The term "Acquired Indebtedness" means Indebtedness of a person existing at the time such person became a Subsidiary or assumed in connection with the acquisition of assets from such person and not incurred in connection with, or in contemplation of, such person becoming a Restricted Subsidiary or such acquisition.

        The term "Affiliate" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        The term "Asset Disposition" means any sale, lease, conveyance, transfer or other disposition (or series of related sales, leases, conveyances, transfers or dispositions) of any Capital Stock of any of our Restricted Subsidiaries (whether or not upon issuance), property or other assets (each referred to for the purposes of this definition as a "disposition") by us or any of our Restricted Subsidiaries, whether for cash or other consideration, other than:

  (a)
  a disposition by any of our Wholly Owned Subsidiaries to us or another of our Wholly Owned Subsidiaries,

  (b)
  a disposition by us to any of our Wholly Owned Subsidiaries,

  (c)
  the disposition in any single transaction or series of transactions of any assets or Capital Stock or other ownership interest by us or our Restricted Subsidiaries if the gross proceeds thereof (exclusive of indemnities) do not exceed $10 million (such proceeds, to the extent not in cash, to be determined in good faith by the Board of Directors) in any 12-month period,

  (d)
  an exchange of assets, provided the assets received are to be used in the lines of business engaged in by us or any of our Restricted Subsidiaries on the Initial Issuance Date or reasonably related extensions of such lines of business,

  (e)
  a Qualifying Disposition or a disposition that is governed by Article Eleven of the new notes indenture relating to mergers and consolidations,

  (f)
  a disposition of assets in one or a series of related transactions which are no longer used or, in our reasonable opinion (which, in the case of each disposition for gross proceeds in excess of $2 million will be evidenced by a Board Resolution as set forth in an Officers' Certificate delivered to the new notes trustee) useful in our business or that of any Restricted Subsidiary, or

  (g)
  a disposition pursuant to a Qualifying PEMEX Securitization Transaction.

        The term "Associate" has the meaning assigned to such term in Rule 12b-2 of the rules and regulations of the Commission promulgated under the Exchange Act.

        The term "Attributable Debt" means, with respect to a sale and leaseback transaction, as at the time of determination, the greater of:

  (a)
  the fair market value of the property subject to such sale and leaseback transaction (as set forth in a Board Resolution) and

  (b)
  the present value (discounted at the interest rate borne by the new notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended).

        The term "Average Life" means as of the date of determination, with respect to any debt security, the quotient obtained by dividing:

  (a)
  the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal payment of such debt security multiplied by the amount of such principal payment by

  (b)
  the sum of all such principal payments.

        The term "Capital Stock" of any person means any and all shares, interests, participations or other equivalents (however designated) of such person's capital stock and warrants, options and similar rights to acquire such capital stock.

        The term "Capitalized Lease Obligation" of any person means any obligation of such person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property that is required to be classified and accounted for as a capital lease obligation on a balance sheet of such person under IAS and, for purposes of the new notes indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with IAS.

        The term "Cash Equivalents" means:

  (a)
  any evidence of indebtedness, maturing not more than one year after the date of purchase, issued or fully guaranteed or insured by Mexico or the United States of America, or an instrumentality or agency thereof;

  (b)
  any certificate of deposit, Eurodollar time deposit, overnight bank deposit or bankers' acceptance maturing not more than one year after the date of purchase, issued by, or time deposit of, a commercial banking institution which has combined capital and surplus and undivided profits of not less than $100 million;

  (c)
  commercial paper, that is:

  (i)
  maturing not more than 180 days after the date of purchase,

    (ii)
    issued by a corporation that is not our Affiliate and that is organized and existing under the laws of Mexico or the United States of America, and

    (iii)
    rated, at the time as of which any investment therein is made, "P-1" (or higher) by Moody's Investors Service or "Al" (or higher) by Standard and Poor's Corporation;

  (d)
  money market funds; and

  (e)
  deposits with financial institutions available for withdrawal on demand.

        The term "Consolidated Amortization Expense" means, for any period, our and our Restricted Subsidiaries' amortization expense, determined on a consolidated basis for such period in accordance with IAS.

        The term "Consolidated Cash Flow Available for Interest Expense" means for any period, the sum (without duplication) of the amounts for such period of:

  (a)
  Consolidated Net Income;

  (b)
  Consolidated Interest Expense;

  (c)
  Consolidated Income Tax Expense;

  (d)
  Consolidated Depreciation Expense;

  (e)
  Consolidated Amortization Expense; and

  (f)
  other non-cash items reducing Consolidated Net Income, all as determined on a consolidated basis for us and our Restricted Subsidiaries for such period in accordance with IAS.

        The term "Consolidated Debt Service Coverage Ratio" means the ratio of:

  (a)
  the aggregate amount of Consolidated Cash Flow Available for Interest Expense for the four full fiscal quarters for which financial information in respect thereof is available immediately prior to the date of the transaction giving rise to the need to calculate the Consolidated Debt Service Coverage Ratio (the "Transaction Date") to

  (b)
  the aggregate amount of Consolidated Interest Expense for the fiscal quarter in which the Transaction Date occurs and to be accrued during the three fiscal quarters immediately subsequent to such fiscal quarter (based upon the pro forma amount of our and our Restricted Subsidiaries' Indebtedness that we expect to be outstanding on the Transaction Date); provided that in making the calculation of Consolidated Interest Expense for purposes of this clause (b), interest on any Indebtedness (whether existing or being incurred) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period unless such person is a party to an interest rate protection agreement which has the effect of reducing the rate below the rate on the date of computation, in which case such lower rate shall be used.

        For purposes of this definition, "Consolidated Cash Flow Available for Interest Expense" and "Consolidated Interest Expense" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

  (a)
  the incurrence by us or any Restricted Subsidiary of any Indebtedness during the period commencing on the first day of the four full fiscal quarters immediately preceding the Transaction Date for which financial information in respect thereof is available to and including the Transaction Date (the "Relevant Period");

  (b)
  the repayment by us or any Restricted Subsidiary of any Indebtedness during the Relevant Period with the proceeds of any Indebtedness referred to in the immediately preceding clause (a) or the proceeds from the sale or other disposition of assets referred to in clause (d) below;

  (c)
  the acquisition during the Relevant Period of any other person that, as a result of such acquisition, becomes a Restricted Subsidiary or the acquisition of assets during the Relevant Period from any person that constitute all or substantially all of an operating unit or business of such person and further, for purposes of this definition, the Consolidated Debt Service coverage ratio shall be calculated on a pro forma basis without giving effect to assets or liabilities or results of operations of Grupo Servia, S.A. de C.V., one of our predecessor corporations, prior to the effective date of its merger with Transportación Marítima Mexicana, S.A. de C.V.; and

  (d)
  any sale or other disposition of assets or properties outside the ordinary course of business by us or one of our Restricted Subsidiaries occurring during the Relevant Period, as if such incurrence, repayment, acquisition, sale or disposition occurred on the first day of the Relevant Period.

        The term "Consolidated Depreciation Expense" means, for any period, our and our Restricted Subsidiaries' depreciation and depletion expense determined on a consolidated basis for such period in accordance with IAS.

        The term "Consolidated Income Tax Expense" means, for any period, the aggregate of our and our Restricted Subsidiaries' income tax expense, determined on a consolidated basis for such period in accordance with IAS.

        The term "Consolidated Interest Expense" means, for any period, the aggregate of:

  (a)
  our and our Restricted Subsidiaries' interest expense (including, without limitation, amortization of the issuance cost of any Indebtedness other than the new notes, original issue cost of any Indebtedness other than the new notes, original issue discount on any Indebtedness, the interest portion of any deferred payment obligation in accordance with the effective interest method of accounting, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financings and the net cost associated with interest swap obligations to the extent attributed to such period) and

  (b)
  our and our Restricted Subsidiaries' interest expense with respect to guaranteed Indebtedness (to the extent not included in the clause above),

        determined on a consolidated basis for such period in accordance with IAS.

        The term "Consolidated Net Income" means, for any period, the aggregate of our and our Restricted Subsidiaries' net income or loss for such period, determined on a consolidated basis in accordance with IAS, provided that:

  (a)
  the net income (or loss) of any person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of cash dividends or distributions paid by, such person or its consolidated subsidiaries to such other person in such period;

  (b)
  the net income (or loss) of any Restricted Subsidiary that is subject to any restriction or limitation on the payment of dividends and other distributions (including loans or advances) by operation of the terms of its charter or by agreement, instrument, judgment, decree, order or governmental regulation applicable to the Restricted Subsidiary shall be excluded to the extent of such restriction or limitation in such period;

  (c)
  the net income (or loss) of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

  (d)
  any cash gains or losses attributable to dispositions of capital assets shall be included, including provisions for any such dispositions, and any noncash extraordinary items shall be excluded; and

  (e)
  the net income (or loss) from discontinued operations shall be excluded.

        The term "Consolidated Net Tangible Assets" means the total amount of assets of us and our Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with IAS), after deducting therefrom (i) all current liabilities of us and our Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on (or determined in accordance with) the most recent quarterly or annual consolidated balance sheet of us and our Subsidiaries prepared in conformity with IAS.

        The term "Consolidated Net Worth" means our and our Restricted Subsidiaries' consolidated stockholders' equity determined on a consolidated basis in accordance with IAS, but excluding (to the extent not already excluded from such stockholders' equity) any amounts attributed to our or our Restricted Subsidiaries' Disqualified Stock.

        The term "Consolidated Total Indebtedness" means, as of any date of determination, an amount equal to the aggregate amount (without duplication) of all our and our Restricted Subsidiaries' Indebtedness outstanding at such time (excluding Indebtedness owing to us or a Restricted Subsidiary that, in the case of any such Indebtedness that we owe to a Restricted Subsidiary, ranks junior in right of payment to the new notes).

        The term "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

        The term "Disqualified Stock" of any person means any Capital Stock of such person that, by its terms (or by the terms of any security into which it is convertible or for which it is exercisable, redeemable or exchangeable), matures, or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part on or prior to, the stated final maturity of the new notes, except to the extent that such Capital Stock is solely redeemable with, or solely exchangeable for any Capital Stock of such person that is not Disqualified Stock.

        The term "guarantee" means, as applied to any Indebtedness:

  (a)
  a guarantee (other than by endorsement of negotiating instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such Indebtedness; or

  (b)
  an agreement, direct or indirect, contingent or otherwise, providing assurance of the payment or performance (or payment of damages in the event of non-performance) of any part or all of such Indebtedness, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

        Notwithstanding anything herein to the contrary, a guarantee shall not include any agreement solely because such agreement creates a Lien on the assets of any person or any agreement providing for indemnification.

        The amount of a guarantee shall be deemed to be the maximum amount of the Indebtedness guaranteed for which the guarantor could be held liable under such guarantee.

        The term "IAS" means accounting principles issued by the International Accounting Standards Committee as in effect from time to time; provided that with respect to our obligations under Articles Five and Eleven of the new notes indenture, "IAS" means accounting principles issued by the International Accounting Standards Committee as in effect on the date of the new notes indenture, in each case, as consistently applied by us.

        The term "Indebtedness" with respect to any person means (without duplication) any liability, whether or not contingent:

  (a)
  in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; or

  (b)
  representing the balance deferred and unpaid of the purchase price of any property, conditional sales obligations and obligations under any title retention agreement (but excluding trade account payables and other accrued current liabilities arising in the ordinary course of business) and shall also include (without duplication):

  (i)
  any Capitalized Lease Obligations,

  (ii)
  the maximum fixed repurchase price of any Disqualified Stock of such person,

  (iii)
  obligations of others secured by a Lien to which any property or asset, including leasehold interests under Capitalized Lease Obligations and any other tangible or intangible property rights, owned or held by such person is subject, whether or not the obligation secured thereby shall have been assumed (provided that, if the obligations have not been assumed, such obligations shall be deemed to be in an amount equal to the fair market value of the property or properties to which the Lien relates, as determined in good faith by the Board of Directors of such person and as evidenced by a Board Resolution),

  (iv)
  reimbursement obligations in respect of letters of credit (other than letters of credit issued for the benefit of trade creditors in the ordinary course of business of such person in connection with obtaining goods, materials or services) and

  (v)
  guarantees with respect to the foregoing items (regardless of whether the foregoing items would appear as a liability on a balance sheet of such person prepared on a consolidated basis in accordance with IAS);

  provided that, for the purpose of computing the amount of Indebtedness of such person outstanding at any time, such items shall be excluded to the extent that they would be eliminated as intercompany items for purposes of such person's consolidated financial statements.

        For purposes of the definition of "Indebtedness," the "maximum fixed repurchase price" of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the new notes indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock (or any equity security for which it may be exchanged or converted), such fair market value shall be determined in good faith by the Board of Directors of such person. Notwithstanding anything in this definition to the contrary, "Indebtedness" shall not include:

  (a)
  customer advance payments and customer deposits received by us or any of our Restricted Subsidiaries in the ordinary course of business or

  (b)
  revenue and costs of voyages in process.

        For the avoidance of doubt, the obligations of the Company and its Restricted Subsidiaries under the agreements entered into in connection with the Receivables Securitization Facility shall not be considered to be "Indebtedness" for purposes of this Indenture.

        The term "Initial Issuance Date" means the date upon which the 2003 notes were issued.

        The term "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

        The term "Investment" means any direct or indirect advance, loan or other extension of credit or capital contribution (by means of any transfer of cash or other property (other than our Capital Stock, excluding Disqualified Stock) to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities issued by any other person.

        The term "Investment Grade Rating" shall mean a rating equal to or higher than BBB- (or the equivalent at the time) from Standard & Poor's and Baa3 (or the equivalent at the time) by Moody's.

        The term "Lien" means any lien, mortgage, pledge, assignment (including any assignment of rights to receive payments of money), security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement or any lease in the nature thereof), and any agreement to give a lien, mortgage, pledge, assignment (including any assignment of rights to receive payments of money), security interest, charge or other encumbrance of any kind. For the avoidance of doubt, the arrangements entered into by the Company and its Restricted Subsidiaries under the Amended and Restated Option Agreement, dated as of December 10, 2002, or any other similar arrangements that are hereafter entered into relating to the same or other assets of the Company or its Restricted Subsidiaries, in each case with respect to the Receivables Securitization Facility shall not be considered to be a "Lien" for purposes of this Indenture.

        The term "Major Asset Sale" means the TFM Sale, the Port Sale and any other Asset Disposition where the assets disposed of consist of (i) any Capital Stock of a Restricted Subsidiary, (ii) any securities received in any Qualified Disposition, or (iii) all or any substantial portion of the assets of any Restricted Subsidiary. For purposes of the definition of Major Asset Sale, the provision of clauses (c) and (e) of the definition of "Asset Disposition" shall not apply.

        The term "Net Cash Proceeds" means cash payments in U.S. dollars or a currency freely convertible into U.S. dollars received by us or any of our Restricted Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise or amounts eliminated from any reserve referred to in clause (e) below, but only as and when received or eliminated) from any Asset Disposition (after repayment of any Indebtedness due by reason of such Asset Disposition) made by us or such Restricted Subsidiaries after the Initial Issuance Date, in each case net of the amount of:

  (a)
  brokers' and advisors' fees and commissions payable in connection with such Asset Disposition;

  (b)
  all foreign, federal, state and local taxes payable as a direct consequence of such Asset Disposition, including in connection with the payment of a dividend, or the making of a distribution, by any of our Restricted Subsidiaries of such cash payments to us or any of our Restricted Subsidiaries (including, without limitation, taxes withheld in connection with repatriation of such proceeds), net of any tax benefits derived in respect of such dividend or distribution;

  (c)
  the fees and expenses attributable to such Asset Disposition to the extent not included in clause (a), except to the extent payable to any of our Affiliates;

  (d)
  any amount required to be paid to any person (other than to us or any of our Restricted Subsidiaries) owning a beneficial interest in the property or assets sold; and

  (e)
  deduction of appropriate amounts to be provided by us or our Restricted Subsidiaries as a reserve, in accordance with IAS, against any liabilities retained by us or any of our Subsidiaries associated with such assets after such Asset Disposition, including, without limitation, any indemnification or purchase price adjustment associated with such Asset Disposition.

For purposes of the foregoing, Net Cash Proceeds shall be deemed to include awards of compensation for any asset or property or group thereof taken by condemnation or eminent domain and insurance proceeds for the loss of or damage to any asset or property if such awards or proceeds equal or exceed $500,000 (per occurrence) and within 180 days after the receipt thereof such asset or property has not been replaced or repaired or construction has not commenced, provided that if, at any time such repair or construction is abandoned or otherwise discontinued prior to completion or is not diligently pursued, such remaining awards or proceeds, as the case may be, shall constitute Net Cash Proceeds at such time.

        The term "person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or a government or any agency or political subdivision thereof.

        The term "Qualified Capital Stock" means any Capital Stock that is not Disqualified Stock and any warrants, rights or options to purchase or acquire Capital Stock that is not Disqualified Stock that are not convertible into or exchangeable into Disqualified Stock.

        The term "Qualifying Disposition" means any (i) sale, conveyance, transfer or other disposition (or series of related sales, conveyances, transfers or other dispositions) of the Capital Stock of TMM Multimodal or Grupo TFM (or any successor of either of them) or (ii) any merger or consolidation with or of TMM Multimodal or Grupo TFM (or any successor of either of them) where:

  (i)
  we and the Guarantor receive an opinion from an independent investment banking firm of national standing in Mexico and the United States to the effect that the consideration to be received in connection with such transaction is fair, from a financial point of view, to TMM Multimodal or the Guarantor, as the case may be;

  (ii)
  the consideration to be received in connection with the transaction will be cash, securities, or a combination of the two;

  (iii)
  any securities to be received in such transaction are issued by an entity that is eligible to register securities on Form F-3 or Form S-3 under the Securities Act and such securities so received are either (x) freely transferable under the Securities Act or (y) entitled to the benefits of a registration rights agreement pursuant to which the issuer of the securities is required to effect a registration under the Securities Act of the shares received in such transaction not later than six months after the closing of the transaction (subject to customary blackout, hold-back and other similar provisions); and

  (iv)
  if equity securities of any entity constitute a portion of the consideration received in connection with the transaction and following the transaction we directly and indirectly own a majority of the voting interests or economic interests in such entity, such entity shall expressly assume, by written agreement, executed and delivered to the new notes trustee, in form satisfactory to the new notes trustee, TMM Multimodal's agreement to be bound by the covenants and procedures applicable to it under the new notes and the new notes indenture.

  (v)
  the party to which such shares of Capital Stock are sold, conveyed, transferred or otherwise disposed of or with or into which such company is merged is not, prior to the transaction, an Affiliate of the Company.

        For purposes of determining whether any series of related transactions is a "Qualifying Disposition," all of such related transactions shall be viewed as a single integrated transaction and any intermediate steps in such transaction shall not be considered individually. The TFM Sale will be a "Qualifying Disposition."

        The term "Qualifying PEMEX Securitization Transaction" means a transaction in which:

  (i)
  certain of our assets used or intended to be used in connection with services to be rendered to or contracts with PEMEX are transferred at fair market value to an entity formed for the sole purpose of participating in the Qualifying PEMEX Securitization Transaction;

  (ii)
  we receive an opinion as to the fairness of such transaction to us from a financial point of view issued to us by an independent investment banking firm of national standing in Mexico and the United States; and

  (iii)
  such entity incurs Indebtedness secured by such assets that is not guaranteed by, is not recourse to, and is not Indebtedness of, us or any of our Restricted Subsidiaries.

        The term "Rating Agencies" shall mean Standard & Poor's and Moody's (or any successor to the respective rating business of either of them).

        The term "Ratio of Consolidated Indebtedness to Consolidated Cash Flow Available for Interest Expense" means, as of any date of determination, the ratio of:

  (a)
  the aggregate amount of Consolidated Total Indebtedness as of such date (the "Reference Date") to

  (b)
  the aggregate amount of Consolidated Cash Flow Available for Interest Expense for the four full fiscal quarters for which financial information in respect thereof is available immediately prior to the Reference Date.

For purposes of this definition, "Consolidated Total Indebtedness" and "Consolidated Cash Flow Available for Interest Expense" shall be calculated after giving effect on a pro forma basis in accordance with Regulation S-X under the Securities Act for the period of such calculation to:

  (a)
  the incurrence by us or any Restricted Subsidiary of any Indebtedness during the period commencing on the first day of the four full fiscal quarters immediately preceding the Reference Date for which financial information in respect thereof is available to and including the Reference Date (the "Reference Period");

  (b)
  the repayment by us or any Restricted Subsidiary of any Indebtedness during the Reference Period with the proceeds of any Indebtedness referred to in the immediately preceding clause (a) or the proceeds from the sale or other disposition of assets referred to in clause (d) below;

  (c)
  the acquisition during the Reference Period of any other person that, as a result of such acquisition, becomes a Restricted Subsidiary or the acquisition of assets during the Reference Period from any person that constitute all or substantially all of an operating unit or business of such person and further, for purposes of this definition, the Consolidated Debt Service coverage ratio shall be calculated on a pro forma basis without giving effect to assets or liabilities or results of operations of Grupo Servia, S.A. de C.V., one of our predecessor corporations, prior to the effective date of its merger with Transportación Marítima Mexicana, S.A. de C.V.; and

  (d)
  any sale or other disposition of assets or properties outside the ordinary course of business by us or one of our Restricted Subsidiaries occurring during the Reference Period, as if such incurrence, repayment, acquisition, sale or disposition occurred on the first day of the Reference Period.

In addition, the amount of Indebtedness under any revolving credit facility will be computed based on:

  (a)
  the average daily balance of such Indebtedness during such four quarter period, or

  (b)
  if such facility was created after the end of such four quarter period, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation.

        The term "Receivables Securitization Facility" means the receivables securitization facility established pursuant to the Second Amended and Restated Master Trust Agreement, dated as of December 10, 2002, and the documents related thereto, in each case as in effect from time to time, and any replacement, refinancing or extension thereof.

        The term "Restricted Subsidiary" means any of our consolidated Subsidiaries other than Grupo TFM and its consolidated subsidiaries and other than any Subsidiary formed for the sole purpose of, and whose only operations are, participating in a Qualifying PEMEX Securitization Transaction.

        The term "Subsidiary" means any corporation in respect of which we directly or indirectly own or control stock which under ordinary circumstances (not dependent upon the happening of a contingency) has voting power to elect a majority of the board of directors of such corporation.

Events of Default

        The following will be Events of Default under the new notes indenture:

  (a)
  failure to pay principal of or premium, if any, on any new note when due or at maturity;

  (b)
  failure to pay any interest or any Additional Amount on any new note when due, which failure continues for 30 days;

  (c)
  our failure to perform our obligations under the covenant requiring that we maintain our corporate existence or under the Merger and Consolidation covenant;

  (d)
  our failure to perform, or breach of, any other covenant or warranty in the new notes indenture, which failure continues for 30 days after written notice as provided in the new notes indenture;

  (e)
  failure to pay when due the principal of, or the acceleration of, indebtedness for money borrowed by us (other than our untendered 2003 notes) or any of our Restricted Subsidiaries in excess of $10 million, individually or in the aggregate;

  (f)
  the Guarantor's failure to continue to hold the shares of TMM Multimodal owned by it on the date of this prospectus, or any securities held in lieu of any such shares following a Qualifying Disposition, unencumbered or of TMM Multimodal to continue to hold its shares of Grupo TFM, or any securities held in lieu of any such shares following a Qualifying Disposition, unencumbered (other than as permitted by the new notes indenture);

  (g)
  the Guarantor's failure to perform, or breach of, any other covenant or warranty in the new notes indenture, which failure continues for 30 days after written notice as provided in the new notes indenture;

  (h)
  certain events of bankruptcy, insolvency or reorganization with respect to us or any of our Restricted Subsidiaries; or

  (i)
  a final judgment or judgments against us or any of our Restricted Subsidiaries in excess of $10 million in the aggregate which remains unsettled, discharged or unstayed for a period of 60 days or with respect to which enforcement proceedings have been commenced by any creditor.

        If an event of default shall occur and be continuing, either the new notes trustee or the holders of at least 25% in aggregate principal amount of the outstanding new notes may accelerate the maturity of all new notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding new notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived as provided in the new notes indenture. For information as to waiver of defaults, see "—Modification and Waiver."

        No holder of any new note will have any right to institute any proceeding with respect to the new notes indenture or the guarantee or for the appointment of a receiver or for any other remedy thereunder unless:

  (a)
  such holder shall have previously given to the new notes trustee written notice of a continuing Event of Default;

  (b)
  the holders of at least 25% in aggregate principal amount of the outstanding new notes shall have made written request to the new notes trustee to institute such proceeding as new notes trustee;

  (c)
  such holder shall have offered to the new notes trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request;

  (d)
  the new notes trustee shall have failed to institute such proceeding within 60 days after the receipt of such notice; and

  (e)
  no direction inconsistent with such request shall have been given to the new notes trustee during such 60-day period by the holders of a majority in aggregate principal amount of the outstanding new notes.

Modification and Waiver

        Modifications and amendments of the new notes indenture may be made by us and the new notes trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding new notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding new note affected thereby:

  (a)
  change the Stated Maturity of the principal of, or any installment of interest or additional amounts on, any new note;

  (b)
  reduce the principal amount of, or the rate of interest on or any premium payable upon the redemption of, any new note;

  (c)
  change the place or currency of payment of principal of, or premium, interest or additional amounts on, any new note;

  (d)
  impair the right to institute suit for the enforcement of any payment on any new note on or after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

  (e)
  release, or amend in a manner adverse to the holders of the new notes, the obligation of the Guarantor to make payments under the guarantee;

  (f)
  reduce the percentage in principal amount of outstanding new notes necessary for waiver of compliance with certain provisions of the new notes indenture or for waiver of certain defaults and their consequences; or

  (g)
  modify provisions (a) though (f) above or the percentage in principal amount of outstanding new notes necessary for waiver of past defaults, except to increase any such percentage or to provide that certain other provisions of the new notes cannot be modified or waived without the consent of each holder of new notes affected thereby.

        Modifications and amendments of the new notes indenture may be made by us and the new notes trustee without the consent of any holders to:

  (a)
  evidence the succession of another person to us or the Guarantor, and the assumption by any such successor of our or the Guarantor's covenants in the new notes indenture and in the new notes,

  (b)
  add to our or the Guarantor's covenants for the benefit of the holders, or surrender any right or power in the new notes indenture conferred upon us or the Guarantor, or

  (c)
  cure ambiguities, correct inconsistencies or make other changes provided such modifications and amendments do not adversely affect the interests of the holders.

        The holders of a majority in aggregate principal amount of the outstanding new notes may waive compliance by us or the Guarantor with certain restrictive provisions of the new notes indenture. The holders of a majority in aggregate principal amount of the outstanding new notes may waive any past default under the new notes indenture and its consequences, except a default in the payment of principal, premium, or interest or additional amounts on any new note or a default with respect to certain provisions under the new notes indenture.

Satisfaction and Discharge

        The new notes trustee, on our request, shall acknowledge in writing the satisfaction and discharge of the new notes indenture upon compliance with certain enumerated conditions, including our payment of all sums payable by us under the new notes indenture, delivery to the new notes trustee for cancellation of all new notes previously authenticated and delivered (other than destroyed, lost or stolen new notes which have been replaced or paid) and our delivery to the new notes trustee of an officers' certificate and an opinion of counsel each stating that there has been compliance with all conditions precedent provided for in the new notes indenture relating to such satisfaction and discharge.

        In addition, the new notes indenture provides that we may be discharged from our obligations in respect of the new notes (except for certain obligations, including, without limitation, to make, or cause to be made, payments on the new notes, to register the transfer, substitution or exchange of new notes and to replace stolen, lost or mutilated new notes, to maintain the office or agency described in "—General" above and the rights, obligations and immunities of the new notes trustee, which obligations shall survive until the new notes are no longer outstanding, or such other time as specified in the new notes indenture), if:

  (a)
  either:

  (i)
  the new notes mature within one year or all of them are to be called for redemption within one year under arrangements reasonably satisfactory to the new notes trustee for giving notice of redemption or

  (ii)
  we shall have delivered to the new notes trustee either

  (A)
  a ruling directed to the new notes trustee received from the Internal Revenue Service to the effect that the holders of the new notes will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of our option to defease and be discharged from our obligations under the new notes indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised or

  (B)
  an opinion of nationally recognized United States counsel, to the same effect as the ruling described in clause (A) above with no material qualifications;

  (b)
  subject to applicable stock exchange requirements, if any, we irrevocably deposit with the new notes trustee under the terms of an irrevocable trust agreement in form and substance satisfactory to the new notes trustee, as trust funds in trust solely for the benefit of the holders for that purpose, money or U.S. Government Obligations (as defined in the new notes indenture), maturing as to principal and interest in such amounts and at such times as are sufficient (in the opinion of a nationally recognized firm of independent certified public accountants expressed in a written certification thereof delivered to the new notes trustee), without consideration of any reinvestment of such interest on such U.S. Government Obligations, to pay principal of and interest on the outstanding new notes to maturity or redemption, as the case may be, and to pay all other sums payable by it under the new notes, provided that the new notes trustee shall have been irrevocably instructed to apply such trust funds to the payment of principal and interest on the outstanding new notes;

  (c)
  no Default or Event of Default with respect to the new notes indenture or the new notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit or shall occur on or before 90 days after the date of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party or by which we are bound;

  (d)
  we shall have paid or caused to be paid all sums then payable by us under the new notes indenture and under the new notes;

  (e)
  such deposit shall not cause the new notes trustee to have a conflicting interest as defined in and for the purposes of the Trust Indenture Act of 1939, as amended;

  (f)
  we have delivered to the new notes trustee an opinion of nationally recognized United States counsel, with no material qualifications, stating that (A) the deposit shall not result in our, the new notes trustee or the trust becoming or being deemed to be an "investment company" under the Investment Company Act of 1940, as amended, and (B) upon making the deposit, a valid trust is created at the time of such deposit and the holders of the new notes will have the sole beneficial ownership interest under applicable law in the money or U.S. Government Obligations so deposited in such trust, except that the opinion of counsel referred to in this clause (B) may contain a qualification that in the event that a court of competent jurisdiction were to determine that the trust funds remained our property after such deposit, the holders of the new notes will have a non-avoidable first priority perfected security interest under applicable law in the money or U.S. Government Obligations so deposited, which security interest will not be subject to any prior rights of holders of any of our other indebtedness;

  (g)
  we take any and all acts necessary to create and perfect, in favor of the holders of the new notes, a first priority security interest in the money or U.S. Government Obligations so deposited and take any other action and execute and deliver any other documents that may reasonably be requested by the new notes trustee to effectuate such security interest, and do all of the above at such appropriate time so that the security interest attaches to the deposit at the time the deposit is made; and

  (h)
  we have delivered to the new notes trustee an officers' certificate and an opinion of counsel each stating that all conditions precedent provided for in the new notes indenture relating to satisfaction and discharge have been complied with.

Our obligations under the new notes indenture (except as stated above) shall be discharged as of the end of the 90-day period referred to in clause (c) above.

Book-Entry; Global Securities

        The new notes will be issued in the form of one or more global securities (each, a "global security") in registered form, deposited with DTC and registered in the name of Cede & Co., DTC's nominee.

        So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole holder of the new notes represented by such global security for all purposes under the new notes indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have new notes represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of new notes in certificated form and will not be considered the owners or holders thereof under the new notes indenture.

        If (1) DTC is at any time unwilling or unable to continue as depository or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and any other applicable statute or regulation, and, in either case, a successor depository is not appointed by us within 60 days, or (2) an Event of Default has occurred and is continuing, we will execute and cause the new notes trustee to authenticate and deliver new notes in definitive registered form in exchange for the global securities. In addition, we may at any time, and in our sole discretion, determine not to have any new notes represented by one or more global securities, and, in such event, execute and cause the new notes trustee to authenticate and deliver new notes in definitive registered form in exchange for the relevant global securities. In any such instance, the new notes in definitive registered form shall be registered in such name and in such denomination as the direct or indirect participants of DTC shall instruct, and the new notes trustee shall deliver the new notes. New notes so issued in definitive registered form will be issued in denominations of $1,000 or any integral multiple thereof, and will be issued in registered form only, without coupons. DTC will act as securities depository for the new notes.

        DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("participants") deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("direct participants"). DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, and banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly ("indirect participants"). The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

        Purchases of new notes under the DTC system must be made by or through direct participants, which will receive a credit for the new notes on DTC's records. The ownership interest of each actual purchaser of each new note ("beneficial owner") is in turn recorded on the Direct and indirect participants' records. A beneficial owner does not receive written confirmation from DTC of its purchase, but is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the Direct or indirect participants through which such beneficial owner entered into the action. Transfers of ownership interests in new notes are accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners do not receive certificates representing their ownership interests in new notes, except in the event that use of the book-entry system for the new notes is discontinued.

        To facilitate subsequent transfers, the new notes are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the new notes with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the new notes; DTC records reflect only the identity of the direct participants to whose accounts new notes are credited, which may or may not be the beneficial owners. The participants remain responsible for keeping account of their holdings on behalf of their customers.

        Delivery of notice and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither DTC nor Cede & Co. consents or votes with respect to the new notes. Under its usual procedures, DTC mails a proxy (an "Omnibus Proxy") to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the new notes are credited on the record date (identified on a list attached to the Omnibus

Proxy). Principal and interest payments on the new notes are made to DTC. DTC's practice is to credit direct participants' accounts on the payment date in accordance with their respective holdings as shown on DTC's records, unless DTC has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners are governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and are the responsibility of such participant and not of DTC, the new notes trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest, if any, to DTC is the responsibility of the company or the new notes trustee, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants. DTC may discontinue providing its services as securities depository with respect to the new notes at any time by giving reasonable notice to us and the new notes trustee. Under such circumstances, in the event that a successor securities depository is not appointed, new note certificates are required to be printed and delivered.

        We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, new note certificates will be printed and delivered. The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof. Neither we, the dealer manager, the new notes trustee nor any paying agent for the new notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records.

Listing

        Application will be made to list the new notes on the New York Stock Exchange.

Concerning the New Notes Trustee

        The Bank of New York, the new notes trustee under the new notes indenture, is also the trustee under the existing indenture governing the 2006 notes and it and its affiliates may at times be a depository for funds of, make loans to, or perform services for us and our subsidiaries in the normal course of our business. The new notes indenture does not preclude the new notes trustee from enforcing its rights as a creditor.

        The occurrence of a default under the new notes indenture could create a conflicting interest for the new notes trustee under the Trust Indenture Act. If any such default has not been cured or waived within 90 days after the new notes trustee has or acquires a conflicting interest, the new notes trustee generally would be required by the Trust Indenture Act to eliminate such conflicting interest or resign as trustee with respect to the new notes. In the event of the new notes trustee's resignation, we will promptly appoint a successor new notes trustee.

Governing Law

        The new notes, the new notes indenture and the guarantee will be governed by, and construed in accordance with, the laws of the State of New York applicable to obligations and agreements made and to be performed therein. We have submitted to the jurisdiction and venue of any New York State or U.S. federal court sitting in New York City, County of New York, for purposes of all legal actions and proceedings instituted in connection with the new notes or the guarantee. We and the Guarantor have each appointed C.T. Corporation System as our respective authorized agent upon which process may be served in any such action.

COMPARISON OF MATERIAL DIFFERENCES BETWEEN
THE 2003 NOTES, THE 2006 NOTES AND THE NEW NOTES

        The following is a summary comparison of the material terms of the 2003 notes, the 2006 notes and the new notes. This summary does not purport to be complete and is qualified in its entirety by reference to the new notes indenture and the form of new notes, which have been filed as exhibits to the registration statement of which this prospectus forms a part, and the existing notes indentures and the existing notes. For a more detailed description of the new notes, see "Description of the New Notes."

	2003 Notes	2006 Notes	New Notes
Principal Amount Outstanding (Aggregate)	$176,875,000	$200,000,000	up to $376,875,000
Interest Rate	9 1/2%	10 1/4%	12%
Payment Frequency	May 15 and November 15 of each year	May 15 and November 15 of each year	May 15, 2004
Maturity	May 15, 2003	November 15, 2006	May 15, 2004
Optional Redemption
	The 2003 notes are currently redeemable in whole, or from time to time in part, at our option, at a redemption price equal to 100% of the principal amount thereof, together with accrued interest and additional amounts, if any, to the redemption date.	The 2006 notes are not redeemable at our option (other than under the conditions set forth below under "—Tax Redemption").	The new notes will not be redeemable at our option (other than under the conditions set forth below under "—Tax Redemption" and "—Mandatory Redemption").
Mandatory Redemption
	Upon a change of control, holders have the right, subject to certain restrictions and conditions, to require us to purchase all or any part of their 2003 notes at 101% of the principal amount thereof plus accrued and unpaid interest and additional amounts, if any.
		Upon a change of control, holders have the right, subject to certain restrictions and conditions, to require us to purchase all or any part of their 2006 notes at 101% of the principal amount thereof plus accrued and unpaid interest and additional amounts, if any.
			Upon a change of control, holders have the right, subject to certain restrictions and conditions, to require us to purchase all or any part of their new notes at 100% of the principal amount thereof plus accrued and unpaid interest and additional amounts, if any. See "Description of the New Notes—Change of Control" and "Risk Factors—Factors Relating to the New Notes—We may not be able to finance a change of control offer."

			If, prior to the TFM Sale, TFM (or any successor entity to TFM) receives amounts in respect of the currently pending VAT dispute and we or any of our restricted subsidiaries receive, directly or indirectly, any proceeds from TFM (whether by way of dividends, advances, the purchase of capital stock, or otherwise) or, after the TFM Sale, we or our restricted subsidiaries receive the additional amounts payable by KCS upon the receipt by TFM of the VAT payment, holders of new notes will have the right, subject to certain restrictions and conditions, to require us to apply the amount so received by us or our restricted subsidiaries, net of any taxes payable on receipt of such amounts to purchase all or any part of their new notes at 100% of the principal amount thereof plus accrued and unpaid interest and additional amounts, if any.

If we or any of our restricted subsidiaries makes a Major Asset Sale, holders of new notes will have the right, subject to certain restrictions and conditions, to require us to apply the net cash proceeds of such asset sale to purchase (through redemption or an offer to repurchase) all or any part of their new notes at 100% of the principal amount thereof plus accrued and unpaid interest and additional amounts, if any.
Tax Redemption
We may, at our option, redeem the 2003 notes at any time at 100% of the principal amount of the 2003 notes together with any accrued interest, if the Mexican withholding tax rate on payments of interest in respect of the 2003 notes is increased, as a result of a change in Mexican law, to a rate in excess of 15%.
We may, at our option, redeem the 2006 notes at any time at 100% of the principal amount of the 2006 notes together with any accrued interest, if the Mexican withholding tax rate on payments of interest in respect of the 2006 notes is increased, as a result of a change in Mexican law, to a rate in excess of 4.9%.
We may, at our option, redeem the new notes at any time at 100% of the principal amount of the new notes together with any accrued interest, if the Mexican withholding tax rate on payments of interest in respect of the new notes is increased, as a result of a change in Mexican law, to a rate in excess of 4.9%.

Guarantee	None.	None.
The Guarantor, our wholly owned subsidiary, will irrevocably and unconditionally agree to pay to the holders of the new notes the principal of and premium, if any, interest and additional amounts, if any, on the new notes in full, as and when due, regardless of any defense, right of set-off or counterclaim that we may have or assert, except to the extent paid by us. The Guarantor's obligations under the guarantee will terminate if we obtain investment grade ratings for the new notes from both Standard & Poor's and Moody's. See "The Guarantor" and "Description of the New Notes — The Guarantee" for a more detailed description of the Guarantor and the guarantee.
Change of Control Repurchase Offer	We are required to make an offer to purchase all of the 2003 notes upon a change of control at 101% of the principal amount thereof plus accrued interest.	The indenture governing the 2006 notes contains the same Offer to Purchase Upon a Change of Control provision as the indenture governing the 2003 notes.
The new notes indenture will contain the same Offer to Purchase Upon a Change of Control provision as the indenture governing the 2003 notes.
The definition of "change of control" found in the new notes indenture is substantially the same as that found in the existing notes indentures, except that it has been clarified that the insertion of a holding company owning 100% of our shares would not itself constitute a change of control.
Limitation on Indebtedness
Neither we nor any of our restricted subsidiaries may, directly or indirectly, incur or otherwise become directly or indirectly liable with respect to any indebtedness, unless, at the time of incurrence and after giving effect thereto on a pro forma basis, our Consolidated Debt Service Coverage Ratio for the four fiscal quarters immediately preceding such incurrence for which quarterly financial statements are available, taken as one period, is greater than 2.0 to 1.0.
Notwithstanding the foregoing, we and our restricted subsidiaries may incur:
(a) indebtedness existing on the date the 2003 notes were issued;
The indenture governing the 2006 notes contains the same Limitation on Indebtedness covenant as the indenture governing the 2003 notes described in the previous column, except that clause (f) thereof contains the number "$20 million" rather than "$10 million," and covenant applicable to the 2006 notes contains additional exceptions for incurrence of the following:
		(a) indebtedness incurred to finance the cost of acquisition, construction, refurbishing, modification or alteration of vessels used or to be used in our or our restricted subsidiaries' business;	The new notes indenture contains substantially the same Limitation on Indebtedness covenant as the indenture governing the 2006 notes described in the previous column.

(b) indebtedness evidenced by the new notes and the new notes indenture;
(c) indebtedness owing to us or a restricted subsidiary, so long as any indebtedness that we owe to a restricted subsidiary ranks junior in right of payment to the 2003 notes;
(d) Acquired Indebtedness, as long as that indebtedness would be in compliance with the first paragraph of this covenant if incurred by us;
(e) guarantees of indebtedness otherwise permitted to be incurred pursuant to the "Limitation on Indebtedness" covenant;
(f) indebtedness in respect of letters of credit for the benefit of trade vendors issued in the ordinary course of business in an aggregate amount not exceeding $10 million at any one time outstanding; and
(g) certain refinancing indebtedness.

(b) indebtedness under Currency Agreements and Interest Swap Obligations; provided that the obligations under such agreements are related to payment obligations incurred in compliance with the indenture and that such agreements (a) are designed solely to protect us or our restricted subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (b) do not increase the indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;
(c) indebtedness in an amount that, when added to the amount of all other indebtedness previously incurred and outstanding pursuant to this clause, does not exceed 15% of the Company's Consolidated Net Tangible Assets at the time such new indebtedness is incurred; and
(d) indebtedness, to the extent the net proceeds thereof are promptly applied to defease any of the 2006 notes in accordance with the indenture and to pay fees, expenses, premiums and other payment obligations related to such defeasance.
Restriction on Asset Dispositions
The indenture governing the 2003 notes provides that neither we nor our restricted subsidiaries may make any asset disposition unless:
(a) we receive fair market value for the asset; and
(b) at least 80% of the consideration received is in the form of cash.
If, within 180 days of the asset disposition, we do not (1) reinvest 100% of the net cash proceeds of any asset disposition in assets related to our business or (2) use such proceeds to prepay the 2003 notes or other indebtedness that ranks senior to or pari passu with the 2003 notes, then, at any time that the aggregate amount of such proceeds exceeds $10 million, we must make an offer to purchase the 2003 notes with such proceeds.
The indenture governing the 2006 notes contains the same Restriction on Asset Dispositions covenant as the 2003 notes.
If the proceeds of asset dispositions by us and our restricted subsidiaries exceed 10% of our consolidated net tangible assets and, within 180 days of the asset disposition, we do not (1) reinvest 100% of the net cash proceeds of any asset disposition in assets related to our business or (2) use such proceeds to prepay the 2003 notes or other indebtedness that ranks senior to or pari passu with the 2003 notes, then, at any time that the aggregate amount of such proceeds exceeds $10 million, we must make an offer to purchase the 2003 notes with such proceeds.
The new notes indenture will contain the same Restriction on Asset Dispositions covenant as the 2003 notes indenture and the 2006 notes indenture, except that the new notes indenture will exclude from the definition of "Asset Disposition" dispositions of assets in connection with a Qualifying PEMEX Securitization Transaction and Qualifying Dispositions. In addition, net cash proceeds from Major Asset Sales may only be applied to repurchase or otherwise retire the new notes.

Limitation on Investments
The indenture for the 2003 notes prohibits us from making investments, with certain exceptions including, among others, investments in any person engaged in the same or a similar line of business as us and our restricted subsidiaries or made for the purpose of maintaining, enhancing the productivity of or expanding our capabilities and those of our restricted subsidiaries in the transportation, shipping and distribution services industry.
The indenture for the 2006 notes does not restrict investments except to prohibit us and our restricted subsidiaries from becoming an investment company subject to the Investment Company Act of 1940, as amended.
The new notes indenture contains the same Limitation on Investments covenant as the 2003 notes, except that the exception particularly described in the first column specifically allows investments directly related to a Qualifying PEMEX Securitization Transaction. Additionally, the new notes indenture excludes from the restriction on investments any investments arising as a result of a Qualifying Disposition.
Payment of Additional Amounts
The 2003 notes contain a provision requiring us to pay additional amounts to holders of the 2003 notes so that all payments of principal and interest in respect of the 2003 notes are made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within Mexico or any authority therein or thereof having power to tax. The provision is identical to the provision contained in the new notes, which is described in detail under "Description of the New Notes—Additional Amounts."
The 2006 notes also contain a provision requiring us to pay additional amounts to holders of the 2006 notes so that all payments of principal and interest in respect of the 2006 notes are made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within Mexico or any authority therein or thereof having power to tax. However, the provision in the 2006 notes containing exceptions to the gross-up requirement differs from those of the 2003 notes and the new notes in certain respects, including a requirement in the 2006 notes, not found in the 2003 notes or the new notes,h that the trustee be given 60 days' notice if the company will not be paying additional amounts to any holder based on such holder's failure to provide relevant information upon the request of the company.
The new notes also contain a provision requiring us to pay additional amounts to holders of the new notes so that all payments of principal and interest in respect of the new notes are made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within Mexico or any authority therein or thereof having power to tax. The provision is identical to the provision contained in the 2003 notes, and is described in detail under "Description of the New Notes—Additional Amounts."
Payments for Consents
	The indenture for the 2003 notes prohibits us and our restricted subsidiaries from paying any consideration to any holder of the 2003 notes for or as inducement to any consent, waiver or amendment of any of the terms or provisions of the 2003 notes indenture or the 2003 notes, unless such consideration is offered to all holders of 2003 notes which so consent, waive or agree to amend.	The 2006 notes indenture contains no similar provision.	The indenture for the new notes will contain the same restrictions on payments for consents as the 2003 notes indenture.

Limitation on Business Activities
	The indenture governing the 2003 notes prohibits us and our restricted subsidiaries from engaging in any type of business other than the businesses in which we or our restricted subsidiaries were engaged in on the date of the indenture, other than business activities within the transportation, shipping and distribution services industry, and other than complementary business activities.	The 2006 notes indenture contains no similar provision.	The new notes indenture will contain the same restrictions on business activities as the 2003 notes indenture.
Definition of Consolidated Debt Service Coverage Ratio
The 2003 notes indenture defines "Consolidated Debt Service Coverage Ratio" as the ratio of (i) the aggregate amount of our Consolidated Cash Flow Available for Interest Expense for the four full fiscal quarters for which financial information in respect thereof is available immediately prior to the date of the transaction giving rise to the need to calculate the Consolidated Debt Service Coverage Ratio (the "Transaction Date") to (ii) the aggregate of our Consolidated Interest Expense for the fiscal quarter in which the Transaction Date occurs and to be accrued during the three fiscal quarters immediately subsequent to such fiscal quarter (based upon the pro forma amount of our consolidated Indebtedness expected to be outstanding on the Transaction Date); provided that in making the calculation of Consolidated Interest Expense for purposes of this clause (ii), interest on any Indebtedness (whether existing or being incurred) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period unless we are a party to an interest swap obligation which has the effect of reducing the rate below the rate on the date of computation, in which case such lower rate shall be used. For purposes of clause (i) of this definition, "Consolidated Cash Flow Available for Interest Expense" and
		The 2006 notes indenture defines "Consolidated Debt Service Coverage Ratio" as the ratio of (i) the aggregate amount of our Consolidated Cash Flow Available for Interest Expense for the four full fiscal quarters for which financial information in respect thereof is available immediately prior to the date of the transaction giving rise to the need to calculate the Consolidated Debt Service Coverage Ratio (the "Transaction Date") to (ii) the aggregate of our Consolidated Interest Expense for such four fiscal quarter period; provided that in making the calculation of Consolidated Interest Expense for purposes of this clause (ii), interest on any Indebtedness (whether existing or being incurred) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period unless such person is a party to an Interest Rate Agreement which will be in effect for at least 12 more months and which has the effect of reducing the rate below the rate on the date of computation, in which case such lower rate shall be used.	The definition of "Consolidated Debt Service Coverage Ratio" in the new notes indenture is the same as the definition in the 2003 notes indenture.

"Consolidated Interest Expense" shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence of any Indebtedness by us or any restricted subsidiary during the period commencing on the first day of the four full fiscal quarters immediately preceding the Transaction Date for which financial information in respect thereof is available to and including the Transaction Date (the "Reference Period"), (ii) the repayment of any Indebtedness by us or a restricted subsidiary during the Reference Period with the proceeds of any Indebtedness referred to in the immediately preceding clause (i) or the proceeds from the sale or other disposition of assets referred to in clause (iv) below, (iii) the acquisition by us or any restricted subsidiary during the Reference Period of any other person which, as a result of such acquisition, becomes a restricted subsidiary or the acquisition of assets during the Reference Period from any person which constitutes all or substantially all of an operating unit or business of such person and (iv) any sale or other disposition of our assets or properties outside the ordinary course of business occurring during the Reference Period, as if such incurrence, repayment, acquisition, sale or disposition occurred on the first day of the Reference Period. In addition, for purposes of this definition, in the event of the Merger, the Consolidated Debt Service Coverage Ratio of the surviving corporation shall be calculated on a pro forma basis without giving effect to assets or liabilities or results of operations of Grupo Servia prior to the effective date of the Merger.
For purposes of this definition, "Consolidated Cash Flow Available for Interest Expense" and "Consolidated Interest Expense" shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence of any Indebtedness of us or our restricted subsidiaries during the period commencing on the first day of the four full fiscal quarters immediately preceding the Transaction Date for which financial information in respect thereof is available to and including the Transaction Date (the "Reference Period"), (ii) the repayment of any Indebtedness of us or any restricted subsidiary during the Reference Period with the proceeds of any Indebtedness referred to in the immediately preceding clause (i) or the proceeds from the sale or other disposition of assets referred to in clause (iv) below, (iii) the acquisition by us or any restricted subsidiary during the Reference Period of any other person which, as a result of such acquisition, becomes a subsidiary of ours or any restricted subsidiary or the acquisition of assets during the Reference Period from any person which constitutes all or substantially all of an operating unit or business of such person and (iv) any sale or other disposition of assets or properties outside the ordinary course of business by such person occurring during the Reference Period, as if such incurrence, repayment, acquisition, sale or disposition occurred on the first day of the Reference Period. In addition, for purposes of this definition, in the event of the Merger, the Consolidated Debt Service Coverage Ratio of the surviving corporation shall be calculated on a pro forma basis without giving effect to assets or liabilities or results of operations of Grupo Servia prior to the effective date of the Merger.

Prohibitions on Restricted Payments

The 2003 notes indenture limits our ability to (i) pay dividends or make other distributions with respect to our capital stock, (ii) repay, prepay or otherwise redeem capital stock, (iii) repay, redeem or otherwise acquire for value (other than for certain capital stock) any of our indebtedness prior to a scheduled payment date or (iv) make investments in an affiliate (other than our restricted subsidiaries or Grupo TFM) if at the time of any such restricted payment (and after giving effect thereto on a pro forma basis) (1) a default or an event of default shall have occurred and be continuing, (2) our Consolidated Net Worth is less than $250 million, (3) we could not incur at least $1.00 of additional indebtedness pursuant to the "Limitation on Indebtedness" covenant, or (4) the aggregate amount of all restricted payments declared or made after the date the 2003 notes were issued exceeds the sum of:
(A) 50% of our aggregate Consolidated Net Income (or, in the event such aggregate Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to January 1, 1993 to the end of the fiscal quarter immediately preceding such restricted payment (treated as a single accounting period), plus
(B) the aggregate net cash proceeds we received from the issuance or sale (other than to a restricted subsidiary) subsequent to January 1, 1993 of our capital stock (excluding disqualified stock) including any such shares issued upon exercise of any rights, options or warrants or upon the conversion of any our indebtedness, plus

The 2006 notes indenture contains a restricted payments provision similar to that of the 2003 notes, with the following material differences:
(1)  the 2006 notes indenture does not contain a Consolidated Net Worth threshold; and
(2)  the 2006 notes indenture provides that the aggregate of all restricted payments made after the date the 2006 notes were issued cannot exceed the sum of:
(A) 50% of the aggregate Consolidated Net Income (or, in the event such aggregate Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to September 30, 1996 to the end of the fiscal quarter immediately preceding such restricted payment (treated as a single accounting period), plus
(B) the aggregate net cash proceeds we receive from the issuance or sale (other than to a restricted subsidiary) subsequent to September 30, 1996 of our capital stock (excluding disqualified stock) including any such shares issued upon exercise of any rights, options or warrants or upon the conversion of any our indebtedness of the Company, plus
(C) the amount on September 30, 1996 calculated pursuant to clauses (A), (B) and (C) of the indenture governing our 8 1/2% notes due 2000 (which are no longer outstanding).

The new notes indenture will contain a restricted payments provision substantially similar to the provision contained in the 2003 notes indenture, except that investments by us or our restricted subsidiaries arising as a result of or in connection with a Qualifying Disposition are excluded from the restriction on investments in affiliates in clause (iv) in the first column. For purposes of calculating the aggregate amount of restricted payments made pursuant to clause (4) of the first paragraph of such test, described in the first column, the aggregate amount will continue to be measured from the issue date of the 2003 notes, and all references to January 1, 1993 will remain the same.

(C) $10 million.
The foregoing restrictions do not prevent: (i) the payment of any dividend within 60 days after the date of its declaration if the dividend would have been permitted on the date of declaration, (ii) the purchase, redemption, acquisition or retirement of any shares of our capital stock solely out of the proceeds of the substantially concurrent sale (other than to a restricted subsidiary) of shares of capital stock (other than disqualified stock) or (iii) purchases by us of shares of our capital stock pursuant to the terms of our share repurchase program as in effect on the date the 2003 notes were issued.
For purposes of calculating the aggregate amount of restricted payments made pursuant to clause (4) of the first paragraph above, (A) payments made under clauses (i) and (ii) above shall be included in such amount and payments made under clause (iii) above shall be excluded, provided that dividends paid within 60 days of the date of declaration shall be deemed to be paid at the date of declaration and (B) in the event of the Merger (as defined in the 2003 notes indenture), any Restricted Payments made by Grupo Servia prior to the effective date of the Merger shall be excluded.
Limitation on Transactions with Affiliates

The 2003 notes indenture restricts our ability to enter into transactions with our affiliates unless certain conditions are met, including that any such transaction be at arms length and are approved by a majority of the disinterested members of our board of directors (if the transaction value is greater than $1 million) or is the subject of a fairness opinion (if the transaction value is greater than $10 million).
The following transactions are carved out of the foregoing restrictions: (i) the payment of reasonable fees to directors or executive officers; (ii) the payment of fees to Grupo Servia

		The 2006 notes indenture contains substantially the same restrictions on affiliate transactions contained in the 2003 notes indenture. However, the 2006 notes indenture contains the following additional carve-outs from the restrictions: (i) any transaction by us or a restricted subsidiary constituting a Permitted Investment (as defined in the 2006 notes indenture) in which neither Grupo Servia nor any 10% or greater holder of our voting securities has an interest in such transaction in excess of $10 million; and (ii) any transactions between us or a restricted subsidiary and	The new notes indenture contains substantially the same "Limitation on Transactions with Affiliates" covenant as the 2003 notes indenture.

pursuant to the terms of the Management Agreement (or any renewal or amendment thereof, provided it contains comparable fee calculations); and (iii) any transaction between or among us and our restricted subsidiaries in the ordinary course of business and consistent with past practices.
Grupo TFM or any of its subsidiaries relating to the provision to third parties of transportation or transportation related services which is at arms length and is approved by a majority of the disinterested members of our board of directors.
Limitation on Sale and Leaseback Transactions

The 2003 notes indenture provides that we shall not, and shall not permit any restricted subsidiary to, enter into any sale and leaseback transaction unless (i) we or such restricted subsidiary could have incurred and secured a lien on indebtedness in an amount equal to the Attributable Debt (as defined in the 2003 notes indenture) relating to such sale and leaseback transaction pursuant to the Limitation on Indebtedness and Limitation on Liens covenants or (ii) the proceeds of such sale and leaseback transaction are at least equal to the fair value (as determined in good faith by our Board of Directors and evidenced by a Board Resolution) of the property and we or such restricted subsidiary applies or causes to be applied an amount in cash equal to the net proceeds from such sale to (A) purchase the 2003 notes or indebtedness ranking pari passu with the 2003 notes or (B) purchase assets or businesses in the shipping, transportation and distribution services industry, in each case within 180 days of the effective date of any such sale.

The 2006 notes indenture contains substantially the same restrictions on sale and leaseback transactions as the 2003 notes indenture. However, those restrictions do not apply to any sale and leaseback transaction effected within 180 days of the acquisition of any capital asset.

The new notes indenture contains substantially the same restrictions on sale and leaseback transactions as the 2003 notes indenture, without the additional carve-out noted with respect to the 2006 notes in the previous column.
Covenant Suspension	The 2003 notes indenture does not have a provision suspending covenants.	The 2006 notes indenture does not have a provision suspending covenants.
The new notes indenture will provide that we and our restricted subsidiaries will not be subject to certain covenants contained in the indenture during any period in which (1) the new notes receive investment grade ratings from each of Moody's and Standard & Poor's and (2) no event of default on the new notes has occurred and is continuing.

Limitation on Liens	The 2003 notes indenture prohibits us and our restricted subsidiaries from incurring liens, subject to certain exceptions.	The 2006 notes indenture contains substantially the same limitation on liens covenant as the 2003 notes indenture.
The new notes indenture will contain the same limitation on liens covenant as the 2003 notes indenture and the 2006 notes indenture, with the following two additional carve-outs: (1) restrictions on the disposition of securities imposed by applicable law or by contract with respect to securities received in connection with any Qualifying Disposition or interests arising in connection with any joint venture agreement will not be prohibited liens, and (2) any call or similar option agreements to purchase for fair market or appraised value shares of a restricted subsidiary in favor of the trustee of any trust established pursuant to the Receivables Securitization Facility or in favor of the holders of certificates issued by such trust will not be prohibited liens.
Additional Covenants Applicable to the Guarantor	Not applicable.	Not applicable.
In addition to complying with the covenants applicable to it as a restricted subsidiary, the Guarantor is subject to certain additional covenants described under "Description of the New Notes — Certain Covenants —Additional Covenants Applicable to the Guarantor."
Additional Events of Default Related to the Guarantor	Not applicable.	Not applicable.
Events of default under the new notes indenture include all of the events of default under the existing notes indentures (except that it excludes a cross-default to the 2003 notes), plus the following additional events:
• the Guarantor's failure to continue to hold its shares of TMM Multimodal, or any securities held in lieu of any such shares following a Qualifying Disposition, unencumbered or TMM Multimodal's failure to continue to hold its shares of Grupo TFM, or any securities held in lieu of any such shares following a Qualifying Disposition, unencumbered; and
• the Guarantor's failure to perform, or breach of, any other covenant or warranty in the new notes indenture, which failure continues for 30 days after receiving notice.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        This discussion constitutes the opinion of Milbank, Tweed, Hadley & McCloy LLP, our U.S. counsel ("Counsel"), as to the material United States federal income tax consequences to United States Holders and Non-United States Holders (each, as defined below) of (i) the exchange of existing notes for new notes pursuant to the exchange offer, (ii) holding the new notes received in the exchange and (iii) the adoption of the proposed amendments, in the case of holders that continue to hold existing notes. The summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, published administrative interpretations of the Internal Revenue Service ("IRS") and judicial decisions, all of which are subject to change, possibly on a retroactive basis. The discussion does not purport to consider all aspects of United States federal income taxation that may be relevant to a particular United States Holder. Further, the tax treatment of a United States Holder may vary depending on that Holder's particular situation. Certain classes of United States Holders (including insurance companies, tax-exempt organizations, employee stock ownership plans, financial institutions, brokers, dealers, subchapter S corporations, partnerships or other entities treated as partnerships for United States federal income tax purposes, persons whose functional currency is not the United States dollar, persons who hold existing notes as a hedge or otherwise have hedged the risk of holding existing notes, persons who hold existing notes as part of (or in connection with) a "straddle," "conversion" or other integrated transaction and persons who use the mark-to-market method of accounting) may be subject to special rules not discussed below. In addition, the discussion does not consider the effect of any applicable foreign, state, local or other tax laws.

        This discussion assumes that United States Holders have held their existing notes as "capital assets" (generally, property held for investment) within the meaning of Code Section 1221. For purposes of the summary, a United States Holder means a beneficial owner of existing notes who or which is (i) an individual who is a citizen or resident of the United States for United States federal income tax purposes, (ii) a corporation or other entity taxable as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States person have the authority to control all substantial decisions of the trust. The term "Non-United States Holder" means any holder that is not a United States Holder.

Taxation of United States Holders

  Treatment of the Exchange

        Treatment of Interest.    United States Holders will receive cash with respect to any accrued or unpaid interest. Such amount will be treated as interest income and will be recognized as such by United States Holders that have not previously recognized the income in accordance with their method of accounting. Amounts paid with respect to accrued and unpaid interest are not included in references to cash in the following discussion.

        Exchange of Existing Notes for New Notes.    The United States federal income tax consequences to United States Holders who exchange their existing notes for new notes will depend on, among other things, whether the existing notes and new notes constitute "securities" under Code Section 354.

        The rules for determining whether an obligation constitutes a security for purposes of Code Section 354 are unclear. The term security is not defined in the Code or the Treasury Regulations and has not been clearly defined by judicial decisions. The test as to whether a debt instrument is a security involves an overall evaluation of the nature of the debt instrument, the extent of the investor's proprietary interest in the issuer and certain other considerations. One of the most significant factors considered in determining whether a particular debt instrument is a security is its original term. In general, debt instruments with a term of less than five years are not likely (but may in certain circumstances) be considered securities, debt instruments with a term of ten years or more are highly likely to be considered securities, while debt instruments with an initial term at issuance of five to ten years might be considered securities, but their status is unclear. Under these rules, the existing notes should be securities, but it is highly unlikely that the new notes, given their short term, will be securities.

        If the existing notes or the new notes are not treated as securities for purposes of Code section 354, then the exchange of existing notes for new notes would be a taxable event. In that event, a United States Holder would recognize taxable gain or loss equal to the difference between (i) the "issue price" of the new notes (as described below under "Treatment of the Exchange—Issue Price of the New Notes) received by the United States Holder in exchange for existing notes over (ii) such holder's adjusted tax basis in the existing notes. A United States Holder's adjusted tax basis in an existing note equals the price such holder paid for that note, increased by the amount of any market discount previously included in income by such holder with respect to the note and reduced (but not below zero) (i) by any amortizable bond premium allowable as a deduction with respect to the note and (ii) by any payments received by such holder on the note prior to the sale other than interest payments. The United States Holder's tax basis in the new notes would be the issue price of such notes. The United States Holder's holding period for the new notes would begin on the date following the date of the exchange.

        Subject to the applicability of the market discount rules, any gain on the exchange would be capital gain and would be long-term capital gain if the United States Holder had held the existing notes for more than one year. In general, if a United States Holder acquired the existing notes with market discount, any gain realized by the holder on the exchange would be treated as ordinary income to the extent of the portion of the market discount that accrued while such existing notes were held by the holder, unless the holder has elected to include market discount in income currently as it accrues. A United States Holder will be deemed to hold the existing notes with market discount if its tax basis in the existing notes at the time it acquired the notes (which in most cases would be its purchase price for the notes) was less than the adjusted issue price of the existing notes by more than a de minimis amount. As described below under "Consequences of Holding New Notes—Original Issue Discount", it is expected that the new notes will be treated as issued with original issue discount ("OID") for United States federal income tax purposes. As a result, a United States Holder who originally acquired its existing notes at a market discount may have all or part of such market discount effectively converted into OID.

        If, as is highly unlikely, new notes are treated as securities, the exchange of existing notes for new notes would constitute a "recapitalization." A United States Holder would not recognize gain or loss on the exchange.

        Issue Price of New Notes.    As described above under "Treatment of the Exchange—Exchange of Existing Notes for New Notes," the amount of gain or loss recognized by a United States Holder on an exchange, if any, will depend in part on the issue price of the new notes. The issue price of the new notes also will affect the application of the OID rules, as described below under "Consequences of Holding New Notes—Original Issue Discount."

        The issue price of the new notes depends on whether a substantial amount of the new notes or the existing notes are treated as "traded on an established market" within the meaning of the applicable Treasury Regulations. Notes are treated as "traded on an established market" if, among other things, the notes are listed on a national securities exchange registered under section 6 of the Securities Exchange Act of 1934 or if price quotations are readily available from dealers, brokers or traders. If a substantial amount of the new notes are so traded, as is expected to be the case, the issue price of the new notes would be their fair market value on the date of the exchange. Because the new notes are intended to be listed on the New York Stock Exchange, the new notes should be treated as "traded on an established market," and thus have an issue price equal to their fair market value. Because the existing notes are listed on the New York Stock Exchange, if the new notes are not treated as "traded on an established market", the issue price of the new notes would be equal to the fair market value of the existing notes, on the date of the exchange, for which a substantial amount of the new notes were exchanged. If Grupo TMM determines, based on the facts and circumstances, that the new notes should not be treated as publicly traded, it will, to the extent required, report information to the IRS on the basis of the trading prices of the existing notes.

        Foreign Tax Credits.    Payments on the existing notes are and payments on the new notes will be subject to withholding tax imposed by Mexico. Subject to numerous limitations, United States Holders may receive a foreign tax credit with respect to such withholding. In certain circumstances, United States Holders may deduct Mexican withholding tax in lieu of claiming foreign tax credits. Generally, any gain or loss recognized by a United States Holder on the exchange of existing notes will be treated as income from sources within the United States or loss allocable to income from sources within the United States, as the case may be. Any amounts attributable to interest on the existing or new notes generally will be treated as foreign source passive income or, in some cases, financial services income, for United States foreign tax credit limitation purposes.

  Consequences of Holding New Notes

        Original Issue Discount.    The tax consequences of holding the new notes will depend on whether, at the time of issuance, the new notes have a term in excess of one year. If, as is expected, the new notes have a term in excess of one year and the issue price of the new notes is less than their "stated redemption price at maturity" by more than a de minimis amount (1/4 of 1 percent of the new notes' stated redemption price at maturity multiplied by the number of complete years to their stated maturity), the new notes will be treated as issued with OID for United States federal income tax purposes. The issue price of the new notes will be determined as described above under "Treatment of the Exchange—Issue Price of New Notes." The new notes' stated redemption price at maturity is the sum of all payments due under the new notes other than payments of qualified stated interest (including Additional Amounts attributable thereto). "Qualified stated interest" includes stated interest, calculated as the product of a single fixed rate of interest and the outstanding principal amounts of the notes, that is unconditionally payable in cash at least annually. Accordingly, interest payments on the new notes (including additional amounts attributable thereto) will not be treated as qualified stated interest. All payments of stated interest will be added to the stated redemption price of a new note, thereby increasing the amount of OID on such new note because the issue price of the new notes will be less than their stated redemption price at maturity by more than a de minimis amount, and because rate of the interest on the new notes will be qualified stated interest, the new notes be issued with OID, which may be substantial.

        In general, a United States Holder will be required to include OID in gross income under a constant yield method over the term of the new note (and such income would be treated as ordinary income) in advance of cash payments attributable to such income, regardless of whether such United States Holder is a cash or accrual method taxpayer, and without regard to the timing or amount of any actual payments.

        Short Term Notes.    If the new notes have a term of one year or less, special rules applicable to "short term" notes may result in different tax consequences than those discussed above under "Consequences of Holding New Notes—Original Issue Discount." In that case, none of the stated interest will be qualified stated interest and OID will be equal to the difference between (i) such note's issue price and (ii) such note's stated redemption price at maturity which includes all payments due on the note, including payments of stated interest. A United States Holder of new notes that uses the cash method of accounting generally is not required to accrue OID for United States federal income tax purposes unless such United States Holder elects to do so for all short-term notes acquired on or after the first day of the first tax year to which such election applies. United States Holders who make such an election, United States Holders who report income for federal income tax purposes on an accrual method and certain other United States Holders, including banks and dealers in securities, will be required to include OID in income on the new notes as the OID accrues on a straightline basis, unless an election is made with respect to a particular obligation to accrue the OID according to a constant yield method based on daily compounding.

        In the case of a United States Holder who is not required, and does not elect, to include OID in income currently, stated interest generally will be taxable at the time it is received and any gain realized on the sale, exchange or retirement of the new notes will be ordinary income to the extent of the OID accrued on a straightline basis (or, if elected, according to a constant yield method based on daily compounding) through the date of sale, exchange or retirement. In addition, such United States Holders will be required to defer deductions for all or a portion of any interest paid on indebtedness incurred or continued to purchase or carry new notes in an amount not exceeding the sum of the accrued OID and interest not previously included in income.

        Foreign Tax Credits.    For purposes of the foreign tax credit rules discussed above under "Treatment of the Exchange—Foreign Tax Credits," any amounts attributable to interest on the new notes generally will be treated as foreign source passive income or, in some cases, financial services income.

Consequences of Disposing of New Notes

        Upon the sale, exchange or retirement of a new note (including a partial redemption of a new note with the proceeds from the sale of our indirect interest in TMM Multimodal or otherwise), a United States Holder will generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such holder's adjusted tax basis in the new note (or portion of the new note redeemed with the proceeds from the sale of our indirect interest in TMM Multimodal or otherwise). A holder's amount realized will not include amounts attributable to accrued interest, which will be taxed as ordinary income. A United States Holder's adjusted tax basis in a new note generally will equal the holder's cost of such note (which in the case of a holder that receives a new note in the Exchange, will be the issue price of the note, as used in determining such holder's gain or loss on the disposition of existing notes and as described above under "Treatment of the Exchange—Issue price of the New Notes") increased by the amount of any OID previously accrued on the note. Gain or loss generally will be United States source income or loss and will be long-term capital gain or loss if the new note was held for more than one year.

United States Holders of Existing Notes Not Participating in the Exchange Offer

        United States Holders that do not participate in the exchange offer (or that participate with respect to less than all of their existing notes) will not be affected with respect to their retained notes unless the proposed amendments are adopted. If the proposed amendments are adopted, United States Holders that do not participate in the exchange offers will be affected if (and only if), under applicable Treasury Regulations, the adoption of the amendments results in a "significant modification" of the existing notes. In that event, the existing notes would be deemed exchanged (a "Deemed Exchange") for deemed new notes.

        Adoption of the proposed amendments would result in a "significant modification" if, based on all the facts and circumstances and taking into account all modifications, other than certain specified modifications, the legal rights and obligations under the existing notes are altered in a manner that is "economically significant." While Treasury Regulations provide that a modification that adds, deletes or alters customary accounting and financial covenants is not a significant modification, the proposed amendments (including the deletion of certain defaults) may be viewed as extending beyond such modifications. Although the matter is not free from doubt, Grupo TMM believes, based on the advice of Counsel, and intends to take the position for United States information reporting purposes, that, the adoption of the amendments should not result in a significant modification of the existing notes. Under this treatment, United States Holders will have the same adjusted tax basis and holding period in the existing notes after the adoption of the proposed amendments that such holder had in the existing notes immediately before such adoption. If the proposed amendments were to result in a significant modification of the existing notes, so that these notes were subject to a Deemed Exchange, the consequences of the

Deemed Exchange would be analogous to those described above under "Treatment of the Exchange—Exchange of Existing Notes for New Notes."

United States Taxation of Non-United States Holders

        Interest on notes paid to a Non-United States Holder generally will not be subject to United States withholding tax if the interest is not effectively connected with the holder's conduct of a trade or business in the United States. Gain realized by a Non-United States Holder on the disposition of existing or new notes will generally not be subject to United States federal income tax unless (i) the gain is effectively connected with the holder's conduct of a United States trade or business or (ii) the holder is an individual present in the United States for at least 183 days during the taxable year of disposition and certain other conditions are met.

Backup Withholding and Information Reporting

        The exchange of existing notes by a United States Holder pursuant to the offers generally will be subject to information reporting requirements. To avoid the imposition of backup withholding, a United States Holder should complete an IRS Form W-9 (which can be obtained at the website of the Internal Revenue Service at www.irs.gov) and either (i) provide its correct taxpayer identification number ("TIN") which, in the case of an individual United States Holder, is his or her social security number, and certain other information, or (ii) establish a basis for an exemption from backup withholding. Certain holders (including, among others, corporations, individual retirement accounts and certain foreign individuals) are exempt from these backup withholding and information reporting requirements.

        If the Exchange Agent is not provided with the correct TIN or an adequate basis for exemption, a United States Holder may be subject to a backup withholding tax on the gross proceeds received in the offers.

        Payments on the new notes, and proceeds of sale of the new notes, also are subject to information reporting requirements, and to backup withholding unless the United States Holder is exempt from backup withholding or provides its TIN as described above.

        If backup withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is provided to the IRS.

        ALL HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE TAX CONSEQUENCES OF THE OFFERS IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

MATERIAL MEXICAN FEDERAL INCOME TAX CONSIDERATIONS

General

        The following represents the opinion of Ortiz, Sainz y Erreguerena, S.C., our Mexican tax counsel, as to the material Mexican federal income tax consequences to foreign holders (as defined below) that do not have a permanent establishment in Mexico of the exchange of existing notes for new notes pursuant to the exchange offers.

        For purposes of Mexican taxation, an individual or corporation that does not satisfy the requirements to be considered a resident of Mexico for tax purposes, specified below, is deemed a non-resident of Mexico for tax purposes ("foreign holder"). An individual is a resident of Mexico if the individual established the individual's home in Mexico, unless the individual has resided in another country for more than 183 days, whether consecutive or not, during a calendar year and can demonstrate that the individual became a resident of such other country for tax purposes. A legal entity is a resident of Mexico if it has been incorporated pursuant to Mexican law or if it maintains the principal administration of its business or the effective location of its management in Mexico. A Mexican citizen is presumed to be a resident of Mexico unless such person can demonstrate otherwise. If a legal entity or an individual is deemed to have a permanent establishment in Mexico for Mexican tax purposes, all income attributable to that permanent establishment will be subject to Mexican taxes, in accordance with applicable tax laws.

        The governments of the United States and Mexico ratified an income tax treaty and a protocol which came into effect on January 1, 1994. The United States and Mexico have also entered into an agreement that covers the exchange of information with respect to tax matters.

        This summary is based on Mexican federal income tax law (Ley del Impuesto sobre la Renta) and regulations applicable on the date of this exchange offer and consent solicitation. All of these things are subject to change, and to different interpretations. This summary does not address all of the tax consequences that may be applicable to holders of existing notes and does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to exchange the existing notes or to give their consent.

        Holders of existing notes are urged to consult with their own tax advisors regarding the particular consequences to them of the offers under the laws of Mexico and the United States or any other jurisdictions in which they may be subject to tax.

Exchange of existing notes for new notes

        It is important to mention that the mere exchange of the existing notes for the new notes gives rise to no tax implications in Mexico. The proposed amendments to the existing notes indentures do not have any tax implications in Mexico.

Payments of Interest

        Pursuant to Article 195, Section II, paragraph (a) of the Mexican Income Tax Law, payments of interest (which is deemed to include any amounts paid by Grupo TMM in excess of the original issue price of the existing notes) to foreign holders will be subject to Mexican withholding tax at a rate of 4.9%, if, as expected, the following requirements are met:

  •
  the notes are registered at the Special Section of the Registro Nacional de Valores ("National Registry of Securities") and evidence of such registration is filed with the Secretaría de Hacienda y Crédito Público (the "Ministry of Finance and Public Credit");
  •
  the notes are placed outside of Mexico through banks or brokerage houses in a country with which Mexico has in force a treaty for the avoidance of double taxation; and
  •
  we duly comply with the information requirements established in the general rules issued by the Ministry of Finance and Public Credit for those purposes.

        If any of the above-mentioned requirements is not met, the Mexican withholding tax will be 10.0%.

        Neither the 4.9% rate nor the 10.0% rate will apply, and therefore, a 35.0% withholding tax rate will apply in 2002 (34% in 2003, 33% in 2004 and 32% in 2005), if the effective beneficiaries, directly or indirectly, individually or jointly with related parties, receive more than 5.0% of the interest paid on the notes and (1) own directly or indirectly, individually or jointly with related parties, more than 10.0% of our voting stock or (2) are entities 20.0% or more of whose stock is owned directly or indirectly, individually or jointly, by parties related to us.

        As of the date of this offering circular, the Ministry of Finance and Public Credit has not issued a specific general rule establishing the information requirements mentioned above; however, the Ministry of Finance and Public Credit has taken the position that Rule 3.25.15 is applicable to Article 195, Section II, paragraph (a) of the Mexican Income Tax Law. Such Rule 3.25.15 published by the Ministry of Finance and Public Credit on March 31, 2003 and in force through March 31, 2004 requires that we file with the Ministry of Finance and Public Credit (1) certain information relating to the issuance of the notes; and (2) confirmation that neither (A) shareholders of Grupo TMM that own, directly or indirectly, individually or jointly with related parties, more than 10.0% of our voting stock nor (B) entities 20.0% or more of whose stock is owned directly or indirectly, individually or jointly, by parties related to us, are, directly or indirectly, individually or jointly, the effective beneficiary of more than 5.0% of the aggregate amount of such interest payment. We expect that this rule will be extended or that a substantially similar successor of such rule will be published; however, we cannot assure you that this will happen.

        Grupo TMM expects that these conditions will be met, and accordingly expects to withhold Mexican tax from interest payments made to foreign holders in respect of the notes at a 4.9% rate.

        As of the date of this offering and consent solicitation, the U.S.-Mexico tax treaty is not expected to have any material effect on the Mexican tax consequences described herein, because, as described above, under Mexico's income tax law, Grupo TMM will be entitled to withhold taxes in connection with interest payments under the notes at a 4.9% rate.

        Payments of interest on the notes to non-Mexican pension and retirement funds will be exempt from Mexican withholding tax provided that:

  •
  such fund is duly incorporated pursuant to the laws of its country of residence and is the effective beneficiary of the interest payment;
  •
  such income is exempt from taxes in its country of residence; and
  •
  such fund is registered with the Ministry of Finance and Public Credit for these purposes.

We have agreed, subject to certain exceptions, to pay additional amounts in respect of the above mentioned Mexican withholding taxes. See "Description of New Notes—Payment of Additional Amounts."

Payments of Principal

        Under Mexican Income Tax Law, principal paid to foreign holders of the notes by Grupo TMM is not subject to Mexican withholding tax.

Taxation of Capital Gains

        Capital gains from the sale or other disposition of the existing notes and the new notes by foreign holders will not be subject to Mexican income or withholding taxes.

Other Mexican Taxes

        There are no Mexican estate, inheritance, succession, or gift taxes generally applicable to the acquisition, ownership, or disposition of the existing notes and the new notes by foreign holders. There are no Mexican stamp, issue registration, or similar taxes or duties payable by foreign holders of the existing notes and the new notes.

LEGAL MATTERS

        The validity of the new notes will be passed upon as to Mexican law by Haynes & Boone, S.C., Mexico City, Mexico, and as to New York law by Milbank, Tweed, Hadley & McCloy LLP, New York, New York, as our special U.S. counsel. Ortiz, Sainz y Erreguerena, S.C. has rendered an opinion regarding the Mexican tax consequences of the exchange offers and consent solicitations referred to in "Material Mexican Federal Income Tax Considerations." Certain legal matters will be passed upon for the dealer manager by Cleary, Gottlieb, Steen & Hamilton.

EXPERTS

        The consolidated financial statements of Grupo TMM as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2002 included in this prospectus and the consolidated financial statements of Grupo TFM incorporated by reference in this prospectus by reference to the Annual Report on Form 20-F of Grupo TMM for the year ended December 31, 2001 have been so included and incorporated in reliance on the reports of PricewaterhouseCoopers S.C., independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form F-4 under the Securities Act of 1933. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some parts of which are omitted as permitted by the rules and regulations of the SEC. For further information, reference is made to the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each contract, agreement or other document filed as an exhibit to the registration statement or otherwise filed with the SEC, reference is made to the copy so filed, and each such statement shall be deemed qualified in its entirety by this reference.

        Grupo TMM is subject to the informational requirements of the Exchange Act. Reports and other information contain additional information about our company. You can inspect and copy these materials at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the Public Reference Room by calling the Commission at 1-800-SEC-0330.

        NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

        Neither delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus.

GRUPO TMM, S. A.
(formerly Grupo Servia, S. A. de C. V.)
CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000, 2001 AND 2002

GRUPO TMM, S. A.
(formerly Grupo Servia, S. A. de C. V.)
CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000, 2001 AND 2002
INDEX

Contents	Page
Report of independent accountants	F-2 and F-3
Consolidated financial statements:
Balance sheets	F-4
Statements of income	F-5
Statements of changes in stockholders' equity	F-6
Statements of cash flows	F-7
Notes to the financial statements	F-9 to F-62

REPORT OF INDEPENDENT ACCOUNTANTS

Mexico City, March 14, 2003, except for Note 17, which is dated
April 21, 2003

To the Board of Directors and Stockholders of
Grupo TMM, S. A.

1.
We have audited the accompanying consolidated balance sheets of Grupo TMM, S. A. ("Grupo TMM" or the "Company"), formerly Grupo Servia, S. A. de C. V., as of December 31, 2002 and 2001, and the related consolidated statements of income, of changes in stockholders' equity and of cash flows for each of the three years in the period ended December 31, 2002, all expressed in US dollars. These consolidated financial statements are the responsibility of the Company's Management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the consolidated financial statements of Transportación Marítima Mexicana, S. A. de C. V. ("TMM"), which statements reflect total revenues of 36.23% of the related consolidated totals for the year ended December 31, 2000. Those consolidated financial statements were audited by other auditors whose reports have been furnished to us and our opinion, insofar as it relates to information included for TMM, is based solely on the reports of the other auditors.

2.
We conducted our audits in accordance with International Auditing Standards and Auditing Standards Generally Accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and that they were prepared in accordance with International Accounting Standards. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by Management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

3.
As discussed in Notes 1 and 12 to the consolidated financial statements in December 2001, Grupo TMM completed a corporate reorganization and merger, in which TMM was merged with and into Grupo TMM, its parent entity.

4.
In our opinion, based on our audits and on the report of other accountants referred to in the first paragraph on this report, the aforementioned consolidated financial statements present fairly, in all material respects, the consolidated financial position of Grupo TMM at December 31, 2002 and 2001, and the consolidated results of their operations, the changes in their stockholders' equity and their cash flows for each of the three years in the period ended on December 31, 2002, in conformity with International Accounting Standards.

5.
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 7, 9 and 10 to the consolidated financial statements, the Company's outstanding obligations, obligations for sale of receivables and convertible notes amounting to (in thousands of US dollars) $176,875, $56,276 and $13,295 will be or become due on May 15, 2003, on April 15, 2003 and on May 15, 2003, respectively. The Company is currently negotiating with its creditors to restructure the terms and conditions of its obligations. During the year ended December 31, 2002, Grupo TMM incurred (in thousands of US dollars) a net loss of $46,177, and at December 31, 2002 had an excess of current liabilities over current assets of $102,114. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 17. The consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.

6.
International Accounting Standards differ in certain material respects from Accounting Principles Generally Accepted in the United States of America. The application of the latter would have affected the determination of the net income (loss) for each of the three years in the period ended December 31, 2002, and the determination of stockholders' equity and consolidated financial position as of December 31, 2002 and 2001, to the extent summarized in Note 18 to the consolidated financial statements.

PricewaterhouseCoopers

Alberto Del Castillo V. Vilchis
Audit Partner

GRUPO TMM, S. A.
CONSOLIDATED BALANCE SHEETS
(Notes 1, 2 and 3)
(amounts in thousands of US dollars)

	December 31,
	2001	2002
Assets
Current Assets:
Cash and cash equivalents	$85,991	$61,326
Restricted cash (Note 9)	1,637	4,291
Accounts receivable, net of allowance for doubtful accounts of $17,967 and $16,623 at December 31, 2001 and 2002, respectively	151,610	138,490
Related parties (Note 11)	4,288	546
Other accounts receivable—Net	127,636	155,821
Materials and supplies	29,102	25,995
Other current assets	12,970	14,847

Total current assets	413,234	401,316
Related parties (Note 11)	16,615	30,336
Due from Mexican Government (Note 4)	81,892
Long term account receivable		1,388
Concession rights and related assets—Net (Note 4)	1,275,177	1,231,881
Property, machinery and equipment—Net (Note 5)	693,582	730,073
Deferred costs and other assets (Note 6)	79,297	89,085
Equity investments (Note 3i.)	19,659	22,438
Deferred income taxes (Note 13)	238,751	220,675

Total assets	$2,818,207	$2,727,192

Liabilities and stockholders' equity
Short term liabilities:
Current portion of long-term debt (Note 7)	$332,958	$214,019
Suppliers	77,454	78,805
Accounts payable and accrued expenses	92,504	110,769
Related parties (Note 11)	17,655	32,695
Obligations for sale of receivables (Note 9)	2,212	56,276
Convertible notes (Note 10)		10,866

Total short-term liabilities	522,783	503,430

Long-term debt (Note 7)	953,171	1,206,828
Dividends payable	9,803	9,803
Reserve for pensions and seniority premiums (Note 15)	11,538	12,236
Obligations for sale of receivables (Note 9)	21,719	32,357
Other long-term liabilities	32,865	57,206

Total long-term liabilities	1,029,096	1,318,430

Total liabilities	1,551,879	1,821,860

Minority interest	1,089,397	765,482

Commitments and contingencies (Note 16)
Subsequent events (Note 17)
Stockholders' equity (Note 12):
Common stock	121,158	121,158
Retained earnings	73,530	36,449
Initial accumulated translation loss	(17,757)	(17,757)

Total stockholders' equity	176,931	139,850

Total liabilities and stockholders' equity	$2,818,207	$2,727,192

The accompanying notes are an integral part of these consolidated financial statements.

GRUPO TMM, S. A.
CONSOLIDATED STATEMENTS OF INCOME
(Notes 1, 2 and 3)
(amounts in thousands of US dollars, except per share amounts)

	Year ended December 31,
	2000	2001	2002
Transportation and service revenues	$989,934	$1,000,092	$1,008,616

Costs and operating expenses:
Costs and operating expenses	692,494	707,630	717,213
Depreciation and amortization	99,888	103,319	107,410

Total costs and operating expenses	792,382	810,949	824,623

Operating income	197,552	189,143	183,993

Other income (expenses)—Net	3,693	26,769	(35,192)

Interest income	7,739	15,933	8,399
Interest expense	(165,767)	(141,103)	(163,430)
Exchange (loss) income—Net	(1,357)	2,172	(20,033)

Net comprehensive financing cost	(159,385)	(122,998)	(175,064)

Income (loss) before income taxes, minority interest and discontinued operations	41,860	92,914	(26,263)
Benefit (provision) for income taxes (Note 13)	23,048	7,150	(19,801)

Income (loss) before minority interest and discontinued operations	64,908	100,064	(46,064)
Minority interest	(57,643)	(91,139)	3,455

Income (loss) from continuing operations	7,265	8,925	(42,609)
Net loss from discontinued operations (Note 2)	(5,535)

Net income (loss) for the period	$1,730	$8,925	($42,609)

Income (loss) per share from continuing operations	$0.417	$0.477	($0.748)
Net loss per share from discontinued operations	(0.318)

Net income (loss) for the period per share (Notes 3q. and 12)	$0.099	$0.477	($0.748)

Weighted average number of shares outstanding (thousands) for the period	17,442	18,694	56,963

The accompanying notes are an integral part of these consolidated financial statements.

GRUPO TMM, S. A.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002
(Notes 1, 2, 3 and 12)
(amounts in thousands of dollars)

	Number of common shares outstanding	Common stock	Retained earnings (Deficit)	Initial accumulated translation loss	Total
Balance at December 31, 1999	17,441,590	$29,900	($4,494)	($17,757)	$7,649
Net income for the period			1,730		1,730

Balance at December 31, 2000	17,441,590	29,900	(2,764)	(17,757)	9,379
Capital stock increase of December 7, 2001	4,412,914	33,411			33,411
Capital stock spin-off of December 7, 2001		(7,738)			(7,738)
Capital stock increase of December 21, 2001	35,108,633	65,585			65,585
Other effects of merger			67,369		67,369
Net income for the period			8,925		8,925

Balance at December 31, 2001	56,963,137	121,158	73,530	(17,757)	176,931
Convertible warrant (Note 10)			5,528		5,528
Net loss for the period			(42,609)		(42,609)

Balance at December 31, 2002	56,963,137	$121,158	$36,449 (1)	($17,757)	$139,850

(1)
Includes $4,172 of statutory reserve.

The accompanying notes are an integral part of these consolidated financial statements.

GRUPO TMM, S. A.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Notes 1, 2 and 3)

(amounts in thousands of US dollars)

	Year ended December 31,
	2000	2001	2002
Cash flows from operating activities:
Income (loss) from continuing operations	$7,265	$8,925	($42,609)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	99,888	103,319	107,410
Other amortizations	2,537	4,149	4,370
Amortization of discount on senior secured debentures, obligations and commercial paper	45,665	49,531	29,832
Amortization of deferred financing cost	14,307	3,498	5,140
(Benefit) provision for income taxes	(23,048)	(7,150)	19,801
Other provisions			934
Provision for doubtful accounts, pension and others	26,098	3,016	5,091
Minority interest	57,643	91,139	(3,455)
Loss on sale of property, machinery and equipment—Net	7,854	6,928	4,075
Gain on sale of shares of subsidiaries	(33,337)
Gain on transfer of concession rights—Net		(60,744)
Changes in assets and liabilities:
Restricted cash		(1,637)	(2,654)
Accounts receivable	(20,151)	(39,695)	9,291
Other accounts receivable and related parties	13,467	(44,389)	(25,053)
Material and supplies	(2,788)	508	3,107
Other current assets	2,778	930	(1,877)
Accounts payable and accrued expenses	3,992	2,998	5,688
Other non-current assets and long-term liabilities	(14,370)	(21,260)	(21,385)

Total adjustments	180,535	91,141	140,315

Net cash provided by operating activities	187,800	100,066	97,706

Cash flows from investing activities:
Sale of property, machinery and equipment	29,728	11,808	4,299
Acquisition of property, machinery and equipment	(82,090)	(105,907)	(106,971)
Acquisition of marketable securities	(27,126)
Sales of marketable securities	31,666
Sales of shares of subsidiaries	126,729	2,543
Acquisitions of associated companies	(4,016)	(4,422)	(200,251)
Other	(19,310)

Net cash provided by (used in) investing activities	55,581	(95,978)	(302,923)

Cash flows from financing activities:
Proceeds from revolving credit facility	15,102
Payments under revolving credit facility	(100,100)
Payments under capital lease obligation	(12,174)	(4,292)	(372)
Bank borrowings—Net	14,585	(864)	122,011
Payments under commercial paper		(55,000)	(659,001)
Proceeds from commercial paper	280,662	29,844	464,004
Senior notes proceeds			177,491
Payments under long-term debt	(429,029)
Convertible notes proceeds—Net			13,295
Cash (paid) received from sale of accounts receivable—Net	(20,000)	23,931	64,702
Dividends paid to minority stockholders	(260)	(5,773)	(1,578)
Other	544	1,734

Net cash (used in) provided by financing activities	(250,670)	(10,420)	180,552

Net decrease in cash and cash equivalents	(7,289)	(6,332)	(24,665)
Cash and cash equivalents at beginning of the period	99,612	92,323	85,991

Cash and cash equivalents at end of the period	$92,323	$85,991	$61,326

Supplemental cash disclosures:
Interest paid	$107,698	$73,192	$107,541

Income tax and asset tax paid	$1,012	$1,943	$1,741

Convertible notes (non-cash transaction)			$5,528
Due from Mexican Government		$81,892	$(93,555)
Assets acquired through capital lease obligations	$496	$2,448	$750
Capital stock increase (non-cash transaction)		$98,996
Capital stock spin-off (non-cash transaction)		$7,738
Other effects of merger (non-cash transaction)		$67,369

The accompanying notes are an integral part of these consolidated financial statements.

GRUPO TMM, S. A.
(formerly Grupo Servia, S. A. de C. V.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2000, 2001 AND 2002

(amounts in thousands of US dollars except number of shares)

NOTE 1—THE COMPANY:

        Grupo TMM, S. A. ("Grupo" or the "Company") is a Mexican company whose main activity is providing maritime, land and rail freight transportation, storage and agent services, as well as attending to cruise ships and other similar activities appropriate to the shipping and cargo transport business. Due to the nationality of some of the subsidiaries and the activities in which they are engaged, Grupo and its subsidiaries are subject to the laws and ordinances of other countries, as well as international regulations governing maritime transportation and the disposal of contaminating waste into the environment.

        At the Extraordinary General Stockholders' Meeting held on March 15, 2001, the Company changed its name from Grupo Servia, S. A. de C. V. to Grupo TMM, S. A. de C. V.

        At the Extraordinary General Stockholders' Meeting held on August 20, 2002, the Company reclassified its Series "L" shares of stock as Series "A" shares, eliminating the variable portion of the capital stock and changing its registered name from Grupo TMM, S. A. de C. V. to Grupo TMM, S. A. (See Note 12).

        Grupo wholly owns the shares comprising the capital stock of the following companies:

Compañía Arrendadora TMM, S. A. de C. V. and subsidiaries
Contrataciones Marítimas, S. A. de C. V.
Inmobiliaria TMM, S. A. and subsidiaries
Línea Mexicana TMM, S. A. de C. V. and subsidiaries
Operadora de Apoyo Logístico, S. A. de C. V. and subsidiaries
Operadora Marítima TMM, S. A. de C. V.
Servicios en Puertos y Terminales, S. A. de C. V. and subsidiaries
Taxi Aéreo TMM, S. A. de C. V.
División de Negocios Especializados, S. A. and subsidiaries (formerly Transportes Marítimos del Pacífico, S. A.)
Transportes Marítimos México, S. A. and subsidiaries
TMM Holdings, S. A. de C. V. and subsidiaries
TMM División Puertos, S. A. de C. V. and subsidiary
Terminal Marítima de Tuxpan, S. A. de C. V.
Comercializadora Internacional de Carga, S. A. de C. V. and subsidiary (as from March 2002)

        Grupo also holds an equity interest in the following consolidated subsidiaries:

	Percentage of ownership at December 31,
	2001	2002
Administración Portuaria Integral Acapulco, S. A. de C. V.	51	51
Comercializadora Internacional de Carga, S. A. de C. V. and subsidiary (until February 2002)	51	a	)
Seamex International, Ltd. (Liberia) and subsidiaries	60	60
Servicios Administrativos Portuarios, S. A. de C. V.	51	51
Servicios Administrativos en Puertos y Terminales, S. A. de C. V. (merged into TMM Puertos y Terminales, S. A. de C. V. on July 2002)	51
TMM Multimodal, S. A. de C. V. and subsidiaries (until August 2002)	96.64	b	)
TMM Puertos y Terminales, S. A. de C. V. (until December 2002)	51	c	)

a)
On February 28, 2002, Grupo acquired the 49% controlling interest in Comercializadora Internacional de Carga, S. A. de C. V. ("CIC") held by J.B. Hunt Transport, Inc. ("JB Hunt"). The purchase price was $22.5 million compared to the book value of $18,000. The excess over the book value in the amount of $4.5 million, was recorded as goodwill, which will be amortized over a period of 20 years. At December 31, 2002 the balance due was $13,545 for which three promissory notes were signed expiring on June 30, 2003, 2004 and 2005, respectively.

b)
On August 12, 2002, Grupo created a Mexican subsidiary named TMM Holdings, S.A. de C. V. ("TMM Holdings") into which it transferred its 96.64% controlling interest in its subsidiary TMM Multimodal, S. A. de C. V. ("TMM Multimodal"). TMM Holdings will irrevocably and unconditionally guarantee the debt refinancing contemplated by Grupo of its Notes due 2003 and Notes due 2006. (See Note 7).

c)
On December 30, 2002, TMM Division Puertos, S. A. de C.V. ("TMM Division Puertos"), a wholly-owned Mexican subsidiary, was incorporated, into which the shares of TMM Puertos y Terminales, S. A. de C. V. ("TMMPyT") were transferred in order to guarantee the obligations for sales of receivables. (See Note 9).

        On February 27, 2002, Grupo and Kansas City Southern ("KCS") announced that they had agreed to sell Mexrail, Inc. ("Mexrail") and its wholly owned subsidiary, the Tex-Mex Railway, to TFM, S. A. de C. V. ("TFM") for an aggregate price of $64 million ($32.6 million to Grupo and $31.4 million to KCS). The sale was completed on March 27, 2002 resulting in a gain on dilution for Grupo amounting to $8.1 million, and is recorded in minority interest in the consolidated statement of income. As a result, Mexrail, with its wholly owned subsidiary, the Tex-Mex Railway, became wholly owned subsidiaries of TFM. TFM now controls the operation and dispatching of the entire international rail bridge of Nuevo Laredo, Tamaulipas and Laredo, Texas.

        Additionally, on July 29, 2002, TFM purchased the 24.6% non-voting interest in Grupo Transportacion Ferroviaria Mexicana ("Grupo TFM"), previously held by the Mexican Government (the "Government") for an aggregate price of $256.1 million. The payment for the call option shares was financed through (1) a portion ($162,575) of the proceeds of the issuance of $180,000 of debt securities by TFM (See Note 7) and approximately $93.5 million was applied against note receivables from the Government.

        Grupo TFM is a non-operating holding company whose most important operations and assets are the investment in TFM. TFM was incorporated by the Government in November, 1996 under the privatization of the railway system.

        The railway system for the north east of the country (the "TFM Route") is comprised of approximately 2,641 (excluding the 20 miles of the Griega-Mariscala stretch, see Note 4) miles of track which form a strategically link between Mexico and the North American Free Trade Agreement corridor. The TFM Route directly links Mexico City and Monterrey (as well as Guadalajara through trackage rights) with the ports of Lázaro Cárdenas, Veracruz and Tampico, and the Mexican/United States border crossings of Nuevo Laredo, Tamaulipas—Laredo, Texas and Matamoros, Tamaulipas—Brownsville, Texas.

Merger

        In December 2001, the Boards of Directors of Transportación Marítima Mexicana ("TMM") and Grupo unanimously approved the corporate reorganization and merger, in which TMM was merged with and into Grupo. Each holder of TMM stock, after the merger, continued to own, as a shareholder of Grupo, the same relative economic interest in Grupo as it owned in TMM. As a result of this merger, the capital stock and the retained earnings of Grupo increased by $65,585 and $67,369, respectively. Resulting from the issuance of shares to the previous minority shareholders of TMM, who subsequent to the merger, became shareholders of Grupo (See Note 12).

        In preparation for the merger, the shareholders of Grupo approved the split-up of Grupo into two companies, Grupo and a newly formed corporation, Promotora Servia, S.A. de C.V. ("Promotora Servia"). Under the terms of the split-up, Grupo transferred all of its assets, rights and privileges (other than its interest in TMM) and all of its liabilities to Promotora Servia.

        The terms of the reorganization are set forth in the merger agreement signed on December 3, 2001 by and between TMM and Grupo. The Merger Agreement provided for the merger of TMM with and into Grupo, with Grupo, the surviving company. Under the terms of the merger agreement, all of the assets, privileges and rights, and all of the liabilities of TMM were transferred to Grupo upon the effectiveness of the merger on December 26, 2001.

        Since the above corporate reorganization and merger was a transaction between entities under common control, the transaction, for financial reporting purposes, has been accounted for on a historical cost basis in a manner similar to a pooling of interest.

        The merger is also part of a broader Company-wide restructuring plan launched by Grupo's management in 1998 with the strategic objectives of (i) divesting under-performing businesses and continuing the expansion of historically higher-margin businesses, (ii) continuing the development of Grupo as the largest Mexican provider of an integrated array of transportation and logistics services, and (iii) streamlining Grupo's corporate structure to realize certain financial and corporate governance efficiencies.

        The operations that were not corresponding to the new structure and operation of the Company and which were spun-off in conjunction with the merger, are presented as discontinued operations in the accompanying consolidated financial statements. See Note 2b.

Going concern

        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern as discussed in Notes 7, 9 and 10 to the consolidated financial statements, the Company's outstanding obligations, obligations for sale of receivables and convertible notes amounting to $176,875, $56,276 and $13,295 will be or become due on May 15, 2003, on April 15, 2003 and on May 2, 2003, respectively. The Company is currently negotiating with its creditors the terms and conditions of its obligations. During the year ended December 31, 2002, Grupo incurred a net loss of $46,177 and at December 31, 2002 had an excess of current liabilities over current assets of $102,114. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 17. The consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.

NOTE 2—RESTRUCTURING AND DISCONTINUED OPERATIONS:

a.    Restructuring

Port business

        In October 2000, Grupo sold to SSA International Inc. ("SSA") 35.2% of its investment in Operadora Portuaria TMM, S.A. de C.V., for US$41.3 million as a part of the restructuring of the port business. This transaction generated a gain of $24,944, which is shown in the statement of income under other income (expenses)—Net.

        On June 21, 2001, Grupo and SSA, a strategic partner, signed an addendum to the master contract and signed a stockholders' agreement to take all the necessary steps to consolidate the operations and assets of Grupo's Ports Division into an organized corporation denominated TMMPyT, in which Grupo would hold an equity interest of 51%, and SSA the remaining 49%.

b.    Discontinued operations

        At the end of 1999, Grupo agreed to sell its 50% equity interest in Americana Ships, Ltd ("ASL") to CP Ships Holdings, Inc. ("CP Ships") for $65 million. The operation was concluded in the first quarter of 2000. The transfer of rights and benefits took effect as of January 1, 2000. This transaction was presented as a discontinued operation in the consolidated financial statements.

        The final result of this operation was a loss of $134,709, of which $129,674 was recorded in 1999 and $5,035 in 2000; the latter figure represents the amount by which the definitive loss on the sale of this segment exceeded the estimated amount in 1999.

        Below are the income, expenses and results of the above mentioned discontinued operations as well as those being transferred to Promotora Servia as described in Note 1 for the year ended December 31, 2000:

	ASL	Promotora Servia	Total
Service income		$6,915	$6,915
Operating cost and expenses		(5,083)	(5,083)

Operating income		1,832	1,832
Financing cost		(9,305)	(9,305)
Other (expenses) income—Net	$(5,035)	14,385	9,350

(Loss) income before taxes and minority interest	(5,035)	6,912	1,877
Current and deferred taxes		(7,497)	(7,497)
Minority interest		85	85

Loss on discontinued operations	$(5,035)	$(500)	$(5,535)

Administrative service agreement with Promotora Servia

        In connection with the restructuring described in Note 1, TMM and Grupo entered into an agreement to terminate the management services agreement between TMM and Grupo that had been in effect since January 15, 1991. Under this agreement, TMM was obligated to pay Grupo, 1% of the TMM's net consolidated revenues, excluding TFM's revenues. The termination agreement, dated October 11, 2001 provides for the payment by TMM to Grupo of $17.5 million on or before September 7, 2002. This contract was renewed and the new payment day must be on April 30, 2003. This agreement was transferred to Promotora Servia, the company arising from the Grupo's spin-off. (See Notes 1 and 11).

        Additionally, on December 14, 2001 TMM and Grupo signed an agreement for the collection rights derived from the benefits of the tax consolidation amounting to $9.4 million which is payable to Promotora Servia at latest on April 30, 2003. (See Notes 1 and 11).

NOTE 3—SUMMARY OF ACCOUNTING POLICIES AND PRACTICES:

        Grupo and subsidiaries prepare their financial statements in accordance with International Accounting Standards ("IAS") expressed in US dollars, the currency in which most transactions and a significant portion of their assets and liabilities arose and/or are denominated. The Mexican National Banking and Securities Commission approved this method in 1985. The initial effect of conversion to US dollar as the functional currency is shown as a debit of $17,757 in the statement of changes in stockholders' equity of Grupo.

        The IAS differ in certain material respect from those under United States of America Generally Accepted Accounting Principles ("U.S. GAAP"). (See Note 18).

        Grupo and subsidiaries are also required to keep books and records in Mexican pesos for tax purposes.

        The most significant accounting policies are described below:

a.
Consolidation basis

        The consolidated financial statements include the accounts of Grupo and its subsidiaries. All intercompany balances and transactions have been eliminated. Grupo consolidates the companies in which it holds 51% or more direct or indirect participation and/or has control.

b.
Translation

        Monetary assets and liabilities denominated in other currencies are translated into US dollars using current exchange rates. Differences arising from fluctuations in exchange rates between the dates on which transactions are entered into and those on which they are settled, or the balance sheet date, are applied to income. Non-monetary assets and liabilities denominated in other currencies are translated into US dollars at the historical rate of exchange in effect on the date they are entered into. The capital stock and minority interest are translated at the historical exchange rate. Results of operations are mainly translated at the monthly average exchange rates. Depreciation and amortization of non-monetary assets are translated at the historical exchange rate.

        c.    Cash and cash equivalents

        Cash and cash equivalents represent highly liquid interest-bearing deposits and investments with and original maturity of less than three months and are stated at cost plus interest earned.

        d.    Restricted cash

        It represents the amount required to guarantee the quarterly payments according to the agreements of obligations for sale of receivables. (See Note 9).

        e.    Materials and supplies

        Materials and supplies consist mainly of fuel and items for maintenance of property and equipment, are valued at the lower of the average cost or market.

        f.    Concession rights and related assets

        Costs incurred by Grupo TFM to acquire the concession rights and related assets were capitalized and are amortized on a straight-line basis over the estimated useful lives of the related assets and rights acquired (see Note 4). The purchase price to acquire the concession rights and related assets was allocated to the identifiable assets acquired and liabilities assumed in connection with the privatization process (see Note 4) based on their estimated fair value.

        The assets acquired and liabilities assumed include:

  (i)
  The tangible assets acquired pursuant to the asset purchase agreement, consisting of locomotives, rail cars and material and supplies;

  (ii)
  The rights to utilize the right of way, track structure, buildings and related maintenance facilities of the TFM lines;

  (iii)
  The 25% equity interest in the company established to operate the Mexico City rail terminal facilities; and

  (iv)
  Capital lease obligations assumed.

        Other concession rights (mainly those related with partial assignment agreements of ports) correspond to payments made for the rights to operate them, they are stated at cost, and are amortized over the terms specified in the agreements.

        g.    Property, machinery and equipment

        TFM's machinery and equipment acquired through the asset purchase agreement were initially recorded at their estimated fair value. Subsequent acquisitions are stated at cost. Depreciation is calculated by the straight-line method based on the estimated useful lives of the respective fixed assets. (See Note 5).

        The other property, machinery and equipment are stated at construction or acquisition cost. Acquisitions through capital leases or charter arrangements with an obligation to purchase are capitalized based on the present value of future minimum payments, recognizing the related liability (see Note 16). The construction cost of vessels is determined by adding the accrued interest during the construction period to the agreed price. Depreciation of vessels, containers and tractor trucks is computed using the straight-line method based on the useful lives of the assets net of the estimated salvage value. Depreciation of other fixed assets is computed using the straight-line method based on the estimated useful lives of the assets.

        Recurring maintenance is expensed as incurred, whereas the reconstruction of locomotives and major repairs on vessels are amortized over the period that benefits are expected to be derived (eight years for locomotives and two to three years for vessels).

        h.    Deferred costs

        These represent deferred costs that benefit a period of more than one year. Such costs are amortized over a period ranging from 3 to 12 years using the straight-line method (see Note 6). They also include fees and other related expenses paid by the Company to obtain long-term debt. These costs are amortized by the effective-interest method during the outstanding period of such long-term debt.

        i.    Equity investments

        Equity investments of less than 20% are valued at cost. Equity investments in associated companies are valued using the equity method. The carrying value of equity investments are periodically reviewed for impairment.

        j.    Deferred income tax

        Deferred income tax is determined under the full liability method.

        Under this method, the Company is required to establish a provision for deferred income taxes on the tax indexation of certain non-current assets and, in relation to an acquisition, on the difference between the acquisition cost of the net assets acquired and their tax base.

        k.    Derivative financial instruments

        The Company enters into financial and commodity derivative instruments as a part of its risk management program including currency exchange contracts, interest rate arrangements, and U.S. based fuel futures. These contracts are marked to market and accordingly gains and losses related to such transactions are recognized in results of operations on a monthly basis. (See Note 8).

        l.    Seniority premiums

        Pension and seniority premium costs are recognized based on actuarial computations as services are rendered. (See Note 15).

        Other compensation based on length of service to which employees may be entitled in the event of dismissal or death, in accordance with the Mexican Federal Labor Law, are charged to income in the year in which they become payable.

        m.    Foreign currency position

        At December 31, 2001 and 2002, the Company had monetary assets and liabilities denominated in currencies other than the US dollar, determined at the interbank exchange rate, as follows:

	December 31,
	2001	2002
Assets	$262,967	$188,434
Liabilities	(93,543)	(112,468)

	$169,424	$75,966

        At December 31, 2001 and 2002 the exchange rate was Ps9.18 and Ps10.45 per US dollar, respectively. On March 14, 2003, date of issuance of the audited consolidated financial statements, the exchange rate was Ps10.81 per US dollar.

        n.    Recognition of revenues and costs

        Voyage revenues and costs are recognized in income in the period in which the voyage is completed. Revenues and costs associated with voyages in process are deferred and recognized at the conclusion of the voyage.

        Revenues and costs associated with trucking transportation services and other non-maritime transactions are recognized at the time the services are rendered.

        Railroad revenue is recognized proportionally as a shipment moves from origin to destination.

        o.    Intangible assets and long-lived assets

        The carrying value of intangible assets and long-lived assets are periodically reviewed by the Company and impairments are recognized when the expected future operating cash flows undiscounted and without interest charges derived from such intangible assets and long-lived assets are less than their carrying value.

        p.    Minority interest

        Represents the percentage of interest of joint ventures in the subsidiaries of Grupo.

        q.    Net income per share

        Net income per share is calculated based on the weighted average number of shares outstanding during the year. The weighted average number of shares outstanding for the years ended December 31, 2000, 2001 and 2002 was 17,441,590, 18,693,635 and 56,963,137, respectively. The weighted average number of shares has been retroactively adjusted for 15.06 for one reverse stock split that occurred on October 31, 2001. (See Note 12).

        r.    Concentration of risk

        An important source of the Company's revenues are generated by the automotive industry, which is made up of a relatively small number of customers. Not one single client represents individually more than 10% of the total revenues.

        s.    Use of estimates

        The preparation of financial statements requires Management to make estimates and assumptions that could affect the reported amounts of assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

        t.    Comprehensive income (loss)

        Comprehensive income (loss) includes certain changes to stockholder' equity not affecting net income (loss) and not related to capital payments, dividend payments or similar transactions with the shareholders. The comprehensive income (loss) for the Company, for all periods presented, is equal to the net income (loss), as there are no other items of comprehensive income (loss), except for the initial accumulated translation loss recorded in stockholders' equity.

        u.    Reclassifications

        Certain figures of the years 2000 and 2001 were reclassified according to 2002 figures.

NOTE 4—CONCESSION RIGHTS AND RELATED ASSETS:

        Under the terms of TFM's concession, TFM has the right to use and the obligation to maintain the right of way, track structure, buildings and related maintenance facilities. Ownership of such property and fixtures, however, has been retained by the Government.

        Additionally, the partial assignment agreements to operate ports, establish that the Company has the right to operate and obligation to maintain the corresponding port facilities. At the end of the agreements, the assets will be transferred to the Government.

        Thus, the TFM concession rights and the partial assignment agreements establish rights in favor of the Government. (See Note 16).

        Concession rights and related assets are summarized below:

	December 31,
			Estimated useful lives (years)
	2001	2002
Land	$132,878	$132,878	50
Buildings	33,113	33,113	27-30
Bridges	75,350	75,350	41
Tunnels	94,043	94,043	40
Rail	317,268	317,268	29
Concrete and wood ties	137,351	137,351	27
Yards	106,174	106,174	35
Ballast	107,189	107,189	27
Grading	391,808	391,808	50
Culverts	14,942	14,942	21
Signals	1,418	1,418	26
Others	61,792	61,792	5-50

TFM Route	1,473,326	1,473,326
International cruise ship terminal on
Cozumel Island	7,148	7,148	20
Integral Acapulco Port Administration	6,783	6,783	20
Tugboats in the Port of Manzanillo	2,170	2,170	10
Manzanillo Port	2,589	2,589	20
Progreso Port	4,577	4,577	20

	1,496,593	1,496,593
Accumulated amortization	(221,416)	(264,712)

Concession rights and related assets—Net	$1,275,177	$1,231,881

        Amortization of concession rights was $41.5 million, $41.2 million and $41.4 million for the years ended December 31, 2000, 2001 and 2002, respectively.

        On February 9, 2001, the Ministry of Communications and Transport ("SCT") issued Statement 4.123. Under this statement, the SCT and TFM agreed to transfer a line of the two-way Griega-Mariscala stretch to the Government in order to be included in the North Pacific concession. In return for this stretch, TFM recorded a receivable from the Government in the amount of $85,226, which was applied against the purchase price of the 24.6% Grupo TFM?s capital stock owned indirectly by the Government through Ferrocarriles Nacionales de México ("FNM") and Nacional Financiera, S.N.C. During 2001, the Company recognized a net gain related with this transaction of approximately $60,744, which was credited to other income (expenses)—Net in the consolidated statement of income.

        Government payment was restated in accordance with an appraisal performed by the "Comisión de Avalúos de Bienes Nacionales", until the payment date.

        On February 12, 2001, the SCT modified the Concession title granted to TFM to the transfer of the Griega-Mariscala stretch described above, and authorized the dismantling of the catenary running over the route between Huehuetoca State of Mexico and the City of Querétaro.

NOTE 5—PROPERTY, MACHINERY AND EQUIPMENT:

	December 31,		Estimated useful
	2001	2002	lives (years)
Railroad equipment	$648,247	$701,285	8—25
Accumulated depreciation	(144,855)	(181,455)

	503,392	519,830

Vessels	64,337	60,211	25
Accumulated depreciation	(33,164)	(31,891)

	31,173	28,320

Buildings and installations	27,141	27,016	20 and 25
Warehousing equipment	152	152	10
Computer equipment	9,360	9,897	3 and 4
Terminal equipment	24,021	28,945	10
Ground transportation equipment	39,433	39,069	4, 5 and 10
Other equipment	48,798	49,714	5

	148,905	154,793
Less accumulated depreciation	(67,326)	(77,199)

	81,579	77,594
Land	53,968	54,129
Construction in progress	23,470	50,200

	159,017	181,923

	$693,582	$730,073

        Pursuant to the asset purchase agreement, TFM obtained the right to acquire locomotives and rail cars and various materials and supplies formerly owned by FNM. TFM also agreed to assume the outstanding indebtedness, as of the commencement of operations, relating to certain locomotives originally acquired by FNM under capital lease arrangements. Legal title to the purchased assets was transferred to TFM at that time.

        Depreciation of property, machinery and equipment was $49.4 million in 2000, $51.8 million in 2001 and $55.5 million in 2002.

NOTE 6—DEFERRED COSTS AND OTHER ASSETS:

        These items are as follows:

	December 31,		Estimated useful
	2001	2002	lives (years)
Debt issuance commissions and expenses	$61,310	$97,610	3-12
Dry-docks (major vessel repairs)	8,669	6,204	5
Capitalized software	3,482	3,905	5
Other deferred costs	41,483	48,476	10
Goodwill	19,251	7,720	10 a 31

	134,195	163,915
Accumulated amortization	(59,792)	(78,179)

	74,403	85,736
Guarantee deposit	2,800	892
Other assets	2,094	2,457

	$79,297	$89,085

        In 2002, TFM completed a solicitation of consents of holders of 10.25% Senior Notes due 2007 and 11.75% Senior Discount Debentures due 2009 senior notes and its debentures to an amendment providing for certain changes to the "Limitation on Restricted Payments", "Limitation on Indebtedness", and "Limitation on Liens" covenants in each of the indentures pursuant to which the securities were issued. TFM obtained the requisite consents and paid a fee of $16,972 to allow it to issue additional $180,000 in new debt and to purchase the call option shares in Grupo TFM held by the Government. (See Note 7).

        The Company incurred and capitalized $25.1 million in consent and professional services fees in connection with the issuance of these notes and are being amortized based on the interest method over the term of the senior notes.

        During 2001 and 2002 the Company incurred in expenses in connection with the agreement of the obligations for the sale of receivables with the Bank of New York, N.A. ("Bank of N. Y.") as mentioned in Note 9. At December 31, 2001 and 2002, the Company had capitalized $3,192 and $5,838, respectively. These expenses are being amortized based on the interest method over the term of the contracts.

        Amortization of deferred costs and other assets was $25.8 million in 2000, $17.8 million in 2001 and $21.5 million in 2002.

NOTE 7—FINANCING:

        Total debt is summarized as follows:

	December 31,
	2001	2002
Senior discount debentures(1)	$443,501	$443,501
Senior notes(2)	150,000	150,000
Senior notes(3)		180,000
Commercial paper(4)	265,000
Commercial paper(5)		122,000
Obligations(6)	200,000	200,000
Obligations(7)	176,875	176,875
Europaper(8)	60,800
Europaper(9)		14,900
Bank Loan(10)		128,000
Bank Loan(11)	4,286	3,297
Bank Loan(12)	5,000
Capital lease obligations	2,836	3,219
Other	2,000	2,000

Total debt	1,310,298	1,423,792
Less:
Discount on senior discount debentures, obligations and commercial paper	(24,169)	(2,945)
Current portion	(332,958)	(214,019)

Long-term bank loans and other long-term obligations	$953,171	$1,206,828

(1)
Senior discount debentures ("SDD") (TFM)—

  The US dollar denominated SDD were sold in June 1997, at a substantial discount from their principal amount of $443,501, and no interest will be payable thereon prior to June 15, 2002. The SDD will mature on June 15, 2009. The price of the SDD represents a yield to maturity of 11.75% fixed rate, computed on the basis of semiannual compounding and maturing on June 15, 2009. The SDD are redeemable at the option of TFM, in whole or in part, at any time on or after June 15, 2002, at the redemption prices shown in the next page (expressed in percentage of principal amount at maturity), plus accrued and unpaid interest, if any. The unamortized discount at December 31, 2001 amounted to $22,563.

Year	Senior discount debenture redemption price
2002	105.8750%
2003	102.9375%
2004 and thereafter	100.0000%

(2)
Senior notes (TFM)—

  In June 1997 TFM issued US dollar denominated securities bearing interest semiannually at a fixed rate of 10.25% and maturing on June 15, 2007.

(3)
Senior notes (TFM)—

  In June 2002, TFM issued senior notes for an aggregate principal amount of $180,000. The senior notes are denominated in dollars, bear interest semi-annually at a fixed rate of 12.50% and mature on June 15, 2012. The senior notes are redeemable at TFM's option on or after June 15, 2007 and, subject to certain limitations, at any time in the event of certain changes in Mexican tax law. The senior notes were issued at a discount of $2.5 million which is being amortized based on the interest method over its term. The unamortized discount at December 31, 2002 amounted to $2,376.

(4)
Commercial paper (TFM)—

  On September 17, 2002, the total amount of the commercial paper was due and TFM entered into two new bank facilities provided by a consortium of banks for an aggregate amount of $250 million in order to refinance the $310,000 commercial paper program. TFM repaid the remaining $60 million of indebtedness outstanding under the former commercial program. The unamortized discount at December 31, 2001 amounted to $362.

(5)
Commercial paper (TFM)—

  The commercial paper program consists of a two-year facility in the amount of $122,000, which is supported by a letter of credit issued under the Standard Chartered Bank. The new commercial paper facility allows TFM to draw-down advances from time to time, subject to certain terms and conditions. The amortized discount at December 31, 2002 amounted to $162.

(6)
Ten-year instruments (Grupo) bearing 10.25% annual interest (10.00% annually up to November 14, 2000) through November 15, 2006. The unamortized discount at December 31, 2001 and 2002 amounted to $351 and $276, respectively.

(7)
Obligations (Grupo) over a ten-year term, bearing interests at the rate of 9.50% (9.25% annually up to November 14, 2000), up to May 15, 2003, with the option to pay all or part as from May 15, 1998. The unamortized discount at December 31, 2001 and 2002 amounted to $52 and $14, respectively.

  Currently, the Company is requesting the consents of the holders of the obligations mentioned in (6) and (7) to extend the term of the payment of both. At the date of issuance of these audited consolidated financial statements the consents have not been obtained.

  For compliance with the conditions for obligations (6) and (7) above, as follows the condensed consolidated balance sheets and results of operations of Grupo and subsidiaries, accounting for Grupo TFM and subsidiary under the equity method of accounting.

	Condensed consolidated balance sheets
	December 31,
	2001	2002
Total current assets	$168,586	$172,108
Concession rights and related assets—Net	17,586	16,394
Property, machinery and equipment—Net	183,980	120,707
Investment in Grupo TFM	406,309	386,165
Deferred taxes	105,264	119,702
Other assets	60,249	33,157

Total assets	$941,974	$848,233

Total short-term liabilities	$238,084	$363,724
Total long-term liabilities	419,375	257,844

Total liabilities	657,459	621,568

Minority interest	107,584	86,815

Capital stock	121,158	121,158
Retained earnings	55,773	18,692

Total stockholders' equity	176,931	139,850

Total liabilities and stockholders' equity	$941,974	$848,233

	Condensed consolidated statements of income for the year ended December 31,
	2001	2002
Revenue from freight and services	$343,932	$327,495
Total operating expenses	310,703	299,163

Operating income	33,229	28,332
Other expenses—Net	(7,869)	(5,429)
Comprehensive financing cost	(43,212)	(60,910)

Loss before deferred income tax benefit, minority interest, interest in TFM and discontinued operations	(17,852)	(38,007)
Deferred income tax benefit	11,824	10,416
Minority interest	(17,701)	(8,898)
Interest in TFM	32,654	(6,120)

Net income (loss) for the period	$8,925	$(42,609)

(8)
Issue of Europaper (Grupo) with maturities from January 31 through June 11, 2002 and annual interest rates ranging from 10% and 10.875%.

(9)
Issue of Europaper (Grupo) with maturities from January 7 through February 27, 2003 and annual interest rate of 10%. The unamortized discount at December 31, 2002 amounted to $117.

(10)
The term loan facility (TFM) is a four-year term loan in the amount of $128,000. The term loan is payable in semi-annual installments beginning in September 2003 and ending in September 2006 and bearing interest at Libor plus applicable margin (4.4% at December 31, 2002).

(11)
Loan (Grupo) with Banco Invex bearing 10% interest (12.75% until April 18, 2002 and 11.35% until October 3, 2002), maturing on December 21, 2005. The unamortized discount at December 31, 2001 amounted to $841.

(12)
Loan (Grupo) with Banco Invex which matured on October 18, 2002.

Covenants

        The agreements related to the above-mentioned loans include certain affirmative and negative covenants and maintenance of certain financial conditions, including, among other things, dividend and other payment restrictions affecting restricted subsidiaries, limitation on affiliate transactions and restrictions and asset sales, with which Grupo and subsidiaries were in compliance at December 31, 2002.

        Interest expense amounted to $149,022, $133,501 and $148,027 for the years ended December 31, 2000, 2001 and 2002, respectively. Average interest rate paid was 9.70% in 2000, 10.06% in 2001 and 8.8% in 2002.

Total maturity of the long-term debt at December 31, 2002

Year ending	December 31, 2002
2004	$160,052
2005	38,040
2006	236,577
2007	281
2008 and thereafter	771,878

$1,206,828

NOTE 8—FINANCIAL INSTRUMENTS:

Interest rate agreements

        During the years ended December 31, 2000 and 2001, the Company entered into various types of interest rate contracts in managing its interest rate risk. The Company used interest rates swaps to reduce the potential impact of increases in its interest rates under its long-term debt described in Note 7 and on rental payments for the leasing of the vessels "Tepozteco II" and "Aya II".

        As a condition to certain debt which was paid in 2000, the Company entered into an interest rate swap, which expired on March 10, 2000. At the expiration date, the Company recognized an additional cost of approximately $200. With respect to the vessels described above, the Company has contracted 5.50% annual LIBOR interest rate swaps which matured on March 30, 2001. The benefit derived from these operations was $151 and $12 in 2000 and 2001, respectively.

Fuel swap contracts

        TFM seeks to assure itself of more predictable fuel expenses through U.S. fuel swap contracts. Hedge positions are also closely monitored to ensure that they do not exceed actual fuel requirements in any period.

        As of December 31, 2002 TFM had ten swap contracts outstanding for 5,000,083 gallons of fuel which expired on January and February 2003. The realized gain was $1,548 and TFM has only recorded at December 31, 2002 benefit of $1,009.

Foreign exchange contracts

        The purpose of the Company's foreign exchange contracts is to limit the risks arising from its non-US dollar denominated monetary assets and liabilities.

        The nature and quantity of these transactions is determined by Management of the Company based upon on net asset exposure and market conditions.

        As of December 31, 2001, TFM had eight Mexican peso call options outstanding in the notional amount of $10 million each one, based on the average exchange rate of Ps9.973 per dollar. These options expired during 2002.

        As of December 31, 2002, the Company had one Mexican peso call option outstanding in the notional amount of $1.7 million, based on the average exchange rate of Ps11.0 per dollar. This option will expire on May 29, 2003.

        Additionally, as of December 31, 2002, the Company had one forward contract outstanding in the notional amount of $10 million, based on the exchange rate of Ps9.769 per dollar. This forward contract expired on February 13, 2003.

Fair value of financial instruments

        The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop estimates of fair value.

        The fair values of cash and cash equivalents, accounts receivable and accounts payable approximate carrying values because of the short maturity of these financial instruments.

        The fair value of the Company's bank loans and other obligations is estimated based on the quoted market prices or on the rates offered to the Company for debt of the same remaining maturities at the end of each year. Debt bearing interest at variable rates is generally representative of the rates that are currently available to the Company at December 31, 2002 for the issuance of debt with similar terms and remaining maturities and therefore the carrying values of these obligations are reasonable estimate of their fair value.

        A summary of the estimated fair values of the Company's bank loans and other obligations is shown below:

	December 31, 2001		December 31, 2002
	Carrying amount	Fair value	Carrying amount	Fair value
Short-term debt:
Fixed rates	$—	$—	$191,761	$156,374
Debt at variable rate	332,958	332,958	22,258	22,258

	$332,958	$332,958	$214,019	$178,632

Long-term debt:
Fixed rates	$949,874	$814,963	$970,849	$877,282
Debt at variable rates	3,297	3,297	235,979	235,979

	$953,171	$818,260	$1,206,828	$1,113,261

NOTE 9—OBLIGATIONS FOR SALE OF RECEIVABLES:

        On November 30, 2001, the Company entered into a factoring agreement with the Bank of N. Y. for the sale of future receivables. Under this agreement, the Company receives advances, which are repaid with future accounts receivable which will be generated. Grupo received advances of $25,000 ("2001-A" certificates) for the future sale of receivables in terms of the agreement, at an effective rate of Libor to 90 days plus 5 percentage points over a period of 5 years.

        On October 28, 2002 the initial contract was restructured and an additional $35,000 (the "2002-A" certificates) was received at a rate equivalent Libor to 90 days plus 5 percentage points over a period of 9 years.

        On December 23, 2002 the Company received additionally $35,000 (the "2002-B" certificates) to an effective rate of Libor to 90 days plus 5 percentage points with maturity on April 15, 2003.

        Additionally, the obligation for sale of receivables contracts requires to establish a trust to guarantee the quarterly payments required by the Company which is shown as restricted cash in the consolidated balance sheets. At December 31, 2001 and 2002, Grupo has deposited into the trust accounts receivable totaling $1.6 million and $4.3 million, respectively.

        Under the agreement relating to the obligations for sale of receivables, if the Company (i) does not sell certain assets or receive proceeds from tax awards, in either case in excess of $50 million, by September 30, 2003, (ii) fails to prepay Series 2001-A Certificates by April 15, 2003 (see Note 17) and

(iii) fails to complete the transfer of TMMPyT's shares to TMM Division Puertos on or before March 6, 2003, the Company and its subsidiaries may be required to repurchase the receivables for a price equal to the outstanding amount of the Series 2001 and the Series 2002 Certificates, together with accrued interest thereon, which repurchase price would be applied by the trust to the payment of the Certificates.

        On November 26, 2002, TMMPyT signed a contract with the Banco Nacional de Obras y Servicios, SNC, for the sale of the future rights of collection corresponding to bills generated by Cozumel's rail for $4,808, to a rate equivalent to the rate Libor to 90 days plus 4.75 percentage points amortizable in 32 quarterly consecutive payments from June 5, 2003 until March 5, 2011. The proceeds were used to finance the working capital required in the construction, and supplies to the rail cruises and ferrys of Puerto Progreso, Yucatán and Manzanillo, Colima.

        At December, 31, 2001 and 2002, the obligations for sale of receivables are summarized as follows:

	2001	2002
Tranche 2001-A	$25,000	$25,000
Tranche 2002-A		35,000
Tranche 2002-B		35,000
TMMPyT		4,808

	25,000	99,808
Payments	(1,069)	(11,175)
Current portion	(2,212)	(56,276)

	$21,719	$32,357

NOTE 10—CONVERTIBLE NOTES:

        On May 29, 2002, the Company entered into a Securities Purchase Agreement with the buyers named therein, pursuant to which the buyers agreed to purchase senior convertible notes (the "convertible notes") into shares or American Depositary shares ("ADS") in an aggregate amount of $32,500. Additionally, note linked securities were issued which are exercisable for 1,311,290 of the Company's Series A shares or ADS's at an exercise price of $9.9139 per share of ADS in a term of three years since issuance (See Note 12).

        The convertible notes will be repaid in weekly installments of principal plus 9% accrued interest per annum. At the Company's option, the weekly installments may be repaid in cash or by issuing ADS's according to a conversion rate based on a 7% discount to the ADS's and the expiration date is May 2, 2003. Through December 31, 2002, the Company has elected to pay installments in cash.

        Regarding these transactions, the Company has recognized in the balance sheet an account payable for $26,972 net of a discount of $5,528. The accrued interest and the amortization of the discount amounts to $590 and $3,099 for the year ended December 31, 2002, respectively. At December 31, 2002, the convertible notes net of payments amounts to $13,295, and the discount to be amortized amounts to $2,429.

NOTE 11—BALANCES AND TRANSACTIONS WITH RELATED PARTIES:

	December 31,
	2001		2002
Due from:
Current:
Bufete de Infraestructura Marítima Mexicana, S. A. ("BIMMSA")	$1,730
Seacor Marine, Inc. ("Seacor")			$546
JB Hunt	2,558

	$4,288		$546

Long term:
FRS Service Companies, Inc.	$16,615		$30,336

Due to:
Promotora Servia	$9,400	(1)	$26,900	(1)
Seacor	2,679
KCS	3,268		1,222
SSA			1,094	(3)
Terminal Ferroviaria del Valle de México, S. A. de C. V.	2,308	(2)	3,479	(2)

	$17,655		$32,695

(1)
See Note 2b.
(2)
Represents the account payable by TFM regarding interline services, trackage and haulage rights and car hire.
(3)
On December 31, 2001, the Company celebrated an agreement with SSA in which the latter will provide technical assistance to TMMPyT. Thus, TMMPyT will reimburse the corresponding expenses to SSA for rendering those services.

        The most important transactions with related parties are summarized as follows:

	Year ended December 31,
	2000	2001	2002
Transportation revenues	$30,625	$40,276	$803

Management services	$3,586	$1,524	$5,453

Financial products			$1,429

Other income (expenses)	$(5,009)	$(877)	$(1,423)

NOTE 11—BALANCES AND TRANSACTIONS WITH RELATED PARTIES: (Continued)

FRS Service Companies, Inc. (a subsidiary of SSA)

        The Board of Directors of TMMPyT approved a shareholders resolution held on December 6, 2001, to enter into lending arrangements with the shareholders and their respective affiliates. At December 31, 2001 and 2002, TMMPyT had lent $16,615 and $30,336, respectively, to FRS Service Companies, Inc. at an interest rate of 6.35%. This loan establishes quarterly payments starting on March, 31, 2004 through September, 30, 2009.

BIMMSA

        The account due from BIMMSA (a joint venture company) was derived from maritime services provided to that company. BIMMSA was engaged primarily in installing underwater ducts in the Campeche Sound in the Gulf of Mexico for PEMEX.

Seacor

        Seamex International, Ltd. and Seacor have internal arrangements under which each company may receive or transfer money in accordance with its cash requirements, as well as to provide agency services and to provide repair services to each other. At December 31, 2001, the amount due to Seacor corresponds to a promissory note of $3,200, paid in April 2002. The account receivable at December 31, 2001 and 2002 of $521 and $546, respectively, corresponds to an agency services and repairs provided.

KCS Transportation Company ("KCSTC") management services agreement

        The Company and KCSTC, a wholly owned subsidiary of KCS, Grupo TFM's stockholder, entered into a management service agreement pursuant to which KCSTC makes available to TFM certain railroad consulting and management services commencing in May 1997 for a term of 12 months and which may be renewed for additional one-year periods by agreement of the parties. Under the terms of the agreement, KCSTC is to be reimbursed for its costs and expenses incurred in the performance of such services.

        On April 30, 2002, TFM and KCS, as successor in interest through merger with KCSTC entered into an amendment to the management services agreement that provides for automatic renewal the agreement and compensates KCS services under the agreement. The amendment states that KCS is entitled to receive (1) $2,500 paid in nine equal monthly installments beginning in April 2002, as compensation for services rendered between January 1, 1999 and December 31, 2000; (2) and additional $2,500 in a lump sum payment on or before January 2, 2003 as compensation for services rendered from January 1, 2001 though December 31, 2002; and (3) quarterly service payments, payable in arrears, for the period beginning January 1, 2003 at an annual rate of $1,250. The management service agreement is terminable by either party upon 60 days written notice.

NOTE 12—STOCKHOLDERS' EQUITY:

Capital stock

        At the Ordinary and Extraordinary Stockholders' Meeting held on October 31, 2001, the Stockholders agreed to approve a new capital structure in connection with the spin-off of certain assets and merger of the Company, as described in Note 1. As a result, Grupo effected a 15.06 for one reverse stock split and converted its 1,596,700 Series "B" shares, 833,189 Series "B-1" shares, 26,061,401 Series "B-2" shares, 5,447,075 Series "B-3" shares and 228,715,601 Series "B-4" shares into one class of 17,440,890 new Series "B" common shares, ordinary and without par value.

        At the Extraordinary Stockholders' Meetings held on December 7, 2001, the Grupo's stockholders agreed to:

        —Transfer of 17,440,890 shares Series "B" to the Series "A" shares.

        —Increase the capital stock by $33,411 through the issuance of 4,412,914 new Series "A" shares.

        —Capital stock spin-off by $7,738 without affecting the outstanding shares.

        At the Extraordinary Stockholders' Meeting held on December 21, 2001, the Company's stockholders agreed to merge TMM into Grupo through the increase of capital stock by $65,585 as a result of the merger, through issuing (i) 20,867,849 shares Series "A" which were delivered to the Series "A" stockholders of TMM, and (ii) 14,240,784 shares Series "L" which were delivered to Series "L" stockholders of TMM.

        At the Extraordinary Stockholders' Meeting held on April 29, 2002, the Company's stockholders agreed to issue 10.5 million of series "A" shares as treasury shares according to the convertible notes obligations in order to cover the amount regarding the convertible notes series "1" and series "2", as well as the note linked securities. (See Note 10). At the date of issuance of these consolidated financial statements no shares have been converted.

        At the Extraordinary Stockholders' Meeting held on August 29, 2002 the Company's stockholders agreed to reclassify Series "L" shares to series "A" shares eliminating the variable portion of capital stock of the Company. Therefore, Grupo made the transfer of its series "L" shares into the same number of series "A" shares, in a proportion of one to one. Thus, in order to obtain the series "L" shares relating to foreign residents the amount of ADS's were increased and the corresponding transfer was made into ADS's.

        After giving effect to the transactions described above, at December 31, 2002, the capital stock amounted to Ps700,000 is fixed and its integrated for 56,963,137 Series "A" shares outstanding, nominative, without nominal value and voting rights, which can be held only by persons or companies of Mexican nationality or Mexican companies in which their by-laws include the exclusion of foreign residents clause.

Dividends

        Dividends paid are not subject to income tax if paid from the Net Tax Profit Account. Any excess over this account is subject to a tax equivalent to 51.52%, 49.25% or 47.06% depending on whether paid in

2003, 2004 or 2005, respectively. The tax is payable by the Company and may be credited against its income tax in the same year or the following two years. Dividends paid are not subject to tax withholding.

        In the event of a capital reduction, any excess of stockholders' equity over capital contributions, the latter restated in accordance with the provisions of the Income Tax Law, is accorded the same treatment as dividends.

NOTE 13—INCOME TAX, ASSET TAX, TAX LOSS CARRYFORWARDS AND EMPLOYEES' STATUTORY PROFIT SHARING:

Income tax

        The Company determines its consolidated tax result as authorized by the General Technical Revenue Direction of the Ministry of Finance, in ruling number 396-I-B-3-49-1482 dated December 31, 1991.

        For the years ended December 31, 2000, 2001 and 2002, there was a consolidated tax income (loss) of $6,745 and ($132,662) and ($450,293), respectively. The difference between tax and book results is due principally to the inflation gain or loss recognized for tax purposes, the difference between book and tax depreciation and amortization, temporary differences for certain items that are reported in different periods for financial reporting an income tax purposes, and non deductible expenses.

        The benefit (provision) for income tax applied to income was as follows:

	Year ended December 31,
	2000	2001	2002
Current income tax	($2,254)	($766)	($1,633)
Deferred income tax	24,658	8,493	(18,076)

Net benefit (provision)	22,404	7,727	(19,709)
Asset tax and other taxes	644	(577)	(92)

Benefit (provision) for income taxes	$23,048	$7,150	($19,801)

        Reconciliation of the income tax (provision) benefit based on the statutory income tax rate, and the effective income tax benefit (provision) recorded by the Company is as follows:

	Year ended December 31,
	2000	2001	2002
Income (loss) before income taxes, minority interest, and discontinued operations	$41,860	$92,914	($26,263)

(Provision) benefit for income tax at 35%	($14,460)	($32,529)	$9,192
Decrease (increase) resulting from:
Profits reported by the foreign subsidiaries	(1,426)	(2,593)	1,294
Effects of inflationary components and other items	3,040	29,747	(12,556)
Effects on inflation indexing and exchange rate devaluation on tax loss carryforwards—Net	35,934	15,724	(11,698)
Non-deductible expenses	(672)	(1,093)	(1,088)
Change in tax rate from 35% to 32%			(2,708)
Other—Net	(12)	(1,538)	(2,237)

Net deferred income tax benefit (provision)	$22,404	$7,727	(19,801)

        According to the amendments to the Mexican Income Tax Law in 2002, the income tax rate will decrease by one percent each year from 35% starting in 2003 down to 32% in 2005.

        The components of deferred tax assets and (liabilities) are as follow:

	December 31,
	2001	2002
Tax-loss carryforwards	$397,615	$527,619
Income tax paid on dividends	17,403	15,668
Loss on investment on shares	15,787
Inventories and provisions-Net	68,604	60,166
Property, machinery and equipment	(30,187)	(76,533)
Concession rights and other assets	(209,811)	(300,710)

Deferred tax assets—Net	259,411	226,210
Less: valuation allowance	(20,660)	(5,535)

Net deferred tax assets	$238,751	$220,675

Asset tax

        The Asset Tax Law establishes a tax of 1.8% on the average of assets, less certain liabilities, which is payable when it exceeds the income tax due. There was no asset tax base in the consolidated returns for

2000, 2001 and 2002. Some subsidiaries generated an asset tax on individual basis of $577 and $92, for the years ended December 31, 2001 and 2002, respectively.

Tax loss carryforwards

        At December 31, 2002 Grupo, with the exception of Grupo TFM, have the tax loss carryforwards shown as follows, which under the Mexican Income Tax Law, are inflation-indexed through the date of utilization.

Year in which loss arose	Inflation-indexed amounts as of December 31, 2002	Year of expiration
1993	$110	2003
1994	7,778	2004
1995	23,029	2005
1996	15,907	2006
1997	8,317	2007
1998	76,599	2008
1999	9,646	2009
2000	27,158	2010
2001	61,181	2011
2002	131,804	2012

	$361,529

        Grupo TFM has tax losses updated in the terms of the Income Tax Law, that can be amortized as shown below:

Year in which loss arose	Inflation-indexed amounts as of December 31, 2001	Year of expiration
1996	$14,690	2046
1997	232,418	2046
1998	292,030	2046
1999	7,152	2046
2000	160,993	2046
2001	70,842	2046
2002	412,168	2012

	$1,190,293

Employees' statutory profit sharing

        Employees' statutory profit sharing is determined by the Company at the rate of 10% on taxable income, adjusted as prescribed by the Mexican Income Tax Law.

        For the periods ended December 31, 2000, 2001 and 2002, there was no basis for employee's profit sharing.

NOTE 14—FINANCIAL INFORMATION BY SEGMENT:

        The Company operates in the following segments: specialized maritime transportation, land transportation, operation of ports and terminals, and railroad transportation. Specialized maritime transportation ("Maritime Transportation Division") operations include liquid petroleum products in bulk, materials and supplies for drilling platforms and vehicle transportation operations, as well as tugboat services. Land transportation ("Logistics Division") includes truck services and logistics. Port operations ("Ports and Terminal Division") include terminal activities, both cargo and passenger. Rail transportation ("Railroad Division") includes interline connections, consisting of US and Mexican railroad lines and traffic in the United States of America.

        Grupo took into account different factors when determining these segments, being the principal financial measures revenues, operating costs and expenses, depreciation, results of operations and total assets.

        Information for each operating segment is as follows:

	Specialized Maritime Division	Logistics Division	Ports and Terminals Division	Railroad Division	Elimination between segments and shared accounts	Total consolidated
December 31, 2002
Total revenues	$123,214	$79,057	$112,517	$712,327	($18,499)	$1,008,616
Operating cost and expenses	(106,343)	(70,817)	(70,319)	(474,042)	4,308	(717,213)
Depreciation and amortization	(8,177)	(4,214)	(8,776)	(82,553)	(3,690)	(107,410)

Operating income	$8,694	$4,026	$33,422	$155,732	($17,881)	183,993

Costs, expenses and income not allocated						(226,602)

Income from continuing operations						($42,609)

Total assets by segment	$144,193	$82,827	$132,882	$2,264,955		$2,624,857
Shared assets					$102,335	102,335

Total assets	$144,193	$82,827	$132,882	$2,264,955	$102,335	$2,727,192

December 31, 2001
Total revenues	$118,988	$77,401	$100,617	$722,845	($19,759)	$1,000,092
Operating cost and expenses	(101,819)	(66,654)	(56,333)	(489,226)	6,402	(707,630)
Depreciation and amortization	(8,152)	(4,432)	(7,321)	(79,602)	(3,812)	(103,319)

Operating income	$9,017	$6,315	$36,963	$154,047	($17,169)	189,143

Costs, expenses and income not allocated						(180,218)

Income from continuing operations						$8,925

Total assets by segment	$226,782	$80,524	$137,581	$2,327,681		$2,772,568
Shared assets					$45,639	45,639

Total assets	$276,782	$80,524	$137,581	$2,327,681	$45,639	$2,818,207

December 31, 2000
Total revenues	$133,643	$83,979	$86,491	$698,640	($12,819)	$989,934
Operating cost and expenses	(116,969)	(71,971)	(47,851)	(452,252)	(3,451)	(692,494)
Depreciation and amortization	(9,087)	(3,667)	(5,195)	(77,747)	(4,192)	(99,888)

Operating income	$7,587	$8,341	$33,445	$168,641	($20,462)	197,552

Costs, expenses and income not allocated						(190,287)

Income from continuing operations						$7,265

NOTE 15—LABOR OBLIGATIONS:

        Seniority premiums and retirement plan benefits ("pension benefits") obligations are recorded as cost for the years in which the services are rendered, by recording a provision against which contributions are made to an irrevocable trust fund. Both items are based on actuarial calculations using the projected unit credit method. Pension benefits are based mainly on years of service, age and salary upon retirement.

        Seniority premiums and pension benefits charged to income include the amortization of past service costs over the average remaining working lifetime of employees.

        The following is a breakdown of the labor cost, together with the actuarial estimation of the present value of this benefit, as well as the basic actuarial assumptions for the calculation of those labor obligations.

	Year ended December 31,
	2000	2001	2002
Labor cost	$626	$179	$619
Financial cost	988	262	978
Return on trust assets	(234)	(244)	(199)
Amortization of the transitory obligation and variations in assumptions	(92)	(20)	(46)
Effect of employee reduction	(1,716)

Net period (benefit) cost	($428)	$177	$1,352

	December 31,
	2001	2002
Reserve for pension and seniority premiums:
Projected benefit obligations	($12,950)	($12,984)
Plan assets	2,336	2,252
Unamortized transition asset	(924)	(1,504)

Reserve for pensions and seniority premiums	($11,538)	($12,236)

        Plan assets consist basically of fixed-rate investments, marketable securities authorized for pension plans by the Mexican National Banking and Securities Commission as well as Mexican Bonds.

        As of December 31, 2002, approximately 63.2% of the Company's employees are covered under a collective bargaining agreements. Under these labor agreements, the compensation terms of the collective bargaining agreements are subject to renegotiation on an annual basis, whereas all other terms are to be renegotiated every two years.

NOTE 16—COMMITMENTS AND CONTINGENCIES:

a. Commitments

Concession duty

        Under the TFM's concession, the Government has the right to receive a payment from TFM equivalent to 0.5% of the gross revenue during the first 15 years of the concession period and 1.25% during the remaining years of the concession period. For the years ended December 31, 2000, 2001 and 2002, the concession duty expense amounted to $3,334, $3,391 and $3,267, respectively, which were recorded as operating expense.

        According to the partial assignment agreements to operate ports, the Company has the obligation to make monthly fixed and variable rental payments. Such payments totaled $6,636 in 2000, $6,051 in 2001 and $11,749 in 2002.

Locomotives operating leases

        In May 1998 and September 1999, TFM entered into operating lease agreements for 75 locomotives each one, which expire over the next 18 and 19 years respectively. At the end of the contracts the locomotives will be returned to the lessor. As of December 31, 2001 TFM had received 150 locomotives. Rents under these agreements amounted to $22.8 million in 2000, $34.1 million in 2001 and $32.5 million in 2002.

        Future minimum payments by year and in the aggregate, under the aforementioned leases are as follows:

Year ending December 31,	Amount
2003	$28,720
2004	28,720
2005	28,720
2006	28,720
2007	28,720
2008 and thereafter	321,851

$465,451

Railcars operating leases

        TFM leases certain railcars under agreements which are classified as operating leases. The term of the contracts fluctuate between 3 and 15 years. Future minimum rental payments at December 31, 2002, under these agreements are shown as follows:

Year ending December 31,	Amount
2003	$32,830
2004	18,064
2005	12,504
2006	10,012
2007	9,084
2008 and thereafter	51,143

$133,637

Locomotives maintenance agreements

        TFM has entered into two locomotives maintenance agreements, which expire in 2004 and 2018 with third-party contractors. Under current arrangements, the contractors provide both routine maintenance and major overhauls at an established rate in a range from four to five hundred dollars per locomotive per day.

Track maintenance and rehabilitation agreement

        In May 2000, TFM entered into a track maintenance and rehabilitation agreement, which expires in 2012. Under this contract, the contractor provides both routine maintenance and major rehabilitation to the Celaya-Lázaro Cárdenas stretch, which is comprised of approximately 350 miles. Maintenance and rehabilitation expense amounted to $2.3 million in 2000 and $30.2 million in 2001 and $35.6 million in 2002. Under this agreement, TFM will pay approximately $33 million over the remaining term of the contract in the next 10 years.

Fuel purchase agreement

        On December 19, 1997, TFM entered into a fuel purchase agreement with PEMEX Refinación, under which TFM has the obligation to purchase a minimum of 29,550 cubic meters and a maximum of 42,400 cubic meters per month of PEMEX diesel. The term of the agreement is indefinite, but can be terminated for justified cause by each party with a written notification three months notice.

Leases and charters

        The Company uses various time-chartered vessels to supplement its fleet for periods ranging from seven months to ten years. The related charter expenses were to $63,634 in 2000, $56,780 in 2001, $38,127 in 2002, respectively. In addition, at the end of 1998, the Company leased several cranes for periods ranging from two to five years for use in a port. Rental payments for these cranes amounted $6,439 in 2000, $6,375 in 2001 and $6,001 in 2002.

        An analysis of minimum future charter and lease payments specified in the related agreements at December 31, 2002 is as follows:

Year	Amount
2003	$35,919
2004	12,144
2005	9,351
2006	6,788
2007-2008	14,668

$78,870

Purchase- sale of shares between SSA and Grupo

        With respect to the share purchase sale agreement between SSA and Grupo mentioned in Note 2a., Grupo granted SSA the irrevocable right to purchase all (but not less than all) of the shares of the Joint Ports Business at any time, should certain credit requirements not be met.

Fuel freight service agreement

        On October 30, 2002, TFM entered into a freight service agreement with PEMEX Refinación, which will expire in 2006. Under this agreement TFM has the obligation to provide services payable in pesos by year as shown below:

	Minimum	Maximum
2003	Ps126,264	Ps315,659
2004	98,769	246,922
2005	98,769	246,922
2006	65,756	164,390

	Ps389,558	Ps973,893

Synthetic lease contract

        On October 10, 2002, Marítima Mexicana, S. A. de C. V. ("Marmex"), an indirect subsidiary of Grupo, sold the vessels Keith G McCall and Isla Guadalupe for $15,200. The Company recorded a gain of $419 on the sale of the vessels.

        On the same date, Marmex entered into a seven year line charter contract with a purchase option with the new owner of the vessels. The purchase option was established at the market cost of the vessels at the time the option is exercised. Marmex does not currently intend to exercise the purchase option. Additionally, the contract establishes the possibility of extending the charter period to the terms agreed upon by the two parities when the current contract expires. As per the terms of the contracts, Marmex is required to make quarterly payments through 2009.

        The minimum compulsory future rental payments are as follows:

Year	Amount	Ballon payment
2003	$1,954
2004	1,954
2005	1,954
2006	1,954
2007	1,954
2008	1,954
2009	1,951	$7,600

Total	$13,675	$7,600

        Rent, along with the corresponding interest, is included as an obligation in the determination of the inflationary effect. The interest is deductible, nevertheless the rent expenses are not.

b. Contingencies

—
TFM has filed a claim for the refund of approximately Ps2,111 million ($262 million) of value added tax paid in connection the Acquisition. However, a full valuation allowance has been provided in the accompanying consolidated financial statements.

        On September 25, 2002 the Mexican Magistrates Court of the First District (the "Federal Court"), issued its judgment in favor of TFM on the VAT claim which was been pending in the Mexican Courts since 1997. By a unanimous decision, a three-judge panel of the Federal Court vacated a prior judgment of the Mexican Fiscal Court (Tribunal Federal de Justicia Fiscal y Administrativa) and remanded the case to the Mexican Fiscal Court with specific instructions to enter a new decision consistent with the guidance provided by the Federal Court's ruling. The Federal Court's ruling requires the fiscal authorities to issue the VAT credit certificate only in the name of TFM. On December 6, 2002 the upper chamber of the Mexican Fiscal Court has issued a ruling denying TFM's right to receive a value added tax refund from the Mexican Federal Government. On January 8, 2003, TFM was officially notified of the new judgment of the Fiscal Court and on January 29, 2003, TFM filed an appropriate appeal. TFM is considering filing an additional complaint against the fiscal courts new judgment, and in both instances believes that it will prevail. In the event TFM prevail, a third party who can establish that its rights have been adversely and improperly affected by the new ruling may seek to bring a claim, in a different proceeding, against TFM. However, TFM does not believe that any third party's rights would be improperly affected and believes that it would prevail in any such action.

—
During the years ended, December 31, 2000, 2001 and 2002, Grupo and some of its subsidiaries assumed joint and several responsibility for the pre-payment of federal taxes for some of the Grupo's other subsidiaries, having informed the Ministry of Finance and Public Credit of the tax liabilities that such subsidiaries had generated, on the understanding that the former would be jointly and severally liable for payments of such taxes.

—
In September 1998, the European Commission issued a partial ruling on the Transatlantic Conference Accord Procedures and imposed administrative fines on all Conference participants. The fine imposed on Grupo and Tecomar, Ltd., a subsidiary company, was $6,928. Grupo has asked the Court to reverse the decision or to reduce the fine; however, no ruling has been handed down on the matter to date. Grupo recorded a provision of $3,000 for the payment of this fine, since it does not expect the amount that will eventually be paid to exceed $3,000.

—
At December 31, 2000 and at the date of this report, Grupo has requested an injunction relief from the Supreme Court, which has not yet been granted, against different legal provisions contained in the Tax Consolidation Regime as from January 1, 1999. The main claim relates to the consolidation of only 60% of the results of the Company's subsidiaries, rather than 100%.

—
The Mexican Government has retained a 20% interest in TFM's shares and has reserved the right to sell such shares by October 31, 2003 in a public offering. In the event that such public offering does not occur by October 31, 2003, Grupo TFM may purchase the Mexican Government's equity interest in TFM at a purchase price equal to the per share price initially paid by Grupo TFM, indexed based on Mexican inflation. If Grupo TFM does not purchase the Government's TFM interest, the Government may require Grupo and KCS to purchase the TFM shares at the price discussed above.

—
In September 2001, Ferrocarril Mexicano, S. A. de C. V. ("Ferromex") filed a legal claim against TFM relating to payments that both parties are required to make to each other for interline services and trackage and haulage rights pursuant to each of their respective concessions. At the date of issuance of these consolidated financial statements, TFM and Ferromex have not been able to agree upon the rates that each is required to pay to the other for such services and rights. Accordingly, in 2001 TFM has initiated and administrative proceeding pursuant to the Mexican Railroad Services Law and Regulations requesting a determination of such rates by the SCT and a determination of the conditions under which such services and rights are to be rendered. On September 25, 2002 the third civil court of Mexico City rendered its judgment in favor of TFM. Ferromex has appealed the judgment and it can not be assessed whether TFM will ultimately prevail.

  On March 14, 2002, the Company received the ruling from SCT solving the procedures and conditions for the trackage rights for 2002. Also, on August 5, 2002 the SCT solved the conditions for interline services and haulage services. TFM is appealing the ruling and also requesting a suspension of the effectiveness of the ruling pending resolution of this appeal.

  TFM believes that the outcome of this legal claim will not have material adverse effect on its financial condition or results of operations.

—
In November 2001, Grupo filed a claim for nullity against the Federal Tax and Administrative Court, whereby the tax loss for the fiscal year 1996, for income tax purposes, is reduced, and differences were determined as a result of withholdings from the payment of interest to nonresidents, derived from the placement of Yankee bonds abroad, as well as the value-added tax, restatement, surcharges and fines in the amount of Ps326,000 ($36 million) for fiscal years 1995 and 1996.

NOTE 17—SUBSEQUENT EVENTS:

        On April 14, 2003, the Company announced the sale of its 51 percent interest in TMMPyT to an affiliate of its current partner in the ports division, SSA. Included in this transaction are the operations currently performed by the division at the ports of Manzanillo, Cozumel, Veracruz and Progreso. Grupo will retain its interest in the ports of Acapulco and Tuxpan. The transaction, expected to close in early May, is subject to SSA receiving sufficient financing and other customary closing conditions.

        Net proceeds from the transaction will be approximately $113 million and will be used to repurchase certificates sold to a trust under the Company's existing receivables securitization program and to reduce indebtedness. At December 31, 2002, the trust had $86.7 million outstanding certificates. The April 15, 2003, maturity under the receivables securitization program has been extended to May 6, 2003. No certificates will remain outstanding after the repurchase.

        On April 17, 2003, the Company announced that in light of the pending sale of the Company's interest in its ports and terminals division, Grupo expects that it will amend the terms of its previously announced exchange offers and consent solicitations for all of its outstanding 9 1/2 percent Senior Notes due 2003 and its 10 1/4 percent Senior Notes due 2006. While considering the terms of such an amendment, the Company is extending the expiration of the offers to April 25, 2003. This expiration may be further extended at Grupo's discretion, and will be further extended in the event that the offer is restructured. All terms and conditions of the exchange offers and consent solicitations other than the expiration date remain unchanged pending amendment.

        On April 21, 2003, the Company and KCS announced a series of agreements that have been approved by their respective boards of directors, that will, following shareholder and regulatory approval, place The Kansas City Southern Railway Company ("KCSR"), the Texas Mexican Railway Company ("Tex-Mex"), and TFM, under the common control of a single transportation holding company, NAFTA Rail, to be headquartered in Kansas City, Missouri. As part of the transaction KCS will change its name to NAFTA Rail, which will trade on the New York Stock Exchange ("NYSE").

        The common control of the KCSR and the Tex-Mex under NAFTA Rail, would require approval of the Surface Transportation Board in the United States of America. Additionally, the acquisition of Grupo TFM shares by NAFTA Rail would require the approval of the Competition Commission and the Foreign Investment Commission in Mexico.

        Under the Grupo TFM acquisition agreement, TMM Multimodal, a subsidiary of Grupo, will receive 18 million shares of NAFTA Rail representing approximately 22 percent (20% voting, 2% subject to voting restrictions) of NAFTA Rail, $200 million in cash and a potential incentive payment of between $100 million and $180 million based on the resolution of certain future contingencies (VAT claim).

NOTE 18—RECONCILIATION OF DIFFERENCES BETWEEN IAS AND U.S. GAAP:

        The Company's consolidated financial statements are prepared in accordance with IAS which differ in certain material respects from U.S. GAAP.

        The main differences between IAS and U.S. GAAP are summarized in the following pages. An explanation is provided when considered necessary of the effects on the consolidated operating results and on stockholders' equity.

        As required by the obligations described in point (6) and (7) of Note 7 above, the net income and stockholders' equity for the years ended December 31, 2001 and 2002 under U.S. GAAP, accounting for Grupo TFM and subsidiary under the equity method of accounting, would be the same as the amounts shown in the points a. and b. of this note.

a.    Reconciliation between consolidated results:

		Year Ended December 31,
	Reference to subnote d.
		2000	2001	2002
Income (loss) from continuing operations under IAS		$7,265	$8,925	($42,609)
Deferred gain on building and vessels arising from sales and lease back transactions—net	i.	(11,534)	7,600	10,246
Pension and seniority premium plan	ii.	(2,021)	(374)	(159)
Compensated absences	iii.	680
Translation adjustments of U.S. GAAP adjustments	iv.	1,790	1,314	7,520
Deferred taxes	v.	4,991	(1,160)	134,600
Effect of U.S. GAAP adjustments on minority interest	vi.	2,314	7,464	(92,341)
Financing costs expensed for the pre-payment of the senior credit facilities	viii.	5,075
Deferred charges	ix.		(933)	702
Investments	x.		(5,000)
Amortization of goodwill	x.			1,070
Dilution in sale of Mexrail	xi.			(8,111)
Depreciation	xi.			(459)
Amortization	xiii.			189

U.S. GAAP income from continuing operations before extraordinary item and discontinued operations		8,560	17,836	10,648

Loss from discontinued operations under IAS		(5,535)
Effect of U.S. GAAP adjustments on discontinued operations	vii.	798

Net loss on discontinued operations under U.S. GAAP		(4,737)

Net income before extraordinary item under U.S. GAAP		3,823	17,836	10,648
Extraordinary item, net	viii.	(5,075)

Net (loss) income under U.S. GAAP		$(1,252)	$17,836	$10,648

b.    Reconciliation of stockholders' equity:

		Year Ended December 31,
	Reference to subnote d.
		2001	2002
Balance under IAS		$176,931	$139,850
Deferred gain on building and vessels arising from sales and lease back transactions—Net	i.	(18,603)	(8,357)
Pension and seniority premium plan	ii.	(653)	66
Deferred taxes	v.	(76,057)	65,185
Effect of US GAAP adjustments on minority interest	vi.	53,688	(38,653)
Deferred charges	ix.	(933)	(231)
Investments	x.	(5,000)	(3,930)
Dilution in sale of Mexrail	xi.		6,036
Depreciation	xi.		(459)

Amortization	xiii.		189
Balance under US GAAP		$129,373	$159,696

c.    Analysis of changes in stockholders' equity under US GAAP:

	December 31,
	2001	2002
Balance at beginning of period	$(9,348)	$129,373
Capital stock increase	98,996
Capital stock spin-off	(7,738)
Other effect of merger under IAS	67,369
Other effect of merger under U.S. GAAP	(37,742)
Convertible premium		5,528
Dilution in sale of Mexrail		14,147
Net income	17,836	10,648

Balance at end of period	$129,373	$159,686

d.    Significant differences between IAS and U.S. GAAP:

i.      Deferred gain on sales and lease back transactions arising from disposal of building and vessels

        Under IAS, the Company recognized a gain on the sale of its corporate building in 2000, three vessels in 1998 and two in 1997, which were leased back for a period of five years in 2000 and five and eight years in 1998 and five years in 1997, respectively, without any obligation to repurchase. Under IAS, the gains were recognized at the respective transactions dates whereas under U.S. GAAP, the gains should be deferred and amortized over the terms of the lease contracts. Accordingly, the gains and the related deferred income tax effects are being recognized over such leaseback periods. During 2002, the leasing of the vessels "Tepozteco II" and "Aya II" ended anticipately, therefore the unamortized gains of $2,794 and $2,496, respectively, were recognized this year.

	Year Ended December 31,
	2000	2001	2002
Deferred gain under U.S. GAAP	$(17,844)
Deferred gain amortization	6,310	$7,600	$10,246

	$(11,534)	$7,600	$10,246

ii.    Pension and seniority premium plans

        The Company accrues expenses for the pension and seniority premium plans on the basis of actuarial computations. Retirement benefits are based primarily on years of service, age, and the employee's pay at retirement. The difference between IAS and U.S. GAAP relates mainly to the amortization of transition liability, variances in assumptions and the effect on employee reduction.

        The pension and seniority premium plans liability is as follows:

	December 31
	2001	2002
Actuarial present value of benefit obligations:
Vested benefit obligation	$7,522	$6,737
Nonvested benefit obligation	2,631	3,618

Accumulated benefit obligation	10,153	10,355
Additional benefits related to future compensation increases	2,797	2,629

Projected benefit obligation	$12,950	$12,984

        The change in the pension plan benefit obligation is as follows:

	December 31
	2000	2001	2002
Benefit obligation at beginning of year	$12,845	$13,667	$12,950
Service cost	895	301	735
Interest cost	988	528	978
Actuarial gain	(369)	(695)	(891)
Benefits paid	(692)	(851)	(788)

Benefit obligation at end of year or period	$13,667	$12,950	$12,984

        The change in projected plan assets and funded status of the plan is as follows:

	December 31
	2001	2002
Fair value of plan assets at beginning of year	$2,900	$2,336
Exchange gain on value of plan assets at beginning of year	36	902
Actual return on plan assets	(154)	(198)
Employer contributions	405
Benefits paid	(851)	(788)

Fair value of plan assets at end of year	$2,336	$2,252

	December 31
	2000	2001	2002
Funded status	($10,767)	($10,614)	($10,732)
Unrecognized net actuarial loss (gain)	2,273	(1,620)	(1,312)
Unrecognized net transition obligation and intangible asset	(785)	43	612
Additional minimum liability intangible assets			(738)

Accrued benefit cost	($9,279)	($12,191)	($12,170)

        The difference between reserve for pensions and seniority premiums costs under SFAS No. 87 and IAS 19 were as follows:

	Year ended December 31,
	2000	2001	2002
Net (benefit) cost of pension and seniority premiums under IAS	$(428)	$177	$1,352
Net cost of pension and seniority premiums under U.S. GAAP	(1,593)	(551)	(1,511)

U.S. GAAP net income adjustment	$(2,021)	$(374)	$(159)

	Year ended December 31,
	2001	2002
Reserve for pension and seniority premiums under IAS	$11,538	$12,236
Reserve for pension and seniority premiums under U.S. GAAP	(12,191)	(12,170)

U.S. GAAP stockholders equity adjustment	$(653)	$66

  iii.
  Compensated absences

    Under U.S. GAAP, SFAS 43 requires an employer to accrue a liability for employees' rights to receive compensation for future absences such as vacations and holidays. Up to December 31, 1999 the Company did not accrue this liability for IAS purposes. In 2000, the Company started accruing liability for employees' rights to receive compensation for future absences under IAS and therefore, resulting in no differences with U.S. GAAP.

  iv.
  Translation adjustments of U.S. GAAP adjustments

    These differences are related to the effects of exchange rates on deferred taxes, pension and seniority premium costs and liabilities, which these are calculated in pesos and translated to U.S. dollars, as shown as follows.

	Year ended December 31,
	2000	2001	2002
Translation adjustment on:
Pension and seniority premium plan	$3,270	$(2,347)	$878
Deferred taxes	(1,480)	3,661	6,642

	$1,790	$1,314	$7,520

  v.
  Deferred taxes

    As mentioned in Note 3, income tax is recorded in accordance with IAS 12 (revised), which among other provisions, requires the recognition of deferred taxes for non-monetary assets indexed for tax purposes. Under U.S. GAAP, the Company follows the procedures established in SFAS No. 109 "Accounting for Income Taxes". This statement does not permit recognition of deferred taxes for differences related to assets and liabilities that are remeasured from local currency into the functional currency using historical exchange rates and that result from changes in exchange rates or indexing for tax purposes.

    For U.S. GAAP purposes the deferred tax computation on non-monetary assets and liabilities is based on current historical pesos whereas for IAS purposes amounts in historical US dollars are considered for book purposes and for tax purposes indexation is recognized. Therefore, deferred tax assets for U.S. GAAP purposes are less than the related amounts for IAS purposes.

    In Mexico, companies are required to pay their employees a portion of net income as defined by specific regulations. For U.S. GAAP purposes, deferred profit sharing liabilities or assets would be recorded for temporary differences that may arise in the determination of the current liability based on the statutory rate of 10%. These temporary differences are similar to those that exist for deferred income tax purposes. IAS does not require the establishment of deferred tax assets or liabilities for these differences. U.S. GAAP, employee profit sharing would be considered as operating expense.

    The deferred tax adjustment included in the consolidated results and stockholders' equity reconciliations, also include the effect of deferred taxes on the other U.S. GAAP adjustments.

    For the year ended December 31, 2002, the Company recognized a tax loss of $5,895 due to the rate differential in computing deferred taxes since the enacted Mexican Tax rate will decrease one percent per year from 35% in 2002 to 32% by 2005.

  vi.
  Effects of U.S. GAAP adjustments on minority interest

    This item corresponds to the effect of U.S. GAAP adjustments on minority interest.

  vii.
  Reconciling items on discontinued operations

    These items relate to the cumulative U.S. GAAP adjustments attributable to operations that were discontinued (See Note 2b.).

	Year ended December 31,
	2000	2001	2002
Deferred gain on vessels arising from sales and lease back transactions—Net	$1,926
Pension and seniority premium plan
Provision for vacations	520
Goodwill derived from subsidiaries acquisition	(1,648)
Deferred taxes

	$798	$—	$—

  viii.
  Extraordinary item

    Under IAS, deferred financing costs expensed for the pre-payment of the senior credit facilities for an amount of $9,227 were included in interest expense, while under U.S. GAAP, it would be included in the income statement as an extraordinary item, net of taxes of $4,152.

  ix.
  Deferred charges

    During 2001, TFM incurred in certain financing costs paid to third parties which were capitalized under IAS. Under U.S. GAAP, it is required that these costs are expensed as incurred.

    Additionally during 2002, TFM incurred certain expenses related with the 180,000 senior notes as mentioned in Note 6. Under U.S. GAAP, legal fees incurred in connection with the exchange of such senior notes amounting to $231 should be expensed as incurred. Under IAS these expenses should be capitalized and amortized over the period of the senior notes.

  x.
  Investments

    Under IAS, in 2000, Grupo established a reserve of $5,000 for an investment which it had decided to abandon in the foreseeable future. In 2001, due to a change in economic circumstances, Management elected to maintain the investment and consequently, the reserve was reversed. The reserve corresponded to the goodwill arising from the purchase of said investment which is being amortized over the period of ten years. The amortization of the goodwill for IAS purposes during the period ended December 31, 2002 was $1,070, which is being reversed for U.S. GAAP purposes.

    Under U.S. GAAP, the reversal of adjustments to the carrying basis of cost method investees is not permitted.

  xi.
  Dilution in sale of Mexrail to TFM

    As more fully described in Note 1, on February 27, 2002, the Company and KCS sold their respective interests in Mexrail to TFM for an aggregate purchase price of $64.0 million. Under U.S. GAAP, the portion of Mexrail purchased from KCS is accounted for as a purchase pursuant to SFAS No. 141 "Business Combinations" with partial fair value step-up (49%), for KCS's investment, being recognized for the assets and liabilities being acquired. Thus, the amount recorded was $20.6 million and the corresponding deferred income tax (45%) for $9,249, were both allocated in fixed assets. During the year ended December 31, 2002 the depreciation of this transaction was $459. The portion sold by the Company to TFM (51%) amounting to $21.4 million is accounted on a historical carryover basis since both Mexrail and TFM are under the common control of the Company.

    In addition, as a result of the transaction described above, under IAS, the Company recognized a gain of $8.1 million resulting from its equity dilution in Mexrail representing the amount "deemed sold". Under U.S. GAAP, such a gain would not have reflected in the income statement, but would have affected stockholders' equity due to the step-up described above for $14,147.

  xii.
  Acquisition of 24.6% interest in Grupo TMM by TFM

    As discussed in Note 1, TFM purchased the 24.6% non-voting interest in Grupo TFM for an aggregate price of $256.1 million. Under IAS, a negative goodwill for $13,937 was recognized. For U.S. GAAP purposes in accordance with SFAS 141 "Business Combinations" and SFAS 142 "Goodwill and other Intangible Assets" negative goodwill has been allocated as a prorata reduction of the amounts that otherwise would have been assigned to the acquired assets. Therefore, no goodwill has been recognized. Therefore, the amounts of $13,937 and its corresponding deferred income tax for $4,632 were allocated into fixed assets. The credit to depreciation arising from this transaction was $313.

    Under IAS the amortization of the negative goodwill for the year ended December 31, 2002 was $313, thus no reconciling item was shown in the reconciliation between consolidated results, only a reclassification is included in the condensed consolidated balance sheet and consolidated statement of income as of December 31, 2002.

  xiii.
  Goodwill arising from the acquisition of 49% in "CIC"

    As described in Note 1, the Company recorded goodwill of $4.5 million arising from the acquisition of the 49% controlling interest in CIC. Under IAS, this goodwill is being amortized over a period of 20 years. During the year ended December 31, 2002, the amortization of this transaction was $189. For U.S. GAAP purposes, according to SFAS 142 "Goodwill and other Intangible Assets" the amortization is being reversed since goodwill should be only test for impairment on a yearly basis and not being amortized.

  xiv.
  Earnings per share

    The weighted average number of shares outstanding (basic and diluted) for the year ended December 31, 2000 was 17,441,590, 18,693,635 in 2001 and 56,963,137 in 2002. The income from continuing operations per share (basic and diluted) under U.S. GAAP was 0.491 in 2000, $0.913 in 2001 and $0.121 in 2002.

  xv.
  Sales and disposals of fixed assets

    In accordance with SAB 101, the gains or losses on sales and disposal of fixed assets should be included in other operating expenses. Under IAS, these expenses are included in other income (expenses)—net. For the years ended December 31, 2000, 2001 and 2002, the loss (gain) on sales and disposals of fixed assets amounted to $7,854, $(53,816) and $4,075, respectively.

  xvi.
  Effect of recently issued accounting standards

    On August 15, 2001, the FASB issued Statement of Financial Accounting Standards No. 143 ("FAS 143") "Accounting for Asset Retirement Obligations". This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement applies to all entities. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. As used in this Statement, a legal obligation is an obligation that a party is required to settle as a result of an existing or enacted law, statute, ordinance, or written or oral contract or by legal construction of a contract under the doctrine of promissory estoppel. This Statement also requires that the fair value of a liability for and asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. This Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002.

    In April 2002, the FASB issued SFAS No. 145, "Rescission of SFAS Nos. 4, 44 and 64, Amendment of SFAS No. 13, and Technical Corrections as of April 2002". SFAS No. 145 rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt, "SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers", and SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements". As a result, gains and losses from extinguishment of debt will no longer be classified as extraordinary items unless they meet the criteria of unusual or infrequent as described in APB Opinion No. 30, "Reporting the Results of Operations -Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". In addition, SFAS No. 145 amends SFAS No. 13, "Accounting for Leases", to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. SFAS No. 145 is effective for fiscal years beginning after May 15, 2002.

    In July of 2002, the FASB issued Statement No. 146 ("SFAS 146"), "Accounting for Cost Associated with Exit or Disposal Activities". This Statement addresses financial accounting and reporting costs associated with exit or disposal activities and nullifies Emerging Issues Task Force No. 94-3 ("EITF 94-3"), "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exist an Activity (Including Certain Costs Incurred in a Restructuring"). The principal difference between SFAS 146 and EITF 94-3 is that FAS 146 requires that a liability for a cost associated with a exit or disposal activity be recognized when the liability is incurred rather than at the date of an entity's commitment to an exit plan. This Statement also revises the definition of exit costs and established that fair value is the objective for initial measurement of the liability.

    Management is currently evaluating the impact that the adoption of the above-mentioned statements will have on the consolidated financial statements.

  e.
  Condensed consolidated balance sheets and income statements

        On the next page are the condensed consolidated balance sheets and consolidated income statements reflect the effects of the principal differences between IAS and U.S. GAAP.

	Condensed consolidated balance sheets
	December 31,
	2001	2002
Total current assets	$413,234	$401,316
Concession rights and related assets—Net	1,275,177	1,231,881
Property, machinery and equipment—Net	674,979	732,807
Deferred income taxes	162,694	281,243
Other non-current assets	191,530	152,899

Total assets	$2,717,614	$2,800,146

Total short-term liabilities	$522,783	$503,430
Total long-term liabilities	1,029,749	1,318,364

Total liabilities	1,552,532	1,821,794
Minority interest	1,035,709	818,656

Capital stock	121,158	121,158
Retained earnings	8,215	38,538

Total stockholders' equity	129,373	159,696

Total liabilities and stockholders' equity	$2,717,614	$2,800,146

	Condensed consolidated statements of income
	December 31,
	2000	2001	2002
Transportation and service revenues	$989,934	$1,000,092	$1,008,616
Total costs and operating expenses	819,044	757,754	794,609

Operating income	170,890	242,338	214,007
Other income (expenses)—net	27,128	(30,201)	(28,758)
Net comprehensive financing cost	(157,595)	(122,617)	(166,612)

Income before income taxes, minority interest, discontinued operations and extraordinary item	40,423	92,433	18,637
Benefit for income taxes	23,466	9,078	89,007
Minority interest	(55,329)	(83,675)	(96,996)

Income before discontinued operations and extraordinary item	8,560	17,836	10,648
Discontinued operations—Net	(4,737)

Net income before extraordinary item	3,823	17,836	10,648
Extraordinary item—Net	(5,075)

Net (loss) income for the period	($1,252)	$17,836	$10,648

(Loss) income per share:
From continuing operations	$0.491	$0.954	$0.187
From discontinued operations	(0.272)
From extraordinary item	(0.291)

Net	($0.072)	$0.954	$0.187

Weighted average of shares (thousands)	17,442	18,694	56,963

NOTE 19—GUARANTOR FINANCIAL INFORMATION:

        On August 12, 2002, Grupo created a wholly owned Mexican subsidiary named TMM Holdings into which it transferred its 96.64% controlling interest in its subsidiary TMM Multimodal which in turn holds, directly and indirectly, all of Grupo's controlling interest in Grupo TFM. TMM Holdings will irrevocably and unconditionally guarantee the refinancing contemplated by Grupo of the 9 1/2% Notes due 2003 and 10 1/4% Notes due 2006.

        Presented below is condensed consolidating information as of December 31, 2001 and 2000 and for the three years ended December 31, 2002 for i) the parent company, ii) the guarantor subsidiary, iii) the combined non-guarantor subsidiaries, iv) eliminations and v) the Company's consolidated financial statements.

        Where applicable the equity method has been used by the parent company and guarantor with respect to its investment in certain subsidiaries for the respective periods presented.

        The Company has not presented separate financial statements and other disclosures concerning the guarantor subsidiary because Management has determined that such information is not material to investors.

CONDENSED CONSOLIDATED BALANCE SHEET
As of December 31, 2002
(amounts in thousands of US dollars)

Assets	Grupo TMM, S.A.	TMM Holdings, S.A. de C.V.	Combined Non-guarantor Subsidiaries	Eliminations	Consolidated
Total current assets	112,955		402,350	(113,989)	401,316
Concession rights and related assets—Net			1,231,881		1,231,881
Property, machinery and equipment—Net	5,980		724,093		730,073
Deferred costs and others assets	32,966		56,119		89,085
Equity investments	482,749	414,117	22,438	(896,866)	22,438
Deferred income taxes	41,508	(221)	179,388		220,675
Other non-current assets			31,724		31,724

Total assets	$676,158	$413,896	$2,647,993	$(1,010,855)	$2,727,192

Liabilities
Total short—term liabilities	$305,090	$6	$312,322	$(113,988)	$503,430
Total long—term liabilities	231,218		1,087,212		1,318,430

Total liabilities	536,308	6	1,399,534	(113,988)	1,821,860

Minority interest			765,482		765,482
Common stock	121,158	427,065	415,161	(842,226)	121,158
Retained earnings	18,692	(13,175)	67,816	(54,641)	18,692

Total stockholders' equity	139,850	413,890	482,977	(896,867)	139,850

Total liabilities and stockholders' equity	$676,158	$413,896	$2,647,993	($1,010,855)	$2,727,192

Reconciliation of differences between IAS and U.S. GAAP:
Total stockholders' equity under IAS	$139,850	$413,890	$482,977	$(896,867)	$139,850
U.S. GAAP adjustments:
Deferred Taxes	(752)		65,937		65,185
Equity investments	28,310	36,239		(64,549)
Deferred gain on building and vessels arising from sale and lease back transactions—Net	(7,777)		(580)		(8,357)
Effect on U.S. GAAP adjustments on minority interest			(38,653)		(38,653)
Others	65		1,606		1,671

Total U.S. GAAP adjustments	19,846	36,239	28,310	(64,549)	19,846

Total stockholders' equity under U.S. GAAP	$159,696	$450,129	$511,287	$(961,416)	$159,696

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Year ended December 31, 2002
(amounts in thousands of US dollars)

	Grupo TMM, S.A.	TMM Holdings, S.A. de C.V.	Combined Non-guarantor Subsidiaries	Eliminations	Consolidated
Transportation and service revenues	$40,949		$986,974	($19,307)	$1,008,616
Total costs and operating expenses	56,874	11	787,045	(19,307)	824,623

Operating income	(15,925)	(11)	199,929		183,993

Other expenses—Net	(9,980)		(25,212)		(35,192)

Net comprehensive financing cost	(51,331)		(123,733)		(175,064)

Provision for taxes	(5,337)	(221)	(14,243)		(19,801)
Minority interest			3,455		3,455
Equity interest	39,964	(12,943)		(27,021)

Net income (loss) for the period under IAS	$(42,609)	$(13,175)	$40,196	$(27,021)	$(42,609)

Reconciliation of differences between IAS and U.S. GAAP:
Net income (loss) for the period under IAS	($42,609)	($13,175)	$40,196	($27,021)	($42,609)

U.S. GAAP adjustments:
Deferred taxes	(26,310)		160,910		134,600
Investment in subsidiaries	68,307	58,243		(126,550)
Deferred gain on building and vessels arising from sale and lease back transactions—Net	9,859		387		10,246
Effect of U.S. GAAP adjustments on minority interest			(92,341)		(92,341)
Translation adjustments	1,371		6,149		7,520
Others	30		(6,798)		(6,768)

Total U.S. GAAP adjustments	53,257	58,243	68,307	(126,550)	53,257

Net income (loss) for the period under U.S. GAAP	$10,648	$45,068	$108,503	$(153,571)	$10,648

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
Year ended December 31, 2002
(amounts in thousands of US dollars)

	Grupo TMM, S.A.	TMM Holdings, S.A. de C.V.		Combined Non-guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net income for the period	$(42,609)		$(13,175)	$36,628	$(23,453)	$(42,609)

Adjustments to reconcile net income to net cash provided by operating activities:	(27,573)		13,163	164,155	23,453	173,198
Net change in working capital	64,896		12	(97,791)		(32,883)

Net cash (used in) provided by operating activities	(5,286)			102,992		97,706

Cash flows from investing activities:
Sale of property, machinery and equipment	866			3,433		4,299
Acquisition of property, machinery and equipment	(4,772)			(102,199)		(106,971)
Sales of shares of subsidiaries				(200,251)		(200,251)

Net cash used in investing activities	(3,906)			(299,017)		(302,923)

Cash flows provided by financing activities:
Proceeds from revolving credit facility				177,491		177,491
Proceeds from convertible notes	13,295					13,295
Short-term bank borrowings—Net	(5,000)			127,011		122,011
Payments under commercial paper	(286,060)			(339,921)	(33,020)	(659,001)
Proceeds from commercial paper	267,266			196,738		464,004
Cash received (paid) from sale of accounts receivable—Net	15,430			49,272		64,702
Dividends paid to minority stockholders				(1,578)		(1,578)
Payments under capital lease obligation				(372)		(372)

Net cash provided by (used in) financing activities	4,931			208,641	(33,020)	180,552

Net (decrease) increase in cash and cash equivalents	(4,261)			12,616	(33,020)	(24,665)
Cash and cash equivalents at beginning of the period	8,223			77,768		85,991

Cash and cash equivalents at end of the period	$3,962	$		$90,384	$(33,020)	$61,326

CONDENSED CONSOLIDATED BALANCE SHEETS
As of December 31, 2001
(amounts in thousands of US dollars)

	Grupo TMM, S. A. (parent company)	TMM Holdings, S. A. de C. V.	Combined Non-guarantor Subsidiaries	Eliminations	Consolidated
Total current assets	$89,876	$5	$394,910	$(71,557)	$413,234
Concession rights and related assets—Net			1,275,177		1,275,177
Property, machinery and equipment—Net	4,222		689,360		693,582
Deferred costs and others assets	29,224		50,073		79,297
Deferred income taxes	46,845		191,906		238,751
Equity investments	507,900	395,019	19,659	(902,919)	19,659
Others non-current assets	16,615		81,892		98,507

Total assets	$694,682	$395,024	$2,702,927	$(974,476)	$2,818,207

Total short-term liabilities	$110,311		$484,029	$(71,557)	$522,783
Total long-term liabilities	407,440		621,656		1,029,096

Total liabilities	517,751		1,105,685	(71,557)	1,551,879

Minority interest			1,089,397		1,089,397

Common stock	121,158	$334,030	415,161	(749,191)	121,158
Retained earnings	55,773	60,994	92,734	(153,728)	55,773

Total stockholders' equity	176,157	395,024	507,895	(902,919)	176,931

Total liabilities and stockholders' equity	$694,682	$395,024	$2,702,977	(974,476)	$2,818,207

Reconciliation of differences between IAS and U.S. GAAP:
Total stockholders' equity under IAS	$176,931	$395,024	$507,120	$(902,144)	$176,931
U.S. GAAP adjustments:
Deferred taxes	21,037		(97,094)		(76,057)
Investment in subsidiaries	(57,253)	(22,695)		79,948
Deferred gain on building and vessels arising from sales and lease back transactions—Net	(7,136)		(11,467)		(18,603)
Effect of U.S. GAAP adjustments on minority interest			53,688		53,688
Others	(4,206)		(2,380)		(6,586)

Total U.S. GAAP adjustments	(47,558)	(22,695)	(57,253)	79,948	(47,558)

Total stockholders' equity under U.S. GAAP	$129,373	$372,329	$449,867	($822,196)	$129,373

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Year Ended December 31, 2001
(amounts in thousands of US dollars)

	Grupo TMM, S. A.	TMM Holdings, S. A. de C. V.	Combined Non-guarantor Subsidiaries	Eliminations	Consolidated
Transportation and service revenues	$48,359		$994,338	$(42,605)	$1,000,092
Total costs and operating expenses	60,689		792,865	(42,605)	810,949

Operating (loss) income	(12,330)		201,473		189,143
Other income (expenses)—Net	147,768		(121,000)		26,768
Net comprehensive financing cost	(41,577)		(81,420)		(122,997)
(Provision) benefit for income taxes	(41,951)		49,101		7,150
Minority interest			(91,139)		(91,139)
Equity interest	42,985	$29,257		13,728

Net income (loss) for the period under IAS	$8,925	$29,257	$(42,985)	$13,728	$8,925

Reconciliation of differences between IAS and U.S. GAAP: Net income (loss) for the period under IAS	$8,925	$29,257	$(42,985)	$13,728	$8,925

U.S. GAAP adjustments:
Deferred taxes	34,640		(35,800)		(1,160)
Investment in subsidiaries	(25,095)	(3,041)		28,136
Deferred gain on building and vessels arising from sales and lease back transactions—Net	2,088		5,512		7,600
Effect of US GAAP adjustments on minority interest			7,464		7,464
Translation adjustments	(2,348)		3,662		1,314
Others	(374)		(5,933)		(6,307)

Total U.S. GAAP adjustments	8,911	(3,041)	(25,095)	28,136	8,911

Net income (loss) for the period under U.S. GAAP	$17,836	$26,216	$(68,080)	$41,864	$17,836

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Year ended December 31, 2001
(amounts in thousands of US dollars)

	Grupo TMM, S. A.	TMM Holdings, S. A. de C. V.	Combined Non-guarantor Subsidiaries	Eliminations		Consolidated
Cash flows from operating activities:
Income (loss) from continuing operations	$8,925	$29,257	$(42,985)		$13,278	$8,925
Adjustments to reconcile net income to net cash (used in) operating activities	(17,624)	(29,257)	254,295		(13,278)	193,686
Net change in working capital	6,420		(107,328)			(100,908)

Net cash (used in) provided by operating activities	(2,279)		103,982			101,703

Cash flows from investing activities:
Sale of fixed assets	189		14,162			14,351
Acquisition of fixed assets	(1,777)		(108,552)			(110,329)

Net cash used in investing activities	(1,588)		(94,390)			(95,978)

Cash flows from financing activities:
Short-term bank borrowings—Net			(864)			(864)
Payments from commercial paper—Net	(372)		(24,784)			(25,156)
Payments under capital lease obligation			(4,292)			(4,292)
Cash received from sale of accounts receivable—Net	6,250		17,681			23,931
Other	855		(4,894)			(4,039)

Net cash provided by (used in) financing activities	6,733		(17,153)			(10,420)

Net increase (decrease) in cash and cash equivalents	2,866		(7,561)			(4,695)
Cash and cash equivalents at beginning of the period	6,989	5	85,329			92,323

Cash and cash equivalents at end of the period	$9,855	$5	$77,768	$		$87,628

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Year ended December 31, 2000
(amounts in thousands of US dollars)

	Grupo TMM, S. A.	TMM Holdings, S. A. de C. V.	Combined Non-guarantor Subsidiaries	Eliminations	Consolidated
Transportation and service revenues	$50,236		$999,309	$(59,611)	$989,934
Total costs and operating expenses	69,670		782,323	(59,611)	792,382

Operating (loss) income	(19,434)		216,986		197,552
Other income (expenses)—Net	44,686		(40,993)		3,693
Net comprehensive financing cost	(35,214)		(124,171)		(159,385)
(Provision) benefit for income taxes	(2,783)		25,831		23,048
Minority interest			(57,643)		(57,643)
Equity interest	13,791	$14,427		(28,218)
Net income (loss) from discontinued operations	684		(13,289)	7,070	(5,535)

Net income (loss) for the period under IAS	$1,730	$14,427	$6,721	$(21,148)	$1,730

Reconciliation of differences between IAS and U.S. GAAP:
Net income (loss) for the period under IAS	$1,730	$14,427	$6,721	($21,148)	$1,730
U.S. GAAP adjustments:
Deferred taxes	8,630		(3,639)		4,991
Investment in subsidiaries	(903)	(800)		1,703
Deferred gain on building and vessels arising from sales and lease back transactions—Net	(9,225)		(2,309)		(11,534)
Effect of U.S. GAAP adjustments on minority interest			2,314		2,314
Effect to U.S. GAAP adjustments on discontinued operations			798		798
Translation adjustments			1,790		1,790
Others	(1,484)		143		(1,341)

Total U.S. GAAP adjustments	(2,982)	(800)	(903)	1,703	(2,982)

Net (loss) income for the year under U.S. GAAP	$(1,252)	$13,627	$5,818	$(19,445)	$(1,252)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Year ended December 31, 2000
(amounts in thousands of US dollars)

	Grupo TMM, S. A.	TMM Holdings, S. A. de C. V.	Combined Non-guarantor Subsidiaries	Eliminations		Consolidated
Cash flows from operating activities:
Income (loss) from continuing operations	$1,046	$14,427	$20,010		$(28,218)	$7,265
Adjustments to reconcile net income to net cash provided by operating activities	(21,471)	(14,427)	205,287		28,218	197,607
Net change in working capital	103,897		(120,969)			(17,072)

Net cash provided by operating activities	83,472		104,328			187,800

Cash flows from investing activities:
Sale of fixed assets	126,841		29,616			156,457
Acquisition of fixed assets	(115,098)		(85,682)		114,674	(86,106)
Other investing activities—Net			99,904		(114,674)	(14,770)

Net cash provided by investing activities	11,743		43,838			55,581

Cash flows from financing activities:
Payments of revolving credit facility—Net			(84,998)			(84,998)
Short-term bank (payments) borrowings—Net	(128,415)		143,000			14,585
Proceeds from commercial paper—Net			280,662			280,662
Payments under capital lease obligation			(12,174)			(12,174)
Payments under long-term debt			(429,029)			(429,029)
Cash paid for sale of accounts receivable—Net	(13,453)		(6,547)			(20,000)
Other	544		(260)			284

Net cash used in financing activities	(141,324)		(109,346)			(250,670)

Net (decrease) increase in cash and cash equivalents	(46,109)		38,820			(7,289)
Cash and cash equivalents at beginning of the period	53,098	5	46,509			99,612

Cash and cash equivalents at end of the period	$6,989	$5	$85,329	$		$92,323

ANNEX A

[FORM OF SUPPLEMENTAL INDENTURE FOR
9 1/2% NOTES DUE 2003]
SECOND SUPPLEMENTAL INDENTURE

        SECOND SUPPLEMENTAL INDENTURE, effective as of            , 2003, by and between GRUPO TMM, S.A., a corporation duly organized and existing under the laws of the United Mexican States (the "Company"), having its principal business office at Avenida de la Cúspide, No. 4755, Colonia Parques del Pedregal, 14010 México, D.F., and CITIBANK, N.A., a national banking corporation, as Trustee (the "Trustee"), having its principal corporate trust office at 111 Wall Street, 14th Floor, Zone 3, New York, New York 10005.

W I T N E S S E T H:

        WHEREAS, Transportación Marítima Mexicana, S.A. de C.V. ("TMM") and the Trustee previously entered into an Amended and Restated Indenture (the "Amended Indenture"), dated as of January 25, 2001 to the Indenture, dated as of May 12, 1993, providing for the issuance of an aggregate principal amount of $200,000,000 of 9 1/2% Notes due May 15, 2003 (the "Notes");

        WHEREAS, the Company and the Trustee executed a Supplemental Indenture to the Amended Indenture (together with the Amended Indenture, the "Indenture"), dated as of December 26, 2001, evidencing the Company's assumption of the obligations of TMM under the Amended Indenture and the Notes;

        WHEREAS, Section 10.02 of the Indenture provides that modifications and amendments to the Indenture may be made and one or more indentures supplemental to the Indenture entered into by the Company and the Trustee with the consent of the holders (the "Holders") of not less than a majority in aggregate principal amount of the Outstanding Notes, except for certain specific events which require the consent of all Holders of the Notes;

        WHEREAS, the Company undertook an exchange offer and consent solicitation (the "Exchange Offer") pursuant to a prospectus dated             , 2002, offering to exchange the Holders' Notes for new securities of the Company and requesting, among other things, that the Holders give their written consent to implement the amendments to the Indenture set forth in this Second Supplemental Indenture (the "Amendments");

        WHEREAS, the Company has received through the Exchange Offer the valid consents of the Holders of at least a majority in aggregate principal amount outstanding of the Notes consenting to the substance of the Amendments set forth in this Second Supplemental Indenture;

        WHEREAS, all conditions and requirements necessary to make this Second Supplemental Indenture a valid, binding, and legal instrument in accordance with the terms of the Indenture have been performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized:

        WHEREAS, the Company has requested that the Trustee execute and deliver this Second Supplemental Indenture; and

        WHEREAS, pursuant to Section 10.02 of the Indenture, the Trustee is authorized to execute and deliver this Second Supplemental Indenture.

        NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein and in the Indenture and for other good and valuable consideration, the receipt and sufficiency of which are herein acknowledged, the Company and the Trustee hereby agree for the equal and ratable benefit of all holders of the Notes as follows:

ARTICLE 1
AMENDMENTS

        Section 1.01 Indenture Amendments.    The Indenture is hereby amended as follows:

          (a) The table of contents of the Indenture is amended by (i) deleting each of the definitions that are listed in subsection (b) below under the heading "Definitions" in Section 1.01; (ii) replacing the heading "Existence" in Section 5.04 with the heading "[intentionally omitted]"; (iii) replacing the heading "Maintenance of Properties; Insurance" in Section 5.05 with the heading "[intentionally omitted]"; (iv) replacing the heading "Payment of Taxes" in Section 5.06 with the heading "[intentionally omitted]"; (v) replacing the heading "Limitation on Restricted Payments" in Section 5.12 with the heading "[intentionally omitted]"; (vi) replacing the heading "Limitation on Transactions with Affiliates" in Section 5.13 with the heading "[intentionally omitted]"; (vii) replacing the heading "Limitation on Indebtedness" in Section 5.14 with the heading "[intentionally omitted]"; (viii) replacing the heading "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" in Section 5.15 with the heading "[intentionally omitted]"; (ix) replacing the heading "Change of Control" in Section 5.16 with the heading "[intentionally omitted]"; (x) replacing the heading "Limitation on Liens" in Section 5.17 with the heading "[intentionally omitted]"; (xi) replacing the heading "Restriction on Asset Dispositions" in Section 5.18 with the heading "[intentionally omitted]"; (xii) replacing the heading "Limitation on Sale and Leaseback Transactions" in Section 5.19 with the heading "[intentionally omitted]"; (xiii) replacing the heading "Limitation on Issuance of Subordinated Indebtedness" in Section 5.20 with the heading "[intentionally omitted]"; (xiv) replacing the heading "Limitation on Investments" in Section 5.21 with the heading "[intentionally omitted]"; (xv) replacing the heading "Limitation on Business Activities" in Section 5.22 with the heading "[intentionally omitted]"; (xvi) replacing the heading "Payments for Consent" in Section 5.23 with the heading "[intentionally omitted]"; and (xvii) replacing the heading "Successor Corporation" in Article Eleven and the subheadings thereunder with the heading "[intentionally omitted]".

          (b) Section 1.01 of the Indenture is amended to delete the following definitions:

"Acquired Indebtedness"
"Additional Liens"
"Affiliate Transaction"
"Asset Disposition"
"Attributable Debt"
"Average Life"
"Capitalized Lease Obligation"
"Capital Stock"
"Cash Equivalents"
"Change of Control"
"Consolidated Amortization Expense"
"Consolidated Cash Flow Available for Interest Expense"
"Consolidated Debt Service Coverage Ratio"
"Consolidated Depreciation Expense"
"Consolidated Income Tax Expense"
"Consolidated Interest Expense"
"Consolidated Net Income"
"Consolidated Net Worth"

"CPO Trustee"
"Disqualified Stock"
"Excess Proceeds"
"Existing Liens"
"Group"
"Incurrence"
"Interest Swap Obligations"
"Investment"
"Net Cash Proceeds"
"Net Cash Proceeds Offer"
"Net Cash Proceeds Offer Amount"
"Net Cash Proceeds Purchase Date"
"Offer"
"Purchase Money Liens"
"Refinancing Indebtedness"
"Repurchase Date"
"Restricted Payments"
"Restricted Subsidiary"
"Subsidiary"
"Surviving Entity"
"Transfer"
"Wholly-Owned Subsidiary"

          (c) The definition of "Affiliate" set forth in Section 1.01 of the Indenture is amended by deleting the last sentence of such definition.

          (d) The definition of "Bankruptcy Law" set forth in Section 1.01 is deleted and replaced with the following text: "Bankruptcy Law" means any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law.

          (e) The definition of "Indebtedness" set forth in Section 1.01 of the Indenture is amended by (A) deleting the second sentence of such section; (B) deleting the phrase "or any Restricted Subsidiary" from the penultimate sentence of such section and (C) deleting the last sentence of such section.

          (f) Section 2.03 of the Indenture is amended by deleting the following two paragraphs from the Form of Reverse of Note:

            "The Indenture provides that, in the event of a Change of Control (as defined in the Indenture), the Company will be obligated to offer to purchase 100% of the aggregate principal amount of the Notes then outstanding at a purchase price equal to 101% of the principal amount thereof plus accrued interest and Additional Amounts, if any, thereon.

            The Indenture provides that, subject to certain conditions, in the event of certain asset sales, the Company will be obligated to offer to purchase on a pro rata basis Notes at a purchase price equal to 100% of the principal amount thereof plus accrued interest and Additional Amounts, if any, thereon with the excess net cash proceeds of such asset sale."

          (g) Section 3.01 of the Indenture is amended by deleting the references to Sections 5.16 and 5.18 from such section.

          (h) Article 5 of the Indenture is amended by deleting the text of Sections 5.04, 5.05, 5.06, 5.12, 5.13, 5.14, 5.15, 5.16, 5.17, 5.18, 5.19, 5.20, 5.21, 5.22 and 5.23 in their entirety and inserting in lieu thereof "[intentionally omitted]".

          (i) Section 6.01 of the Indenture is amended by (A) deleting subsections (3), (5), (6), (7) and (8) thereof in their entirety and (B) deleting the word "other" before the word "covenant" in subsection (4) thereof.

          (j) Section 7.05 of the Indenture is amended by deleting the phrase "other than an Event of Default under subparagraph (3) of Section 6.01".

          (k) Section 7.06 of the Indenture is amended by deleting from the fourth paragraph of such section the phrase "an Event of Default specified in Section 601(6) or (7) occurs" and replacing such words with "the commencement of a proceeding involving the Company under any Bankruptcy Law."

          (l) Section 12.01 of the Indenture is amended by deleting from the third from the last paragraph thereof references to Section 5.04.

          (m) Article 11 of the Indenture is amended by deleting such section in its entirety and inserting in lieu thereof "[intentionally omitted]".

        Section 1.02    Waiver.    The restrictions on Asset Sales by the Company set forth in Section 5.18 of the indenture are expressly waived in respect of the Company's recent divestiture of the Ports Division, the net proceeds of which were used for any purposes other than as prescribed in Section 5.18.

        Section 1.03    Mutatis Mutandis Effect.    The Indenture, as supplemented, is hereby amended mutatis mutandis to reflect the addition or amendment of each of the defined terms incorporated in the Indenture pursuant to Section 1.01 above.

ARTICLE 2
MISCELLANEOUS

        Section 2.01    Effect of the Supplemental Indenture.    This Second Supplemental Indenture supplements the Indenture and shall be a part, and subject to all the terms, thereof. Except as expressly supplemented hereby, the Indenture and the Notes issued thereunder shall continue in full force and effect.

        Section 2.02.    Governing Law.    This Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

        Section 2.03.    Trustee Makes No Representation.    The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.

        Section 2.04.    Effect of Headings.    The section headings herein are for convenience only and shall not affect the construction thereof.

        Section 2.05.    Counterparts.    The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them shall represent the same agreement.

[SIGNATURE PAGE TO IMMEDIATELY FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first stated above.

GRUPO TMM, S.A.
By:
Name: Jacinto Marina Cortés Title: Chief Financial Officer
CITIBANK, N.A., as Trustee,
By:
Name: Title:

ANNEX B

[FORM OF SUPPLEMENTAL INDENTURE FOR
10 1/4% NOTES DUE 2006]

SECOND SUPPLEMENTAL INDENTURE

        SECOND SUPPLEMENTAL INDENTURE, effective as of              , 2003, by and between GRUPO TMM, S.A., a corporation duly organized and existing under the laws of the United Mexican States (the "Company"), having its principal business office at Avenida de la Cúspide, No. 4755, Colonia Parques del Pedregal, 14010 México, D.F., and THE BANK OF NEW YORK, a New York banking corporation, as Trustee (the "Trustee"), having its principal corporate trust office at 101 Barclay Street, New York, New York 10286.

W I T N E S S E T H:

        WHEREAS, Transportación Marítima Mexicana, S.A. de C.V. ("TMM") and the Trustee previously entered into an Amended and Restated Indenture (the "Amended Indenture"), dated as of January 25, 2001 to the Indenture, dated as of November 26, 1996, providing for the issuance of an aggregate principal amount of $200,000,000 of 10 1/4% Notes due November 26, 2006 (the "Notes");

        WHEREAS, the Company and the Trustee executed a Supplemental Indenture to the Amended Indenture (together with the Amended Indenture, the "Indenture"), dated as of December 26, 2001, evidencing the Company's assumption of the obligations of TMM under the Amended Indenture and the Notes;

        WHEREAS, Section 10.2 of the Indenture provides that modifications and amendments to the Indenture may be made and one or more indentures supplemental to the Indenture entered into by the Company and the Trustee with the consent of the holders (the "Holders") of not less than a majority in aggregate principal amount of the Outstanding Notes, except for certain specific events which require the consent of all Holders of the Notes;

        WHEREAS, the Company undertook an exchange offer and consent solicitation (the "Exchange Offer") pursuant to a prospectus dated                         , 2002, offering to exchange the Holders' Notes for new securities of the Company and requesting, among other things, that the Holders give their written consent to implement the amendments to the Indenture set forth in this Second Supplemental Indenture (the "Amendments");

        WHEREAS, the Company has received through the Exchange Offer the valid consents of the Holders of at least a majority in aggregate principal amount outstanding of the Notes consenting to the substance of the Amendments set forth in this Second Supplemental Indenture;

        WHEREAS, all conditions and requirements necessary to make this Second Supplemental Indenture a valid, binding, and legal instrument in accordance with the terms of the Indenture have been performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized:

        WHEREAS, the Company has requested that the Trustee execute and deliver this Second Supplemental Indenture; and

        WHEREAS, pursuant to Section 10.2 of the Indenture, the Trustee is authorized to execute and deliver this Second Supplemental Indenture.

        NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein and in the Indenture and for other good and valuable consideration, the receipt and sufficiency of which are herein acknowledged, the Company and the Trustee hereby agree for the equal and ratable benefit of all holders of the Notes as follows:

ARTICLE 1.
Amendments

        Section 1.01    Indenture Amendments.    The Indenture is hereby amended as follows:

          (a)  The table of contents of the Indenture is amended by (i) deleting each of the definitions that are listed in subsection (b) below under the heading "Definitions" in Section 1.01; (ii) replacing the heading "Existence" in Section 5.4 with the heading "[intentionally omitted]"; (iii) replacing the heading "Maintenance of Properties; Insurance" in Section 5.5 with the heading "[intentionally omitted]"; (iv) replacing the heading "Payment of Taxes" in Section 5.6 with the heading "[intentionally omitted]"; (v) replacing the heading "Limitation on Restricted Payments" in Section 5.12 with the heading "[intentionally omitted]"; (vi) replacing the heading "Limitation on Transactions with Affiliates" in Section 5.13 with the heading "[intentionally omitted]"; (vii) replacing the heading "Limitation on Indebtedness" in Section 5.14 with the heading "[intentionally omitted]"; (viii) replacing the heading "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" in Section 5.15 with the heading "[intentionally omitted]"; (ix) replacing the heading "Change of Control" in Section 5.16 with the heading "[intentionally omitted]"; (x) replacing the heading "Limitation on Liens" in Section 5.17 with the heading "[intentionally omitted]"; (xi) replacing the heading "Restriction on Asset Dispositions" in Section 5.18 with the heading "[intentionally omitted]"; (xii) replacing the heading "Limitation on Sale and Leaseback Transactions" in Section 5.19 with the heading "[intentionally omitted]"; (xiii) replacing the heading "Limitation on Issuance of Guarantees by Restricted Subsidiaries" in Section 5.20 with the heading "[intentionally omitted]"; (xiv) replacing the heading "Restriction on Investment Activity" in Section 5.21 with the heading "[intentionally omitted]"; and (xv) replacing the heading "Successor Corporation" in Article Eleven and the subheadings thereunder with the heading "[intentionally omitted]".

          (b)  Section 1.1 of the Indenture is amended to delete the following definitions:

          "Acquired Indebtedness"

          "Additional Liens"

          "Affiliate Transaction"

          "Asset Disposition"

          "Attributable Debt"

          "Average Life"

          "Capitalized Lease Obligation"

          "Capital Stock"

          "Cash Equivalents"

          "Change of Control"

          "Consolidated Amortization Expense"

          "Consolidated Cash Flow Available for Interest Expense"

          "Consolidated Debt Service Coverage Ratio"

          "Consolidated Depreciation Expense"

          "Consolidated Income Tax Expense"

          "Consolidated Interest Expense"

          "Consolidated Net Income"

          "Consolidated Net Tangible Assets"

          "Consolidated Net Worth"

          "CPO Trustee"

          "Disqualified Stock"

          "Excess Proceeds"

          "Existing Liens"

          "Group"

          "Incurrence"

          "Interest Swap Obligations"

          "Investment"

          "Net Cash Proceeds"

          "Net Cash Proceeds Offer"

          "Net Cash Proceeds Offer Amount"

          "Net Cash Proceeds Purchase Date"

          "Offer"

          "Permitted Investment"

          "Purchase Money Liens"

          "Refinancing Indebtedness"

          "Repurchase Date"

          "Restricted Payments"

          "Restricted Subsidiary"

          "Subsidiary"

          "surviving Entity"

          "transfer"

          "Wholly-Owned Subsidiary"

        (c)    The definition of "Affiliate" set forth in Section 1.1 of the Indenture is amended by deleting the last sentence of such definition.

        (d)    The definition of "Bankruptcy Law" set forth in Section 1.1 is deleted and replaced with the following text: "Bankruptcy Law" means any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law.

        (e)    The definition of "Indebtedness" set forth in Section 1.1 of the Indenture is amended by (A) deleting the second sentence of such section and (B) deleting the phrase "or any Restricted Subsidiary" from the last sentence of such section.

        (f)    Section 2.3 of the Indenture is amended by deleting the following two paragraphs from the Form of Reverse of Note:

    "The Indenture provides that, in the event of a Change of Control (as defined in the Indenture), the Company will be obligated to offer to purchase 100% of the aggregate principal amount of the Notes then outstanding at a purchase price equal to 101% of the principal amount thereof plus accrued interest and Additional Amounts, if any, thereon.

    The Indenture provides that, subject to certain conditions and limitations, in the event of certain asset sales, the Company will be obligated to offer to purchase on a pro rata basis Notes at a purchase price equal to 100% of the principal amount thereof plus accrued interest and Additional Amounts, if any, thereon with the excess net cash proceeds of such asset sale."

        (g)    Section 3.1 of the Indenture is amended by deleting the references to Sections 5.16 and 5.18 from such section.

        (h)    Article 5 of the Indenture is amended by deleting the text of Sections 5.4, 5.5, 5.6, 5.12, 5.13, 5.14, 5.15, 5.16, 5.17, 5.18, 5.19, 5.20 and 5.21 in their entirety and inserting in lieu thereof "[intentionally omitted]".

        (i)    Section 6.1 of the Indenture is amended by (A) deleting subsections (3), (5), (6), (7) and (8) thereof in their entirety and inserting in lieu thereof "[intentionally omitted]" and (B) deleting the word "other" before the word "covenant" in subsection (4) thereof.

        (j)    Section 7.5 of the Indenture is amended by deleting the phrase "other than an Event of Default under subparagraph (3) of Section 6.1".

        (k)    Section 7.6 of the Indenture is amended by deleting from the fourth paragraph of such section the phrase "an Event of Default specified in Section 6.1(6) or (7) occurs" and replacing such words with "the commencement of a proceeding involving the Company under any Bankruptcy Law."

        (l)    Article 11 of the Indenture is amended by deleting such section in its entirety and inserting in lieu thereof "[intentionally omitted]".

        (m)    Section 12.1 of the Indenture is amended by deleting from the third from the last paragraph thereof references to Section 5.4.

        Section 1.02    Waiver.    The restrictions on Asset Sales by the Company set forth in Section 5.18 of the indenture are expressly waived in respect of the Company's recent divestiture of the Ports Division, the net proceeds of which were used for any purposes other than as prescribed in Section 5.18.

        Section 1.03    Mutatis Mutandis Effect.    The Indenture, as supplemented, is hereby amended mutatis mutandis to reflect the addition or amendment of each of the defined terms incorporated in the Indenture pursuant to Section 1.01 above.

ARTICLE 2.
Miscellaneous

        Section 2.01    Effect of the Supplemental Indenture.    This Second Supplemental Indenture supplements the Indenture and shall be a part, and subject to all the terms, thereof. Except as expressly supplemented hereby, the Indenture and the Notes issued thereunder shall continue in full force and effect.

        Section 2.02    Governing Law.    This Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

        Section 2.03    Trustee Makes No Representation.    The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.

        Section 2.04    Effect of Headings.    The section headings herein are for convenience only and shall not affect the construction thereof.

        Section 2.05    Counterparts.    The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them shall represent the same agreement.

[SIGNATURE PAGE TO IMMEDIATELY FOLLOW]

        IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first stated above.

GRUPO TMM, S.A.
By:
Name: Jacinto Marina Cortés
Title: Chief Financial Officer
THE BANK OF NEW YORK, as Trustee,
By:
Name:
Title:

GRUPO TMM, S.A.

The Dealer Manager for the Exchange Offers and Consent Solicitations is:

Citigroup Global Markets Inc.
390 Greenwich Street, 4th Floor
New York, New York 10013
Attn: Liability Management Group
Telephone: (800) 558-3745 (toll free)

The Exchange Agent for the Exchange Offers and Consent Solicitations is:

Citibank, N.A.

5 Carmelite Street
London EC4Y 0PA
United Kingdom
Attn: TMM Exchange Team
Facsimile: 011 44 20 7508 3866
Telephone: 011 44 20 7508 3867

The Information Agent for the Exchange Offers and Consent Solicitations is:

Mellon Investor Services LLC
44 Wall Street, 7th Floor
New York, New York 10005
Attention: Grainne McIntyre
Toll free: (888) 689-1607
Banks and Brokers: (917) 320-6286

Any questions or requests for assistance or additional copies of this prospectus and the letter of transmittal may be directed to the information agent at its telephone number and address set forth above. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the exchange offers and consent solicitations.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Under Mexican law, when an officer or director of a corporation acts within the scope of his authority, the corporation will answer for any resulting liabilities or expenses. In addition, the company maintains an insurance policy insuring its directors and principal officers against liabilities they may incur in their capacities as such.

Item 21.    Exhibits and Financial Statement Schedules

        (a)  Exhibits

Exhibit No.	Exhibit
3.1	Corporate Charter and By-Laws of Grupo TMM, S.A. de C.V. (the "Company"), together with an English translation (incorporated by reference to Exhibit 3.1 of the Company's Registration Statement on Form F-4 — Registration No. 333-14194).
3.2	Estatutos Sociales de TMM Holdings, S.A. de C.V. (corporate charter and Bylaws of TMM Holdings, S.A. de C.V.) registered with the Public Registry of Commerce on September 4, 2002 (incorporated by reference to Exhibit 3.2 of the Company's Registration Statement on Form F-4 — Registration No. 333-99075).
3.3†	Estatutos Sociales de Grupo TMM, S.A., together with an English Translation, as registered with the Public Registry of Commerce on September 26, 2002.
4.1	Specimen Provision Certificate for Series L Shares (incorporated by reference to Exhibit 4.1 of the Company's Registration Statement on Form F-4 — Registration No. 333-14194).
4.2	Specimen Ordinary Participation Certificate, together with an English translation (incorporated herein by reference to Exhibit 4.1 of the Registration Statement on Form F-1 — Registration No. 33-47334).
4.3	Form of Deposit Agreement for Series L American Depositary Shares among the Company, Citibank, N.A. ("Citibank"), as depositary and all holders and beneficial owners of American Depositary Shares evidenced by the American Depositary Receipts issued thereunder (incorporated by reference to Exhibit 4.3 of the Company's Registration Statement on Form F-4 — Registration No. 333-14194).
4.4	Form of Deposit Agreement for Series A Ordinary Participation Certificate American Depositary Shares among the Company, Citibank, as depositary and all holders and beneficial owners of American Depositary Shares evidenced by the American Depositary Receipts issued thereunder (incorporated by reference to Exhibit 4.4 of the Company's Registration Statement on Form F-4 — Registration No. 333-14194).
4.5	Trust Agreement, dated November 24, 1989, (the "CPO Trust Agreement"), between Nacional Financiera, S.N.C., as grantor, and as CPO Trustee, together with an English translation (incorporated herein by reference to Exhibit 4.4 of the Registration Statement on Form F-1 — Registration No. 33-47334).
4.6	Public Deed, dated January 28, 1992, together with an English translation (incorporated herein by reference to Exhibit 4.5 of the Registration Statement on Form F-1 — Registration No. 33-47334).
4.9	Amended and Restated Indenture, dated as of January 25, 2001, to the Indenture dated as of May 12, 1993, between the Company and Citibank, as trustee (incorporated herein by reference to Exhibit 2.1 of TMM's Annual Report on Form 20-F for fiscal 2000).

4.10	Amended and Restated Indenture, dated as of January 25, 2001, to the Indenture dated as of November 26, 1996, between the Company and The Bank of New York, as trustee (incorporated herein by reference to Exhibit 2.2 of TMM's Annual Report on Form 20-F for fiscal 2000).
4.11	Indenture, dated as of June 16, 1997, among TFM, S.A. de C.V. ("TFM"), Grupo Transportación Ferroviaria Mexicana, S.A. de C.V. ("Grupo TFM"), The Bank of New York, as Trustee, and Bankers Trust Luxembourg, S.A., as a Paying Agent, covering up to $150,000,000 of TFM's 10 1/4% Senior Notes due 2007 (incorporated herein by reference to Exhibit 4.1 of the Registration Statement on Form F-4 — Registration No. 333-8322).
4.12	Indenture, dated as of June 16, 1997, among TFM, Grupo TFM, The Bank of New York, as Trustee, and Bankers Trust Luxembourg, S.A., as a Paying Agent, covering up to $443,500,000 of TFM's 11 3/4% Senior Discount Debentures due 2009 (incorporated herein by reference to Exhibit 4.2 of the Registration Statement on Form F-4 — Registration No. 333-8322).
4.13	Specimen Global Note representing the 2003 Notes (incorporated herein by reference to Exhibit 4.3 of the Registration Statement on Form F-4 — File No. 333-8322).
4.14	Specimen Global Note representing the 2006 Notes (incorporated herein by reference to Exhibit 4.3 of the Registration Statement of Form F-4 — File No. 333-8322).
4.15*	Amended Form of Indenture among the Company, the Guarantor and The Bank of New York relating to the new notes due 2004.
4.16*	Form of Global Note representing the new notes due 2004 (included in Exhibit 4.15).
4.17*	Form of Supplemental Indenture for 2003 Notes.
4.18*	Form of Supplemental Indenture for 2006 Notes.
4.19	Stock Purchase Agreement, dated as of February 27, 2002, entered into, by and among TMM Multimodal, S.A. de C.V., the Company, The Kansas City Southern Railway Company, Kansas City Southern, Inc. and TFM (incorporated herein by reference to Exhibit 4.11 of TFM's Annual Report on Form 20-F for fiscal 2001).
4.20	Letter Agreement, dated as of May 22, 2002, by and between Citibank, N.A., as Depositary and the Company, supplementing the Deposit Agreement for the Series A Ordinary Participation Certificate American Depositary Shares (incorporated by reference to the Registration Statement on Form F-3 — Registration No. 333-90710).
4.21	Securities Purchase Agreement (including the schedules thereto), dated as of May 6, 2002, by and among the Company and the investors listed on the Schedule of Buyers attached thereto (incorporated herein by reference to Items 6 and 7 of the Company's Form 6-K dated May 9, 2002 and submitted to the Securities and Exchange Commission on May 10, 2002).
4.22	Irrevocable Instruction Letter, dated as of May 22, 2002, between the Company and Citibank, as Depositary (incorporated by reference to the Registration Statement on Form F-3 — Registration No. 333-90710).
4.23	Form of Initial Convertible Note (incorporated herein by reference to Item 10 of the Company's Form 6-K dated May 9, 2002 and submitted to the Securities and Exchange Commission on May 10, 2002).
4.24	Form of Note-Linked Security (incorporated herein by reference to Item 12 of the Company's Form 6-K dated May 9, 2002 and submitted to the Securities and Exchange Commission on May 10, 2002).
4.25	Registration Rights Agreement, dated as of May 6, 2002, by and among Grupo TMM, and the buyers party thereto (incorporated herein by reference to Item 9 of the Company's Form 6-K dated May 9, 2002 and submitted to the Securities and Exchange Commission on May 10, 2002).
4.26*	Form of guarantee of new notes due 2004 (included in Exhibit 4.15).
5.1*	Opinion of Haynes & Boone, S.C., as to the due authorization of the securities being registered.

5.2*	Opinion of Milbank, Tweed, Hadley & McCloy LLP regarding the validity of the new notes under New York law.
8.1*	Opinion of Ortiz, Sainz y Erreguerena, S.C. regarding certain Mexican tax consequences relating to the exchange offers.
8.2*	Opinion of Milbank, Tweed, Hadley & McCloy LLP regarding certain tax matters (included in Exhibit 5.2).
9.1	CPO Trust Agreement (incorporated herein by reference to Exhibit 4.4 of the Registration Statement on Form F-1 — Registration No. 33-47334).
10.1	Termination Agreement (the "Termination Agreement"), dated August 23, 2001, between the Company and TMM (incorporated herein by reference to Exhibit 10.1 of the Registration Statement on Form F-4 — Registration No. 333-14194).
10.2	Amendment Agreement to the Termination Agreement, dated October 11, 2001, between the Company and TMM (incorporated herein by reference to Exhibit 10.2 of the Registration Statement on Form F-4 — Registration No. 333-14194).
10.3	Tax Benefits Agreement, dated December 5, 2001, between the Company and TMM, together with an English translation (incorporated herein by reference to Exhibit 10.3 of the Registration Statement on Form F-4 — Registration No. 14194).
10.4	Euro-Commercial Paper Dealer Agreement, dated April 30, 1999, between TMM and Chase Manhattan International Limited ("CMIL"), as Dealer translation (incorporated herein by reference to Exhibit 4.2 of TMM's Annual Report on Form 20-F for fiscal 2000).
10.5	Supplemental Dealer Agreement, dated June 18, 1999, between TMM and CMIL (incorporated herein by reference to Exhibit 4.3 of TMM's Annual Report on Form 20-F for fiscal 2000).
10.6	Issue and Paying Agency Agreement, dated April 30, 1999, among TMM, The Chase Manhattan Bank, London Branch, the Chase Manhattan Bank, New York City Office and the Chase Manhattan Bank Luxembourg, S.A. (incorporated herein by reference to Exhibit 4.4 of TMM's Annual Report on Form 20-F for fiscal 2000).
10.7	Master Trust Agreement, dated as of November 30, 2001, between TMM and its Subsidiaries, as Sellers, TMM as Sellers' Representative, Guarantor and Servicer, and The Bank of New York, as Trustee (incorporated herein by reference to Exhibit 10.7 of the Registration Statement on Form F-4 — Registration No. 333-14194).
10.8	Series 2001-A Supplement to Master Trust Agreement, dated as of November 30, 2001, among TMM and its Subsidiaries, as Sellers, TMM as Sellers' Representative, Guarantor and Servicer, The Bank of New York, as Trustee, and the Financial Institutions from time to time parties thereto, as Purchasers (incorporated herein by reference to Exhibit 10.8 of the Registration Statement on Form F-4 — Registration No. 333-14194).
10.9	Concession title granted by the Secretaría de Comunicaciones y Transportes ("SCT") in favor of Ferrocarril del Noreste, S.A. de C.V., ("FNE"), dated December 2, 1996, together with an English translation (incorporated herein by reference to Exhibit 2.1 of the Registration Statement on Form F-4 — Registration No. 333-8322).
10.10	Amendment dated February 12, 2001 of Concession title granted by SCT in favor of TFM, formerly known as FNE, December 2, 1996, together with an English translation (incorporated herein by reference to Exhibit 4.2 of TFM's Annual Report on Form 20-F for fiscal 2000).
10.11	Sale Purchase Agreement respecting Capital Stock of FNE, among the United Mexican States (through SCT), FNE and Ferrocarriles Nacionales de Mexico, S.A. de C.V. ("FNM"), dated December 2, 1996, together with an English translation (incorporated by reference herein to Exhibit 2.2 of the Registration Statement on Form F-4 — Registration No. 333-8322).

10.12	Sale Purchase Agreement respecting Property and Equipment, among the United Mexican States (through SCT), FNE and FNM, dated December 2, 1996, together with an English translation (incorporated by reference herein to Exhibit 2.3 of the Registration Statement on Form F-4 — Registration No. 333-8322).
10.13	Management Services Agreement between TFM and TMM dated May 1997 (incorporated herein by reference to Exhibit 10.1 of the Registration Statement on Form F-4 — Registration No. 333-8322).
10.14	Management Services Agreement between TFM and KCS Transportation Company, dated May 1997 (incorporated herein by reference to Exhibit 10.2 of the Registration Statement on Form F-4 — Registration No. 333-8322).
10.15	Omnibus Agreement among Grupo TFM, Caymex Transportation, Inc., TMM Multimodal, S.A. de C.V. and FNM, dated June 9, 1997, together with an English translation (incorporated herein by reference to Exhibit 10.5 of the Registration Statement on Form F-4 — Registration No. 333-8322).
10.16	Credit Agreement, dated as of September 19, 2000 among TFM, the several Banks parties thereto, Westdeutsche Landesbank Girozentrale, New York Bank, as the Issuing Bank, Chase Securities Inc., as Lead Arranger, Banc of America Securities LLC and Westdeutsche Landesbank Girozentrale, New York Branch as Co-Syndication Agents and Co-Documentation Agents, and The Chase Manhattan Bank, as Administration Agent (the "Commercial Paper Credit Agreement") (incorporated herein by reference to Exhibit 4.3 of TFM's Annual Report on Form 20-F for fiscal 2000).
10.17	Amendment, dated as of December 5, 2000, to the Commercial Paper Credit Agreement (the "Commercial Paper Credit Agreement") (incorporated herein by reference to Exhibit 4.4 of TFM's Annual Report on Form 20-F for fiscal 2000).
10.18	Second Amendment, dated as of September 25, 2001, to the Commercial paper Credit Agreement (incorporated by reference to Exhibit 10.18 of the Registration Statement on Form F-4 — Registration No. 333-14194).
10.19	Amended and Restated Master Trust Agreement dated as of October 25, 2002, among Grupo TMM, S.A. and its subsidiaries, as sellers, Grupo TMM, S.A. as sellers' representative, guarantor and servicer, and The Bank of New York, as trustee (incorporated by reference to Exhibit 10.19 of the Registration Statement on Form F-4 — Registration No. 333-99075).
10.20	Amended and Restated Series 2001-A Supplement to Amended and Restated Master Trust Agreement, dated as of October 25, 2002, among Grupo TMM, S.A. and its subsidiaries, as sellers, Grupo TMM, S.A. as sellers' representative, guarantor and servicer, The Bank of New York, as trustee and the financial institutions from time to time parties thereto, as purchasers (incorporated by reference to Exhibit 10.20 of the Registration Statement on Form F-4 — Registration No. 333-99075).
10.21	Series 2002-A Supplement dated as of October 25, 2002, among Grupo TMM, S.A. and its subsidiaries, as sellers, Grupo TMM, S.A. as sellers' representative, guarantor and servicer, The Bank of New York, as trustee and the financial institutions from time to time parties thereto, as purchasers (incorporated by reference to Exhibit 10.21 of the Registration Statement on Form F-4 — Registration No. 333-99075).
10.22	Second Amended and Restated Master Trust Agreement dated as of December 10, 2002, among Grupo TMM, S.A. and its subsidiaries, as sellers, Grupo TMM, S.A., as sellers' representative, guarantor and servicer, and The Bank of New York, as trustee (incorporated by reference to Exhibit 10.22 of the Registration Statement on Form F-4 — Registration No. 333-99075).

10.23	Second Amended and Restated Series 2001-A Supplement to the Second Amended and Restated Mater Trust Agreement dated as of December 10, 2002, among Grupo TMM, S.A. and its subsidiaries, as sellers, Grupo TMM, S.A., as sellers' representative, guarantor and servicer, The Bank of New York, as trustee and the financial institutions from time to time parties thereto, as purchasers (incorporated by reference to Exhibit 10.23 of the Registration Statement on Form F-4 — Registration No. 333-99075).
10.24	Amendment Number One to Series 2002-A Supplement and Consent dated as of December 10, 2002, among Grupo TMM, S.A. and its subsidiaries, as sellers, Grupo TMM, S.A. as sellers' representative, guarantor and servicer, The Bank of New York, as trustee and the financial institutions from time to time parties thereto, as purchasers (incorporated by reference to Exhibit 10.24 of the Registration Statement on Form F-4 — Registration No. 333-99075).
10.25*	Acquisition Agreement dated as of April 21, 2003, by and among Kansas City Southern, KARA Sub, Inc., Grupo TMM, S.A., TMM Holdings, S.A. de C.V. and TMM Multimodal, S.A. de C.V.
10.26*	Stock Purchase Agreement dated as of April 21, 2003, by and among Kansas City Southern, Grupo TMM, S.A. and Grupo TFM, S.A. de C.V.
10.27*	Stock Purchase Agreement dated as of April 10, 2003, by and among Mexico Ports & Terminals Holdings, S.A. de C.V, SSA Mexico, Inc., División de Negocio Especializado, S.A. and Inmobiliaria TMM, S.A. de C.V.
11.1*	Computation of Earnings per Share (IAS & U.S. GAAP).
12.1*	Statement regarding computation of ratio of earnings to fixed charges.
21.1	List of Subsidiaries of the Company (incorporated herein by reference to Exhibit 8.1 of TMM's Annual Report on Form 10-K for fiscal 2001).
23.1*	Consent of Haynes & Boone, S.L. (contained in Exhibit 5.1).
23.2*	Consent of Milbank, Tweed, Hadley & McCloy LLP (contained in Exhibit 5.2).
23.3*	Consent of Ortiz, Sainz y Erreguerena, S.C. (contained in Exhibit 8.1).
23.4*	Consent of PricewaterhouseCoopers, S.C. relating to the consolidated financial statements of Grupo TMM dated April 23, 2003.
23.5*	Consent of PricewaterhouseCoopers, S.C. relating to the consolidated financial statements of Grupo TFM (included in Exhibit 23.4).
25.1†	Form T-1 Statement of Eligibility and Qualification of Bank of New York to act as new notes trustee.
99.1*	Form of Letter of Transmittal.
99.2*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.3*	Form of Letter to Clients.
99.4*	Form of Soliciting Dealer Designation.

*
Filed herewith.
**
To be filed by amendment.
†
Previously filed.

        (b)  Schedules

        The financial statement schedules of the Company have been omitted because the information required to be set forth therein is shown in the Financial Statements or notes thereto.

        (c)  Report, Opinion or Appraisal, if any

Item 22.    Undertakings

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

        Insofar as indemnification arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES OF GRUPO TMM, S.A.

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 2 to Form F-4 Registration Statement to be signed on behalf by the undersigned, thereunto duly authorized, in Mexico City, Mexico, on this 23rd day of April, 2003.

GRUPO TMM, S.A.
By:	/s/ JAVIER SEGOVIA SERRANO Name: Javier Segovia Serrano Title: President
By:	/s/ JACINTO MARINA CORTÉS Name: Jacinto Marina Cortés Title: Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to Form F-4 Registration Statement has been signed below by the following persons in the capacities indicated on the 23rd day of April, 2003.

Signature	Title

* José F. Serrano Segovia	Chief Executive Officer, Chairman of the Board and Director
Ramón Serrano Segovia	Vice-Chairman and Director
José Serrano Cuevas	Director
/s/ JAVIER SEGOVIA SERRANO Javier Segovia Serrano	President and Director
/s/ JACINTO MARINA CORTÉS Jacinto Marina Cortés	Chief Financial Officer and Director
* Enrique González Núñez	Chief Accounting Officer

* Mario Mohar Ponce	Director
Ignacio Rodriguez Rocha	Director
Lorenzo Cué Sánchez Navarro	Director
* Gerardo Primo Ramírez	Director
Lydia Velasco Ruiz de Velasco	Director
* Horacio Reyes Guzmán	Director
* Silverio Di Costanzo Pérez	Director
John Newbold	Director
John Donnelly	Director
*By:	/s/ JACINTO MARINA CORTÉS Jacinto Marina Cortés Attorney-in-fact

AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to Form F-4 Registration Statement has been signed by the undersigned in the capacity indicted on the 23rd day of April, 2003.

Name	Capacity

/s/ DONALD J. PUGLISI Donald J. Puglisi	Managing Director of Puglisi & Associates

SIGNATURES OF TMM HOLDINGS, S.A. DE C.V.

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 2 to Form F-4 Registration Statement to be signed on behalf by the undersigned, thereunto duly authorized, in Mexico City, Mexico, on this 23rd day of April, 2003.

TMM HOLDINGS, S.A. DE C.V.
By:	/s/ JAVIER SEGOVIA SERRANO Name: Javier Segovia Serrano Title: President
By:	/s/ JACINTO MARINA CORTÉS Name: Jacinto Marina Cortés Title: Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to Form F-4 Registration Statement has been signed below by the following persons in the capacities indicated on the 23rd day of April, 2003.

Signature	Title

* José F. Serrano Segovia	Chairman of the Board and Director
/s/ JAVIER SEGOVIA SERRANO Javier Segovia Serrano	President and Director
/s/ JACINTO MARINA CORTÉS Jacinto Marina Cortés	Chief Financial Officer and Director
* Mario Mohar Ponce	Director
* Enrique González Núñez	Chief Accounting Officer
*By:	/s/ JACINTO MARINA CORTÉS Jacinto Marina Cortés Attorney-in-fact

AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to Form F-4 Registration Statement has been signed by the undersigned in the capacity indicted on the 23rd day of April, 2003.

Name	Capacity

/s/ DONALD J. PUGLISI Donald J. Puglisi	Managing Director of Puglisi & Associates

EXHIBIT INDEX

3.1	Corporate Charter and By-Laws of Grupo TMM, S.A. de C.V. (the "Company"), together with an English translation (incorporated by reference to Exhibit 3.1 of the Company's Registration Statement on Form F-4 — Registration No. 333-14194).
3.2	Estatutos Sociales de TMM Holdings, S.A. de C.V. (corporate charter and Bylaws of TMM Holdings, S.A. de C.V.) registered with the Public Registry of Commerce on September 4, 2002 (incorporated by reference to Exhibit 3.2 of the Company's Registration Statement on Form F-4 — Registration No. 333-99075).
3.3†	Estatutos Sociales de Grupo TMM, S.A., together with an English Translation, as registered with the Public Registry of Commerce on September 26, 2002.
4.1	Specimen Provision Certificate for Series L Shares (incorporated by reference to Exhibit 4.1 of the Company's Registration Statement on Form F-4 — Registration No. 333-14194).
4.2	Specimen Ordinary Participation Certificate, together with an English translation (incorporated herein by reference to Exhibit 4.1 of the Registration Statement on Form F-1 — Registration No. 33-47334).
4.3	Form of Deposit Agreement for Series L American Depositary Shares among the Company, Citibank, N.A. ("Citibank"), as depositary and all holders and beneficial owners of American Depositary Shares evidenced by the American Depositary Receipts issued thereunder (incorporated by reference to Exhibit 4.3 of the Company's Registration Statement on Form F-4 — Registration No. 333-14194).
4.4	Form of Deposit Agreement for Series A Ordinary Participation Certificate American Depositary Shares among the Company, Citibank, as depositary and all holders and beneficial owners of American Depositary Shares evidenced by the American Depositary Receipts issued thereunder (incorporated by reference to Exhibit 4.4 of the Company's Registration Statement on Form F-4 — Registration No. 333-14194).
4.5	Trust Agreement, dated November 24, 1989, (the "CPO Trust Agreement"), between Nacional Financiera, S.N.C., as grantor, and as CPO Trustee, together with an English translation (incorporated herein by reference to Exhibit 4.4 of the Registration Statement on Form F-1 — Registration No. 33-47334).
4.6	Public Deed, dated January 28, 1992, together with an English translation (incorporated herein by reference to Exhibit 4.5 of the Registration Statement on Form F-1 — Registration No. 33-47334).
4.9	Amended and Restated Indenture, dated as of January 25, 2001, to the Indenture dated as of May 12, 1993, between the Company and Citibank, as trustee (incorporated herein by reference to Exhibit 2.1 of TMM's Annual Report on Form 20-F for fiscal 2000).
4.10	Amended and Restated Indenture, dated as of January 25, 2001, to the Indenture dated as of November 26, 1996, between the Company and The Bank of New York, as trustee (incorporated herein by reference to Exhibit 2.2 of TMM's Annual Report on Form 20-F for fiscal 2000).
4.11	Indenture, dated as of June 16, 1997, among TFM, S.A. de C.V. ("TFM"), Grupo Transportación Ferroviaria Mexicana, S.A. de C.V. ("Grupo TFM"), The Bank of New York, as Trustee, and Bankers Trust Luxembourg, S.A., as a Paying Agent, covering up to $150,000,000 of TFM's 10 1/4% Senior Notes due 2007 (incorporated herein by reference to Exhibit 4.1 of the Registration Statement on Form F-4 — Registration No. 333-8322).
4.12	Indenture, dated as of June 16, 1997, among TFM, Grupo TFM, The Bank of New York, as Trustee, and Bankers Trust Luxembourg, S.A., as a Paying Agent, covering up to $443,500,000 of TFM's 11 3/4% Senior Discount Debentures due 2009 (incorporated herein by reference to Exhibit 4.2 of the Registration Statement on Form F-4 — Registration No. 333-8322).
4.13	Specimen Global Note representing the 2003 Notes (incorporated herein by reference to Exhibit 4.3 of the Registration Statement on Form F-4 — File No. 333-8322).
4.14	Specimen Global Note representing the 2006 Notes (incorporated herein by reference to Exhibit 4.3 of the Registration Statement of Form F-4 — File No. 333-8322).
4.15*	Amended Form of Indenture among the Company, the Guarantor and The Bank of New York relating to the new notes due 2004.
4.16*	Form of Global Note representing the new notes due 2004 (included in 4.15).
4.17*	Form of Supplemental Indenture for 2003 Notes.
4.18*	Form of Supplemental Indenture for 2006 Notes.

1

4.19	Stock Purchase Agreement, dated as of February 27, 2002, entered into, by and among TMM Multimodal, S.A. de C.V., the Company, The Kansas City Southern Railway Company, Kansas City Southern, Inc. and TFM (incorporated herein by reference to Exhibit 4.11 of TFM's Annual Report on Form 20-F for fiscal 2001).
4.20	Letter Agreement, dated as of May 22, 2002, by and between Citibank, N.A., as Depositary and the Company, supplementing the Deposit Agreement for the Series A Ordinary Participation Certificate American Depositary Shares (incorporated by reference to the Registration Statement on Form F-3 — Registration No. 333-90710).
4.21	Securities Purchase Agreement (including the schedules thereto), dated as of May 6, 2002, by and among the Company and the investors listed on the Schedule of Buyers attached thereto (incorporated herein by reference to Items 6 and 7 of the Company's Form 6-K dated May 9, 2002 and submitted to the Securities and Exchange Commission on May 10, 2002).
4.22	Irrevocable Instruction Letter, dated as of May 22, 2002, between the Company and Citibank, as Depositary (incorporated by reference to the Registration Statement on Form F-3 — Registration No. 333-90710).
4.23	Form of Initial Convertible Note (incorporated herein by reference to Item 10 of the Company's Form 6-K dated May 9, 2002 and submitted to the Securities and Exchange Commission on May 10, 2002).
4.24	Form of Note-Linked Security (incorporated herein by reference to Item 12 of the Company's Form 6-K dated May 9, 2002 and submitted to the Securities and Exchange Commission on May 10, 2002).
4.25	Registration Rights Agreement, dated as of May 6, 2002, by and among Grupo TMM, and the buyers party thereto (incorporated herein by reference to Item 9 of the Company's Form 6-K dated May 9, 2002 and submitted to the Securities and Exchange Commission on May 10, 2002).
4.26*	Form of guarantee of new notes due 2004 (included in Exhibit 4.15).
5.1*	Opinion of Haynes & Boone, S.C., as to the due authorization of the securities being registered.
5.2*	Opinion of Milbank, Tweed, Hadley & McCloy LLP regarding the validity of the new notes under New York law.
8.1*	Opinion of Ortiz, Sainz y Erreguerena, S.C. regarding certain Mexican tax consequences relating to the exchange offers.
8.2*	Opinion of Milbank, Tweed, Hadley & McCloy LLP regarding certain tax matters (included in Exhibit 5.2).
9.1	CPO Trust Agreement (incorporated herein by reference to Exhibit 4.4 of the Registration Statement on Form F-1 — Registration No. 33-47334).
10.1	Termination Agreement (the "Termination Agreement"), dated August 23, 2001, between the Company and TMM (incorporated herein by reference to Exhibit 10.1 of the Registration Statement on Form F-4 — Registration No. 333-14194).
10.2	Amendment Agreement to the Termination Agreement, dated October 11, 2001, between the Company and TMM (incorporated herein by reference to Exhibit 10.2 of the Registration Statement on Form F-4 — Registration No. 333-14194).
10.3	Tax Benefits Agreement, dated December 5, 2001, between the Company and TMM, together with an English translation (incorporated herein by reference to Exhibit 10.3 of the Registration Statement on Form F-4 — Registration No. 14194).
10.4	Euro-Commercial Paper Dealer Agreement, dated April 30, 1999, between TMM and Chase Manhattan International Limited ("CMIL"), as Dealer translation (incorporated herein by reference to Exhibit 4.2 of TMM's Annual Report on Form 20-F for fiscal 2000).
10.5	Supplemental Dealer Agreement, dated June 18, 1999, between TMM and CMIL (incorporated herein by reference to Exhibit 4.3 of TMM's Annual Report on Form 20-F for fiscal 2000).
10.6	Issue and Paying Agency Agreement, dated April 30, 1999, among TMM, The Chase Manhattan Bank, London Branch, the Chase Manhattan Bank, New York City Office and the Chase Manhattan Bank Luxembourg, S.A. (incorporated herein by reference to Exhibit 4.4 of TMM's Annual Report on Form 20-F for fiscal 2000).
10.7	Master Trust Agreement, dated as of November 30, 2001, between TMM and its Subsidiaries, as Sellers, TMM as Sellers' Representative, Guarantor and Servicer, and The Bank of New York, as Trustee (incorporated herein by reference to Exhibit 10.7 of the Registration Statement on Form F-4 — Registration No. 333-14194).

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10.8	Series 2001-A Supplement to Master Trust Agreement, dated as of November 30, 2001, among TMM and its Subsidiaries, as Sellers, TMM as Sellers' Representative, Guarantor and Servicer, The Bank of New York, as Trustee, and the Financial Institutions from time to time parties thereto, as Purchasers (incorporated herein by reference to Exhibit 10.8 of the Registration Statement on Form F-4 — Registration No. 333-14194).
10.9	Concession title granted by the Secretaría de Comunicaciones y Transportes ("SCT") in favor of Ferrocarril del Noreste, S.A. de C.V., ("FNE"), dated December 2, 1996, together with an English translation (incorporated herein by reference to Exhibit 2.1 of the Registration Statement on Form F-4 — Registration No. 333-8322).
10.10	Amendment dated February 12, 2001 of Concession title granted by SCT in favor of TFM, formerly known as FNE, December 2, 1996, together with an English translation (incorporated herein by reference to Exhibit 4.2 of TFM's Annual Report on Form 20-F for fiscal 2000).
10.11	Sale Purchase Agreement respecting Capital Stock of FNE, among the United Mexican States (through SCT), FNE and Ferrocarriles Nacionales de Mexico, S.A. de C.V. ("FNM"), dated December 2, 1996, together with an English translation (incorporated by reference herein to Exhibit 2.2 of the Registration Statement on Form F-4 — Registration No. 333-8322).
10.12	Sale Purchase Agreement respecting Property and Equipment, among the United Mexican States (through SCT), FNE and FNM, dated December 2, 1996, together with an English translation (incorporated by reference herein to Exhibit 2.3 of the Registration Statement on Form F-4 — Registration No. 333-8322).
10.13	Management Services Agreement between TFM and TMM dated May 1997 (incorporated herein by reference to Exhibit 10.1 of the Registration Statement on Form F-4 — Registration No. 333-8322).
10.14	Management Services Agreement between TFM and KCS Transportation Company, dated May 1997 (incorporated herein by reference to Exhibit 10.2 of the Registration Statement on Form F-4 — Registration No. 333-8322).
10.15	Omnibus Agreement among Grupo TFM, Caymex Transportation, Inc., TMM Multimodal, S.A. de C.V. and FNM, dated June 9, 1997, together with an English translation (incorporated herein by reference to Exhibit 10.5 of the Registration Statement on Form F-4 — Registration No. 333-8322).
10.16	Credit Agreement, dated as of September 19, 2000 among TFM, the several Banks parties thereto, Westdeutsche Landesbank Girozentrale, New York Bank, as the Issuing Bank, Chase Securities Inc., as Lead Arranger, Banc of America Securities LLC and Westdeutsche Landesbank Girozentrale, New York Branch as Co-Syndication Agents and Co-Documentation Agents, and The Chase Manhattan Bank, as Administration Agent (the "Commercial Paper Credit Agreement") (incorporated herein by reference to Exhibit 4.3 of TFM's Annual Report on Form 20-F for fiscal 2000).
10.17	Amendment, dated as of December 5, 2000, to the Commercial Paper Credit Agreement (the "Commercial Paper Credit Agreement") (incorporated herein by reference to Exhibit 4.4 of TFM's Annual Report on Form 20-F for fiscal 2000).
10.18	Second Amendment, dated as of September 25, 2001, to the Commercial paper Credit Agreement (incorporated by reference to Exhibit 10.18 of the Registration Statement on Form F-4 — Registration No. 333-14194).
10.19	Amended and Restated Master Trust Agreement dated as of October 25, 2002, among Grupo TMM, S.A. and its subsidiaries, as sellers, Grupo TMM, S.A. as sellers' representative, guarantor and servicer, and The Bank of New York, as trustee (incorporated by reference to Exhibit 10.19 of the Registration Statement on Form F-4 — Registration No. 333-99075).
10.20	Amended and Restated Series 2001-A Supplement to Amended and Restated Master Trust Agreement, dated as of October 25, 2002, among Grupo TMM, S.A. and its subsidiaries, as sellers, Grupo TMM, S.A. as sellers' representative, guarantor and servicer, The Bank of New York, as trustee and the financial institutions from time to time parties thereto, as purchasers (incorporated by reference to Exhibit 10.20 of the Registration Statement on Form F-4 — Registration No. 333-99075).
10.21	Series 2002-A Supplement dated as of October 25, 2002, among Grupo TMM, S.A. and its subsidiaries, as sellers, Grupo TMM, S.A. as sellers' representative, guarantor and servicer, The Bank of New York, as trustee and the financial institutions from time to time parties thereto, as purchasers (incorporated by reference to Exhibit 10.21 of the Registration Statement on Form F-4 — Registration No. 333-99075).

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10.22	Second Amended and Restated Master Trust Agreement dated as of December 10, 2002, among Grupo TMM, S.A. and its subsidiaries, as sellers, Grupo TMM, S.A., as sellers' representative, guarantor and servicer, and The Bank of New York, as trustee (incorporated by reference to Exhibit 10.22 of the Registration Statement on Form F-4 — Registration No. 333-99075).
10.23	Second Amended and Restated Series 2001-A Supplement to the Second Amended and Restated Mater Trust Agreement dated as of December 10, 2002, among Grupo TMM, S.A. and its subsidiaries, as sellers, Grupo TMM, S.A., as sellers' representative, guarantor and servicer, The Bank of New York, as trustee and the financial institutions from time to time parties thereto, as purchasers (incorporated by reference to Exhibit 10.23 of the Registration Statement on Form F-4 — Registration No. 333-99075).
10.24	Amendment Number One to Series 2002-A Supplement and Consent dated as of December 10, 2002, among Grupo TMM, S.A. and its subsidiaries, as sellers, Grupo TMM, S.A. as sellers' representative, guarantor and servicer, The Bank of New York, as trustee and the financial institutions from time to time parties thereto, as purchasers (incorporated by reference to Exhibit 10.24 of the Registration Statement on Form F-4 — Registration No. 333-99075).
10.25*	Acquisition Agreement dated as of April 21, 2003, by and among Kansas City Southern, KARA Sub, Inc., Grupo TMM, S.A., TMM Holdings, S.A. de C.V. and TMM Multimodal, S.A. de C.V.
10.26*	Stock Purchase Agreement dated as of April 21, 2003, by and among Kansas City Southern, Grupo TMM, S.A. and Grupo TFM, S.A. de C.V.
10.27*	Stock Purchase Agreement dated as of April 10, 2003, by and among Mexico Ports & Terminal Holdings, S.A. de C.V., SSA Mexico, Inc., División de Negocio Especializado, S.A. and Inmobiliaria TMM, S.A. de C.V.
11.1*	Computation of Earnings per Share (IAS & U.S. GAAP).
12.1*	Statement regarding computation of ratio of earnings to fixed charges.
21.1	List of Subsidiaries of the Company (incorporated herein by reference to Exhibit 8.1 of TMM's Annual Report on Form 10-K for fiscal 2001).
23.1*	Consent of Haynes & Boone, S.L. (contained in Exhibit 5.1).
23.2*	Consent of Milbank, Tweed, Hadley & McCloy LLP (contained in Exhibit 5.2).
23.3*	Consent of Ortiz, Sainz y Erreguerena, S.C. (contained in Exhibit 8.1).
23.4*	Consent of PricewaterhouseCoopers, S.C. relating to the consolidated financial statements of Grupo TMM dated February 13, 2003.
23.5*	Consent of PricewaterhouseCoopers, S.C. relating to the consolidated financial statements of Grupo TFM (included in Exhibit 23.4).
25.1†	Form T-1 Statement of Eligibility and Qualification of Bank of New York to act as new notes trustee.
99.1*	Form of Letter of Transmittal.
99.2*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.3*	Form of Letter to Clients.
99.4*	Form of Soliciting Dealer Designation.

*
Filed herewith.
**
To be filed by amendment.
†
Previously filed.

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